     As filed with the Securities and Exchange Commission on April 24, 2001
                                                       Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                               CBRE Holding, Inc.
             (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                               6500                            94-3391143
   (State or Other Jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)           Identification Number)

                        909 Montgomery Street, Suite 400
                            San Francisco, CA 94133
                                 (415) 434-1111
   (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)

                                ---------------
                            Claus Moller, President
                               CBRE Holding, Inc.
                        909 Montgomery Street, Suite 400
                            San Francisco, CA 94133
                                 (415) 434-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

         Walter Stafford, Esq.                      Murray Indick, Esq.              Richard Capelouto, Esq.
    CB Richard Ellis Services, Inc.             BLUM Capital Partners, L.P.         Simpson Thacher & Bartlett
200North Sepulveda Boulevard, Suite 300            909 Montgomery Street               3330 Hillview Avenue
     El Segundo, California 90245             San Francisco, California 94133      Palo Alto, California 94304
            (310) 563-8600                             (415) 434-1111                     (650) 251-5000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                            Proposed Maximum
                                               Aggregate
  Title of Each Class of Securities to Be       Offering         Amount of
                Registered                      Price(1)      Registration Fee
------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per
 share(3).................................    $51,819,984         $12,955
------------------------------------------------------------------------------
Options to acquire Class A Common
 Stock(3).................................    $29,120,000(2)      $ 7,280
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(2) Determined using the prices at which the options may be exercised pursuant to Section 457(h)(1).
(3) The shares and options registered also include any shares initially offered or sold, or received upon exercise of options initially offered or sold, outside the United States that are thereafter sold or resold in the United States. Offers and sales of shares and options outside the United States are being made pursuant to the exemption afforded by Rule 901 of Regulation S and this Registration Statement shall not be deemed effective for these offers and sales.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION. DATED APRIL 24, 2001.

                            [CB RICHARD ELLIS LOGO]

                               CBRE Holding, Inc.

                           Shares of Class A Common Stock
                            Options to Acquire Shares of
                              Class A Common Stock

                                  -----------

  This is an offering by CBRE Holding of (1) shares of its Class A common stock, including shares for direct ownership, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, and (2) options to acquire shares of Class A common stock of CBRE Holding. No public market currently exists for these shares or options. We do not have any current intention to apply for a listing of the shares of Class A common stock or the options on any national securities exchange or for quotation on the Nasdaq National Market.

  Holders of the Class A common stock are generally entitled to one vote per share on all matters submitted to stockholders of CBRE Holding, while holders of the Class B common stock of CBRE Holding generally are entitled to ten votes per share on all matters submitted to stockholders of CBRE Holding. The rights of the Class A and Class B common stock are the same in all other respects.

  Each purchaser of Class A common stock for direct ownership in this offering will be required to sign a subscription agreement. The subscription agreement will contain, among other things, significant restrictions on the transfer of the Class A common stock being offered by this prospectus. The options being offered by this prospectus are non-transferable.

  This offering is being made in connection with the proposed merger of a wholly-owned subsidiary of CBRE Holding with and into CB Richard Ellis Services, Inc. pursuant to an amended and restated merger agreement dated as of April 24, 2001. The consummation of this offering is conditioned upon the completion of the merger.

See "Risk Factors" beginning on page 18 to read about factors you should consider before investing in this offering.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                               Per Share Total
                                                               --------- -----
   Offering price of shares of Class A common stock...........  $16.00    $
   Offering price of options to acquire shares of Class A
    common stock (1)..........................................     N/A    N/A

  -----
  (1) Designated members of management will be eligible to receive grants of options based on the number of shares of Class A common stock purchased by these members in the offering.

                                  -----------

                         Prospectus dated         , 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
About This Prospectus....................................................   1
Prospectus Summary.......................................................   2
Risk Factors.............................................................  19
Forward-Looking Statements ..............................................  32
Questions and Answers ...................................................  33
The Offerings............................................................  40
Description of the Offering Documents....................................  48
Description of the Plans.................................................  59
The Transactions.........................................................  68
Use of Proceeds..........................................................  81
Dividend Policy..........................................................  82
Capitalization...........................................................  83
Unaudited Pro Forma Combined Financial Statements........................  86
Selected Consolidated Financial Data.....................................  95
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  97
Business................................................................. 114

                                                                          Page
                                                                          ----
Management............................................................... 124
Related Party Transactions............................................... 132
Principal Stockholders................................................... 138
Description of Capital Stock............................................. 141
Description of Indebtedness.............................................. 145
Shares Eligible for Future Sale.......................................... 149
U.S. Federal Tax Consequences............................................ 150
U.S. Federal Tax Consequences to Non-U.S. Holders........................ 155
Plan of Distribution..................................................... 157
Legal Matters............................................................ 159
Experts.................................................................. 159
Where You Can Find Additional Information About Us....................... 159
Index to Consolidated Financial Statements and Financial Statement
 Schedule................................................................ F-1
Report of Independent Accountants........................................ F-2

                               ----------------

   CB Richard Ellis Services, Inc., Navigating a New World, and the corporate logo of CB Richard Ellis Services set forth on the cover of this prospectus are the registered trademarks of CB Richard Ellis Services in the United States. All other trademarks or service marks are trademarks or service marks of the companies that use them.

                               ----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Under this registration statement, we may offer our Class A common stock and options to acquire our Class A common stock as described in this prospectus. This prospectus provides you with a general description of the securities we are offering as well as the terms of each offering. It is important for you to consider the information contained in this prospectus together with any additional information described under the heading "Where You Can Find Additional Information About Us" in making your investment decision.

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and the accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, information presented on a pro forma basis gives effect to the offers being made by this prospectus and to our acquisition of CB Richard Ellis Services, Inc., which will occur substantially simultaneously with the closing of these offerings. All references to "us," "we," "our" and "CBRE Holding" are to CBRE Holding, Inc., including its wholly-owned subsidiary, CB Richard Ellis Services, and the subsidiaries of CB Richard Ellis Services, in each case after giving effect to the merger described below in the section titled "Summary of the Transactions."

                            Summary of the Offerings

   We have entered into a merger agreement to acquire CB Richard Ellis Services in a merger transaction. We intend to complete the merger immediately prior to consummating the offerings described below. The completion of the merger is a condition to these offerings.

   In this prospectus, we use the following terms to describe the offerings that we are making:

  . ""designated managers" refers to our employees who on April, 1 2001 were designated by our board of directors as designated managers and were notified by us on April 24, 2001 of their designation and who are employed by us as of the completion of the merger; and

  . ""non-management employees" refers to all of our directors after the merger, all of our U.S. employees other than the designated managers and all of our independent contractors in the states of California, New York, Illinois and Washington, in each case who are employed or retained by us as of the completion of the merger.

Description of the Offerings

Shares of Class A common
stock being offered by this
prospectus:

  Shares for direct                  shares
  ownership...............

  Shares to be held in
  the CB Richard Ellis
  Services 401(k) plan....
                                     shares

  Shares underlying stock
  fund units in the CB
  Richard Ellis Services
  deferred compensation
  plan....................
                                     shares

Options to acquire Class A
common stock being offered
to the designated managers
by this prospectus .........
                                     options to acquire shares of Class A
                              common stock

Description of offering of
shares for direct
ownership...................
                              We are offering up to an aggregate of
                              shares of our Class A common stock to the designated managers and the non-management employees for direct ownership at an offering price of $16.00 per share. The number of shares being made available in this offering assumes that both the offering of shares to be held in the CB Richard Ellis Services 401(k) plan and the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan are fully subscribed for. To the extent shares are not subscribed for in those other offerings, we will make an equivalent number of additional shares available in the offering of shares for direct ownership.

                              In connection with the payment of the purchase price for the shares being offered for direct ownership, each of the designated managers and the non-management employees will have the option to irrevocably assign to us the right to receive the net cash proceeds that they would otherwise be entitled to receive in the merger, if any, for each of the following:

                                 . shares of CB Richard Ellis Services common
                                   stock owned by the designated manager or non-management employee at the time of the merger, other than those shares owned through the CB Richard Ellis Services 401(k) plan; and

                                 . options held by the designated manager or
                                   non-management employee to acquire shares of CB Richard Ellis Services common stock.

                              These assigned proceeds would constitute payment for all or a portion of the shares of our Class A common stock that the designated manager or non-management employee decides to acquire in the offering for direct ownership.

                              In the event that this offering of shares is
                              over-subscribed, meaning we receive offers to
                              purchase more than the    shares we have set
                              aside for this offering, we will determine the number of shares to be allocated to the designated managers and non-management employees in the offering.

  Grants of options to
  designated managers.....
                              In connection with the offering of shares for direct ownership, the designated managers will be eligible to receive an aggregate of up to options to acquire our Class A common
                              stock. Unless our board of directors determines otherwise, a designated manager will receive a grant of a portion of these options only if he or she subscribes for a minimum number of shares in the offering of Class A common stock for direct ownership. The minimum number of shares that a designated manager must subscribe for in order to receive an option grant is a percentage of 625,000 shares that will be allocated to that designated manager by our board of directors.

                              If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated manager a percentage of
                              the          total options equal to the
                              percentage of the 625,000 shares allocated to that designated manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

                              For example, if the percentage of 625,000 shares that a designated manager must subscribe for is 1%, if the designated manager subscribes for at least 6,250 shares in the offering for direct ownership, he or she will be granted options, representing 1% of the aggregate options available for grant to all designated managers.

                              At the time that the merger and the offerings are
                              completed, the        total options available for
                              grant to the designated managers will equal 10% of the sum of the following:

                                 . the outstanding shares of our Class A
                                   common stock and Class B common stock;

                                 . the shares of our Class A common stock
                                   underlying the vested and unvested stock fund units under the CB Richard Ellis Services deferred compensation plan;

                                 . the shares of our Class A common stock
                                   issuable upon exercise of the options
                                   granted to the designated managers,
                                   assuming all        options are granted;

                                 .  the shares of our Class A common stock
                                   issuable upon exercise of        options to
                                   acquire Class A common stock for a purchase price of $50.00 per share that will be available for grant to employees in the discretion of our board of directors; and

                                 .  the shares of our Class B common stock
                                   issuable upon exercise of warrants.

                              The exercise price for each of the options granted to the designated managers will be $16.00 per share.

                              Subject to a designated manager's continued employment with us, all of his or her options will vest and become exercisable in 20% increments on each of the first five anniversaries of the date of the merger. All of the options will become fully vested and exercisable upon a change of control of us as defined in the option agreement. The options will not be exercisable prior to their vesting. Subject to early termination if the designated manager is no longer employed by us, his or her options will have a term of ten years. The stock options are not transferable and can only be exercised by the designated manager or his or her estate. All of the stock options are intended to be non-qualified stock options, which means that the designated managers will be subject to taxation at ordinary income rates upon their exercise.

  Full-recourse note for
  designated managers.....
                              Under the circumstances described below, a designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in this offering by delivering to us a full-recourse note having the terms described below. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note.

                              Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares of Class A common stock for direct ownership a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as described above. If the designated manager satisfies this requirement, the maximum amount of the full-recourse note that he or she may deliver to us will be equal to 50% of the aggregate purchase price of the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options.

                              For example, if a designated manager must subscribe for at least 6,250 shares for direct ownership in order to receive a grant of options, then that designated manager may deliver a full-recourse note only if he or she subscribes for at least 6,250 shares. If such designated manager subscribes for at least 6,250 shares, the maximum amount of the offering price that may be paid for by the designated manager using a full-recourse note is $50,000, which represents 50% of the $100,000 purchase price for 6,250 shares. This maximum applies even if the designated manager subscribes for more than 6,250 shares for direct ownership.

                              The note will accrue interest at a market rate that we currently expect to be approximately 10% per year, which interest, unless the note terminates earlier, will be payable in cash at the end of each of our fiscal quarters. The note will have a nine-year term but will be payable in full prior to the end of that term if the designated manager's employment is terminated for any reason.

  Pledge agreement..........  If a designated manager pays a portion of the purchase price for shares in this offering by delivering a full-recourse note, the designated manager must pledge as security for the note a number of shares of our Class A common stock having an offering price equal to 200% of the amount of the note. These pledged shares will be held by us to secure the repayment of the note. The pledge agreement will provide that, in the event the designated manager fails to repay this note, we can sell his or her pledged shares to satisfy this liability. If the proceeds from the sale of the pledged shares are less than the remaining outstanding balance of the note and the accrued and unpaid interest, the unpaid portion of the note will remain outstanding as an obligation of the designated manager.

                              A designated manager may sell pledged shares only if he or she applies the after-tax proceeds of the sale to the repayment of the full-recourse note secured by the pledge. Without our prior written consent, the designated manager may not incur any liens on the pledged shares or enter into any agreements that would restrict our right to transfer the pledged shares.

                              Unless the designated manager has defaulted on the note, while we hold the pledged shares the designated manager will retain the right to vote the shares and to receive any dividends declared on them, although we will have a lien on any dividends regarding those shares received by the designated manager prior to the repayment in full of the note.

Description of offering of
shares to be held in the CB
Richard Ellis Services
401(k) plan.................
                              We are offering to all of our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan up to shares of our Class A common stock at an offering price of $16.00 per share. These shares will be held in the CB Richard Ellis Services 401(k) plan, which will be amended to add this new investment alternative.

                              To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering for his or her 401(k) account, or to use the proceeds received in the merger for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan, if any, to purchase shares in this offering for his or her 401(k) account. No employee may have more than 50% of his or her entire 401(k) plan account balance invested in shares of our Class A common stock as of the date of this prospectus.

                              If this offering is over-subscribed, the number of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

                              To the extent that an employee holds shares of CB Richard Ellis Services common stock in his or her 401(k) plan account and does not elect to use the merger proceeds received for these shares to participate in this offering, he or she must instruct the trustee to invest the excess proceeds in one or more of the other investment alternatives that are available under the CB Richard Ellis Services 401(k) plan.

Description of offering of
shares underlying stock
fund units in the
CB Richard Ellis Services'
deferred compensation
plan........................
                              A number of our employees and independent contractors currently hold stock fund units in the CB Richard Ellis Services deferred compensation plan. Each stock fund unit currently gives the person who owns it the right to receive one share of CB Richard Ellis Services common stock on a future distribution date as described in the plan. The deferred compensation plan has been amended to provide that, after the merger, each stock fund unit will entitle its holder to receive one share of our Class A common stock on a future distribution date under the plan, rather than a share of CB Richard Ellis Services common stock.

                              Each of our employees and our independent contractors in the states of California, New York, Illinois and Washington at the time of the merger who holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger will be entitled to do one of the following with each of these stock fund units:

                                 . convert the value of the stock fund unit,
                                   based upon a value of $16.00 per stock fund unit, into the interest index fund alternative or any of the insurance mutual fund alternatives that are available under the deferred compensation plan; or

                                 . continue to hold the stock fund unit in the
                                   deferred compensation plan.

                              As part of the investment alternative described in the second bullet point immediately above, we
                              are offering up to      shares of our Class A
                              common stock that are issuable to these holders of stock fund units upon future distributions under the deferred compensation plan.

                              All participants in the deferred compensation plan who are not our employees or our independent contractors in the states of California, New York, Illinois or Washington at the time of the merger and hold stock fund units that have vested prior to the merger must convert the value of each of these stock fund units, based upon a value of $16.00 per stock fund unit, into the interest index fund alternative or any of the insurance mutual fund alternatives that are available under the deferred compensation plan. They will not be permitted to continue to hold these stock fund units after the merger.

                              All stock fund units that have not vested prior to the time of the merger will automatically remain in the deferred compensation plan after the merger and represent the right to receive shares of our Class A common stock on future distribution dates as described in the plan.

Tax Consequences If You
Subscribe to the
Offerings...................
                              The tax consequences applicable to you will depend upon your particular situation, so you should consult your tax advisor for a full understanding of the tax consequences to you if you participate in any of the offerings. In addition, you should read the sections of this prospectus titled "U.S. Federal Tax Consequences," "U.S.

                              Federal Tax Consequences for Non-U.S. Holders," "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan--Federal Income Tax Consequences of the Amendments" and "Description of the Plans--2001 Stock Incentive Plan--Federal Income Tax Consequences of Awards Under the Stock Incentive Plan" for a description of tax consequences to you if you subscribe to any of the offerings.

Common Stock and Options To
Be Outstanding After the
Offerings...................
                                   shares of Class A common stock outstanding

                                   shares of Class B common stock

                                   shares of Class A and Class B common stock,
                              taken      together

                              This number of shares is based on the closing of the merger and assumes that each of the offerings is fully subscribed. The shares outstanding exclude the following:

                                 .      shares of Class A common stock
                                   initially reserved for future issuance
                                   under our 2001 Stock Incentive Plan,
                                   including up to     shares underlying
                                   options granted to the designated managers
                                   in the offerings and up to     shares
                                   underlying options with an exercise price of $50.00 per share that will be available for grant to our employees in the discretion of our board of directors;

                                 .      shares of Class A common stock
                                   underlying stock fund units; and

                                 .      shares of Class B common stock
                                   issuable upon the exercise of warrants to acquire our Class B common stock at an exercise price of $30.00 per share.

Voting Rights...............  The Class A common stock and Class B common stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A common stock entitling its holder to one vote and each share of Class B common stock entitling its holder to ten votes. The shares of Class A common stock and the shares of Class B common stock otherwise have the same rights. All of the shares of Class B common stock will initially be owned by members of the buying group and DLJ Investment Funding, Inc., who are described below under the section titled "Summary of the Transactions."

Subscription Agreements

Generally...................  Each of the designated managers and non-
                              management employees who decides to purchase shares for direct ownership will be required to sign a subscription agreement. This agreement will contain significant restrictions on the transfer of the shares directly owned by the employee, whether purchased in the offerings or later acquired from any of our other employees. In addition, any shares received from the exercise of options by the designated managers or distributions under the CB Richard Ellis Services 401(k) plan and deferred compensation plan will also be subject to the terms of the subscription agreements.

Description of terms in all
subscription agreements

  Transfer restrictions....   Prior to the earlier of the tenth anniversary of
                              the merger and the date that is 180 days after we close an underwritten initial public in which our Class A common stock is listed on a national securities exchange or on the Nasdaq National
                              Market, the shares subject to the subscription agreement will have significant restrictions on transfer. Generally, the only persons to whom these shares may be transferred prior to this date are the following:

                                 . specified family members of the employee or
                                   fiduciaries acting on behalf of one of
                                   those family members;

                                 . a trust or other entity, all of the
                                   beneficial interests of which are held by the employee or a person described in the immediately prior bullet point;

                                 . us;

                                 . RCBA Strategic Partners, L.P. and its
                                   affiliates, which we refer to together as the "BLUM Funds";

                                 . FS Equity Partners III, L.P., FS Equity
                                   Partners International, L.P. and their
                                   affiliates; or

                                 . except for any shares subject to a right of
                                   repurchase by us, any of our employees who agrees to the terms of the subscription agreement.

                              If shares are transferred to anyone other than the persons listed in the third and fourth bullet points above, the transferee will become subject to most of the terms of the subscription agreement. Shares that are subject to a right of repurchase may not be transferred by a designated manager. These shares are described below in the section titled "Repurchase right."

                              The employee will also agree to not transfer any shares during the 30 days prior to, and up to 180 days after, any underwritten initial public offering of our Class A common stock.

  Co-sale right............   Prior to the end of the transfer restrictions, if
                              a majority of the outstanding shares of our Class
                              A common stock and Class B common stock, taken together, are sold to anyone other than the BLUM
                              Funds, then the employee will be able to sell the same proportion of his or her shares of Class A common stock that are not subject to a right of repurchase as are being sold by the other selling stockholders. If the employee exercises this right, the sale of his or her shares will generally be on the same terms as the sale of a majority of our outstanding shares that triggered the right.
                              However, in the event that the purchaser requires the sale to be structured as a recapitalization for financial accounting purposes, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

  Required sale............   To the extent permitted by applicable law, prior
                              to the end of the transfer restrictions, if a majority of the outstanding shares of our Class A common stock and Class B common stock, taken together, are sold to anyone other than the BLUM
                              Funds, then those selling stockholders generally will be able to require the employee to sell to the same proposed transferee the same proportion of his or her shares of Class A common stock as are being sold by the selling stockholders. If the selling stockholders exercise this right, the sale of the employee's shares of Class A common stock will be on the same terms as the sale of a majority of our outstanding shares that triggered the sale. However, in the event that the purchaser requires the sale to be structured as a recapitalization for financial accounting purposes, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

  Confidentiality..........   After signing the subscription agreement the
                              employee will be subject to a confidentiality provision generally preventing him or her from disclosing any of our confidential information both during and after his or her term of employment by us.

Description of terms in
only the designated manager
subscription agreements

  Repurchase right.........   If a designated manager's employment with us is
                              terminated, we will have the right to repurchase a portion of the shares that he or she purchased in the offering of shares for direct ownership.
                              The amount of shares initially subject to this repurchase right will be the minimum number of shares required for such designated manager to receive a grant of options as described above.
                              However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will initially be subject to the right of repurchase.

                              For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, then if such designated manager subscribes for 6,250 shares or more then 6,250 shares will initially be subject to the right of repurchase. If the designated manager only purchases 6,000 shares, then all of these shares will initially be subject to the right of repurchase.

                              On each of the first five anniversaries of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on the date employment ends will continue to remain subject to repurchase at all times after that date.

                              The price for any shares that we repurchase pursuant to this right will be the fair market value of the shares at the time the designated manager's employment ends, unless the designated manager was terminated for cause or voluntarily ended his or her employment for other than a good reason, in which case the repurchase price will be the lesser of the fair market value and the amount that the designated manager paid for those shares in the offerings.

                              Shares that are subject to a right of repurchase may not be transferred by the designated manager.

  Sale right...............   Prior to the end of the transfer restrictions, if
                              the designated manager is no longer employed by us and we have not exercised the repurchase right at least 20 days prior to the date that the designated manager's full-recourse note becomes due, then the designated manager generally may require us to repurchase the number of shares held by the designated manager necessary to repay the note on the date it becomes due. The purchase price for the shares that we buy upon exercise of a designated manager's sale right will be the same as we would pay if we had exercised the repurchase right. The entire purchase price for these shares will be applied to the repayment of the note. If the purchase price for these shares is not sufficient to repay the note in full then the designated manager will remain obligated to repay the remaining amount of the note.

Use of Proceeds.............  We will contribute the proceeds of the offerings, the proceeds received from the sale of $75 million aggregate principal amount of our senior notes and the proceeds received by us from the sale of shares of our Class B common stock to the BLUM Funds to our subsidiary, BLUM CB Corp. In connection with the merger of BLUM CB with and into CB Richard Ellis Services, CB Richard Ellis Services will use these proceeds, together with borrowings under a new credit agreement to be entered into by it, for the following uses:

                                 . payment of $16.00 per share to the holders
                                   of CB Richard Ellis Services common stock at the time of the merger, other than the members of the buying group listed on the next page;

                                 . repayment of substantially all of the
                                   outstanding indebtedness of CB Richard
                                   Ellis Services at the time of the merger;

                                 . payment of the fees and expenses incurred
                                   in connection with the transactions
                                   described below and the offerings; and

                                 . working capital and other general corporate
                                   purposes.

                              For additional information regarding the use of the proceeds of the offerings, you should read the section of this prospectus titled "Use of Proceeds."

                          Summary of the Transactions

   In this prospectus, we refer to the merger and the other transactions described below, including the contributions of shares of CB Richard Ellis Services common stock and cash to us, the merger and the related financings, as the "transactions." For a summary of our corporate structure after the transactions have been completed, please refer to the chart at the end of this "Summary of the Transactions" section.

Merger Agreement

   We are making the offerings in connection with our acquisition of CB Richard Ellis Services. Pursuant to the amended and restated merger agreement, dated as of April 24, 2001, among us, CB Richard Ellis Services and our subsidiary, BLUM CB Corp., upon the satisfaction or the waiver of conditions described in the merger agreement, BLUM CB will merge into CB Richard Ellis Services. The stockholders of CB Richard Ellis Services at the time of the merger, other than the buying group described below, will receive $16.00 in cash for each share of CB Richard Ellis Services common stock that they own. As a result of this merger, CB Richard Ellis Services will become the direct, wholly-owned subsidiary of CBRE Holding. The offerings being made by this prospectus are conditioned upon completion of the merger. For additional information regarding the terms of the merger agreement, including the conditions to the closing, you should read the section of this prospectus titled "The Transactions--Merger Agreement."

The Buying Group

 Contribution and Voting Agreement

   On February 23, 2001 a contribution and voting agreement was signed by the following persons, who we refer to together in this prospectus as the "buying group":

  . The BLUM Funds, which are affiliates of BLUM Capital Partners, L.P., and
    Richard Blum and Claus Moller, each of whom will be one of our directors after the merger;

  . FS Equity Partners III, L.P. and FS Equity Partners International, L.P., which we refer to together as "Freeman Spogli," which are affiliates of Freeman Spogli & Co. Incorporated and Bradford Freeman, who will be one of our directors after the merger;

  . Raymond Wirta, who will be one of our directors and our Chief Executive
    Officer after the merger;

  . Brett White, who will be one of our directors and our Chairman of the Americas after the merger;

  . The Koll Holding Company, which is controlled by Donald Koll, who is a director of CB Richard Ellis Services prior to the merger; and

  . Frederic Malek, who is a director of CB Richard Ellis Services prior to the merger.

   Pursuant to the contribution and voting agreement, immediately prior to the merger, each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for these shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,112 shares of our Class B common stock in exchange for these contributions.

   Also pursuant to the contribution and voting agreement, immediately prior to
the merger, the BLUM Funds will purchase between       and       shares of our
Class B common stock at $16.00 per share. The actual number of shares of our Class B common stock purchased by the BLUM Funds for cash will equal

(1) shares minus (2) the number of shares of our Class A common stock purchased in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers divided by $16.00. After the offerings have been completed, and assuming the offerings are fully subscribed, the shares of our Class B common stock owned by the buying group will be equal to
approximately    % of our outstanding Class A and Class B common stock, taken together.

 Securityholders' Agreement

   In connection with the closing of the merger, the members of the buying group, together with DLJ Investment Funding, who is described below, will enter into a securityholders' agreement. The shares subject to the securityholders agreement will represent a majority of the voting power of our outstanding Class A and Class B common stock, taken together. Pursuant to the securityholders' agreement, each of the parties to the agreement will agree to vote each of the shares of Class B common stock it or he beneficially owns to elect to our board of directors individuals designated by the buying group, who will initially include, among others, Richard Blum, Claus Moller, Bradford Freeman, Raymond Wirta and Brett White. A majority of the directors generally may be designated by the BLUM Funds. Accordingly, our board of directors generally will be controlled by the BLUM Funds after the merger.

   Also pursuant to the securityholders' agreement, subject to exceptions, each of the members of the buying group other than the BLUM Funds will agree to vote each of the shares of Class B common stock it or he beneficially owns on matters to be decided by our stockholders in the same manner as the BLUM Funds vote the shares of our Class B common stock that they beneficially own. As a result, on most matters to be decided by our stockholders after the merger, the BLUM Funds will be able to control the outcome. The securityholders' agreement also contains terms regarding transfer restrictions, participation rights, registration rights and a right of first offer in favor of the BLUM Funds.

Debt Financing for the Merger

   In connection with the merger, we will issue and sell $75.0 million aggregate principal amount of our 16% Senior Notes due 2011 to DLJ Investment
Funding, Inc. and issue and sell     shares of our Class B common stock to DLJ
for a purchase price of $0.01 per share. Also in connection with the merger, CB Richard Ellis Services will enter into a new senior secured credit agreement with Credit Suisse First Boston and other lenders and borrow $400.0 million in term loans under this agreement. The credit agreement will also include a $100.0 million revolving credit facility, which is intended to finance our working capital requirements and a portion of which will be drawn upon at the time of the merger. The credit agreement will be secured by a pledge of stock of many of the subsidiaries of CB Richard Ellis Services, as well as a pledge of substantially all of our other assets.

Our Structure After the Transactions

   The following chart summarizes our corporate structure, including the ownership of our Class A common stock and Class B common stock, taken together, after the transactions have been completed. The following chart assumes that the offerings are fully subscribed. To the extent that the shares of our Class A common stock being offered by this prospectus have not been subscribed for, the BLUM Funds will buy an additional number of shares of our Class B common stock and their percentage ownership of our common stock will be correspondingly increased from the percentage indicated below. The ownership summarized in the chart below does not include shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan or options or warrants to purchase our Class A or Class B common stock.


  The BLUM     Freeman       Other       Designated       Non-        401(k)        DLJ
  Funds(2)    Spogli(2)   Members of   Managers(1)(3)  Management    Plan(3)     Investment
                          the Buying                  Employees(3)               Funding(2)
                          Group(1)(2)


         %          %          %          %          %          %          %

   ------------------------------------------------------------------


                                      CBRE
                                 Holding, Inc.


                                100%


                                CB Richard Ellis
                                 Services, Inc.



                                   Operating
                                  Subsidiaries


--------
(1) For the purposes of this chart, all shares owned by Raymond Wirta and Brett White are included with the Other Members of the Buying Group and not with the Designated Managers.

(2) These individuals or entities will hold our Class B common stock, which is entitled to ten votes per share.

(3) These individuals or entities will hold our Class A common stock, which is entitled to one vote per share.

             CBRE Holding, Inc. and CB Richard Ellis Services, Inc.

   Our business after the merger will be the same as the business of CB Richard Ellis Services and its subsidiaries before the merger. CB Richard Ellis Services is one of the world's largest providers of commercial real estate services. Its operations are conducted through approximately 250 offices located in 44 countries with approximately 9,600 employees. CB Richard Ellis Services provides a comprehensive array of services to owners and users of, and investors in commercial real estate. CB Richard Ellis Services has worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, assist tenants in finding available space and owners in finding qualified tenants, provide valuation and appraisals for real property, assist in the placement of financing for commercial real estate, provide commercial loan servicing, provide research and consulting services, help institutional investors manage portfolios of commercial real estate, provide property and facilities management services and serve as the outsource service provider to corporations seeking to be relieved of the burden of managing their real estate operations.

   We filed our certificate of incorporation in Delaware in February 2001 under the name BLUM CB Holding Corp. We changed our name to CBRE Holding, Inc. in March 2001. Our principal executive offices are currently located at 909 Montgomery Street, Suite 400, San Francisco, California 94133 and our telephone number is (415) 434-1111. Following the merger our principal executive offices will be located at 200 North Sepulveda Boulevard, El Segundo, California 90245-4380 and our phone number will be (310) 563-8600.

                               Other Information

   Unless otherwise noted, this prospectus assumes:

  . the filing of our restated certificate of incorporation in Delaware authorizing an aggregate of 100,000,000 shares of common stock,
     including            shares of Class A common stock and           shares
     of Class B common stock; and

  .  the consummation of the merger and the other transactions.

                      Summary Consolidated Financial Data

   The following table is a summary of CB Richard Ellis Services' historical consolidated financial data for the periods presented, as well as the pro forma combined financial data of CBRE Holding giving effect to the transactions, the consummation of the offerings and the application of the net proceeds as described under the section of this prospectus titled "Use of Proceeds." You should read this data along with the sections of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Statements" and the audited consolidated financial statements and related notes of CB Richard Ellis Services and CBRE Holding included elsewhere in this prospectus. The unaudited pro forma combined statement of operations data do not purport to represent what our results of operations would have been if the transactions had occurred as of the date indicated or what our results will be for future periods. The results include the activities of two of the companies previously acquired by CB Richard Ellis Services, namely REI, Ltd. from April 17, 1998, and Hillier Parker May and Rowden from July 7, 1998. For the year ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services' preferred stock. See per share information in Note 9 to the Consolidated Financial Statements of CB Richard Services and Note 8 to the unaudited pro forma combined statement of operations.

                                                                    Pro Forma
                                                                     Combined
                                     Year Ended December 31,        Year Ended
                                 --------------------------------  December 31,
                                    2000       1999       1998         2000
                                 ---------- ---------- ----------  ------------
                                     (in thousands, except share numbers)
Consolidated Statement of
 Operations Data:
Revenue........................  $1,323,604 $1,213,039 $1,034,503   $1,323,604
Operating income...............     107,285     76,899     78,476      101,974
Interest expense, net..........      39,146     37,438     27,993       59,991
Net income.....................      33,388     23,282     24,557       15,330
Basic earnings (loss) per
 share.........................        1.60       1.11      (0.38)        1.06
Weighted average shares
 outstanding for basic earnings
 (loss) per share..............  20,931,111 20,998,097 20,136,117   14,462,264
Diluted earnings (loss) per
 share.........................  $     1.58 $     1.10 $    (0.38)  $     1.05
Weighted average shares
 outstanding for diluted
 earnings (loss) per share.....  21,097,240 21,072,436 20,136,117   14,618,149
Ratio of earnings to fixed
 charges.......................        2.15       1.79       2.17         1.53
                                 ---------- ---------- ----------   ----------

                                                  Year Ended December 31,
                                                -----------------------------
                                                  2000      1999      1998
                                                --------  --------  ---------
                                                       (in thousands)
Other Data:
Net cash provided by operating activities...... $ 84,112  $ 74,011  $  76,614
Net cash used in investing activities..........  (35,722)  (26,767)  (223,520)
Net cash (used in) provided by financing
 activities....................................  (53,523)  (37,721)   119,438
EBITDA(1)......................................  150,484   117,369    127,246

--------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization of intangible assets relating to acquisitions, merger-related expenses and other nonrecurring charges. Our management believes that the presentation of EBITDA will enhance a reader's understanding of our operating performance and ability to service debt as it provides a measure of cash generated subject to the payment of interest and income taxes, that can be used by us to service debt and for other required or discretionary purposes. EBITDA should not be considered as an alternative to operating income determined in accordance with GAAP or operating cash flow determined in accordance with GAAP. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

   The following table contains consolidated balance sheet data of CB Richard Ellis Services as of December 31, 2000 on an actual basis and CBRE Holding on a pro forma and pro forma as adjusted basis. The pro forma data gives effect to the transactions as if they had occurred on December 31, 2000. The pro forma as adjusted data gives effect to the application of our estimated net proceeds of
$    million from the offerings as described in "Use of Proceeds" as if the offerings had occurred on December 31, 2000.

                                                    As of December 31, 2000
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual  Pro Forma  As Adjusted
                                                -------- ---------- -----------
                                                         (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents...................... $ 20,854 $   58,865 $   58,865
Total assets...................................  963,105  1,170,959  1,155,018
Long-term debt, excluding current portion......  303,571    461,531    461,531
Total liabilities..............................  724,018    929,813    913,872
Total stockholders' equity.....................  235,339    237,398    237,398

                                  RISK FACTORS

   The offerings being made by this prospectus involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Class A common stock or securities exercisable for shares of our Class A common stock. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, you could lose all or part of the money you paid in the offerings.

                       Risks Related to the Transactions

Our substantial leverage could harm our ability to fulfill our debt obligations and operate our business.

   We will be highly leveraged after the closing of the transactions and will have significant debt service obligations. As of December 31, 2000, after giving effect to the transactions on a pro forma basis, we would have had total debt of approximately $489.8 million, excluding unused commitments under our new revolving credit facility, and total stockholders' equity of $237.4 million. However, due to the seasonality of our cash flows, which tend to be higher during our third and fourth quarters, our working capital borrowings and our total debt would be significantly greater if determined during the first two calendar quarters in the year. For fiscal year 2000, after giving effect to the transactions on a pro forma basis, our interest expense would have been $62.5 million. We may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in our indebtedness documents.

   Our substantial debt could have important consequences to you, including the following:

  . we will be required to use a substantial portion, if not all, of our cash flow from operations to pay principal and interest on our debt, and our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

  . our interest expense could increase if interest rates in general increase because most of our debt will bear interest at floating rates;

  . our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  . our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry generally; and

  . our failure to comply with the financial and other restrictive covenants in our debt instruments, which require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

   Our substantial leverage is one of the reasons why an investment in our Class A common stock is significantly more risky than an existing investment in CB Richard Ellis Services common stock.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

   We expect to obtain the cash to make payments on the senior notes and the senior secured credit facilities and to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements from our operations. Our ability to generate cash from our operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under our revolving credit facility, in each case, in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt agreements, including the new credit agreement and the indenture for the senior notes, may restrict us from adopting any of these alternatives.

We will be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

   The credit agreement and the indenture relating to the senior notes will permit us, subject to specified conditions, to incur a significant amount of additional debt. In addition, we may incur additional debt under our $100 million revolving credit facility, approximately $50 million of which we expect to be available at the closing of the transactions. If we incur additional debt above the levels in effect upon the closing of the transactions, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

If we fail to meet our payment or other obligations under the new credit agreement, these lenders could foreclose on, and acquire control of, substantially all of our assets.

   In connection with the incurrence of indebtedness under the new credit agreement upon the closing of the transactions, the lenders under the new credit agreement will receive a pledge of all of the equity interests of our significant domestic subsidiaries, including CB Richard Ellis Services, CB Richard Ellis, Inc., CB Richard Ellis Investors, L.L.C. and L.J. Melody & Company, and 65% of the voting stock of our foreign subsidiaries that are held directly by us or our domestic subsidiaries. Additionally, these lenders generally will have a lien on substantially all of our accounts receivables, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the new credit agreement, the lenders under the credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, the holders of our Class A common stock may lose the entire value of their investment.

As a result of the transactions, we will be controlled by the BLUM Funds whose interests may be different than yours.

   On the closing of the transactions, the BLUM Funds will own approximately
  % of our outstanding Class B common stock and approximately   % of our
outstanding Class A and Class B common stock, taken together, assuming the offerings are fully subscribed for. In addition, on the closing date, the BLUM Funds will enter into a securityholders' agreement with the other holders of our Class B common stock. The Class B common stock subject to the
securityholders' agreement will represent approximately    % of the voting
power of our outstanding Class A and Class B common stock, taken together, assuming the offerings are fully subscribed for. As a result of the percentage of our voting power owned by the BLUM Funds and the other parties to the securityholders' agreement and the rights granted to the BLUM Funds pursuant to the securityholders' agreement, we will be controlled by the BLUM Funds, which control will have, among others, the effects indicated below.

  . General Voting: Subject to exceptions in the securityholders' agreement, the BLUM Funds will control the outcome of all votes of holders of our Class A and Class B common stock, taken together.

  . Board: The BLUM Funds generally will be able to designate a majority of the members of our board of directors.

  . Change of Control: The BLUM Funds generally will be able to prevent any transaction that would result in our change of control. Subject to exceptions in the securityholders' agreement, the BLUM Funds also will be able to cause a change of control. In addition, as a result of the terms of the subscription agreement required to be executed in connection with participating in the offerings, if the BLUM Funds and other stockholders agree to sell common stock equal to at least a majority of our outstanding Class A common stock and Class B common stock, taken together, then the BLUM Funds will be able to require you to sell your Class A common stock to the purchaser as well.

   In connection with the BLUM Funds control of us, the interests of the BLUM Funds may differ significantly from yours and your ability to sell your shares of Class A common stock prior to an underwritten initial public offering of our Class A common stock will be extremely limited pursuant to the terms of the subscription agreement.

The new credit agreement and the indenture governing our new senior notes will impose significant operating and financial restrictions on us, and in the event of default, all of these borrowings would become immediately due and payable.

   The indenture for our new senior notes will impose, and the terms of any future debt may impose, operating and other restrictions on us, CB Richard Ellis Services and many of our other subsidiaries. These restrictions will affect, and in many respects will limit or prohibit our, CB Richard Ellis Services' and our other restricted subsidiaries' ability to:

  . incur additional debt;

  . issue redeemable equity interests and preferred equity interests;

  . pay dividends or make distributions;

  . repurchase equity interests;

  . make other restricted payments including investments;

  . create liens;

  . redeem debt that is junior in right of payment to the senior notes;

  . sell or otherwise dispose of assets, including capital stock of subsidiaries;

  . enter into mergers or consolidations; and

  . enter into transactions with affiliates.

   In addition, the new credit agreement will include other and more restrictive covenants and prohibit us from prepaying most of our other debt while debt under the credit agreement is outstanding. The new credit agreement will also require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

   The restrictions contained in the indenture and the credit agreement could:

  . limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  . adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

   A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the new credit agreement and the indenture governing the senior notes. If either default occurs, the lenders under both the credit agreement and the indenture may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the credit agreement will also have the right to proceed against the collateral, including our available cash, granted to them to secure the debt. If the debt under the credit agreement and the senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and our other debt.

The transaction has resulted in lawsuits against us and may result in others, and these lawsuits, if determined adversely to us, could result in the imposition of damages or rescission rights against us which could harm our business and financial condition.

   Both BLUM CB Corp. and CB Richard Ellis Services have been subject to putative class action lawsuits in Delaware and California in connection with the announcement of the transactions. Although BLUM CB and CB Richard Ellis Services entered into a memorandum of understanding with respect to the actions that have been filed in Delaware that may lead to a settlement, there are numerous conditions to the settlement and not all of them may be satisfied. In addition, we may be subject to other lawsuits in connection with the transactions that have not yet been filed. In the event that the current lawsuits with respect to the transactions are not settled or we become subject to additional suits, these lawsuits could result in the imposition of damages against us or CB Richard Ellis Services. In the event that damages are awarded, our business and financial condition could be harmed.

                         Risks Related to Our Business

The success of our business is significantly related to general economic conditions, and accordingly, our business could be harmed in the event of an economic slowdown or recession.

   Periods of economic slowdown or recession in the U.S. and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, can harm many segments of our business. These economic conditions could result in a general decline in rents which in turn would reduce revenues from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by our commercial mortgage banking business. If our brokerage and mortgage banking businesses are negatively impacted, it is likely that other segments of our business will also suffer, due to the relationship among our various business segments. Further, as a result of our debt level and the terms of the debt instruments we will enter into in connection with the transactions, our vulnerability to adverse general economic conditions will be heightened.

   The sharp downturn in the commercial real estate market beginning in the late 1980s in the U.S. caused, and downturns in the future may again cause, some property owners to dispose of or lose their properties through foreclosures and has caused many real estate firms to undergo restructuring or changes in control. Changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause us to lose management agreements or make the agreements we retain less profitable.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

   The revenue we generate from our property management services segment, and to some extent from our facilities management segment, is generally a percentage of aggregate rent collections from properties, with many management agreements providing for a specified minimum management fee. Accordingly, our success will be dependent in part upon the performance of the properties we manage and the performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

  . our ability to attract and retain creditworthy tenants;

  . the magnitude of defaults by tenants under their respective leases;

  . our ability to control operating expenses;

  . governmental regulations, local rent control or stabilization ordinances which are or may be put into effect;

  . financial conditions prevailing generally and in the areas in which these properties are located;

  . the nature and extent of competitive properties; and

  . the real estate market generally.

We have numerous significant competitors, many of which may have greater financial resources than we do.

   We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property asset management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot assure you that we will be able to continue to compete effectively, maintain our current fee arrangements or margin levels or not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional or local level. Although we are one of the largest real estate services firms in the world, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of our competitors are local or regional firms, which are substantially smaller than us. However, they may be substantially larger on a local or regional basis. We are also subject to competition from other large national and multinational firms.

   In addition to our historical competitors, the advent of the Internet has introduced new ways of providing real estate services, as well as new entrants and competitors in our industry. We cannot currently predict who these competitors will be, nor can we predict what our response to them will be. Our response to competitive pressures could require significant capital resources, changes in our organization or technological changes. If we are not successful in developing a strategy to address the risks and to capture the related opportunities presented by technological changes and the emergence of e-business, our business, financial condition or results of operations could be harmed.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

   We conduct a substantial portion of our business, and a substantial number of our employees are located, outside of the U.S. In 2000, we generated approximately 22% of our revenue from operations outside the U.S. The international scope of our operations may lead to volatile financial results and difficulties in managing our businesses. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include the following factors:

  . difficulties and costs of staffing and managing international operations;

  . currency restrictions, such as those in Brazil and India, which may prevent us from transferring capital and profits to the U.S.;

  . changes in regulatory requirements;

  . potentially adverse tax and tariff consequences;

  . the burden of complying with multiple and potentially conflicting laws;

  . the impact of regional or country-specific business cycles and economic instability;

  . the geographic, time zone, language and cultural differences between personnel in different areas of the world;

  . greater difficulty in collecting accounts receivable in some geographic regions such as Asia and Europe;

  . political instability; and

  . foreign ownership restrictions with respect to operations in countries such as Indonesia, India and China.

   We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies which successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

   In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries, especially those in Brazil and India, to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to us to pay interest and principal on our senior notes, may be affected, among other things, by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences.

Our revenues and earnings may be adversely affected by foreign currency fluctuations.

   Our revenues from non-U.S. operations have been primarily denominated in the local currency where the associated revenues were earned. During our fiscal year ended December 31, 2000, approximately 22% of our business was transacted in currencies of foreign countries, primarily the British Pound Sterling, the French Franc, the Hong Kong Dollar and the Australian Dollar. We may experience significant negative fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. For example, as a result of exchange rate adjustments, our total net income was reduced by approximately $1.1 million during 2000.

   We have made significant acquisitions of non-U.S. companies since the beginning of 1998, including Hillier Parker May and Rowden, REI, Ltd. and CB Commercial Real Estate of Canada, Inc. We may acquire additional foreign companies in the future as well. As we increase our foreign operations, fluctuations in the value of the U.S. Dollar relative to the other currencies in which we may generate earnings could have a material adverse effect on our business, operating results and financial condition. In addition, fluctuations in currencies relative to the U.S. Dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot assure you that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results.

   Our management may decide to use currency hedging instruments including foreign currency forward contracts, purchased currency options, where applicable, and borrowings in foreign currency. Economic risks associated with these hedging instruments include fluctuations in inflation rates impacting cash flow relative to paying down debt and changes in the underlying net asset position. These hedging activities may not be effective.

We have grown significantly during the past five years which has placed significant demands on our resources and we may not be able to effectively manage this growth or future growth.

   We have grown significantly in recent years from total consolidated revenues of approximately $583 million in fiscal year 1996 to approximately $1.3 billion in fiscal year 2000. In addition, we intend to continue to pursue an aggressive growth strategy in the future. This historical growth and any significant future growth will continue to place demands on our resources. Accordingly, our future success and profitability will depend, in part, on our ability to enhance our management and operating systems, manage and adapt to rapid changes in technology, obtain financing for strategic acquisitions and investments, retain employees due to policy and procedural changes and retain customers due to our ability to manage change. We may not be able to successfully manage any significant expansion or obtain adequate financing on favorable terms to manage our growth.

Because a significant portion of our operations are concentrated in California, our business could be harmed if an economic downturn occurs in the California real estate market.

   For 2000, approximately $285.7 million, or 31%, of our $929.2 million in total sale, lease and corporate service revenue, including revenue from investment property sales, was generated from transactions originated in the State of California. As a result of the geographic concentration in California, a material downturn in the California commercial real estate market or in the local economies in San Diego, Los Angeles or Orange County could harm our results of operations.

Our results of operations vary significantly among quarters, which makes comparison of our quarterly results difficult.

   Our operating income and earnings have historically been substantially lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of income and earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year end, as well as the constant nature of our non-variable expenses throughout the year versus the seasonality of our revenues. This has historically resulted in a small operating loss in the first quarter, a small operating profit or loss in the second and third quarters and a larger profit in the fourth quarter, excluding the recognition of investment generated performance fees. As a result, quarter-to-quarter comparisons may be difficult to interpret.

Our growth has depended significantly upon acquisitions and we have experienced difficulties integrating these acquired businesses with our business.

   A significant component of our growth from 1996 to 1998 was, and part of our principal strategy for continued growth is, through acquisitions. Our strategic acquisitions since 1995 have included Hillier Parker May and Rowden, REI, Ltd., Koll Real Estate Services, L. J. Melody & Company and Westmark Realty Advisors. Recent tactical acquisitions have included Cauble and Company, North Coast Mortgage and Shoptaw-James. We expect to continue our acquisition program. Any future growth by us through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired or whether the consequences of any acquisition will prove incorrect.

   We have had, and may experience in the future, significant difficulties in integrating operations acquired from other companies, including the diversion of our management's attention from other business concerns and the potential loss of our key employees or those of the acquired operations. For example, in the Westmark acquisition, serious differences in corporate culture resulted in the loss of several key employees. In the Melody acquisition it took over a year to blend our loan servicing operations with those of L. J. Melody. The integration of Koll and our property, facilities and corporate accounting systems took almost nine months to complete. We believe that most acquisitions will have an adverse impact on operating income and net income during the first six months following the acquisition. In addition, during this time period, we believe there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels. Accordingly, we may not be able to effectively manage acquired businesses and some acquisitions may not benefit us.

   We will require additional financing to sustain our acquisition program. We expect to finance future acquisitions and internal growth through a combination of funds available under our new revolving credit facility, cash flow from operations and additional indebtedness incurred by us. However, covenants in the new CB Richard Ellis Services credit agreement as well as the indenture governing our senior notes will restrict our ability to raise additional capital in many respects. Accordingly, we may not be able to obtain financing to complete acquisitions that we believe would benefit our business and financial condition, resulting in lost business and growth opportunities.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in our earnings and cash flow.

   An important part of the strategy for our investment management business involves investing our own capital in real estate investments with our clients. As of December 31, 2000, we had a total net investment of $66.9 million in co-investments and had committed an additional $37.7 million to fund future co-investments. Our participation in real estate transactions through co-investment activity could increase fluctuations in our earnings and cash flow. Other risks associated with these activities include:

  . loss of our investments;

  . difficulties associated with international co-investment described in the risk factors above "Our international operations subject us to social, political and economic risks of doing business in foreign countries" and "Our revenues and earnings may be adversely affected by foreign currency fluctuations"; and

  . our potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

We may incur liabilities related to our subsidiaries being general partners of numerous general and limited partnerships.

   We have subsidiaries which are general partners in numerous general and limited partnerships that invest in or manage real estate assets in connection with our co-investments. Any subsidiary that is a general partner is potentially liable to its partners and for the obligations of its partnership, including those obligations related to environmental contamination of properties owned or managed by the partnership. If our exposure as a general partner is not limited, or if our exposure as a general partner expands in the future, any resulting losses may harm our business, financial condition or results of operations. We own our general partnership interests through special-purpose subsidiaries. We believe this structure will limit our exposure to the total amount we have invested in and the amount of notes from, or advances and commitments to, these special-purpose subsidiaries. However, this limited exposure may be expanded in the future based upon, among other things, changes in our operating practices, changes in applicable laws or the application of additional laws to our business.

Our joint venture activities involve unique risks that are often outside of our control and, if realized, could harm our business.

   We have utilized joint ventures for large commercial investments, initiatives in Internet-related technology and local brokerage partnerships. In the future, we may acquire interests in additional limited and general partnerships and other joint ventures formed to own or develop real property or interests in real property. We have acquired and may acquire minority interests in joint ventures, and we may also acquire interests as a passive investor without rights to actively participate in management of joint ventures. Investments in joint ventures involve additional risks, including the following:

  . the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with our own; and

  . we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives.

   If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain other qualified employees.

   Our continued success is highly dependent upon the efforts of our executive officers and key employees. After the consummation of the transactions, the only members of our senior management that will be parties to employment agreements with us are Raymond Wirta, our Chief Executive Officer, and Brett White, our Chairman of the Americas. If either of Messrs. Wirta or White leaves or his or her services become otherwise unavailable to us, our business and results of operations may suffer. In addition, the growth of our business is also largely dependent upon our ability to attract and retain qualified personnel in all areas of our business, including brokerage and property management personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited, and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other segments of our business, we may incur significant financial penalties.

   Due to the broad geographic scope of our operations and the numerous forms of real estate services we perform, we are subject to numerous federal, state and local laws and regulations specific to the services we perform. For example, our brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have our license suspended. In addition, because the size and scope of real estate sale transactions has increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Further, the laws and regulations applicable to our business, both in the U.S. and in foreign countries, also may change in ways that materially increase our costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

   As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations in connection with brokerage transactions. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we brokered or managed. We may become subject to claims by participants in real estate transactions claiming that we did not fulfill our statutory obligations as a broker.

   In addition, in our property management business, we hire and supervise third party contractors to provide construction and engineering services for our properties. While our role generally is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition and results of operations.

             Risks Related to Participating in Any of the Offerings

Because of the lack of any market for our Class A common stock and the transfer restrictions that we are imposing, you should only purchase shares of Class A common stock in the offerings if you are financially able and prepared to hold these shares of Class A common stock for an indefinite period of time.

   There is no public market for our Class A common stock. In connection with the offerings, each purchaser of our Class A common stock for direct ownership will be required to sign a subscription agreement, which will include significant restrictions on transferring our Class A common stock. As a result of these restrictions, prior to any initial underwritten public offering of our Class A common stock and the listing of our Class A common stock on a national securities exchange or the Nasdaq National Market, the holders of our Class A common stock generally will only be able to transfer their shares to specified family members, specified estate planning vehicles, affiliates and, if the shares are not subject to a right of repurchase, other employees of us and our subsidiaries as well as our other stockholders. In addition, designated managers will be prohibited from transferring any shares that are subject to our right of repurchase. During the transfer restriction period described above, before a participant in the CB Richard Ellis Services 401(k) plan or deferred compensation plan may receive a distribution of shares of our Class A common stock, if the participant has not previously signed a subscription agreement he or she will be required to sign a stockholder's agreement that contains substantially the same restrictions on transfer as the subscription agreements. Accordingly, no public market will exist for the sale of the shares of our Class A common stock after the offerings.

   Even if a limited market were to develop in the manner permitted under the subscription agreements and the stockholder's agreements described in the prior paragraph, the liquidity of the market would be very limited and the holders of Class A common stock would be significantly limited in their ability to transfer their shares. In addition, the prices that may be offered for the shares in a limited market may vary significantly and the prices may be higher or lower than the price for which the shares are being offered in the offerings. We do not intend to apply for a listing of our shares of Class A common stock on any national securities exchange or automated quotation system.

We are offering shares of our Class A common stock, which have significantly less voting power than the shares of our Class B common stock that will be held by the buying group.

   We will be offering shares of our Class A common stock for direct ownership and ownership through the CB Richard Ellis Services 401(k) plan, options to acquire shares of our Class A common stock and shares of our Class A common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan in these offerings. Each share of our Class A common stock has the right to one vote on all matters submitted to our stockholders. In connection with the transactions, each of the members of the buying group and DLJ Investment Funding will receive shares of our Class B common stock, which have the right to ten votes per share on all matters submitted to our stockholders. In addition, in the event that any holder of Class B common stock acquires shares of Class A common stock in the future, whether pursuant to rights set forth in the subscription agreements or otherwise, the holder of Class B common stock may elect to convert those shares of Class A common stock into an equal number of shares of Class B common stock. However, under circumstances set forth in our certificate of incorporation described in the section of this prospectus titled "Description of Capital Stock," each of the outstanding shares of Class B common stock may convert into a share of Class A common stock.

   As a result of the disparate voting rights of the Class A common stock and the Class B common stock, the holders of our Class B common stock, which generally will only be members of the buying group and DLJ Investment Funding, will be able to determine all matters submitted to our stockholders. Accordingly, if you acquire any shares of Class A common stock as a result of the offerings, you will have little ability to exercise any control of us through the voting of your shares.

   Other than with respect to voting rights, the shares of Class A common stock and Class B common stock have the same rights.

You will experience immediate and substantial dilution if you purchase shares of our Class A common stock in the offerings, and we may issue additional Class A common stock or Class B common stock in the future for a price per share less than what you are paying in this offering, which will result in additional dilution to you.

   If you purchase shares of our Class A common stock in the offerings, you
will experience immediate and substantial dilution of $    per share in pro
forma net tangible book value based upon an offering price of $16.00 per share. In addition, you may experience dilution in book value per share of Class A common stock outstanding upon the exercise of options that may be issued from time to time. In addition, we may increase or decrease the number of authorized shares of Class A common stock or Class B common stock or grant additional options or other equity interests that will have the effect of diluting your equity interests.

We have no current intention to pay dividends on our Class A common stock or Class B common stock.

   We have no current intention to pay dividends on our Class A common stock or Class B common stock at any time in the foreseeable future. In addition, the credit agreement and the indenture for the senior notes contain restrictions on our ability to declare and pay dividends on our capital stock.

Holders of a majority of our Class A common stock and Class B common stock, taken together, will be able to require you to sell your shares of Class A common stock upon the same terms and conditions that they receive.

   Pursuant to the subscription agreements, if stockholders decide to sell shares of our Class A common stock and Class B common stock equal to at least a majority of the outstanding shares of our Class A common stock and Class B common stock, taken together, then they may require you to sell your shares generally upon the same terms and conditions. These terms and conditions may include, among other things, making representations and warranties regarding your ownership of these shares, agreeing to indemnify the purchaser for breaches of representations, warranties and covenants that you are required to make in the sale agreement and placing a portion of the consideration received for your shares in escrow to satisfy any potential obligations owed to the purchaser of the shares. However, in the event that the purchaser requires the sale to be structured as a recapitalization, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employees. The requirement to sell your shares at the request of our majority stockholders will apply even if you do not want to sell your shares at that time and upon the terms and conditions negotiated by our majority stockholders. For additional information regarding our stockholders' ability to require you to sell your shares, see the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Required Sale."

Your participation in the offerings could result in unfavorable tax treatment of cash that you receive in the merger in exchange for shares of CB Richard Ellis Services common stock that you own directly.

   If you participate in the offerings, any cash consideration that you receive in the merger in exchange for shares of CB Richard Ellis Services common stock that you own directly may be treated as a dividend taxable as ordinary income, without regard to your gain or loss, unless you satisfy one of three tests for capital gain or loss treatment. These tests, which are described more fully under "U.S. Federal Tax Consequences," are complex and require an analysis of your actual and constructive ownership of CB Richard Ellis Services before and after the merger and the offerings. In addition, we have attempted to structure the offerings so that, by irrevocably assigning your right to receive the cash proceeds that you would have received in the merger as payment to us for your Class A common stock, you can claim that you exchanged shares of CB Richard Ellis Services common stock for our Class A common stock in a tax-free exchange. There can be no assurance that the Internal Revenue Service will agree with that characterization. For more information about the U.S. federal income tax consequences of the merger and the offerings, see the section of this prospectus entitled "U.S. Federal Tax Consequences."

            Risk Related to the Deferred Compensation Plan Offering

Participants in the CB Richard Ellis Services deferred compensation plan will be subject to taxation at ordinary income rates on the fair market value of our Class A common stock at the time that common stock is distributed to them and may need separate financial resources to pay these taxes.

   Participants in the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan will be subject to taxation at ordinary income rates and we will be required to withhold these taxes, including federal taxes, at the time they have elected to receive distributions of our Class A common stock or other payments from their account balance under the plan. However, participants under the plan are permitted to delay the time that they will receive their distributions under specified circumstances. Participants will also owe Federal Insurance Contributions Act taxes and Medicare taxes as their deferred compensation vests.

   For federal income tax purposes, the ordinary income that is attributable to shares of our Class A common stock will equal the fair market value of such shares at the time of their distribution, determined without taking into account the transfer restrictions applicable to our Class A common stock. Because there may be little or no ability to sell the shares of Class A common stock that are distributed from the deferred compensation plan, the funds needed to pay the taxes on the Class A common stock distribution will need to be obtained from the participant's other financial resources.

Account balances invested in stock fund units may not be transferred into other investment funds under the CB Richard Ellis Services deferred compensation plan.

   Account balances invested in stock fund units may not be transferred into other investment funds under the CB Richard Ellis Services defined compensation plan. As a result, a participant in the plan that holds stock fund units will not have any ability to dispose of his or her investment in such stock fund units or the Class A common stock underlying such units until a distribution event under the plan has occurred and the underlying shares of Class A common stock are distributed to the participant. In addition, prior to the earlier of the tenth anniversary of the merger or the completion of an initial public offering following which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, any shares of Class A common stock distributed to a participant under the plan will be subject to significant transfer restrictions described in this prospectus.

   We are currently exploring a mechanism that if, ever implemented, would be effective at some point after the merger and would allow a participant to transfer a limited amount of his or her deferred compensation plan account balance invested in stock fund units into the insurance fund alternatives under the plan. However, even if we were able to establish this type of mechanism, the ability to reallocate deferred compensation plan account balances out of stock fund units would be extremely limited and would depend on our ability to sell shares of our common stock and use the proceeds of such sale to fund the Rabbi Trust relating to the insurance funds. In addition, we may not be able to even implement this mechanism and you should not assume that we ever will have this mechanism.

                    Risk Related to the 401(k) Plan Offering

If you purchase shares of our Class A common stock that will be held in the CB Richard Ellis Services 401(k) plan, you will be unable to change this investment to another investment alternative under the plan.

   Prior to the merger, participants that hold shares of CB Richard Ellis Services common stock in their CB Richard Ellis Services 401(k) plan accounts can sell these shares and invest the proceeds in other investment alternatives under the plan. After the merger, anyone who purchases shares of our Class A common stock to be held in the 401(k) plan in the offerings generally will not be able to sell these shares and invest the proceeds in other investments under the plan. We are currently exploring a mechanism that, if ever implemented, would be effective at some point after the merger and would allow participants that hold shares of our Class A common stock in the 401(k) plan to sell a limited number of these shares. However, even if we were able to establish this type of mechanism, the ability to sell shares held in the 401(k) plan would be significantly limited. In addition, we may not be able to ever implement this mechanism and you should not assume that we ever will have this mechanism allowing sales of shares held in the 401(k) plan. Participants should also take into account that an investment in our Class A common stock through the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or hardship withdrawals from the plan, since assets held in the CBRE Holding Common Stock Fund may not be used for loans or hardship withdrawals.

       Risks Related to Designated Managers Who Sign a Full-Recourse Note

You will be personally liable for the full amount of the note even if the shares of Class A common stock securing the note decrease in value and become worth less than the amount owed on the note.

   If a designated manager delivers a full-recourse note for a portion of his or her purchase price for shares of Class A common stock to be owned directly, the note will be secured by a pledge of shares of our Class A common stock directly owned by the designated manager having an aggregate offering price equal to 200% of the amount of the note. The pledge agreement will provide that, in the event that the designated manager fails to repay the note, we will be able to sell these pledged shares to satisfy this liability. If the value of the pledged shares securing the note decreases after the offering, then the proceeds from the sale of the pledged shares may be less than the remaining outstanding balance of the note. As a result, the unpaid portion of the note will remain outstanding as a personal obligation of the designated manager. Under these circumstances, a designated manager would lose more than the aggregate offering price that he or she originally invested in the pledged shares.

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

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may impact our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as required by law, we do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

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

                             QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the offerings. They may not include all of the information that is important to you. We urge you to read carefully this entire prospectus.

Q:  Why is CBRE Holding making the offerings?

A: We are making the offerings in order to give the employees and selected independent contractors of CB Richard Ellis Services and its subsidiaries the opportunity to own equity in us after the merger. We believe that equity ownership by these employees and independent contractors will provide them with an ability to participate in any future growth in our equity value and, as a result of their proprietary interest, motivate and incentivize them to exert their best efforts on our behalf.

Q: Does CBRE Holding need to sell a particular number of shares of its Class A common stock in the offerings in order to complete the transactions, including the merger?

A: No. Although we will use the proceeds received from the offerings to help fund the transactions, including the merger, we do not not need the proceeds of the offerings to consummate the transactions. In the event that less than all of the shares of Class A common stock that are being made available in the offerings are purchased, the BLUM Funds will purchase a number of shares of Class B common stock equal to the number of shares of Class A common stock that are not purchased in the offerings. For additional information regarding the contribution and voting agreement, you should read the section of this prospectus titled "The Transactions-- Contribution and Voting Agreement."

Q:  What is CBRE Holding offering?

A:  We are making the following offerings:

    . Offering of shares for direct ownership and grant of stock options: In this offering, (1) the designated managers, (2) our directors after the merger, (3) our U.S. employees other than designated managers and (4) our independent contractors in the states of California, New York, Illinois and Washington, in each case at the time of the merger, will be able to directly acquire and own shares of our Class A common stock. In this prospectus, we refer to our employees who on April 1, 2001 were designated by our board of directors as designated managers and were notified by us on April 24, 2001 of their designation and who are employed by us as of the closing of the merger agreement as the "designated managers." Participants in this offering will have the option to irrevocably assign to us the right to receive the net cash proceeds that they would otherwise be entitled to receive, if any, in the merger for their options to acquire CB Richard Ellis Services common stock, and those shares of CB Richard Ellis Services common stock that they are record owner of at the time of the merger, as payment for all or a portion of the shares of our Class A common stock that they decide to purchase in this offering. Our designated managers who subscribe for at least a minimum number of shares in this offering also will be able to use a full-recourse note payable to us to fund the purchase of a portion of these shares and receive grants of options to acquire our Class A common stock. If the designated manager uses a full-recourse note, then a portion of the designated manager's shares will be required to be pledged to secure the note.

    . Offering of shares held in 401(k) plan: This offering will allow our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan to invest in shares of our Class A common stock to be held in the 401(k) plan after the merger.

    .  Offering of shares underlying stock fund units: In this offering,
       (1) our U.S. employees and (2) our independent contractors in the states of California, New York, Illinois and Washington, in each case at the time of the merger, who hold vested stock fund units in their accounts in the CB Richard Ellis Services deferred compensation plan will be allowed to elect to continue to hold these vested stock fund units in the plan, but after the offering they will receive shares of our Class A common stock in connection with any future distributions under the plan instead of shares of CB Richard Ellis Services common stock. If these participants in the deferred compensation plan do not choose this option, they will have one or more other investment options they may choose under the plan at the time of the merger. If any of the people in the two categories listed above have stock fund units that have not vested prior to the merger, those stock fund units will automatically continue to remain in the plan but will represent the right to receive shares of our Class A common stock upon a future distribution under the plan. Because these participants may not choose another investment option under the plan for the unvested stock funding units, no investment decision is being made for these units and they are not included as part of this offering.

Q:  Which of the offerings can I participate in?

A: The qualifications for participation in each of the offerings are the following:

    .  Offering of shares for direct ownership and grants of options: All of
       (1) the designated managers, (2) our directors after the merger, (3) our U.S. employees other than designated managers and (4) our independent contractors in the states of California, New York, Illinois and Washington may participate in the offering of shares for direct ownership. If a designated manager purchases a specified amount of shares in the offering of shares for direct ownership, the designated manager will be eligible to receive a grant of stock options.

    . Offering of shares held in 401(k) plan: All of our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan may participate in this offering.

    . Offering of shares underlying stock fund units: All of (1) our U.S. employees and (2) our independent contractors in the states of California, New York, Illinois and Washington, in each case at the time of the merger, who have stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger may participate in this offering.

Q:  Is there a limit to my participation in the offerings?

A: Yes. The limits to your participation in the offerings are generally described below:

    .  Offering of shares for direct ownership and grant of stock
       options: Only          shares of our Class A common stock for direct
       ownership will be made available to all of (1) the designated managers, (2) our directors after the merger, (3) our U.S. employees other than designated managers and (4) our independent contractors in the states of California, New York, Illinois and Washington. As a result, you will not be entitled to purchase the full amount of these shares you subscribe for if the total subscriptions from participants in this offering exceeds the aggregate share amount offered. Only up
       to         options to acquire shares of our Class A common stock will be granted by us to designated managers in connection with this offering.

    .  Offering of shares held in 401(k) plan: Only         shares of our
       Class A common stock will be made available to all of our U.S. employees as a group who are currently participants in the CB Richard Ellis Services 401(k) plan. If this offering is over-subscribed, the amount of shares that each participating employee is able to purchase in the offering will be reduced proportionately based on the number of these shares subscribed for in this offering. In addition, no employee may have more than 50% of his or her 401(k) plan account balance on the date of this prospectus invested in shares of our Class A common stock.

    . Offering of shares underlying stock fund units: Each of (1) our U.S. employees and (2) our independent contractors in the states of California, New York, Illinois and Washington will only be able to participate in this offering to the extent that the employee or independent contractor holds stock fund units in his or her CB Richard Ellis Services deferred compensation plan account at the time of the merger that have vested prior to the merger.

  For additional information about the terms of the offerings, you should read the section of this prospectus titled "The Offerings."

Q: If I am a designated manager, could the limitation on participation in the offering of shares for direct ownership prevent me from purchasing enough shares to be eligible to receive stock options?

A: No. Even if the total subscriptions for participants in the offering of shares for direct ownership exceeds the aggregate number of shares being made available in that offering, we will ensure that each designated manager is allowed to purchase enough shares to satisfy the eligibility requirements for receiving stock options.

Q: How were the purchase price for the Class A common stock and the exercise price for the options to acquire Class A common stock determined?

A: The purchase price of $16.00 per share for the shares of our Class A common and the exercise price of $16.00 for the options to acquire our Class A common stock are the same as the price that will be paid by the members of the buying group for the shares of our Class B common stock that they will acquire pursuant to the contribution and voting agreement. The offering price of $16.00 per share is also the same price that is being paid in the merger to the CB Richard Ellis Services stockholders, which will not include the members of the buying group, for each share of CB Richard Ellis Services common stock that they own.

Q: Are there any risks associated with investing in the offerings that I should consider?

A: Yes. There are numerous and significant risks associated with investing in any of the offerings. You should read each of the risk factors in the section of this prospectus titled "Risk Factors" before you decide to invest in any of the offerings. As a result of these risks, you could lose all or part of the money that you pay to buy shares of our Class A common stock in the offerings.

Q: How does an investment in our Class A common stock differ from an existing investment in CB Richard Ellis Services common stock?

A: Our business after the merger will be substantially the same as CB Richard Ellis Services' business before the merger. However, as a result of the transactions, we will have substantially more indebtedness than CB Richard Ellis Services currently has. In addition, because our Class A common stock, unlike CB Richard Ellis Services common stock, will not be publicly traded or listed on a national stock exchange and because you will be required to sign a subscription agreement significantly restricting your ability to transfer shares of our common stock you own directly, it will be much more difficult to sell shares of our Class A common stock than it is for you to currently sell shares of CB Richard Ellis Services common stock. Also, if you purchase shares of our Class A common stock to be held in the CB Richard Ellis Services 401(k) plan, you will generally not be able to sell those shares prior to becoming eligible for a distribution under the plan, unlike shares of CB Richard Ellis Services common stock currently held in the plan, which generally may be sold by plan participants at any time. Each share of our Class A common stock also will have proportionately lower voting rights than each share of CB Richard Ellis Services common stock because each share of Class A common stock will have one vote and each share of Class B common stock, which shares will be held only by the members of the buying group, will have ten votes. For additional information about the amounts and terms of the indebtedness that we will incur in connection with the transactions, you should read the sections of this prospectus titled "Capitalization" and "Description of Indebtedness." If you would like to know more about the restrictions on your ability to transfer shares of our Class A common stock, you should read the sections of this prospectus titled "Description of the Offering Documents-- Subscription Agreements" and "Description of the Plans--Capital Accumulation Plan." If you would like to know more about the voting and other rights applicable to our Class A common stock and our Class B common stock, you should read the section of this prospectus titled "Description of Capital Stock."

Q: Are there any potential tax consequences for me if I participate in any of the offerings?

A: Yes. Because tax matters can be very complicated, the tax consequences to you that may result from participating in one or more of the offerings will depend upon your particular situation. If you would like to read more about some of the tax consequences that may apply to you in the offerings, you should read the sections of this prospectus titled "U.S. Federal Tax Consequences," "U.S. Federal Tax Consequences to Non-U.S. Holders," "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan--Federal Income Tax Consequences of the Amendments" and "Description of the Plans--2001 Stock Incentive Plan--Federal Income Tax Consequences of the Awards Under the Stock Incentive Plan." However, in any event, you should consult your tax advisor for a full understanding of the tax consequences of any of the offerings to you.

Q:  If I want to subscribe in the offerings, what should I do?

A: We expect to conduct a series of meetings between members of our senior management and our employees and independent contractors who are eligible to participate in these offerings. The meetings will be held at CB Richard Ellis Services' offices in a number of cities in the U.S. on dates and at times that we will communicate to these employees. If you do not work at one of CB Richard Ellis Services' offices in or near one of the cities where the meetings will be conducted, we will make available to you a video or telephonic connection with at least one of the meetings. At these meetings, we will distribute the preliminary prospectus and discuss the matters described in the prospectus. Upon the effectiveness of the registration statement, if you decide that you want to participate in one or more of the offerings, you will be required to complete and return to us
    the appropriate subscription materials no later than           , 2001. The
    subscription materials will indicate how and when you should deliver payment for any of our securities that you decide to acquire in the offerings. If you would like to know more about the offering process, you should read the section of this prospectus titled "The Offerings."

Q:  When will the offerings be completed?

A: We expect to complete the offerings substantially simultaneously with the closing of the merger agreement. We currently expect to close the merger agreement in late June or in July 2001.

Q: What if the merger agreement is terminated, abandoned or does not close for some other reason?

A: The offerings will not be completed if the merger agreement is terminated, abandoned or does not close for some other reason. If you have delivered any subscription materials or payment to us before the termination or abandonment of the merger agreement, we will promptly return the materials or payment to you. You should read the section of this prospectus titled "The Transactions--Merger Agreement" if you would like to know more about the conditions to the closing of the merger agreement.

Q: What type of information will be available about CBRE Holding and CB Richard Ellis Services after the closing of the merger agreement and the offerings?

A: After the closing of the transactions and the offerings, we expect to be subject to both the reporting requirements and the proxy rules of the Securities Exchange Act of 1934. These requirements mean that we will file the same type of periodic and other reports and proxy statements that CB Richard Ellis Services currently files, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and a proxy statement for each of our stockholder meetings. In addition, our stockholders that beneficially own 5% or more of our common stock, such as the BLUM Funds and Freeman Spogli, will be required to file, and amend as warranted, a Schedule 13D or Schedule 13G and our directors, officers and stockholders that beneficially own 10% or more of our common stock will be subject to the "short-swing" trading rules under Section 16 of the Securities Exchange Act. In the future, if we no longer have at least 300 holders of record of our common stock, we may decide to deregister our common stock under the Securities Exchange Act. In that case we would no longer need to file proxy statements and our stockholders, directors and officers would not need to file Schedule 13Ds or Schedule 13Gs and would no longer be subject to
   Section 16. However, even if we deregister our common stock, we would be required under the indenture governing our senior notes to continue to file the other reports indicated above for as long as the senior notes remain outstanding.

Q: Does CBRE Holding have any current intentions to apply for a listing of the shares of its common stock on a national securities exchange or the Nasdaq National Market?

A: No. Although an underwritten public offering of shares of our common stock and a listing of these shares may occur in the future, we do not have any current intention to do so and these events may never happen.

Q:  Will I be able to transfer my shares to whomever I want?

A: No. Prior to the earlier of ten years from the closing of the transactions or 180 days after an underwritten initial public offering of our common stock that results in the listing of our common stock on a national stock exchange or the Nasdaq National Market, you generally will only be able to transfer your shares to the following types of persons:

    . specified members of your family or a person acting as a fiduciary on their behalf;

    . trusts or other entities, all of the beneficial interests of which are held by you or one or more of the persons indicated in the prior bullet point;

    .  us;

    .  the BLUM Funds;

    .  Freeman Spogli or their affiliates; or

    . except for shares held by our designated managers that remain subject to a right of repurchase, any of our employees who have signed a subscription agreement or generally agree to become subject to the terms of your subscription agreement.

  In addition, if you are a designated manager and you sell shares of our common stock that are subject to a pledge agreement securing a full-recourse note delivered to us in connection with the offerings, you will be required to use the after-tax proceeds from this sale to repay all or, if the after-tax proceeds are less than the outstanding balance of the note, a portion of the outstanding balance of the note.

  If you purchase shares to be held in our 401(k) plan in the offerings, the terms of this plan generally will prevent you from selling those shares prior to the time you are eligible to receive a distribution under the plan. In addition, prior to receiving a distribution under the 401(k) plan, if you have not previously signed a subscription agreement you will be required to sign a stockholder's agreement that has restrictions on transfer identical to those included in the subscription agreements. If you elect to continue to hold stock fund units in the deferred compensation plan, prior to receiving shares of our Class A common stock upon a distribution under this plan, if you have not previously signed a subscription agreement you generally will be required to sign a stockholder's agreement that has restrictions on transfer identical to those included in the subscription agreements.

  For additional information about the transfer restrictions in the subscription agreements and under our 401(k) plan, you should read the sections of this prospectus titled "Description of the Offering Documents-- Subscription Agreements" "Description of the Plans--Capital Accumulation Plan."

Q: What happens to my shares of Class A common stock if holders of at least a majority of the shares of CBRE Holding Class A and Class B common stock decide to sell their shares?

A: These holders may be able to require you to sell the same proportion of the outstanding shares of our Class A common stock that you own as the Class A and Class B common stock they sell to the proposed purchaser. If these holders do not, or are not able to, exercise the "required sale" right described in the prior sentence, as long as the purchaser is not an affiliate of the BLUM Fund, you will be able to sell, if you so desire, the same proportion of the outstanding shares of our Class A common stock that you own as the Class A and Class B common stock these holders sell to the proposed purchaser. With respect to both the "co-sale" right described in the immediately preceding sentence and the "required sale" right, you generally will be entitled to receive the same amount and type of consideration per share as the majority selling stockholders. However, in the sale, you will also be required to provide the same representations, warranties, covenants and indemnities as the majority holders. For additional information about the "required sale" right and the "co-sale" right, you should read the sections of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Required Sale" and "--Co-Sale Right."

Q: Does CBRE Holding have a right to repurchase any of the shares that I purchase in the offerings?

A: Only designated managers that use a full-recourse to purchase shares in the offering of shares for direct ownership will have a portion of their shares subject to a right of repurchase. In that event, the number of shares subject to repurchase immediately after the offerings will be a number of shares with an aggregate offering price equal to two times the principal amount of the note. This right to repurchase generally will lapse with respect to 20% of the shares initially subject to repurchase on each of the first five anniversaries of the closing of the merger. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on that date will continue to remain subject to repurchase at all times after that date.

Q: What will happen to my account balance in the deferred compensation plan if CBRE Holding or CB Richard Ellis Services files for bankruptcy or becomes insolvent?

A: To the extent your account balance is invested in any alternative under the plan other than stock fund units, you will become a general unsecured creditor of CB Richard Ellis Services Holding for the value of your account. As an unsecured creditor of CB Richard Ellis Services, you will be subordinate to any claims by the secured creditors of CB Richard Ellis Services against its assets, including the lenders under the senior secured credit facilities of CB Richard Ellis Services, which lenders will have liens on substantially all of its assets after the merger. In the event that any of its assets remain after the claims of its secured creditors have been satisfied in full, then you would share in the distribution of these remaining assets with all of its other general unsecured creditors. To the extent your account balance is invested in stock fund units in the plan, you would not receive any of the assets of CB Richard Ellis Services in the event of the bankruptcy or insolvency of us or CB Richard Ellis Services. For additional information regarding the deferred compensation plan, you should read the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan," and for additional information regarding the senior secured credit facilities of CB Richard Ellis Services after the merger, you should read the section of this prospectus titled "Description of Indebtedness--CB Richard Ellis Services Senior Secured Credit Facilities."

Q:  Will I be able to transfer the full-recourse note?

A: No. If you are a designated manager and you transfer shares of our common stock, you will be required under the terms of the note and the designated manager subscription agreement to use the proceeds to repay all or, if the proceeds are less than the outstanding balance of the note, a portion of the outstanding balance of the note.

Q:  What if I have additional questions regarding the offerings?

A: As we indicated above, we will be holding meetings at CB Richard Ellis Services' offices in a number of cities in the U.S. and subject to securities law restrictions, we will attempt to answer all questions that you may have regarding the offerings. In addition, if you have questions regarding the merger, you should refer to the proxy statement that has been filed by CB Richard Ellis Services with the SEC or contact the following:

    CB Richard Ellis Services, Inc.
    200 North Sepulveda Boulevard, Suite 300
    El Segundo, California 94025
    Telephone Number: (310) 563-8600

                                 THE OFFERINGS

Generally

   We are offering up to             shares of our Class A common stock,
including shares to be owned directly, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan. In addition, in connection with the offering of shares to the designated managers, we also will grant an
aggregate of      options to acquire shares of our Class A common stock to
eligible designated managers. Except for designated managers in the countries of the United Kingdom, Canada and Australia, the offerings are only being made to our U.S. employees and our independent contractors in the states of California, New York, Illinois and Washington who continue to work for us through the completion of the merger. Except for the designated managers described in the preceding sentence, the offerings are not being made to any of our employees outside the United States.

   Reasons for the Offerings. We are making these offerings to allow these employees and independent contractors to have an equity stake in our company after the closing of the merger. We believe that allowing these employees and independent contractors to participate in the offerings will provide the following benefits for us and the employees and independent contractors:

  . provide an incentive for them to continue improving the operating performance of CB Richard Ellis Services and its subsidiaries; and

  . assist us in attracting and retaining employees and independent contractors.

   Purchase Price and Exercise Prices. The purchase price for the shares of our Class A common stock that we are offering will be $16.00 per share. This price is the same as the price being paid to the CB Richard Ellis Services stockholders for each of their shares of CB Richard Ellis Services common stock in connection with the merger and is the same price being paid by members of the buying group for the shares of our Class B common stock they acquire under the contribution and voting agreement. The exercise price for each of the options to acquire our Class A common stock that we will grant in connection with the offering of shares to our designated managers will be $16.00 per share of Class A common stock underlying those options.

   Payment of the Purchase Price and the Exercise Prices. The purchase price for each of the shares purchased in the offerings will be payable in full upon the closing of the merger agreement. The exercise price for each of the shares underlying stock options that is granted to our designated managers in the offerings will be payable, upon exercise of the option by the designated manager, at any time after the applicable stock options have become vested and exercisable until the applicable termination date of the stock options. For additional information regarding the terms of payment of the purchase price and exercise prices, you should read the sections below titled "Subscription Documents" and the section of this prospectus titled "Description of Offering Documents."

   Conditions to the Offerings. Each of the offerings being made pursuant to this prospectus is conditioned upon the prior or simultaneous completion of the merger. One of the conditions to the completion of the merger is that the registration statement of which this prospectus forms a part has been declared effective by the Securities and Exchange Commission. We have filed the registration statement, but it has not yet been declared effective by the SEC. The completion of the merger, however, is not conditioned upon the sale of any shares pursuant to the offerings. For additional information regarding the conditions to the completion of the merger, you should read the section of this prospectus titled "The Transactions--Merger Agreement."

   Offerings Meetings. After the registration statement of which this prospectus forms a part is filed with the SEC, we expect to conduct a series of meetings between members of our senior management and our employees and independent contractors from the states of California, New York, Illinois and Washington. These meetings will be held at CB Richard Ellis Services' offices in a number of cities in the U.S. on dates and at times that we will communicate to these employees and independent contractors. For these employees and

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

independent contractors who do not work at one of CB Richard Ellis Services' offices in or near one of the cities where the meetings will be conducted, we will make available video or telephonic connections to one of the meetings. At the meetings, we will distribute the preliminary prospectus to discuss the matters described in this prospectus.

   Deadline for Subscriptions. If you would like to participate in any of the offerings that are being made available to you, you must return to us the signed and completed subscription documents described below that are applicable
to the offerings in which you would like to participate no later than   :
 .m. on          ,            , 2001.

Subscription Documents

   After the registration statement, of which this prospectus forms a part, has been declared effective by the SEC, we will provide our U.S. and selected non-U.S. employees and our independent contractors in the states noted above with copies of each of the following subscription documents that are applicable to them. Each of the following subscription documents are described in greater detail in the section of this prospectus titled "Description of the Offering Documents" and are included as exhibits to the registration statement.

   Our "designated managers" are our employees who on April 1, 2001 were designated by our board of directors as designated managers and on April 24, 2001 were notified by us of their designation and who are employed by us as of the closing of the merger agreement. Our "non-management employees" are all of our U.S. employees, other than the designated managers, and all of our independent contractors in the states of California, New York, Illinois and Washington, who are employed or retained by us as of the closing of the merger agreement.

   Subscription Agreements. If you are a designated manager or a non-management employee and would like to participate in offerings of shares for direct ownership described below, you will be required to execute and deliver a copy of the subscription agreement to us by the subscription deadline, which agreement is described in the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements." The subscription agreement that will be made available to our designated managers will contain additional terms as a result of the full-recourse note they may be entitled to deliver to us in connection with the offering of shares for direct ownership. If you are married, your spouse will be required to agree to the terms of the subscription agreement by signing and delivering to us by the subscription deadline the Consent of Spouse page that is part of the subscription agreement.

   Full-Recourse Note and Pledge Agreement. If you are a designated manager, you may be able to pay a portion of the purchase price for the shares of Class A common stock that you purchase in the offering of shares for direct ownership by delivering to us a full-recourse note. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note. Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares for direct ownership, a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as designated by our board of directors. If the designated manager pays a portion of the purchase price for shares by delivering a full-recourse note, the designated manager must pledge as security for the note a number of shares of our Class A common stock having an offering price equal to 200% of the principal amount of the note. These pledged shares will be held by us to secure the repayment of the note. The pledge agreement will provide that, in the event the designated manager fails to repay this debt, we can sell his or her pledged shares to satisfy this liability.

   If you are a designated manager and decide to use this payment option for the offering of shares for direct ownership, you will need to sign and deliver to us by the subscription deadline a copy of the full-recourse note and a copy of the pledge agreement. The terms of the full-recourse note is described in the section of this prospectus titled "Description of the Offering Documents--Full-Recourse Note," and the pledge agreement is described in the section of this prospectus titled "Description of the Offering Documents--Pledge Agreement." If you are married, your spouse will be required to agree to the terms of the pledge agreement by signing and delivering to us by the subscription deadline the Consent of Spouse page that is a part of the pledge agreement.

   Option Agreement. If you are a designated manager eligible to receive a grant of stock options in connection with the offering of shares for direct ownership and would like to receive this grant, you will be required to execute and deliver to us a copy of the option agreement, which is described in the section of this prospectus titled "Description of the Offering Documents-- Option Agreement."

   401(k) Plan Instructions Form. If you are one of our U.S. employees currently participating in the CB Richard Ellis Services 401(k) plan and you would like to participate in the offering of shares of our Class A common stock to be held in the CB Richard Ellis Services 401(k) plan as described below, you will be required to execute and deliver to a representative of U.S. Trust Company, which will be the trustee for the stock fund under the 401(k) plan after the merger, a form of CB Richard Ellis Services Capital Accumulation Plan Instructions to Trustee prior to the subscription deadline. If you have any questions regarding the 401(k) plan instructions to trustee form, you should contact U.S. Trust at the following phone number: (800) 535-3093.

   Deferred Compensation Plan Election Form. If you are one of our U.S. employees or our independent contractors in the states of California, New York, Illinois and Washington that holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger, your vested stock fund units will remain in the deferred compensation plan after the merger and each stock fund unit will represent the right to receive one share of our Class A common stock, unless you affirmatively elect to convert the value of these stock fund units, based upon a value of $16.00 per stock fund unit, into another investment alternative available under the deferred compensation plan. If you do not want to continue to hold the vested stock fund units and would like to convert the value of your vested stock fund units into another investment alternative, then you will be required to execute and deliver to us by the subscription deadline a specific form related to CB Richard Ellis Services Deferred Compensation Plan, which form is described in the section of this prospectus titled "Description of the Offering Documents-- Deferred Compensation Plan Election Form."

Descriptions of the Offerings

 Offering of Shares for Direct Ownership

   We are offering up to an aggregate of       shares of our Class A common
stock to the designated managers and the non-management employees for direct ownership at an offering price of $16.00 per share. The number of shares being made available in this offering assumes that both the offering of shares to be held in the CB Richard Ellis Services 401(k) plan and the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan are fully subscribed for. To the extent shares are not subscribed for in those other offerings, we will make an equivalent number of additional shares available in the offering of shares for direct ownership.

   In connection with the payment of the purchase price for the shares being offered for direct ownership, each designated manager and non-management employee will have the option to irrevocably assign to us the right to receive the net cash proceeds that they would otherwise be entitled to receive, if any, in the merger for each of the following:

  . shares of CB Richard Ellis Services common stock owned by the designated manager or non-management employee at the time of the merger, other than those shares owned through the CB Richard Ellis Services 401(k) plan; and

  . options held by the designated manager or non-employee to acquire shares of CB Richard Ellis Services common stock.

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

   These assigned proceeds would constitute payment for all or a portion of the shares of our Class A common stock that the designated manager or non-management employee decides to acquire for direct ownership.

   Over-Subscription. In the event that this offering of shares is over-
subscribed , meaning we receive offers to purchase more than the       shares
we have set aside for this offering, we will determine the number of shares to be allocated to the designated managers and non-management employees in the offering.

   Grants of Stock Options to Designated Managers. In connection with the offering of shares for direct ownership, the designated managers will be
eligible to receive an aggregate of up to          options to acquire our Class
A common stock. Unless our board of directors determines otherwise, a designated manager will receive a grant of a portion of these options only if he or she subscribes for a minimum number of shares in the offering of Class A common stock for direct ownership. The minimum number of shares that a designated manager must subscribe for in order to receive an option grant is a percentage of 625,000 shares that will be allocated to that designated manager by our board of directors.

   If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated manager a percentage of the total options equal to the percentage of the 625,000 shares allocated to that designated manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

   For example, if the percentage of 625,000 shares that a designated manager must subscribe for is 1%, if the designated manager subscribes for at least 6,250 shares in the offering for direct ownership, he or she will be granted options, representing 1% of the aggregate options available for grant to all designated managers.

   At the time that the merger and the offerings are completed, the total options available for grant to the designated managers will equal 10% of the sum of the following:

  . the outstanding shares of our Class A common stock and Class B common stock;

  . the shares of our Class A common stock underlying the vested and unvested stock fund units under the CB Richard Ellis Services deferred compensation plan;

  . the shares of our Class A common stock issuable upon exercise of the
    options granted to the senior managers, assuming all        options are
    granted;

  . the shares of our Class A common stock issuable upon exercise of options to acquire Class A common stock for a purchase price of $50.00 per share that will be available for grant to employees in the discretion of our board of directors; and


  . the shares of our Class B common stock issuable upon exercise of warrants.

   The exercise price for each of the options granted to the designated managers will be $16.00 per share. Subject to the designated manager's continued employment, the options will vest and become exercisable in 20% increments on each of the first five anniversaries of the date of grant. Upon a change of control, all of the options will become fully vested and exercisable. The options will not be exercisable prior to their vesting. The options are non-transferable and can only be exercised by the designated manager or his or her estate. Subject to earlier termination in the event of the designated manager no longer being employed by us, the options will have a term of ten years. For additional information regarding the termination and the term of the stock options, you should read the section of this prospectus titled "Description of the Offering Documents--Option Agreement."

   Each designated manager who receives a grant of options to acquire our Class A common stock will be required to sign an option agreement. For additional information about the terms of the option agreement, you should read the section of this prospectus titled "Description of the Offering Documents-- Option Agreement."

   All of the stock options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, which means that the designated manager will be subject to taxation at ordinary income rates upon exercise of the stock options. The options will be granted and the option shares will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

   Full-Recourse Note for Designated Managers. Under the circumstances described below, a designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in this offering by delivering to us a full-recourse note having the terms described below. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note.

   Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares of Class A common stock for direct ownership a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as described above. If the designated manager satisfies this requirement, the maximum amount of the full-recourse note that he or she may deliver to us will be equal to 50% of the aggregate purchase price of the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options.

   For example, if a designated manager must subscribe for at least 6,250 shares for direct ownership in order to receive a grant of options, then that designated senior manager may deliver a full-recourse note only if he or she subscribes for at least 6,250 shares. If such designated manager subscribes for at least 6,250 shares, the maximum amount of the offering price that may be paid for by the designated manager using a full-recourse note is $50,000, which represents 50% of the $100,000 purchase price for 6,250 shares. This maximum applies even if the designated manager subscribes for more than 6,250 shares for direct ownership.

   The terms of the note are described in the section of this prospectus titled "Description of the Offering Documents--Full-Recourse Note."

   Pledge Agreement. If a designated manager delivers a full-recourse note for a portion of the aggregate purchase price for shares, then the designated manager must deliver a pledge agreement, the terms of which are described below in the section of this prospectus titled "Description of the Offering Documents--Pledge Agreement" and a form of which is included as an exhibit to the registration statement that has been filed with the SEC.

   Right of Repurchase for Designated Manager Shares. If a senior manager's employment with us is terminated, we will have the right to repurchase a portion of the shares that he or she purchased in the offering of shares for direct ownership. The amount of the shares initially subject to this repurchase right immediately after the offerings will be the minimum number of shares required for such designated manager to receive a grant of options as determined by our board of directors. However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will be subject to the right of repurchase.

   For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, then if such designated manager subscribes for 6,250 shares or more then 6,250 shares will initially be subject to the right of repurchase.

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

   Upon each of the first five anniversaries of the closing of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on that date will continue to remain subject to repurchase at all times after that date.

   Any of the designated manager's shares that are subject to a right of repurchase may not be sold by the designated manager while they are subject to this right.

   Subscription Agreement. Each designated manager and non-management employee that purchases shares of our Class A common stock for direct ownership will be required to sign a subscription agreement. The subscription agreement for designated managers will include additional terms applicable to the full-recourse note and the right of repurchase. For additional information about the subscription agreements, you should read the sections of this prospectus titled "Description of the Offering Documents--Subscription Agreement."

   2001 Stock Incentive Plan. The shares of our Class A common stock being offered for direct ownership will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

 Offering of Shares to be held in CB Richard Ellis Services 401(k) Plan

   We are offering to all of our U.S. employees who are currently participants
in the CB Richard Ellis Services 401(k) plan up to      shares of our Class A
common stock at an offering price of $16.00 per share. These shares will be held in the CB Richard Ellis Services 401(k) plan, which will be amended to add this new investment alternative. To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering, or to use the proceeds, if any, received in the merger by the employee for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan. To the extent that an employee holds shares of CB Richard Ellis Services common stock in his or her 401(k) account at the time of the merger and does not elect to use the merger proceeds for these shares to participate in this offering, then he or she will be required to instruct the trustee invest the proceeds in one or more of the other investment alternatives available under the CB Richard Ellis Services 401(k) plan. Except for the ability to invest in shares of our Class A common stock in the 401(k) plan, we expect the range of available investment alternatives at the time of the merger to be substantially the same as those that are currently available.

   Limitations on Investment in 401(k) Stock Fund. As a group, our U.S. employees currently participating in the CB Richard Ellis Services 401(k) plan will be offered the opportunity to direct the trustee of the plan to purchase
for the CBRE Holding Common Stock Fund an aggregate of up to       shares of
our Class A common stock at an offering price of $16.00 per share. However, no individual participant in the plan may invest in the CBRE Holding Common Stock Fund more than 50% of his or her entire 401(k) plan account balance on the date of this prospectus. If this offering is oversubscribed, the number of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

   401(k) Plan Trustee and Election Form. U.S. Trust Company, National Association has been retained by CB Richard Ellis Services to act as an independent trustee of the CBRE Holding Common Stock Fund investment alternative in the plan. In order to acquire shares of our Class A common stock in this offering using his or her plan account, a participant in our 401(k) plan at the time of the merger must affirmatively elect, prior to the subscription deadline, to direct U.S. Trust, as stock fund trustee, to invest a portion of his or her plan account in CBRE Holding Shares after the merger, as described above. In order to make this election, the participant will be required to complete and return to U.S. Trust the election forms described in the section of this prospectus titled "Description of the Offering Documents-- 401(k) Plan Election Form." If an employee has not furnished instructions to the trustee using the appropriate completed election form prior to the subscription deadline as described above, the employee will not be able to participate in the offering of shares of our Class A common stock to be held in the 401(k) plan.

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

   Adequate Consideration Requirement. U.S. Trust will be obligated to follow the purchase decisions made by participants unless it determines that the instructions are not consistent with its fiduciary obligations under Employee Retirement Income Security Act of 1974. In this regard, U.S. Trust will engage an independent financial advisor and will only follow the purchase instructions if it receives an opinion from this advisor that concludes that the purchase price is fair to plan participants and constitutes not more than "adequate consideration" for purposes of the ERISA.

   Inability to Sell Shares Held in the Plan. In evaluating the offer of securities to be purchased within the plan, and whether an investment in the CBRE Holding Common Stock Fund satisfies the prudence requirements of ERISA for retirement plan investments, participants should take into account that following the merger they will not be able to sell those shares and invest the proceeds in other investments under the plan. We are currently exploring a mechanism that, if ever implemented, would be effective at some point after the merger and would allow participants that hold shares of our Class A common stock in the CB Richard Ellis Services 401(k) plan to sell a limited number of these shares. However, even if we were able to establish this type of mechanism, the ability to sell shares held in the 401(k) plan would be significantly limited. In addition, we may never be able to implement this mechanism so you should not assume that we will ever have a mechanism in place that allow the sale of shares to be held in the 401(k) plan.

   Participants should also take into account that an investment in the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or hardship withdrawals from the plan, since assets held in the CBRE Holding Common Stock Fund may not be used for loans or hardship withdrawals.

   Voting and Plan Distributions. Participants will generally be entitled to direct U.S. Trust with respect to the voting of shares allocated to their accounts in the CBRE Holding Common Stock Fund consistent with the current practice Vanguard has implemented with respect to the CB Richard Ellis Services Common Stock Fund, which is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Capital Accumulation Plan--Voting Rights." To the extent a participant who is invested in the CBRE Holding Common Stock Fund is entitled to a distribution under the plan, the participant will have the right either to receive such portion of his or her distribution in CBRE Holding Shares or to instruct the trustee to sell the shares and receive the cash proceeds of the sale. If, the trustee cannot otherwise sell the shares prior to an underwritten initial public offering after which our Class A common stock is listed for trading on a national securities exchange or quoted on the Nasdaq National Market, we will be obligated to purchase these shares at the then fair market value.

   Stockholders' Agreement. If a participant elects to receive a distribution of shares, rather than cash, at any time prior to the earlier of the tenth anniversary of the merger or 180 days after an underwriter initial public offering of our Class A common stock after which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, the participant will be required to sign a stockholders' agreement if the participant has not previously signed a subscription agreement other than with respect to the provision regarding purchasing shares. This agreement will include substantially the same provisions as the subscription agreement. For a description of the terms of the subscription agreement, see "Description of the Offering Documents--Subscription Agreements."

   Amended 401(k) Plan. The CB Richard Ellis Services 401(k) plan, including the amendments, is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Capital Accumulation Plan."

 Offering of Shares Underlying Stock Fund Units in CB Richard Ellis Services Deferred Compensation Plan

   A number of the U.S. employees and independent contractors in the states of California, New York, Illinois and Washington at the time of the merger currently hold stock fund units in the CB Richard Ellis Services deferred compensation plan. Each stock fund unit currently gives the person that owns it the right to receive one share of CB Richard Ellis Services common stock on future distribution dates as described in the plan. The deferred compensation plan is being amended to provide that, after the merger, each stock fund unit will entitle its holder to receive one share of our Class A common stock on a future distribution date under the plan, rather than one share of CB Richard Ellis Services common stock. We are offering to our U.S. employees and to our independent contractors in the states of California, New York, Illinois, and Washington up to
      shares of our Class A common stock that will replace the shares of CB Richard Ellis Services common stock that underlie all stock fund units under the CB Richard Ellis Services deferred compensation plan at the time of the merger.

   Merger Agreement Provisions. Pursuant to the terms of the merger agreement, at the effective time, the CB Richard Ellis Services deferred compensation plan will be amended so that each stock fund unit will represent the right to receive one share of our Class A common stock on a future distribution date as described in the plan. Each of our U.S. employees and each of our independent contractors in the states of California, New York, Illinois or Washington who has vested stock fund units credited to his or her account as of the merger will be required, prior to the merger, to make one of the following elections with respect to his or her vested stock fund units:

  . convert the value of his or her vested stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold the vested stock fund units in his or her account under the deferred compensation plan.

If no election is made, these vested stock fund units will remain in the deferred compensation plan after the merger and each stock fund unit will represent the right to receive one share of our Class A common stock.

   Every other participant in the deferred compensation plan who has vested stock fund units credited to his or her account as of the merger must convert the value of his or her vested stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan.

   The offering of shares underlying stock fund units is being made pursuant to this prospectus to permit our U.S. employees and independent contractors in the states of California, New York, Illinois and Washington to continue to hold the stock fund units and then receive a number of shares of our Class A common stock upon future distributions under the deferred compensation plan equal to the number of shares of CB Richard Ellis Services common stock that he or she would have received prior to the amendment of the deferred compensation plan.

   Any CB Richard Ellis Services stock fund units held by a participant in the deferred compensation plan that have not vested at the time of the merger will remain in the deferred compensation plan after the merger. These stock fund units will represent the right to receive shares of our Class A common stock on future distribution dates as described in the plan.

   Stockholder's Agreement. Prior to the earlier of the tenth anniversary of the merger and 180 days after an underwriter initial public offering of our Class A common stock after which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, before a participant may receive a distribution of shares of our Class A common stock under the plan, if the participant has not previously signed a subscription agreement he or she will be required to sign a stockholder's agreement. This agreement will include substantially the same provisions, other than with respect to the provisions regarding purchasing shares, as the subscription agreement described below under the title "Description of the Offering Documents--Subscription Agreements."

   Amended Deferred Compensation Plan. The deferred compensation plan is described in the section of this prospectus titled "Description of the Plans-- CB Richard Ellis Services Deferred Compensation Plan."

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

                     DESCRIPTION OF THE OFFERING DOCUMENTS

   The following summarizes the subscription documents that apply to one or all of the offerings, each of which is included as an exhibit to the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission. You should carefully read the subscription documents that apply to any offering in which you decide to participate and not rely solely upon the descriptions of those documents provided below.

Subscription Agreements

 Generally

   Any of the designated managers and non-management employees who participate in the offering of shares for direct ownership will be required to execute and
deliver to us a copy of the subscription agreement described below by   :
 .m. on     ,      , 2001, which is the subscription deadline. The section
below titled "Description of Terms in All Subscription Agreements" summarizes the terms that are in all of the subscription agreements. The subscription agreements that will be made available to our designated managers for execution and delivery to us will contain additional terms that are summarized in the section below titled "Description of Terms in Only the Designated Manager Subscription Agreements."

   The subscription agreement will not apply to any shares to be held in the CB Richard Ellis Services 401(k) plan or the shares underlying stock fund units in the deferred compensation plan. However, before someone who purchases shares to be held in the 401(k) plan may receive any future distribution of those shares pursuant to the terms of the plan, he or she generally will be required to sign and deliver to us a stockholder's agreement that is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Capital Accumulation Plan." In addition, before someone who participates in the offering of shares of our Class A common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan may receive any future distribution of those shares pursuant to the terms of the plan, he or she generally will be required to sign and deliver to us a stockholder's agreement that is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan."

 Risks Related to Subscription Agreements

   If you participate in the offering of shares for direct ownership or receive shares in a distribution from your 401(k) plan or deferred compensation plan account, your ownership of shares of our Class A common stock will be subject to significant restrictions under the subscription agreement, which will subject you to numerous risks associated with your investment. To learn more about these risks, you should read the section of this prospectus titled "Risk Factors."

 Description of Terms in All Subscription Agreements

   The following terms are in both the subscription agreements that will be provided to designated managers and the subscription agreements that will be provided to non-management employees.

   Assignment of Proceeds from Merger. Pursuant to the subscription agreement, you may use some or all of the net cash proceeds that you would otherwise be entitled to receive under the merger agreement for any shares of CB Richard Ellis Services common stock that you own of record at the time of the merger or options that you hold to acquire CB Richard Ellis Services common stock to purchase shares of our Class A common stock for direct ownership. If you decide to use your merger proceeds in this way, then you will be required to irrevocably assign these cash proceeds to us under the subscription agreement. As a result of this assignment, we will become entitled to receive those proceeds from the merger as payment, in part or in whole, for the shares that you purchase for direct ownership.

   We have attempted to structure the offerings so that, by irrevocably assigning your right to receive the cash proceeds that you would have received in the merger as payment to us for your Class A common stock, you can claim that you exchanged shares of CB Richard Ellis Services common stock for our Class A common

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stock in a tax-free exchange. There can be no assurance that the Internal
Revenue Service will agree with that characterization. For more information about the U.S. federal income tax consequences of the merger and the offerings, see the section of this prospectus entitled "U.S. Federal Tax Consequences."

   If you decide to assign part of your merger proceeds to us as payment for your shares for direct ownership, then you must deliver to us prior to the stockholder vote on the merger the form of assignment attached to the subscription agreements. Following completion of the merger you will receive your shares of Class A common stock when you deliver the share certificates evidencing the shares whose merger proceeds you have assigned to us. Your decision to assign the merger proceeds from any shares of CB Richard Ellis Services' common stock will not affect your ability to sell those shares of common stock prior to the merger.

   Legends and Additional Shares Acquired. Each certificate representing shares of Class A common stock held directly will have a legend on it stating that the holder of the certificate agrees to be bound by the provisions of the subscription agreement, including the restrictions on transfer described below. In addition, any additional shares of our Class A common stock that are acquired by an employee who signs a subscription agreement, including as a result of a permitted transfer from any other employees or as a result of the exercise of stock options, generally will be subject to the terms of the subscription agreement.

   Representations and Warranties. Under the terms of the subscription agreement, the employee will represent and warrant to us as to each of the following on the date that the subscription agreement is signed by him or her:

  . the employee is competent to, and has sufficient capacity to, execute and deliver the subscription agreement, as well as the full-recourse note and the pledge agreement, if applicable to the employee;

  . the subscription agreement, as well as the full-recourse note and the pledge agreement, if applicable to the employee, have been duly executed and delivered and constitute valid and binding obligations of the employee enforceable against the employee in accordance with their terms;

  . the number of shares of CB Richard Ellis Services common stock for which the employee is the record owner is correctly identified in the subscription agreement; and

  . the employee understands that the shares subject to the agreement will be subject to restrictions and limitations, including with respect to transfers, and has read this prospectus, including the section titled "Risk Factors."

   We will give representations and warranties regarding the subscription agreement to you similar to those described in the first two bullet points immediately above.

   Conditions to Subscription. After the employee has signed and delivered the subscription agreement, we are not obligated to complete the sale of shares to the employee unless each of the following conditions have been satisfied:

  .  the employee has delivered payment in full for the shares;

  . the employee has executed and delivered to us (1) the stock purchase agreement described below and, (2) if applicable to the employee, the full-recourse note, the pledge agreement and the stock power for the shares of CB Richard Ellis Services common stock for which the employee is the record owner if the employee is assigning any of his or her merger proceeds to us; and

  .  the merger has been completed.

   Your obligation under the subscription agreement to purchase the shares of Class A Common Stock that you subscribe for will generally be subject to the condition that the merger has been completed.

   General Transfer Restrictions. Prior to the earlier of the tenth anniversary of the merger and 180 days after we close a qualifying initial public offering of our Class A common stock, which is described below, shares of

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

our Class A common stock owned by the employee will have significant restrictions on transfer. Generally, the only persons or entities to which these shares may be transferred prior to the end of the transfer restriction period are the following:

  . the employee's spouse, parent, descendant, step-child or step-grandchild, or any executor, estate, guardian, committee, trustee or other fiduciary acting solely on behalf or solely for the benefit of any spouse, parent, descendant, step-child or step-grandchild;

  . any trust, corporation, partnership or limited liability company, all of the beneficial interests in which are held, directly or indirectly, by the employee and/or one or more of the individuals listed in the prior bullet point, so long as during the period that any trust, corporation, partnership or limited liability company holds any right, title or interest in any shares of our Class A common stock, no person other than the employee or the individuals listed in the prior bullet point may be or become beneficiaries, stockholders, general partners or members of any trust, corporation, partnership or limited liability company;

  .  us;

  .  the BLUM Funds, Freeman Spogli or any of their respective affiliates;
     and

  . except for shares owned by designated managers subject to a right of repurchase, which are described in the section titled "Repurchase Right" below, any of our other employees who has signed a subscription agreement or who agrees to be subject to the terms of the transferring employee's subscription agreement.

   Assumption Agreement. If shares are transferred to anyone described in the first two bullet points above, prior to the transfer, both the transferring employee and the transferee must sign and deliver to us an assumption agreement. Under the assumption agreement, the transferor will remain subject to the subscription agreement and the transferee generally will become subject to most of the terms of the subscription agreement, including all of the limitations on transfers. After the transfer, if the transferee at any time ceases to have the same status described in the first two bullet points above that allowed the initial transfer to occur, then the transferee will be required to transfer back to the transferring employee any shares received by the transferee.

   Qualifying Initial Public Offering. Under the terms of the subscription agreement, a "qualifying initial public offering" means an underwritten offering of our Class A common stock to the public after the effective time of the merger pursuant to an effective registration statement filed under the Securities Act pursuant to which our Class A common stock becomes listed on a national securities exchange or authorized for quotation on the Nasdaq National Market.

   Co-Sale Right. Prior to the end of the transfer restrictions, if any of our stockholders sell a majority of the outstanding shares of our Class A and Class B common stock, taken together, to anyone other than the BLUM Fund or its affiliates, then the employee will be able to sell the same proportion of the shares of Class A common stock owned by the employee that are not subject to a right of repurchase as are being sold by the stockholders selling a majority of the outstanding shares. If the employee exercises this right, the sale of his or her shares of Class A common stock will generally be on the same terms as the sale of a majority of our outstanding Class A and Class B common stock that triggered that right. However, in the event that the purchaser requires that the sale be structured as a recapitalization for financial accounting purposes and that we no longer be subject to the reporting requirements or Section 14 of the Securities Exchange Act of 1934, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

   In order to participate in this sale, the employee generally will be required to make the same representations and warranties, and provide related indemnification, to the proposed purchaser regarding the ownership of, and title to, the shares being sold by the employee as the majority sellers make regarding the shares they are selling. In addition, the employee will be required to pay his or her pro rata share of any liability arising out of any representations, warranties, covenants or agreements between the sellers and the purchaser that survive the closing of the sale and do not relate to the ownership of, or title to, the shares being sold.

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

   The co-sale right does not apply to any underwritten offering of our securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

   Required Sale. To the extent permitted by applicable law, prior to the end of the transfer restrictions, if any of our stockholders sell a majority of the outstanding shares of our Class A and Class B common stock, taken together, to anyone other than the BLUM Funds, then these selling stockholders will be able to require the employee to sell to the same proposed transferee the same proportion of the shares of Class A common stock owned by the employee as are being sold by the stockholders selling a majority of the outstanding shares. If the selling stockholders exercise this right, the sale of the employee's shares of Class A common stock will generally be on the same terms as the sale of a majority of our outstanding Class A and Class B common stock that triggered such sale. However, in the event that the purchaser requires that the sale be structured as a recapitalization for financial accounting purposes and that we no longer be subject to the reporting requirements or Section 14 of the Securities Exchange Act of 1934, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

   In connection with this sale, the employee generally will be required to make the same representations and warranties, and provide related indemnification, to the proposed purchaser regarding the ownership of, and title to, the shares being sold by the employee as the majority sellers make regarding the shares they are selling. In addition, the employee will be required to pay his or her pro rata share of any liability arising out of any representations, warranties, covenants or agreements between the sellers and the purchaser that survive the closing of the sale and do not relate to the ownership of, or title to, the shares being sold.

   The required sale right does not apply to any underwritten offering of our securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

   Other Agreements. In addition to the provisions described above, the subscription agreement also includes, among others, the following agreements:

  . Holdback Agreement. In connection with any initial underwritten offering of shares of our Class A common stock to the public pursuant to a registration statement filed under the Securities Act of 1933, the employee will agree not to sell any shares of our Class A common stock or any securities exchangeable or exercisable for, or convertible into, shares of our Class A common stock during the period beginning 30 days prior to the effective date of the applicable registration statement and ending 180 days after the effective date.

  . Confidentiality. The employee generally agrees that, except as required by law, he or she will not at any time disclose any non-public confidential information about us and our affiliates to any person, other than our responsible officers and employees, without our prior written consent.

  . Arbitration. We and the employee generally agree that all disputes arising under, or in connection with the interpretation of, the subscription agreement will be resolved solely through confidential binding arbitration proceedings.

   Termination in Event of Sale. Most provisions in the subscription agreement will terminate upon the sale of all or substantially all of our equity interests to anyone other than our stockholders, whether by merger, consolidation or otherwise.

   Shares Subject to the 2001 Stock Incentive Plan. The shares of Class A common stock purchased for direct ownership pursuant to the subscription agreement are subject to the 2001 Stock Incentive Plan. In the event of a conflict between any term or provision of the 2001 Stock Incentive Plan and any term or provision of the subscription agreement, the applicable terms and provisions of the subscription agreement will govern and prevail. To learn more about this plan, you should read the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."


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

 Description of Terms in Only the Designated Manager Subscription Agreements

   Repurchase Right. If a designated manager's employment with us is terminated, we will have the right to repurchase a portion of the shares that he or she purchases in the offering of shares for direct ownership. We will be required to exercise this right within 180 days after the designated manager's employment ends. The amount of the shares initially subject to this repurchase right will be the minimum number of shares required for such designated manager to receive a grant of options as determined by our board of directors. However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will initially be subject to the right of repurchase.

   For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, then if such designated manager subscribes for 6,250 shares or more then 6,250 shares will initially be subject to the right of repurchase. If the designated manager only purchases 6,000 shares, then all of these shares will initially be subject to the right of repurchase.

   Upon each of the first five anniversaries of the closing of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on the date employment ends will continue to remain subject to repurchase at all times after that date. Any of the designated manager's shares subject to our right of repurchase may not be sold by the designated manager while they are subject to this right.

   The repurchase price for the shares is the fair market value of the shares at the time the designated manager's employment ends, unless the designated manager was terminated for cause or voluntarily ended his or her employment for other than good reason, in which case the repurchase price is the lesser of the fair market value and the amount that the designated manager paid for those shares in the offerings. Prior to a qualifying initial public offering, which is described in the section titled "General Transfer Restrictions" above, the "fair market value" of the shares will be determined in good faith and on a consistent basis by our board of directors, disregarding any discount for minority interests, restrictions on transfer or lack of marketability.

   Under the designated manager subscription agreements, the following definitions are used:

  . "cause" means (1) the willful failure of the designated manager to perform his or her duties to us or our subsidiaries which is not cured following written notice, (2) the conviction of the designated manager of a felony, (3) willful malfeasance or misconduct by the designated manager that is materially and demonstrably injurious to us or our subsidiaries or (4) the breach by the designated manager of the material terms of the full-recourse note, the pledge agreement or the designated manager subscription agreement, including, without limitation, the provisions described below regarding transfer restrictions, non-competition, business opportunities, confidentiality and discharge of indebtedness; and

  . "good reason" means (1) a substantial diminution in the designated manager's position or duties with us or our subsidiaries, an adverse change in the reporting lines of the designated manager, or the assignment to the designated manager by us or our subsidiaries of duties materially inconsistent with his or her position with us or our subsidiaries, (2) any reduction in the designated manager's base salary or any material adverse change in the designated manager's bonus opportunity or (3) our failure or that of our subsidiaries to pay the designated manager's compensation or benefits when due; in each of the foregoing clauses (1) through (3) which is not cured within 30 days following our receipt of written notice from the designated manager describing the event that would constitute good reason if not cured within the 30 day period.

   Shares that are (1) subject to a right of repurchase may not be transferred by the designated manager.

   Sale Right. Prior to the end of the transfer restrictions, if the designated manager's employment by us ends and we have not exercised our repurchase right at least 20 days prior to the date that the designated

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

manager's full-recourse note becomes due and payable, as described below under the section titled "Full-Recourse Note," then the designated manager may require us to repurchase the number of shares of our Class A common stock held by the designated manager necessary to repay the full-recourse note on the date it becomes due and payable. In order to exercise this sale right, the designated manager must deliver a notice to us indicating the exercise no later than 10 days prior to the date that the full-recourse note becomes due and payable. The purchase price for the shares that we buy upon exercise of the designated manager's sale right will be the same as we would pay if we had exercised the repurchase right described above. The entire purchase price for the shares will be applied to the repayment of the note. If the purchase price for these shares is not sufficient to repay the note in full then the designated manager will remain personally obligated to repay the remaining amount of the note.

Full-Recourse Note

   Under the circumstances described in the section of this prospectus titled "The Offerings," a designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in the offering of shares for direct ownership by delivering to us a full-recourse note having the terms that are summarized below.

   Interest and Payment. Interest will accrue on the principal amount of the full-recourse note at a market rate that we currently expect to be approximately 10% per year, compounded annually, and payable in cash on each March 31, June 30, September 30 and December 31 prior to the payment in full of all unpaid principal and accrued and unpaid interest. All accrued and unpaid interest, together with all unpaid principal, if not paid sooner, will be due on the earliest of:

  .  the 9th anniversary of the loan;

  . 30 days after the termination of the designated manager's employment by us with cause or by the designated manager without good reason;

  . 180 days after the termination of the designated manager's employment by us without cause, by the designated manager for good reason or upon the designated manager's death or disability;

  .  the acceleration of the maturity of the loan as described below; or

  . the designated manager's receipt of any proceeds of the sale of the common stock subject to the pledge agreement, but only to the extent of the after tax proceeds from such sale.

The definitions of "cause" and "good reason" are the same as those described above in the section titled "Subscription Agreements--Repurchase Right." Any overdue amount under the full-recourse note will bear an annual interest rate of 12%, compounded annually.

   Acceleration. The outstanding principal amount and accrued interest on a note will automatically become due and payable if:

  . the designated manager commences an action under any law relating to bankruptcy, insolvency or relief of debtors;

  . there is commenced against the designated manager an action under any law described in the prior bullet point which results in the entry of an order for relief or the action remains undismissed for a period of 60 days; or

  .  the designated manager otherwise becomes insolvent.

In the event that the designated manager defaults in any payment obligation under the full-recourse note or in any agreement contained in the pledge agreement, we may accelerate the full-recourse note by delivery of a written notice to the designated manager. If we deliver a notice of acceleration, the unpaid outstanding principal amount of the note and all the accrued and unpaid interest will become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the designated manager in the full-recourse note.

Pledge Agreement

   If a designated manager pays a portion of the purchase price for shares of our Class A common stock to be directly owned by delivering a full-recourse note, the designated manager must pledge as security for the note a number of these shares having an offering price equal to 200% of the amount of the note. The pledged shares will be held by us pursuant to a pledge agreement. Under the pledge agreement, the designated manager will pledge and grant to us a first priority security interest in all of the pledged shares, as well as any proceeds derived from the pledged shares.

   In connection with the pledging of the pledged shares, we will take possession of the certificates representing the pledged shares at the time of the closing of the offerings and the designated manager will be required to execute and deliver to us prior to the closing of the offerings an assignment that we will make available to the designated manager. The designated manager will also be required to make to us a representation and warranty that there are no other encumbrances on the pledged shares. The pledged shares will be held by us until the repayment of all principal and all accrued but unpaid interest on the full-recourse note.

   Without our prior written consent, the designated manager may not transfer the pledged shares, incur any liens or interests in favor of any other persons on the pledged shares or otherwise enter into any agreements that would restrict our right to transfer the pledged shares. Unless the designated manager has defaulted on the note, while we hold the pledged shares the designated manager will retain the right to vote and receive any dividends declared on the shares, although we will have a lien on any dividends received by the designated manager prior to the repayment in full of the note.

   If any obligation under the full-recourse note is not paid in full when due or accelerated, after notifying the designated manager of our intent, we will have the right to receive any and all cash payments paid, and be able to exercise all the rights of the designated manager, with respect to the pledged shares. Also, we will have and may exercise all our rights and remedies under applicable New York law, including selling the pledged shares. If the proceeds from the sale of the pledged shares are less than the remaining outstanding balance of the note and accrued and unpaid interest, the unpaid portion of the note will remain outstanding as an obligation of the designated manager. To the extent permitted by law, the designated manager agrees to waive all claims and damages against us arising out of the exercise of our rights.

   The designated manager also will agree to deliver all further documents or take all further action to perfect and protect the pledge of the shares and the first priority security interest granted to us and will authorize us to file a financing statement with respect to the collateral with the signature of the designated manager as appropriate. The designated manager will further agree to pay and indemnify us and our directors, employees and affiliates for any and all liabilities and expenses related to or arising from the full-recourse note or the pledge agreement or any exercise of remedies under either the note or the pledge agreement.

   The pledge agreement will be a continuing assignment and remain effective until all obligations under the full-recourse note are paid. Once the obligations are fully paid, the designated manager will be entitled to the return and the release of our security interest in the pledged shares.

Option Agreement

   Each designated manager who receives a grant of options to acquire our Class A common stock in connection with the offering of shares of our Class A common stock for direct ownership will be required to sign an option agreement. For additional information regarding the circumstances under which the designated managers may receive grants of options, you should read the section of this prospectus titled "The Offerings--Description of the Offerings."

   Grant of the Options. The options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, as amended.

   Vesting Schedule. The options will vest and become exercisable with respect to 20% of the shares of our Class A common stock subject to the options on the first, second, third, fourth and fifth anniversaries of the date of grant. Prior to vesting, the options will not be exercisable. Upon a change of control, all options will become fully vested and exercisable. Under the 2001 Stock Incentive Plan, which together with the option agreement governs the terms of the stock options, a "change of control" is generally defined as either of the following:


  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group", as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the BLUM Funds, Freeman Spogli or their affiliates; or

  . any person or group, other than the BLUM Funds, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise and the representatives of the BLUM Funds, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding; for our purposes, a member of the group will not be considered to beneficially own the securities owned by other members of the group.

   Termination of Employment. If the designated manager's employment with us is terminated for any reason, the options will, to the extent not then vested, be canceled by us without consideration. However, in the case of Messrs. Wirta and White, (1) if his employment is terminated by us without cause or if he resigns from his employment with us for good reason, the options will immediately vest and become exercisable for all the shares subject to the options, or (2) if his employment is terminated due to his death or disability, the options will immediately vest and become exercisable for the number of shares with respect to which the options would have become vested and exercisable in the calendar year of the termination of employment.

   Period of Exercise. The designated manager may exercise the vested portion of the options at any time prior to the earliest to occur of:

  .  the tenth anniversary of the date of grant;

  . one year following the date of the designated manager's termination of employment as a result of death or disability;

  . ninety days following the date of the designated manager's termination of employment by us without cause, other than as a result of death or disability, or by the designated manager for any reason; and

  . the date of the designated manager's termination of employment by us for cause.

   For purposes of the option agreement:

   "cause" means (1) the designated manager's willful failure to perform duties to us, which is not cured within ten days, (2) the designated manager's conviction of a felony, (3) the designated manager's willful malfeasance or misconduct which is materially and demonstrably injurious to us or (4) breach by the designated manager of the material terms of any confidentiality provisions to which the designated manager is subject;

   "disability" means the inability of a designated manager to perform in all material respects his or her duties and responsibilities to us, for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period by reason of a physical or mental incapacity; and

   "good reason" means (1) a substantial diminution in the designated manager's position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with his or her position, (2) any reduction in the designated manager's base salary or material adverse change in the designated manager's bonus opportunity or (3) our failure to pay compensation or benefits to the participant when due under an employment agreement, in each case which is not cured within 30 days after notice.

   Method of Exercise. The vested portion of the options may be exercised by delivering to us at our principal office written notice of intent to so exercise. The notice must specify the number of shares for which the options are being exercised and be accompanied by payment in full of the option price.

   The purchase price for the shares as to which options are exercised must be paid to us in full at the time of exercise at the election of the designated manager (1) in cash or its equivalent, such as by check, (2) in shares of our Class A common stock having a fair market value equal to the aggregate option price for the shares being purchased and satisfying any other requirements imposed by us, as long as the shares have been held by the designated manager for no less than six months, or any other period as established from time to time by us in order to avoid adverse accounting treatment when applying U.S. generally accepted accounting principles, (3) partly in cash and partly in shares or (4) if shares of Class A common stock are listed on a national securities exchange or quoted on the Nasdaq National Market at the time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate option price for the shares being purchased. The designated manager will also be required to pay all withholding taxes relating to the exercise.

   Unless there is an available exemption the options may not be exercised prior to any registration or qualification of the options or the shares required to comply with applicable state and federal securities laws or with any ruling or regulation of any governmental body or national securities exchange that we in our sole discretion determine in good faith to be necessary or advisable. We expect to file, shortly after the effectiveness of the registration statement for these offerings, a registration statement on Form S-8 under the Securities Act covering all shares of Class A common stock underlying the options we grant to designated managers in the offering, as well as all other shares reserved for issuance under the 2001 Stock Incentive Plan.

   Should the designated manager die while holding the options, the vested portion of the options will remain exercisable by the designated manager executor or administrator, or the person or persons to whom the designated manager's rights will pass by will or by the laws of descent and distribution. Any heir or legatee of the designated manager will take the options subject to the terms and conditions of the 2001 Stock Incentive Plan and the option agreement.

   Legend on Certificates. The certificates representing the shares issued upon exercise of an option will contain a legend stating that they are subject to the subscription agreement and may be subject to any stop transfer orders or other restrictions we may deem advisable and we may cause an additional legend or legends to be put on any certificates to make appropriate reference to other restrictions.

   Transferability. Except as otherwise permitted by us, the options are exercisable only by the designated manager during the designated manager's lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the participant otherwise than by will or by the laws of descent and distribution.

   Withholding. A designated manager shall be required to pay to us and we shall have the right to withhold any applicable withholding taxes in respect of the options, their exercise or any payment or transfer under the options or under the 2001 Stock Incentive Plan.

   Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the options, the participant will make or enter into written representations, warranties and agreements that we may reasonably request in order to comply with applicable securities laws or with the option agreement.

   No Right to Continued Employment. Neither the 2001 Stock Incentive Plan nor the option agreement may be construed as giving the designated manager the right to be retained in employment by us. Further, we may at any time terminate the designated manager's employment, free from any liability or any claim under the plan or the option agreement without regard to due process or any obligation of good faith and fair dealing.

   Shares Subject to Plan and Subscription Agreement. The shares are subject to the 2001 Stock Incentive Plan and the subscription agreement. In the event of a conflict between any term or provision contained in the option agreement and a term or provision of the 2001 Stock Incentive Plan or the subscription agreement, the applicable terms and provisions of the 2001 Stock Incentive Plan or the subscription agreement, as applicable, will govern and prevail. In the event of a conflict between any term or provision of the 2001 Stock Incentive Plan and any term or provision of the subscription agreement, the applicable terms and provisions of the subscription agreement will govern and prevail.

401(k) Plan Instruction Form

   Upon the terms and conditions described in the section of this prospectus titled "The Offerings--Description of the Offerings," each of our U.S. employees who currently is a participant in the CB Richard Ellis Services 401(k) plan will be able to instruct the trustee of the 401(k) plan to invest a portion of his or her account balance in shares of our Class A common stock that we are offering by this prospectus. In order for an eligible participant to participate in this offering, the participant must complete, sign and return to the U.S. Trust Company a form of "Instructions to the Trustee" that U.S. Trust will make available to each of the plan participants prior to the merger.

   In this form, if a participant would like to purchase shares of our Class A common stock to be held in his or her plan account, the participant will be required to identify the number of shares that the participant would like U.S. Trust to purchase in the offering. However, in the event that the offering of shares to be held in the 401(k) plan is over-subscribed, meaning U.S. Trust
receives instructions to purchase more than the      shares we have set aside
in that offering, the amount of shares that each participant will be able to purchase in that offering will be reduced proportionately based upon the total number of 401(k) plan shares for which U.S. Trust receives instructions from all participating employees. Also in the form, if the participant is requesting U.S. Trust to purchase shares of our Class A common stock, the participant must instruct it to purchase the shares either by selling one or more investments in the participant's account and/or by applying the proceeds that the participant receives in the merger for the shares of CB Richard Ellis Services common stock that the participant holds in his or her 401(k) plan account, if any. If the participant would like to sell investments in his or her account to pay for all or part of the shares of our Class A common stock that will held in his or her account, then the participant will also need to complete and return to Vanguard Fiduciary Trust Company a form identifying which investments the participant would like to sell and in what amounts.

DCP Election Form

   Upon the terms and conditions described in the section of this prospectus titled "The Offerings--Description of the Offerings," each of our U.S. employees and our independent contractors in the states of California, New York, Illinois and Washington at the time of the merger that holds stock fund units in his or her deferred compensation plan at the time of the merger will be required to make one of the following elections:

  . convert the value of his or her vested stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold the vested stock fund units in his or her account under the deferred compensation plan.

   In order to make this election, the employee or independent contractor must complete, sign and return to CB Richard Ellis Services a form that it will make available to each of the eligible participants prior to the merger.

   In this form, each of the eligible participants in the offering of shares of our Class A common stock underlying stock fund units will be required to identify the following:

  . how many of his or her vested stock fund units he or she chooses to continue to hold in the plan after the offering, if any; and

  . if he or she chooses to convert the value of his or her units to another alternative under the plan, which alternatives he or she chooses to convert the units into.

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

                            DESCRIPTION OF THE PLANS

CB Richard Ellis Services Deferred Compensation Plan

   The CB Richard Ellis Services, deferred compensation plan, was adopted in 1994 and has undergone numerous amendments. As currently in effect, the deferred compensation plan permits a select group of management employees, as well as highly compensated employees, which generally are those whose compensation exceeds $100,000 a year, to elect immediately prior to the beginning of each calendar year to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one of three funds in the deferred compensation plan. From the participating employee's standpoint, these funds are bookkeeping accounts representing the right to receive a future distribution from us and the participant has no claim to any assets of CB Richard Ellis Services or its affiliates. The three funds are as follows:

  . The Insurance Fund. A participant may elect to have his or her deferred compensation allocated to the Insurance Fund. Within the Insurance Fund the employee can elect to have gain or loss on deferrals measured by one or more of approximately 30 mutual funds. CB Richard Ellis Services hedges its obligations to the participants under the Insurance Fund by actually buying a contract of insurance within which it has premiums invested in the mutual funds which participants have elected to measure the value of their deferred compensation. Historically, CB Richard Ellis Services has held the insurance contract in a Rabbi Trust. The participants have no interest in or claim to the Rabbi Trust, the insurance contract or the mutual funds within the insurance contract; they are merely general unsecured creditors of CB Richard Ellis Services. The insurance contract and the Rabbi Trust are assets of CB Richard Ellis Services available to its general creditors, including the deferred compensation plan participants, in the event of the bankruptcy or insolvency of CB Richard Ellis Services.

  . The Stock Fund. A participant may elect to have his or her deferrals allocated to the CB Richard Ellis Stock Fund, except that after the effective date of the merger such allocations may only be made with our consent. In the event a deferral is to be allocated to the Stock Fund, the amount of the deferral is divided by the closing price of CB Richard Ellis Services common stock on the New York Stock Exchange on the date of the deferral, or its fair value on that date if the deferral is after the effective date of the merger, and the result equals the number of stock fund units credited to the participant's account. Each stock fund unit has a value equal to one share of CB Richard Ellis Services common stock or, after the merger, one share of our Class A common stock. Participants in the Stock Fund have greater risk than the participants in the other deferred compensation plan funds because their only right in the event of a bankruptcy or insolvency is to receive shares of common stock of CB Richard Ellis Services, or our Class A common stock after the merger, and holders of these shares would only receive those of our assets remaining in bankruptcy or insolvency after the claims of all our creditors, including deferred compensation plan participants with allocations in the Insurance Fund, have been satisfied.

  . Interest Index Fund. From the deferred compensation plan's inception in 1994 until May of 1999 participants could elect to have their deferrals allocated to an Interest Index Fund, which we refer to as "Interest Index Fund I." All these allocations were then credited with interest at the rate payable by CB Richard Ellis Services under its principal credit agreement. Interest Index Fund I was suspended in April 1999 and no new deferrals were permitted to be allocated to it. Effective June 1, 2001 a new Interest Index Fund, which we refer to as "Interest Index Fund II," will be established. All deferrals allocated to Interest Index Fund II will be credited with interest at 10% per year for five years, or until distributed if earlier, and after that time at a rate no lower than the rate CB Richard Ellis pays under its principal credit agreement. The deferrals to Interest Index Fund II will not be funded with a Rabbi Trust or otherwise. Interest Index Fund II will only accept up to $20 million in deferrals, other than pursuant to the 2000 Company Match Program described below. A participant may elect to move allocations from the Insurance Fund--but not the Stock Fund or Interest Index Fund I--into Interest Index Fund II. After five years CB Richard Ellis Services reserves the right to terminate Interest Index Fund II. In that event a participant's account balance in Interest Fund II either will be distributed in cash to the participant or invested in the Insurance Fund. If a participant's account balance in Interest Index Fund II is to be invested in the Insurance Fund, CB Richard Ellis Services will transfer cash equal to the account balance into the Rabbi Trust for the Insurance Fund. The choice between a cash distribution and a new investment in the Insurance Fund is that of the participant, but the choice must be made prior to January 1, 2002. If a participant does not make a choice prior to January 1, 2002, he or she will be deemed to have elected a cash distribution.

   Distribution Payments. The deferred compensation plan permits participants to elect in service distributions, which may not begin less than three years following the election, and post-employment distributions. These distributions may be (a) in the form of a lump sum payment on a date selected by the participant or (b) in a series of quarterly installment payments, or annual installment payments in the case of stock fund units. Stock fund units are distributed only in the form of shares of common stock of CB Richard Ellis Services, or our Class A common stock after the merger. Separate distribution elections are permitted with respect to the deferrals for each year. There is limited flexibility to change distribution elections once made. A participant may elect to receive a distribution of his or her vested accounts at any time subject to a charge equal to 10% of the amount to be distributed.

   Company Match Program. The Company Match Program is a part of the deferred compensation plan and was in effect for just two years--1999 and 2000 and is not expected to be in effect in 2001. Under the Company Match Program, CB Richard Ellis allocated to the accounts of sales professionals who generated more than $1,000,000 in gross commissions for either of 1999 or 2000 an amount equal to the least of the following:

  . the amount the sales professional deferred for the applicable year;

  . 10% of one-half the sales professional's gross commission; and

  . $100,000

   The 1999 Company Match was made in the first quarter of 2000 in the form of an allocation of CB Richard Ellis Services stock fund units. In order to receive the 1999 Company Match a participant had to (1) sign a three year covenant not to compete, and (2) direct that a portion of his or her 1999 deferrals equal to 50% of the 1999 Company Match be allocated to CB Richard Ellis stock fund units. The 1999 Company Match vests 20% a year over a five-year period. In order to vest for any given year the participant must be employed by CB Richard Ellis Services on the last day of that year. The first 20% of the 1999 Company Match vested on December 31, 2000. Distributions of the 1999 Company Match benefits will be made only in shares of stock of CB Richard Ellis Services, or our Class A common stock after the merger, and only upon termination of employment.

   The 2000 Company Match is identical to the 1999 Company Match except that
(1) the amount of the Match will be allocated to Interest Index Fund II, (2) the participant must elect to have a portion of his or her 2000 deferrals equal to 50% of the 2000 Company Match allocated to Interest Index Fund II, although to the extent these deferrals were invested in the stock fund they will reduce the 50% allocation requirement, (3) vesting begins December 31, 2001 rather than December 31, 2000 and (4) distributions will be made in the form of cash rather than the shares of common stock.

   Company Retention Program. The Company Retention Program is also a part of the deferred compensation plan and was in effect for just one year, 2000 and is not expected to be in effect in 2001. Under the Retention Program the top 125 sales professionals were allocated CB Richard Ellis stock fund units as follows:

                                                 Stock
             Rank                                Units
             ----                                -----
             1-15............................... 5,700
             16-75.............................. 4,500
             76-125............................. 3,000

   The 5,700 and 4,500 share unit awards were conditioned upon the participant executing a three-year covenant not to compete. Retention Awards vest only if the participant is continuously employed by CB Richard Ellis Services through December 31, 2004. If a participant's employment terminates before that date, he or she forfeits the entire award and is not subject to the covenant not to compete. Distribution of benefits under the Company Retention Program are made only in shares of common stock of CB Richard Ellis, or our Class A common stock after the merger, and only after termination of employment.

   Company Recruitment Program. The Company Recruitment Program is a part of the deferred compensation plan and permits the grant of awards--in the form of allocations under the deferred compensation plan--up to a total of $3,218,750. During the first ten months of 2000, awards were made in the form of CB Richard Ellis Services stock fund units. After October 31, awards have been made in the form of allocations to the Insurance Fund. In the future, allocations are expected to be made in the form of allocations to Interest Index Fund II. The recruitment awards can only be made to new hires who are experienced sales professionals and can demonstrate that either in the current year or the previous year they have had income from services of more than $100,000. In order to receive a Recruitment Award an individual must execute a three-year covenant not to compete. Recruitment awards vest only if the individual is continuously employed by CB Richard Ellis Services for four years from the date of the award. If a participant's employment terminates prior to that date, he or she forfeits the entire award and is not subject to he covenant not to compete.

   Amendments in Connection with the Merger. A series of amendments to the deferred compensation plan will be made in connection with or as a result of the merger:

  . Interest Index Fund II will be established.

  . As of the effective time of the merger, each stock fund unit will thereafter represent the right to receive one share of our Class A common stock in accordance with the terms and conditions set forth in the deferred compensation plan instead of one share of CB Richard Ellis Services.

  . Prior to the merger, participants who have vested CB Richard Ellis stock fund units will be required to make one of the following elections prior to the merger: (1) stock fund units in their account, provided that this option will only be available to participants that are employees of CB Richard Ellis Services at the closing of the merger or are independent contractors of CB Richard Ellis Services or its subsidiaries in the states of California, New York, Illinois and Washington at the closing of the merger, or (2) convert the value of their stock fund units, at $16.00 per unit, into an interest in Interest Index Fund II or an interest in the Insurance Fund and select mutual funds within that fund in each case to measure future gains or losses for the amount so converted.

  . For administrative reasons, deferrals with respect to 2002 and subsequent years will not be paid in the form of installment distributions upon termination of employment, except for long service employees, which means 15 years or more of service, or employees near retirement age, which means 55 or older. All other participants will receive a lump sum distribution, but may pick the first day of any quarter after their employment terminates as the distribution date, provided the distribution date is not more than 10 years after their employment termination date. This change will not affect any existing installment election unless that election is later changed by the participant in the manner permitted under the deferred compensation plan. In the case of deferrals into the Stock Fund, a participant may elect to defer his or her lump sun distribution until the earlier of the first day of any calendar quarter after employment terminates, with a 10 year maximum deferral, or 180 days after the date, if any, our Class A common stock is traded on a national exchange or is quoted on the Nasdaq National Market. This special deferral rule for the Stock Fund recognizes that shares of our Class A common stock are highly illiquid and a distribution of this stock would result in ordinary income tax on the value of the distribution and the participant would be unable to sell the shares to pay the tax as a result of restrictions on sales customarily required by underwriters during the 180 days period after an underwritten initial public offering.

  . The Rabbi Trust, which is used to hold the insurance contracts for the Insurance Fund, will be amended effective June 1, 2001 to delete the provision that makes it irrevocable upon a change of control of CB Richard Ellis Services and to permit CB Richard Ellis Services to direct the trustee to take out of the Rabbi Trust any amounts participants elect to transfer from the Insurance Fund to the Interest Index Fund II.

  . After the merger, prior to the earlier of the occurrence of the tenth anniversary of the merger or 180 days after an underwritten initial public offering of our Class A common stock in which it becomes listed for trading on a national securities exchange of are quoted on the Nasdaq National Market, before a participant may receive a distribution of shares of our Class A common stock pursuant to the terms of the plan the participant will be required to sign and deliver a stockholder's agreement to us. This stockholder's agreement will generally contain all the terms described in the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Description of Terms in All Subscription Agreements," except that it will not contain the terms regarding assignment of proceeds from the merger, representations and warranties or conditions to subscription.

   For 2002 and subsequent years, an employee will have to have income from salary, bonus and commissions of $150,000, as compared to $100,000 currently, or more in order to participate in the deferred compensation plan. However, in the case of a sales professional, if his or her commissions for the prior two years exceeded $150,000, then he or she will be eligible for immediate first dollar participation in the deferred compensation plan. This change is being made in response to recent court decisions. For sales professionals whose compensation in each of the prior two years did not exceed $150,000, participation will be permitted only if in one of the two prior years he or she had compensation in excess of $150,000 and then only with respect to compensation in excess of $150,000 for the deferral year.

   Federal Income Tax Consequences of the Amendments. A participant will not recognize any ordinary income on the conversion of his or her investment in stock fund units with underlying shares of CB Richard Ellis Services common stock into an investment in stock fund units with underlying shares of our Class A common stock, mutual funds under the Insurance Fund or Interest Index Fund II. Upon the distribution to the participant of shares of our Class A common stock, the participant will recognize ordinary income equal to the fair market value of the shares at the time of distribution. Accordingly, a participant may be subject to tax liability although the participant received payment of shares, which may lack liquidity, rather than cash. Upon the payment of cash equal to the value of the participant's Insurance Fund or Interest Index Fund II account, the participant will recognize ordinary income equal to the cash received.

CB Richard Ellis Services Capital Accumulation Plan

   CB Richard Ellis Services maintains the CB Richard Ellis Services Capital Accumulation Plan, which is a tax qualified retirement plan that we generally refer to as the 401(k) plan. Generally, an employee of CB Richard Ellis Services is eligible to participate in the plan if the employee is at least 21 years old.

   Contributions. The plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the plan from 1% to 15%, in whole percentages, of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Participant contributions may be on a pre-tax basis, which we refer to as "pre-tax contributions" or on an after-tax basis, which we refer to as "after-tax contributions." In addition, a participant may roll over to the plan his or her account balance from a retirement plan of a former employer. Each year, CB Richard Ellis Services determines an amount of employer contributions, if any, it will contribute to the plan, which we refer to as "CB Richard Ellis Services contributions," based on the performance and profitability of the consolidated United States operations of CB Richard Ellis Services. CB Richard Ellis Services contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant's pre-tax contributions for that year, up to 5% of the participant's compensation. All amounts contributed to the plan, both participant contributions and CB Richard Ellis Services contributions, are held in a trust fund. The trust fund is currently administered by an independent trustee, Vanguard Fiduciary Trust Company. All amounts in the trust fund can only be used for the benefit of participants. The trustee makes all benefit payments from the trust fund.

   Vesting. A participant is always 100% vested in his or her pre-tax contributions, after-tax contributions and rollover contributions. A participant will become vested in CB Richard Ellis Services contributions as follows: (x) less than 5 years of vested service, 0% and (y) 5 years or more of vested service, 100%. However, a participant will become 100% vested, regardless of years of vested service, if (1) the participant reaches age 65 while actively employed, (2) the participant was hired after age 65 and becomes eligible to participate in the plan, (3) the participant dies or becomes disabled while employed, or (4) the plan is terminated.

   Investments. The participant may direct the investment of his or her account into a number of available investment options under the plan, currently including an option to invest in CB Richard Ellis Services common stock, and may change his or her investment elections pursuant to the terms of the plan. From time to time, CB Richard Ellis Services may change the investment options under the plan.

   Voting Rights. Voting rights in the mutual fund alternatives are not passed through to participants. However, voting rights with respect to the CB Richard Ellis Services common stock in the CB Richard Ellis Services Common Stock Fund are passed through to participants. Currently, the trustee votes shares of CB Richard Ellis Services common stock in the CB Richard Ellis Services Common Stock Fund that are not voted by participants in the same proportion as the shares in the fund for which the trustee did receive participants' directions.

   In Service Withdrawals. Generally, a participant is not entitled to a distribution from the plan during employment. However, during employment, a participant may take a loan from the plan of up to the lesser of (1) 50% of his or her vested account balance and (2) $50,000. In addition, after reaching age 59 1/2, a participant may withdraw all or a portion of his or her vested account balance from the plan. Last, if the participant is less than 59 1/2, he or she may, in limited circumstances, be eligible for a hardship withdrawal. However, if a participant holds shares of our Class A common stock in his or her account after the merger, as described below, he or she will be unable to take a loan from the plan, or receive a hardship withdrawal, with respect to those shares.

   Distributions. Generally, upon the participant's termination of employment, distributions from the plan are made in a single lump sum cash payment. However, if the participant has an account balance in the CB Richard Ellis Services Common Stock Fund, the participant may receive his or her distribution of all or a portion of his or her balance in that fund either in shares or in cash.

   Consequences of the Merger. In connection with the merger, each share of CB Richard Ellis Services common stock currently held by the plan in the CB Richard Ellis Services Common Stock Fund and credited to participant accounts will be exchanged for $16.00 in cash, and the plan will be amended to eliminate the CB Richard Ellis Services Common Stock Fund as an investment option within the plan. The cash received for the shares of CB Richard Ellis Services common stock will be available for reinvestment in one or more of the investment alternatives contained within the plan in accordance with the terms of the plan, including the new CBRE Holding Common Stock Fund under the circumstance described below.

   New Employer Stock Fund. In connection with the merger, a new CBRE Holding Common Stock Fund will be created as a plan investment alternative. All of our active U.S. employees participating in the plan at the time of the merger will be offered the opportunity to direct the trustee of the plan to purchase for the CBRE Holding Common Stock Fund shares of our Class A common stock at an offering price of $16.00 per share. The aggregate number of shares that we will
be offering for purchase by the CBRE Holding Common Stock Fund will be    .
These U.S. employees may use only pre-tax contributions and rollover contributions for their investments in the CBRE Holding Common Stock Fund, and no participant may invest more than 50% of his or her entire plan account balance in the CBRE Holding Common Stock Fund on the date of this prospectus. For purposes of making this determination for each participant, all other investments in the plan of a participant will be valued as of the month end immediately preceding the date on which the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission.

   401(k) Plan Trustee and Instructions Form. U.S. Trust Company, National Association has been retained by CB Richard Ellis Services to act as an independent trustee of the CBRE Holding Common Stock Fund investment alternative in the plan. In order to acquire shares of our Class A common stock in this offering using his or her plan account, a participant in the 401(k) plan at the time of the merger must affirmatively elect, prior to the subscription deadline, to direct U.S. Trust, as stock fund trustee, to invest a portion of his or her plan account in CBRE Holding shares after the merger, as described above. In order to make this election, the participant will be required to complete and return to U.S. Trust the form of instructions described in the section of this prospectus titled "Description of the Offering Documents--401(k) Plan Instructions Form." If an employee has not furnished instructions to the trustee using the appropriate form prior to the subscription deadline as described above, the employee will not be able to participate in the offering of shares of our Class A common stock to be held in the 401(k) plan.

   Adequate Consideration Requirement. U.S. Trust will be obligated to follow the purchase decisions made by participants unless it determines that the instructions are not consistent with its fiduciary obligations under the Employee Retirement Income and Security Act of 1974. In this regard, U.S. Trust will engage an independent financial advisor and will only follow the purchase instructions if it receives an opinion from this advisor that concludes that the purchase price is fair to plan participants and constitutes "adequate consideration" for purposes of ERISA.

   Inability to Sell Shares Held in the Plan. In evaluating the offer of securities to be purchased within the plan, and whether an investment in the CBRE Holding Common Stock Fund satisfies the prudence requirements required by ERISA for retirement plan investments, participants should take into account that following the merger they will not be able to sell these shares and invest the proceeds in other investments under the plan. We are currently exploring a mechanism that, if ever implemented, would be effective at some point after the merger and would allow participants that hold shares of our Class A common stock in the CB Richard Ellis Services 401(k) plan to sell a limited number of these shares. However, even if we were able to establish this type of mechanism, the ability to sell shares held in the 401(k) plan would be significantly limited. In addition, we may never be able to implement this mechanism so you should not assume that we will ever have a mechanism in place that allow the sale of shares to be held in the 401(k) plan.

   Participants should also take into account that an investment in the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or hardship withdrawals from the plan, since shares of our Class A common stock held in the CBRE Holding Common Stock Fund may not be used for loans or hardship withdrawals.

   Voting and Plan Distributions. Participants will generally be entitled to direct U.S. Trust with respect to the voting of shares allocated to their accounts in the CBRE Holding Common Stock Fund consistent with the current practice Vanguard has implemented with respect to the CB Richard Ellis Services Common Stock Fund, described above. To the extent a participant who is invested in the CBRE Holding Common Stock Fund is entitled to a distribution under the plan, the participant will have the right either to receive this portion of his or her distribution in shares of our Class A common stock or to instruct the trustee to sell the shares and receive the cash proceeds of the sale. If the trustee cannot otherwise sell the shares prior to an underwritten initial public offering after which our Class A common stock is listed for trading on a national securities exchange or is quoted on the Nasdaq National Market, we will be obligated to purchase these shares at the then fair market value.

   Stockholders Agreement. If the participant elects to receive shares of our Class A common stock upon a distribution prior to the earlier of the occurrence of the tenth anniversary of the merger or 180 days after an underwritten initial public offering of our Class A common stock in which it becomes listed for trading on a national securities exchange or are quoted on the Nasdaq National Market, if the participant has not previously signed a subscription agreement, before he or she may receive the distribution of these shares pursuant to the terms of the plan the participant will be required to sign and deliver a stockholder's agreement to us. This agreement will contain substantially the same provisions as the subscription agreements, other than with respect to the provisions regarding purchasing shares. For a description of the terms of the subscription agreement, see "Description of the Offering Documents--Subscription Agreements."

2001 Stock Incentive Plan

   The following description of the 2001 CBRE Holding, Inc. Stock Incentive Plan, which we refer to as our stock incentive plan, is not complete and is qualified by reference to the full text of the stock incentive plan, which has been filed as an exhibit to the registration statement. The stock incentive
plan was adopted by our board of directors on             , 2001.

   The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors
or independent contractors. A maximum of          shares of our Class A common
stock may be subject to awards under the stock incentive plan. A maximum of shares of our Class A common stock may be granted as options and stock appreciation rights to any participant during a calendar year. The number of shares issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. Class A common stock covered by awards that expire, terminate or lapse will again be available for option or grant under the stock incentive plan.

   Administration. The stock incentive plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee of the board of directors. The board of directors has the sole discretion to determine the employees, directors and independent contractors to whom awards may be granted under the stock incentive plan and the manner in which these awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the board of directors to employees, directors and independent contractors in the numbers and at the times during the term of the stock incentive plan as the board of directors determines. The board of directors is authorized to interpret the stock incentive plan, to establish, amend and rescind any rules and regulations relating to the stock incentive plan, and to make any other determinations that it deems necessary or desirable for the administration of the stock incentive plan. The board of directors may correct any defect, supply any omission or reconcile any inconsistency in the stock incentive plan in the manner and to the extent the board of directors deems necessary or desirable.

   Options. The board of directors will determine the exercise price for each option. However, an incentive stock option must generally have an exercise price that is at least equal to the fair market value of the shares on the date the option is granted. An optionholder may exercise an option by written notice and payment of the exercise price (1) in cash or its equivalent, (2) by the surrender of a number of shares of our common stock already owned by the optionholder for at least six months, or other period established from time to time by us in order to avoid adverse accounting treatment applying U.S. generally accepted accounting principles, with a fair market value equal to the exercise price, (3) in a combination of cash and shares of our common stock as qualified by clause (2) above or (4) if a public market for the shares exists, through the delivery of irrevocable instruments to a broker to sell shares of our common stock obtained upon exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the exercise price for the shares being purchased. Optionholders may satisfy their income tax withholding obligation through the withholding of a portion of the shares to be received upon exercise of the option.

   Other Stock-Based Awards. Our board of directors may grant awards of restricted stock units, shares of Class A common stock and restricted stocks and awards that are valued in whole or in part by reference to, or

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are otherwise based on the fair market value of, shares. The other stock-based awards will be subject to the terms and conditions established by the board of directors.

   Transferability. Unless otherwise determined by our board of directors, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

   Change of Control. In the event of a change of control, (1) any outstanding awards then held by participants which are unvested or otherwise unexercisable will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) our board of directors may (A) provide for a cash payment to the holder of an award in consideration for the cancellation of the award and/or (B) provide for substitute or adjusted awards. The definition of "change of control" is generally either of the following:

  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group", as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the BLUM Funds, Freeman Spogli or their affiliates or any group which includes any of them; or

  . any person or group, other than the BLUM Funds, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise and the representatives of the BLUM Funds, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding; for these purposes, a member of a group will not be considered to beneficially own the securities owned by other members of the group.

   Amendment and Termination. Our board of directors may amend, alter or discontinue the stock incentive plan in any respect at any time, but no amendment can diminish any of the rights of a participant under any awards previously granted without his or her consent.

   Federal Income Tax Consequences of the Awards under the Stock Incentive Plan. When a nonqualified stock option is granted, there is no income tax consequence for the optionholder or us. When a nonqualified stock option is exercised, in general, the optionholder recognizes compensation equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the optionholder.

   When an incentive stock option is granted, there are no income tax consequences for the optionholder or us. When an incentive stock option is exercised, the optionholder does not recognize income and we do not receive a deduction. The optionholder, however, must treat the excess of the fair market value of the shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the optionholder disposes of shares after the optionholder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, then the amount the optionholder receives upon the disposition over the exercise price is treated as long-term capital gain to the optionholder. We are not entitled to a deduction. If the optionholder makes a "disqualifying disposition" of the shares by disposing of the shares before the shares have been held for the above-described holding period, then the optionholder generally recognizes compensation income equal to the excess of (1) the fair market value of the shares on the date the incentive stock option was exercised, or, if less, the amount received on the disposition, over (2) the exercise price. We are entitled to a deduction equal to the income recognized by the optionholder.

   When a stock appreciation right is granted, there are no income tax consequences for the participant or us. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

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   The fair market value of shares of Class A common stock, or the cash, that a participant receives upon the grant of other stock-based awards over the amount paid for the other stock-based awards, excluding options, is generally recognized as compensation by the participant. However, if the other stock-based awards consist of property subject to a substantial risk of forfeiture, the amounts generally will not be recognized as ordinary income by the participant until the substantial risk of forfeiture lapses or until the participant makes an election under Section 83(b) of the Internal Revenue Code. We are entitled to a deduction equal to the income recognized by the participant.

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                                THE TRANSACTIONS

   The offerings being made by this prospectus are part of a series of substantially simultaneous transactions, including the proposed merger of our wholly-owned subsidiary, BLUM CB Corp., with and into CB Richard Ellis Services, Inc. pursuant to the amended and restated merger agreement, dated as of April 24, 2001, among us, CB Richard Ellis Services and BLUM CB Corp. Pursuant to the merger agreement, and subject to conditions set forth in the merger agreement, as a result of the merger, each of the outstanding shares of CB Richard Ellis Services common stock at the time of the merger, other than shares held by members of the buying group, will be converted into the right to receive $16.00 in cash. As a result of this proposed merger, CB Richard Ellis Services would become our direct, wholly-owned subsidiary. The completion of these offerings of our Class A common stock are conditioned upon the closing of the merger.

   Immediately prior to the merger pursuant to a contribution and voting agreement, each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for these shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,112 shares of our Class B common stock in exchange for these contributions. Also immediately prior to the merger, the BLUM Funds will
purchase between       and       shares of our Class B common stock for $16.00
per share, the same price per share as in these offerings. The actual number of
shares purchased by the BLUM Funds for cash will equal (1)       shares minus
(2) the number of shares of our Class A common stock purchased in the offerings made by this prospectus plus (3) the aggregate amount of full-recourse notes delivered by senior managers in the offerings divided by $16.00.

   In conjunction with the merger, we will issue and sell $75.0 million aggregate principal amount of 16% Senior Notes due 2011 to DLJ Investment
Funding, Inc., and issue and sell      shares of our Class B common stock to
DLJ for a purchase price of $0.01 per share. Also, in connection with the merger, CB Richard Ellis Services will enter into a new credit agreement with CSFB and other leaders to borrow $400.0 million in term loans. This credit agreement will also include a $100.0 million revolving credit facility, which is intended to finance our working capital requirements after December 31, 2000, and a portion of which will be drawn upon at the time of the merger. For additional information regarding the indebtedness we will incur in connection with the merger, you should read the section of this prospectus titled "Description of Indebtedness."

   The proceeds from the sale of our senior notes, the offerings of our Class A common stock and the purchase of our Class B common stock by the BLUM Fund, together with borrowings under the credit agreement, will be used to pay the holders of CB Richard Ellis Services common stock immediately prior to the merger, other than the members of the buying group, consideration of $16.00 per share in the merger, to refinance substantially all of CB Richard Ellis Services' existing indebtedness, to pay fees and expenses associated with the merger and for working capital and other general corporate purposes. For additional information regarding the use of proceeds received in the offerings, you should read the section of this prospectus titled "Use of Proceeds."

   Also in connection with the merger, we, each of the members of the buying group and DLJ will enter into a securityholders' agreement, which will contain agreements among us and the holders of the Class B common stock, including voting, transfer, restrictions, participation rights, registration rights, and a right of first offer in favor of the BLUM Funds.

   The following summarizes the merger agreement, the securityholders' agreement and the contribution and voting agreement, each of which is included as an exhibit to the registration statement filed with the SEC of which this prospectus forms a part. You should carefully read each of the agreements in their entirety and not rely solely upon the description of the agreements provided below.

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Merger Agreement

   The merger agreement provides that BLUM CB, a Delaware corporation wholly-owned by us, will merge into CB Richard Ellis Services. Following the completion of the merger, BLUM CB will cease to exist as a separate entity and CB Richard Ellis Services will continue as the surviving corporation and as our wholly-owned subsidiary.

   Effective Time. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at such later time as specified in the certificate of merger. We refer to this time as the effective time. We expect this filing to occur as soon as practicable after the adoption of the merger agreement by the stockholders of CB Richard Ellis Services at a special meeting and the satisfaction or waiver of the other conditions to the merger as set forth in the merger agreement.

   Merger Consideration. At the effective time of the merger, each share of CB Richard Ellis Services common stock outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $16.00 in cash, without interest or other payment, with the following exceptions:

  . treasury shares, shares of CB Richard Ellis Services common stock owned by us or BLUM CB, which will include the shares contributed to us by the buying group immediately prior to the merger, and shares of CB Richard Ellis Services common stock owned by any of its subsidiaries will be cancelled without any payment; and

  . shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Delaware law.

   At the effective time of the merger, each share of the common stock of BLUM CB issued and outstanding immediately before the effective time will be converted into the right to receive one share of common stock of CB Richard Ellis Services.

   Pursuant to the contribution and voting agreement which is described below, each share of CB Richard Ellis Services common stock held by a member of the buying group will be contributed by them to us immediately prior to the merger in consideration for the issuance by us of an identical number of shares of our Class B common stock. Each of the shares of the buying group contributed to us will be cancelled in connection with the merger without payment.

   Cancellation of Options in the Merger. At the effective time of the merger, each holder of an option to purchase shares of CB Richard Ellis Services common stock outstanding under any of its stock option or compensation plans or arrangements, whether or not vested, will have the right to have the option canceled and in exchange CB Richard Ellis Services will pay to each holder of a canceled option, as soon as practicable following the effective time, an amount per share that is subject to the option, equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding.

   Each holder of an option that does not elect to receive the consideration described in the previous sentence will continue to hold his or her options to acquire CB Richard Ellis Services common stock after the merger. However, after the merger, CB Richard Ellis Services will be our wholly-owned subsidiary and its common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Accordingly, if any holder exercised his or her options after the merger, the holder would receive common stock of our subsidiary, which common stock would be difficult, if not impossible, to sell.

   CB Richard Ellis Services Deferred Compensation Plan. At the effective time of the merger, the CB Richard Ellis Services deferred compensation plan will be amended so that each stock fund unit will represent the right to receive one share of our Class A common stock on a future distribution date as described in the

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

plan instead of one share of CB Richard Ellis Services common stock. Each of our U.S. employees and each of our independent contractors in the states of California, New York, Illinois or Washington who has vested stock fund units credited to his or her account as of the merger will be required, prior to the merger, to make one of the following elections with respect to his or her vested stock fund units:

  . convert the value of his or her vested stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold the vested stock fund units in his or her account under the deferred compensation plan.

   Every other participant in the deferred compensation plan who has vested stock fund units credited to his or her account as of the merger must convert the value of his or her vested stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan.

   CB Richard Ellis Services Capital Accumulation Plan. At the effective time of the merger, each share of CB Richard Ellis Services common stock credited to an employee account in the CB Richard Ellis Services capital accumulation plan will be exchanged for $16.00 in cash. At the effective time of the merger, provided that the registration statement of which this prospectus forms a part has been declared effective by the SEC, each of our U.S. employees with an account balance in the CB Richard Ellis Services capital accumulation plan may then elect to invest, pursuant to the terms of the capital accumulation plan, in shares of our Class A common stock based on a purchase price of $16.00 per share. However, the aggregate number of shares of our Class A common stock that will be made available for purchase will be limited to the quotient of fifty percent of the aggregate amount of cash paid to all participants in the merger for their shares of CB Richard Ellis Services common stock credited to their accounts in the capital accumulation plan, divided by $16.00. We may increase the number of shares that will be made available for purchase in our sole discretion. In the event that we receive requests to purchase an aggregate number of shares of our Class A common stock in excess of the amount described above, the amount subscribed to by each participant in the offerings will be reduced pro rata based on the number of shares of our Class A common stock that each participant initially requested to purchase. In any event, no participant will be entitled to have greater than 50% of his or her total account balance in the CB Richard Ellis Services capital accumulation plan invested in CBRE Holding shares as of the effective time of the merger, with all other investments in his or her capital accumulation plan account being valued as of the month end immediately preceding the effectiveness of the registration statement of which this prospectus forms a part.

   Officers, Directors and Governing Documents. Upon and after the effective time of the merger, the directors of BLUM CB will become the directors of CB Richard Ellis Services and the current officers of CB Richard Ellis Services will remain the officers of CB Richard Ellis Services in each case until their successors are duly elected or appointed and qualified. The certificate of incorporation and bylaws of CB Richard Ellis Services in effect immediately prior to the effective time will remain the certificate of incorporation and bylaws of CB Richard Ellis Services, each until amended.

   Conditions to the Merger. The obligations of CB Richard Ellis Services and us to complete the merger are subject to the satisfaction or, if legal, waiver of each of the following conditions:

  . stockholders who hold a majority of the outstanding common stock of CB
    Richard Ellis Services must adopt the merger agreement;

  . stockholders who hold at least 66 2/3% of the shares of outstanding common stock of CB Richard Ellis Services not owned by the members of the buying group or their affiliates must adopt the merger agreement;

  . the applicable waiting periods or required approvals under the Hart-
    Scott-Rodino Antitrust Improvements Act of 1976 and any similar foreign competition laws that apply must have expired or been terminated or received;

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  . no governmental entity can have enacted any law or taken any other action that restrains, enjoins or otherwise prohibits the merger or makes it illegal; and

  . the registration statement, of which this prospectus forms a part, must have been declared effective by the Securities and Exchange Commission and continue to be effective.

   The obligation of CB Richard Ellis Services to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions:

  . we and BLUM CB must have performed in all material respects all of our and their obligations under the merger agreement required to be performed at or before the effective time of the merger;

  . the representations and warranties made by BLUM CB and us in the merger agreement must have been true and correct in all material respects when made and at and as of the effective time of the merger;

  . CB Richard Ellis Services must have received a certificate signed by the president or chief executive officer of each of BLUM CB and us as to compliance with the conditions specified in the two preceding paragraphs;

  . we and BLUM CB must have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings with any governmental entity that are required in connection with the merger and the other transactions contemplated by the merger agreement and that, if not obtained, would make the merger illegal or would be reasonably likely, individually or in the aggregate, to prevent or materially impair the ability of BLUM CB and us to complete the transactions or to have a material adverse effect on CB Richard Ellis Services in the merger; and

  . the special committee must have received a letter addressed to it from a valuation firm as to the solvency of CB Richard Ellis Services and its subsidiaries after giving effect to the merger, the financing arrangements contemplated by BLUM CB with respect to the merger and the other transactions contemplated by the merger agreement.

   Our obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions:

  . CB Richard Ellis Services must have performed in all material respects its obligations contained in the merger agreement required to be performed at or before the effective time of the merger;

  . the representations and warranties made by CB Richard Ellis Services in the merger agreement must have been true and correct in all material respects when made and at and as of the effective time of the merger;

  . we must have received a certificate signed by the chief executive officer or chief financial officer of CB Richard Ellis Services as to its compliance with the conditions specified in the two preceding paragraphs;

  . CB Richard Ellis Services must have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings with any governmental entity that are required in connection with the merger and the other transactions contemplated by the merger agreement and that, if not obtained, would make the merger illegal or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on CB Richard Ellis Services, unless the failure of this condition to be satisfied is due to willful breach by either of the acquisition companies of any agreement, including the agreements related to our financing arrangements for the merger and the other transactions contemplated by the merger agreement;

  . the funding contemplated by the commitment letters for our financing of the merger and the other transactions contemplated by the merger agreement must have been obtained, or suitable alternative financing must have been obtained; and

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

  . consent must have been obtained from the holders of the portion of CB
    Richard Ellis Services' 8 7/8% senior subordinated notes outstanding required to amend those notes' indenture to permit the merger and the other transactions contemplated by the merger agreement.

   The merger agreement defines a material adverse effect on CB Richard Ellis Services as any material adverse effect on (1) the business, assets, liabilities, financial condition or results of operations of CB Richard Ellis Services and its subsidiaries, taken as a whole or (2) the ability of CB Richard Ellis Services to perform its obligations under the merger agreement or the other agreements and transactions contemplated by the merger agreement, in each case other than changes or developments resulting from global general economic or political conditions, conditions generally affecting the industry in which CB Richard Ellis Services and its subsidiaries operate, changes in U.S. or global financial markets or conditions, any generally applicable change in law or GAAP or interpretation of law or GAAP or the announcement of the merger agreement or the transactions contemplated by it or CB Richard Ellis Services' performance of its obligations under the merger agreement and compliance with the covenants in the merger agreement.

Securityholders' Agreement

   Pursuant to the contribution and voting agreement described below, we, DLJ Investment Funding, Inc. and each member of the buying group has agreed to enter into a securityholders' agreement upon the closing of the merger.

 Limitations on Transfer

   Each party to the securityholders agreement will agree not to sell any shares of our common stock or warrants to acquire our common stock, collectively, the "restricted securities," unless (1) the transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (2) the party has furnished us with an acceptable written opinion of counsel stating that no registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

   In addition, pursuant to the securityholders' agreement, each of DLJ Investment and the members of the buying group other than the BLUM Funds will agree that, until the earlier of ten years from the date the securityholders' agreement is signed or the date of an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, which period we refer to as the "restricted period," it will not sell any restricted securities except:

  . to its affiliates;

  . in the case of an individual who is a party to this agreement, to his or her spouse or direct lineal descendants, including adopted children, or antecedents;

  . in the case of an individual who is a party to this agreement, to a charitable remainder trust or trusts, in each case the current beneficiaries of which, or to a corporation or partnership, the stockholders or limited or general partners of which, include only the transferor, the transferor's spouse or the transferor's direct lineal descendants, including adopted children or antecedents;

  . in the case of an individual who is a party to this agreement, to the executor, administrator, testamentary trustee, legatee or beneficiary of any deceased transferor holding restricted securities;

  . in the case of Freeman Spogli, beginning on April 12, 2003, on a pro rata basis to its partners;

  . in the case of a transferee of Freeman Spogli pursuant to the previous bullet point that is a corporation, partnership, limited liability company, trust or other entity, on a pro rata basis without payment of consideration, to its shareholders, partners, members, beneficiaries or other entity owners, as the case may be;

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  . in the case of Freeman Spogli, The Koll Holding Company and Frederic
    Malek, beginning three years from the closing date of the merger, after complying with the right of first offer provision described below;

  . in the case of DLJ Investment, in connection with transfers of our 16%
    Senior Notes due 2011 by DLJ Investment to the same transferee; and

  . transfers made in connection with the tag-along rights and drag-along rights described below.

   In order for any of the sales described above to be permitted, each recipient of restricted securities must first execute an assumption agreement whereby it will become a party to the securityholders' agreement and assume and become entitled to specified rights and obligations in the securityholders' agreement as described in the following paragraph.

   With respect to any person who acquires any restricted securities from any securityholder in compliance with the terms of the securityholders' agreement, the transferee will become subject to the following provisions of the securityholders' agreement, depending upon the identity of the transferor:

  . in the case of any transfer from the BLUM Funds, (A) if the transferee acquires a majority of our common stock beneficially owned by the BLUM Funds, the BLUM Funds may assign to the transferee all of their rights and obligations under the agreement or (B) if the transferee acquires less than a majority of our common stock beneficially owned by the BLUM Funds, the transferee generally will assume and be entitled to all of the rights and obligations of the BLUM Funds described in the section titled "Registration Rights" below;

  . in the case of an assignment by the BLUM Funds of its rights pursuant to a right of first offer, as described below, the assignee or assignees generally will assume and be entitled to all of the rights and obligations of the BLUM Funds described in the section titled "Registration Rights" below;

  . in the case of any transfer from Freeman Spogli, (A) the transferee will assume all of the rights and obligations of Freeman Spogli, other than the right to designate any member of CBRE Holding's board of directors, the "Freeman Spogli Consent Rights" described below or the right to have one or more observers at meetings of the board of directors of CBRE Holding and (B) in addition, if the transferee acquires a majority of our common stock beneficially owned by Freeman Spogli at the time of the transfer and following the acquisition the transferee beneficially owns at least 10% of our outstanding common stock, Freeman Spogli may assign to the person all of its rights and obligations under the agreement; and

  . in the case of any transfer from any other party to the securityholders agreement, the new transferee generally will assume and be entitled to all of the rights and obligations of the transferor under this agreement.

   Right of First Offer. Beginning three years from the closing date of the merger, each of Freeman Spogli, The Koll Holding Company and Frederic Malek will be able to transfer all or any portion of its or his restricted securities to a qualified purchaser. However, prior to any transfer to a qualified purchaser, the transferring securityholder must first offer to sell all or, with the consent of the transferring securityholder, a portion of these restricted securities to the BLUM Funds at the price and upon the other terms indicated to the BLUM Funds by the transferring securityholder. If the BLUM Funds elect not to buy all of the restricted securities on these terms, the transferring securityholder will be able to transfer the shares to a qualified purchaser for a limited period of time at a purchase price equal to or greater than the price offered to the BLUM Funds and on other terms that are no more favorable in any material respect than the terms initially offered to the BLUM Funds.

   Under the securityholders' agreement, the term "qualified purchaser" refers to any person to whom a securityholder wishes to transfer its or his restricted securities, as long as this person is approved by the BLUM

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Funds, which approval will not be unreasonably withheld. If a proposed qualified purchaser is a nationally-recognized private equity sponsor or institutional equity investor, the BLUM Fund may not withhold their consent unless the BLUM Funds' decision results from the BLUM Funds' direct experience with this person in connection with another actual or proposed transaction.

   Co-Sale Right. Prior to the date of an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, if the BLUM Funds propose to transfer a portion of their common stock to any third party, other than in a public offering, each of DLJ and the members of the buying group generally will have the right under the securityholders' agreement to require the proposed transferee or acquiring person to purchase from it or him the same proportion of its or his shares of common stock as is being purchased from the BLUM Funds at the same price per share and generally upon the same terms and conditions as apply to the BLUM Funds.

   Required Sale. If the BLUM Funds agree to transfer to a third party, other than in a public offering, a majority of the shares of our common stock beneficially owned by the BLUM Funds at the time of the transfer, then under the securityholders' agreement each of DLJ and the members of the buying group may transfer to the third party the same proportion of its or his restricted securities as is being transferred by the BLUM Funds at the same price and generally upon the same terms and conditions as apply to the BLUM Funds.

   In addition, if the BLUM Funds approve any merger, consolidation, amalgamation or other business combination involving us or any of our subsidiaries or the sale of all or substantially all of our, then each of DLJ and the members of the buying group will agree to vote all shares of our common stock held by it or its affiliates to approve the transaction and not to exercise any appraisal or dissenters' rights available to it or him under any rule, regulation, statute, agreement or otherwise.

   Participation Rights. Except for the specified exceptions listed below, we will agree under the securityholders' agreement not to issue any of our equity securities to any person unless, prior to the issuance, we notify each of the members of the buying group and grant to it or one of its affiliates the right to subscribe for and purchase a pro rata share of the equity securities being issued at the same price and upon the same terms and conditions as apply to all other subscribers. The specified exceptions to the participation rights include issuances of equity securities under the following circumstances:

  .  upon the exchange, exercise or conversion of other equity securities;

  . in connection with any stock split, stock dividend or recapitalization of us, as long as it is fully proportionate for each class of affected equity securities and entails equal treatment for all shares or units of the affected class;

  . pursuant to the acquisition by us or our subsidiaries of another person or a material portion of its assets, by merger, purchase of assets or otherwise;

  . to employees, officers, directors or independent contractors of us or our subsidiaries;

  .  in connection with a public offering; or

  . to customers, venders, lenders, and other non-equity financing sources, lessors of equipment and other providers of goods or services to us or our subsidiaries.

   Market "Stand-Off." Pursuant to the securityholders' agreement, in connection with an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, if all of the securityholders that are parties to the securityholders' agreement that hold at least 2% of the outstanding shares of our common stock agree to the same restrictions, each of the securityholders that is a party to the securityholders' agreement are not permitted to sell, transfer or engage in a similar transaction with respect to any of our securities for a period specified by the representative of the underwriters, which period may not exceed 180 days after the registration statement regarding the offering is declared effective.

 Registration Rights

   Demand Registration Rights. Subject to the terms and conditions described in the securityholder's agreement, if we receive a written demand from the holders of at least 25% of the then outstanding share of our common stock by the BLUM Funds and their transferees, the holders of at least 25% of the then outstanding shares of our common stock by Freeman Spogli and its transferees or the holders of at least 25% of the then outstanding shares of our common stock by DLJ and its transferees, then we will agree to use our best efforts to effect, as soon as practicable, the registration under the Securities Act of all our common stock requested to be registered in accordance with the terms of the securityholders agreement together with any of our other securities entitled to be included under the registration.

   However, we will not be required to effect a demand registration under the securityholders' agreement:

  . prior to 180 days after the effective date of a registration statement pertaining to an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market;

  . requested by the BLUM Funds and their transferees after we have effected six demand registrations requested by the BLUM Funds and their transferees and each of these registrations has been declared or ordered effective;

  . requested by Freeman Spogli and its transferees after we have effected three registrations requested by Freeman Spogli and its transferees and each of these registrations has been declared or ordered effective;

  . requested by DLJ and its transferees after we have effected one registration requested by DLJ and its transferees and this registration has been declared or ordered effective;

  . if the anticipated aggregate gross proceeds to be received by the parties requesting the registration are less than $2,000,000;

  . if we notify in good faith the parties requesting the registration that we intend to make another public offering within ninety days of the demand request; or

  . if we furnish to the parties requesting the registration a certificate signed by the chairman of our board of directors stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us for the registration to be effected at the time, in which event we will have the right to defer the filing for ninety days, although we will not be able to defer filings in this fashion more than an aggregate of ninety days in any twelve month period.

   In any underwritten offering under a demand registration, if the managing underwriter advises us that marketing factors require a limitation of the number of shares to be underwritten because it likely to have an adverse effect on the price, timing or the distribution of the shares to be offered, then the number of shares that may be included in the underwriting will be allocated first among the parties who demanded the registration on a pro rata basis and second to the extent all registrable shares requested to be included in the underwriting by the parties who demanded the registration have been included, among the remaining securityholders requesting inclusion of registrable shares in the underwritten offering on a pro rata basis.

   Piggyback Registrations Rights. In the securityholders' agreement, each securityholder party to the agreement and its transferees will be entitled to request that we include all or a portion of his or its shares in any registration statement for purposes of a public offering of our securities, but excluding the following types of offerings:

  . registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145; and

  . any registration statement pertaining to an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market.

   In an underwritten offering in which one or more securityholder parties to the agreement exercise their piggyback registration rights, if the managing underwriter advises us that marketing factors require a limitation of the number of shares to be underwritten because it likely to have an adverse effect on the price, timing or the distribution of the shares to be offered, then the number of shares that may be included in the underwriting will be allocated first to us and second to the securityholders on a pro rata basis. However, no reduction will be allowed to reduce the securities being offered by us for our own account to be included in the registration and underwriting or reduce the amount of securities of the selling securityholders included in the registration below 25% of the total amount of securities included in the registration, unless the offering does not include shares of any other selling securityholders, in which event any or all of the registrable shares may be excluded in accordance with the immediately preceding sentence.

   Expenses of Registration. All registration expenses incurred in connection with a registered offering pursuant to either demand or piggyback registration rights generally will be borne by us, except for underwriting discounts, selling commissions and transfer taxes, which will be borne by the holders of the securities being registered on a pro rata basis.

   Indemnification. In connection with a registered offering pursuant to either demand or piggyback registration rights, we will agree to indemnify and hold harmless each of the securityholders that is party to the securityholders' agreement and participates in the offering against any losses, claims, damages, liabilities or expenses to which it or he may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal or state law for any untrue statements, material omissions or other violations we make in connection with any registered offering.

   Expiration. Each party's demand and piggyback registration rights pursuant to the securityholders' agreement will expire if all of the following are satisfied:

  . we have completed an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market and subject to the provisions of the Securities Exchange Act of 1934;

  . the party, together with its affiliates, partners and former partners holds less than 2% of our outstanding common stock; and

  . all our common stock held by the party, and its affiliates, partners and former partners may be sold under Rule 144 of the Securities Act of 1933 during any ninety day period.

 Governance

   Composition of Board of Directors and Committees. Pursuant to the terms of the securityholders' agreement, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each securityholder will agree to vote all of his or its beneficially owned shares of our voting capital stock to elect the following representatives to our board of directors:

  . four directors designated by the BLUM Funds unless at any time no director is serving pursuant to the last bullet point below, in which case three directors may be designated by the BLUM Funds;

  .  one director designated by Freeman Spogli;

  . Raymond Wirta, for so long as he is employed by us or, if he is no longer employed by us, our chief executive officer at that time;

  . Brett White, for so long as he is employed by us or, if he is no longer employed by us, our Chairman of the Americas at that time, but the BLUM Funds may elect to reduce the size of the board of directors by one director if he is no longer our Chairman of the Americas; and

  . one director who is a real estate brokerage employee of ours, who will be elected immediately after the closing of the merger and will remain a director for so long as a majority of the board of directors agree.

In addition, pursuant to the terms of the securityholders' agreement, the BLUM Funds may also designate one additional director to the board at any time. Each of the designation rights described above is subject to the following limitations:

  . the director designation rights of the BLUM Funds will be reduced to three designees, or two designees if there is not a real estate brokerage employee serving as a member of the board, if the BLUM Funds beneficially own common stock representing less than 22.5% of our outstanding common stock, to two designees, or one designee if there is not a real estate brokerage employee serving as a member of the board, if the BLUM Funds beneficially own common stock representing less than 15% of our outstanding common stock and to no designee if the BLUM Funds beneficially own common stock representing less than 7.5% of our outstanding common stock; and

  . the director designation right of Freeman Spogli will reduce to zero if Freeman Spogli and its affiliates, collectively, beneficially own common stock representing less than 7.5% of our outstanding common stock.

   Also, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each committee of our board of directors will include at least one director designated by the BLUM Funds and one director designated by Freeman Spogli.

   Following an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market:

  . the BLUM Funds will be entitled to nominate a percentage of the total number of directors on our board of directors that is equivalent to the percentage of our outstanding common stock beneficially owned by the BLUM Funds; and

  . Freeman Spogli will be entitled to nominate one director to our board of directors as long as they own in the aggregate at least 7.5% of our outstanding common stock.

In connection with each of our annual or special meetings of stockholders at which our directors are to be elected, we will (1) nominate and recommend to stockholders the individuals nominated in the bullet points above for election or re-election as part of the management slate of directors and (2) provide the same type of support for the election of these individuals as directors as we provide to other persons standing for election as our directors as part of the management slate. In addition, each securityholder party to the agreement has agreed that he or it will vote all shares of common stock owned by him or it in favor of the election or re-election of these individuals.

   Board Observers. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, Freeman Spogli will be entitled to have two non-voting observers, in addition to the director designated above, at all meetings of our board of directors for so long as Freeman Spogli owns at least 7.5% of our outstanding common stock. Similarly, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, as long as is necessary for DLJ to remain qualified as a "venture capital operating company" under applicable federal regulations, DLJ will be entitled to one non-voting observer at all meetings of our board of directors for so long as it owns at least 1.0% of our outstanding common stock.

   Advisors. At the reasonable request of our board of directors or our management, Frederic Malek and/or Donald Koll will provide advice with respect to our industry, business and operations and our board of directors or our management, as applicable, will consider this advice in good faith. In connection with providing this requested advice, we will reimburse Frederic Malek and Donald Koll for any reasonable out-of-pocket expenses that they incur.

   Voting of Capital Stock. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each of DLJ and the securityholder parties other than the BLUM Funds agrees to vote at any stockholders meeting or in any written consent all of the shares of our voting capital stock owned or held of record by it, in same the manner as the BLUM Funds votes the shares of our voting capital stock beneficially owned by it, except with respect to the following actions by us or any of our subsidiaries:

  . any transaction between the BLUM Funds and us or any of our subsidiaries, other than a transaction (1) with another portfolio company of the BLUM Funds that has been negotiated on arms-length terms in the ordinary course of business between the managements of us or any of our subsidiaries and the portfolio company, (2) with respect to which the securityholders may exercise their participation rights under the securityholders' agreement or (3) specifically contemplated by the merger agreement; or

  . any amendment to our certificate of incorporation or bylaws that adversely affects the securityholder relative to the BLUM Funds, other than (a) an increase in our authorized capital stock or (b) amendments made in connection with any reorganization of us effected to facilitate
     (1) an initial public offering, provided that in a reorganization each share of each class or series of capital stock held by the securityholder parties other than the BLUM Funds is treated the same as each share of the same class or series of capital stock held by the BLUM Funds or (2) the acquisition of us by merger or consolidation.

   For so long as the paragraph immediately above applies, each of DLJ and the securityholder parties other than the BLUM Funds will grant to the BLUM Funds an irrevocable proxy, coupled with an interest, to vote all of the shares of our voting capital stock owned by the grantor of the proxy.

   General Consent Rights. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, under the securityholders' agreement, neither we nor any of our subsidiaries will be allowed to take any of the following actions without the prior affirmative vote or written consent of (1) a majority of our directors and (2) a majority of our directors that are not designated by the BLUM Funds:

  . any of the transactions described in the two bullet points in the section above titled "Voting of Capital Stock" above; or

  . the repurchase or redemption of, the declaration or payment of a dividend with respect to, or the making of a distribution upon, any shares of our capital stock beneficially owned by the BLUM Funds unless
     (a) the repurchase, redemption, dividend or distribution is made pro rata among all holders of that class of capital stock, or in the case of a repurchase or redemption, each of the securityholder parties other than the BLUM Funds are given a proportionate right to participate in the repurchase or redemption, to the extent they own shares of that class of capital stock or (b) if the capital stock is not our common stock, the repurchase, redemption or dividend is required by the terms of that capital stock.

   Consent Rights of the Director Designated by Freeman Spogli. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, for so long as Freeman Spogli will be entitled to designate a member of our board of directors, neither we nor any of our subsidiaries will be able to take any of the following actions without the prior affirmative vote or written consent of
(1) a majority of our directors and (2) the director designated by Freeman
Spogli:

  . the acquisition of any business or assets for a purchase price in excess of $75.0 million, except for (1) the acquisition of any business or asset by an investment fund that is controlled by us or any of our subsidiaries in connection with the ordinary course conduct of our investment advisory and management business or that of any of our subsidiaries or (2) acquisitions in connection with the origination of mortgages by us or any of our subsidiaries;

  . the sale or other disposition of assets of our subsidiaries for aggregate consideration having a fair market value in excess of $75.0 million, other than (1) the sale of other disposition of any business or asset by an investment fund that is controlled by us or any of our subsidiaries in connection with the ordinary course conduct of our investment advisory and management business of us or any of our subsidiaries or (2) sales or dispositions in connection with the origination of mortgages by us or any of our subsidiaries;

  . incur indebtedness, unless the indebtedness would (1) be permitted pursuant to the terms of the documents governing the indebtedness entered into by us in connection with the closing of the merger as in effect on the closing date of the merger, including any refinancing or replacement of this indebtedness in an equal or lesser aggregate principal amount or
    (2) immediately following the incurrence, the ratio of (A) the consolidated indebtedness of us and our subsidiaries determined in accordance with United States generally accepted accounting principles applied in a manner consistent with our consolidated financial statements to (B) the twelve-month normalized EBITDA, does not exceed 4.5:1; or

  . issue our capital stock, or options, warrants or other securities to acquire capital stock of us, to our employees, directors or independent contractors or any of our subsidiaries if the issuances, in the aggregate, exceed 5% of the total amount of our outstanding capital stock immediately after the closing of the merger agreement on a fully diluted basis, other than (1) issuances to our employees, directors or independent contractors and those of our subsidiaries of up to 25% of our capital stock on a fully-diluted basis within six months of the closing of the merger and (2) issuances in amounts equal to our capital stock repurchased by us from, or the options, warrants or other securities to acquire capital stock cancelled by us or our subsidiaries or terminated or expired without prior exercise with respect to, persons who, at the time of the repurchase, cancellation, termination or expiration, were current or former employees, directors or independent contractors of us or our subsidiaries.

 Other Provisions

   Information and Inspection. Pursuant to the securityholders' agreement, we will provide specified types of annual, quarterly and monthly financial statements to the BLUM Funds, Freeman Spogli, DLJ, Frederic Malek, The Koll Holding Company and any other securityholder who is a party to the securityholders' agreement and owns greater than 10% of our total outstanding common stock. In addition, we will grant to these same securityholders the right to inspect our books and records. These information and inspection rights will be subject to a confidentiality provision contained in the securityholders' agreement.

   Other Indemnification. We will indemnify and hold harmless (a) each of the securityholder parties to the securityholders' agreement and each of their respective affiliates and any person who controls them, (b) each of the directors, officers, employees and agents of the persons indicated in clause (a) and (c) each of the heirs, executors, successors and assigns of the persons indicated in clause (a) from all damages, claims, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees and expenses but excluding any special or consequential damages against the indemnified party, suffered or incurred by the indemnified persons listed above to the extent arising from (1) the business, operations, liabilities or obligations of us or our subsidiaries or (2) the indemnified person's ownership of our common stock.

   Additional Securities Subject to the Agreement. Except for securities acquired by Raymond Wirta or Brett White in connection with the anticipated securities offerings being made by this prospectus, each securityholder has agreed that any other of our equity securities which he or it later acquire by means of a stock split, stock dividend, distribution, exercise or conversion of securities or otherwise will be subject to the provisions of the securityholders' agreement to the same extent as if held on the closing date of the merger.

 Termination

   The securityholders' agreement will terminate with respect to the provisions referred to below as follows:

  . with respect to each of the provisions summarized in the sections titled
    "Governance" and "Other Provisions--Information and Inspection" above other than the fourth and fifth paragraphs in the section titled "Governance--Composition of Board of Directors and Committees," upon completion of an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market;

  . with respect to the provisions summarized in the section titled
    "Limitations on Transfer" above, upon the expiration of the restricted period;

  . with respect to the provisions summarized in the section titled
    "Registration Rights" above other than the section titled "Registration Rights--Indemnification" in the manner set forth in the section titled "Registration Rights--Expiration;"

  . with respect to the provisions summarized in the sections titled
    "Registration Rights Indemnification" and "Other Provisions Other Indemnification" upon the expiration of the applicable statutes of limitations; and

  . with respect to all provisions contained within the securityholders' agreement other than those described in the immediately preceding bullet point, upon (1) the sale of all or substantially all of the equity interests in us to a third party whether by merger, consolidation or securities or otherwise or (2) the approval in writing by the BLUM Funds, Freeman Spogli and a majority of the shares of our common stock owned by the other securityholder parties to the agreement.

Contribution and Voting Agreement

   Contributions. Pursuant to the contribution and voting agreement, immediately prior to the merger, each of the members of the buying group will contribute all of its shares of CB Richard Ellis Services' common stock to us. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for these shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,112 shares of our Class B common stock in exchange for these contributions.

   Also pursuant to the contribution and voting agreement, immediately prior to
the merger, the BLUM Fund will purchase between      and      shares of common
stock at $16.00 per share. The actual number of shares purchased by the BLUM
Fund for cash will equal (1)      shares minus (2) the number of shares of our
Class A common stock purchased in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers divided by $16.00 per share. After the offerings are completed and assuming the offerings are fully subscribed, the shares of our Class A and Class B common stock owned by the
buying group will be equal to   % of our outstanding common stock.

   Warrants. The contribution and voting agreement also provides that upon consummation of the merger, the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock owned by Freeman Spogli will be cancelled and we will issue new warrants to them to purchase up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our common stock immediately after consummation of the merger, as the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock entitled Freeman Spogli to acquire immediately prior to the consummation of the merger. The new warrants to acquire our Class B common stock will expire on August 27, 2007. The terms of these new warrants are set forth in a form of warrant agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

   The contribution and voting agreement further provides that, upon the closing of the merger, the warrants to acquire 55,936 shares of CB Richard Ellis Services common stock beneficially owned by each of Raymond Wirta and Donald Koll will be converted into the right to receive $1.00 per share underlying these warrants and will no longer represent the right to receive any securities of, or other consideration from, CB Richard Ellis Services or us.

                                USE OF PROCEEDS

   We estimate that our net cash proceeds from the sale of       shares of our
Class A common stock in the offerings will be approximately $    million based
on the offering price of $16.00 per share and after deducting estimated offering expenses.

   The proceeds of the offering of shares for direct ownership, the issuance of senior notes by CBRE Holding and the cash contribution from the BLUM Funds, together with the initial borrowings under the new senior secured credit facilities of CB Richard Ellis Services, will be used primarily to pay CB Richard Ellis Services' stockholders, other than the members of the buying group, $16.00 per share in the merger, repay substantially all of CB Richard Ellis Services' existing indebtedness and pay fees and expenses associated with the merger. We intend to use any remaining proceeds for working capital and general corporate purposes.

   We have summarized below the estimated sources and uses of funds for the transactions. The amounts indicated for CB Richard Ellis Services' existing indebtedness and cash on hand are as of December 31, 2000. These amounts below assume that all shares being offered in the offerings are purchased. To the extent that any of the shares being offered are not purchased, the BLUM Funds have agreed under the contribution and voting agreement to make an additional cash equity contribution to us that is equivalent to the proceeds that we would have received from the issuance and sale of the shares that were not purchased in these offerings.

                                                                 (In millions)
   Sources of Funds:
   Cash on hand before the transactions and the offerings ......      $
   CB Richard Ellis Services revolving credit facility(1).......
   CB Richard Ellis Services Tranche A term loan facility(2)....
   CB Richard Ellis Services Tranche B term loan facility(2)....
   CBRE Holding 16% Senior Notes due 2011.......................
   Cash equity contribution from the BLUM Funds.................
   Cash proceeds from the offerings.............................
   Contribution of shares of CB Richard Ellis Services common stock by buying group.......................................
                                                                      ---
     Total sources..............................................      $
                                                                      ===
                                                                 (In millions)
   Uses of Funds:
   Payment of cash merger consideration to stockholders of CB
    Richard Ellis Services......................................
   Issuance of shares of our Class B common stock to buying
    group.......................................................
   Repayment of existing debt of CB Richard Ellis Services and its subsidiaries(3).........................................
   Transaction costs............................................
   Cash on hand after the transactions and the offerings........
                                                                      ---
     Total uses.................................................      $
                                                                      ===

--------
(1) The revolving credit facility has a total capacity of $100.0 million and may be used to fund any increase in working capital from December 31, 2000 to the effective date of the merger.

(2) The amount of the gross cash proceeds from the term facilities may be reduced, in a ratio to be agreed upon between Credit Suisse First Boston and us, by up to the amount of CB Richard Ellis Services' existing 8 7/8% senior subordinated notes not tendered in the debt tender offer being made pursuant to the merger agreement.

(3) Indebtedness of CB Richard Ellis Services to be repaid includes the following:

  . 8 7/8% Senior Subordinated Notes due 2006. The $173.3 million principal amount net of $1.7 million discount of these notes bears annual interest of 8 7/8% and matures on June 1, 2006. Pursuant to the merger agreement, CB Richard Ellis Services will make a tender offer to repurchase up to 100% of the outstanding senior subordinated notes, and solicit consents from a majority of the holders of the senior subordinated notes to amend the indenture governing these notes to permit the merger and the other transactions. The receipt of these consents is a condition precedent to our obligation to consummate the merger. For additional information regarding the conditions precedent to the merger, you should read the section of this prospectus titled "The Transactions--Merger Agreement."

  . Revolving Credit Facility. These loans mature June 30, 2003, and bore interest at a weighted average rate of approximately 8.79% during the twelve months ended December 31, 2000. At December 31, 2000, approximately $110.0 million was outstanding under the facility.

                                DIVIDEND POLICY

   Neither CB Richard Ellis Services nor we have declared or paid dividends on its or our common stock. We presently anticipate that we will retain all of our future earnings to finance the development and expansion of our business and provide working capital. Therefore, we do not anticipate paying any cash dividends on our Class A common stock or Class B common stock. The terms of our senior notes and CB Richard Ellis Services' new credit agreement will restrict our ability to pay dividends. See "Description of Indebtedness--16% Senior Notes" and "--CB Richard Ellis Services Senior Secured Credit Facilities."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2000:

  . on an actual basis for CB Richard Ellis Services;

  . on a pro forma basis for CBRE Holding to reflect the completion of the merger and the related financings; and

  . on a pro forma as adjusted basis to give effect to the offerings and the application of the estimated net proceeds from the offerings.

                                                   As of December 31, 2000
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                 (in thousands, except share
                                                            data)
Cash and cash equivalents...................... $ 20,854  $ 58,865   $ 58,865
                                                ========  ========   ========
Current maturities of long-term debt...........   10,593    28,231     28,231
Long-term debt, excluding current portion......  303,571   461,531    461,531
                                                --------  --------   --------
Stockholders' equity:
  Preferred stock, $0.01 par value; 8,000,000
   shares authorized, no shares issued or
   outstanding, actual, no shares authorized,
   issued or outstanding, pro forma and pro
   forma as adjusted...........................      --        --         --
  Common stock of CB Richard Ellis Services,
   $0.01 par value; 100,000,000 shares
   authorized, 20,605,023 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma as
   adjusted....................................      217       --         --
  Class A common stock of CBRE Holding, $0.01
   par value;      shares authorized; no shares
   issued and outstanding, actual; no shares
   issued and outstanding, pro forma;
   shares issued and outstanding, pro forma as
   adjusted....................................      --        --          22
  Class B common stock of CBRE Holding, $0.01
   par value;      shares authorized; no shares
   issued and outstanding, actual,
   shares issued and outstanding, pro forma;
             shares issued and outstanding, pro
   forma as adjusted...........................      --        153        112
  Additional paid-in capital...................  364,168   237,245    237,264
  Notes receivable from sale of stock..........  (11,847)      --         --
  Accumulated deficit..........................  (89,097)      --         --
  Accumulated other comprehensive loss.........  (12,258)      --         --
  Treasury stock, at cost......................  (15,844)      --         --
                                                --------  --------   --------
    Total stockholders' equity ................  235,339   237,398    237,398
                                                --------  --------   --------
    Total capitalization....................... $570,357  $786,025   $786,025
                                                ========  ========   ========

   The "actual" column in the table above excludes the following shares:

  . 2,729,893 shares of CB Richard Ellis Services common stock issuable upon the exercise of option granted under various stock option plans of CB Richard Ellis Services and its subsidiaries;

  . 52,173 shares of CB Richard Ellis Services common stock reserved for future issuance under various stock option plans of CB Richard Ellis Services and its subsidiaries;

  . 1,841,233 shares of CB Richard Ellis Services common stock committed for future issuance under the CB Richard Ellis Services deferred compensation plan; and

  . 598,147 shares of CB Richard Ellis Services common stock issuable upon the exercise of outstanding warrants to acquire CB Richard Ellis Services common stock at an exercise price of $30.00 per share.

   The "pro forma" column in the table above excludes the following shares:

  .          shares of CBRE Holding Class A common stock issuable upon the exercise of options to be allocated to employees by our board of directors prior to the merger at an exercise price of $50.00 per share;

  .          shares of CBRE Holding Class A common stock reserved for future issuance under CBRE Holding's 2001 Stock Incentive Plan; and

  .     shares of CBRE Holding Class B common stock issuable upon the exercise of warrants to acquire CBRE Holding Class B common stock at an exercise price of $30.00 per share.

   The "pro forma as adjusted" column in the table above assumes full subscription to the offerings and excludes the following shares:

  .          shares of CBRE Holding Class A common stock issuable upon the exercise of options to be granted in this offering at an exercise price of $16.00 per share;

  .          shares of CBRE Holding Class A common stock issuable upon the exercise of options to be allocated to employees by our board of directors prior to the merger at an exercise price of $50.00 per share;

  .          shares of CBRE Holding Class A common stock reserved for future issuance under CBRE Holding's 2001 Stock Incentive Plan;

  . shares of CBRE Holding Class A common stock underlying stock fund units in the CB Richard Ellis Services' deferred compensation plan; and

  . 190,000 shares of CBRE Holding Class B common stock issuable upon the exercise of warrants to acquire CBRE Holding Class B common stock at an exercise price of $30.00 per share.

                                    DILUTION

   The pro forma net tangible book value of our common stock on December 31, 2000, after giving effect to the merger and the related financings, would have
been $   million, or approximately $   per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in these offerings and the net tangible book value per share of our common
stock immediately afterwards. After giving effect to our sale of      shares of
Class A common stock offered by this prospectus at the offering price of $16.00 per share and after deducting the estimated offering expenses payable by us, our net tangible book value as of December 31, 2000 would have been
approximately $    million, or $    per share. This represents an immediate
increase in net tangible book value of $    per share to existing stockholders
and an immediate dilution in net tangible book value of $    per share to new
investors purchasing shares of our Class A common stock in these offerings. The following table illustrates this dilution on a per share basis:

   Offering price per share.....................................         $16.00
                                                                         ------
     Pro forma net tangible book value per share as of December
      31, 2000..................................................  $
     Increase per share attributable to new investors...........
                                                                  ------
   As adjusted pro forma net tangible book value per share after the offerings...............................................
                                                                         ------
       Dilution in pro forma net tangible book value per share
        to new investors........................................         $
                                                                         ======

   The following table sets forth, as of December 31, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and the by the new investors in the offerings at the offering price of $16.00 per share, calculated before deducting the estimated offering expenses.

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
   Existing stockholders............             %  $           %
   New investors....................                $                 $16.00
                                      ---     ---   -----    ---
     Total..........................          100%  $        100%
                                      ===     ===   =====    ===

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following unaudited pro forma combined balance sheet and the unaudited pro forma combined statement of operations are based on the historical consolidated financial statements of us and CB Richard Ellis Services, included elsewhere in this prospectus, as adjusted to give effect to the transactions as if they had occurred as of December 31, 2000 in the unaudited pro forma combined balance sheet and as of January 1, 2000 in the unaudited pro forma combined statement of operations.

   The pro forma adjustments are based upon currently available information and upon assumptions that our management believes are reasonable. The transactions have been accounted for by us as a step acquisition. Since the BLUM Fund will control us after the transactions, the equity interest that the BLUM Fund had in CB Richard Ellis Services prior to the transactions have been carried over at their cost basis. Accordingly, the principles of purchase accounting have been applied in the unaudited pro forma combined financial statements only to the shares of CB Richard Ellis Services common stock not controlled by the BLUM Fund that are either being converted into the right to receive $16.00 in cash per share in the merger or are being contributed to us prior to the merger in exchange for an equivalent number of shares of our Class B common stock. The adjustments included in the unaudited pro forma financial statements represent the effects of our preliminary determination and allocation of the purchase price to the fair value of the assets and liabilities acquired, based upon currently available information. There can be no assurance that the actual effects will not differ significantly from the pro forma adjustments reflected in these unaudited pro forma financial statements.

   The unaudited pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of the dates indicated. The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of us and CB Richard Ellis Services, and "Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                   Unaudited Pro Forma Combined Balance Sheet
                       (in thousands, except share data)

                                                      As of December 31, 2000
                                  -------------------------------------------------------------------
                                  CB Richard Ellis                         Pro Forma       Pro Forma
                                      Services     CBRE Holding, Inc. (1) Adjustments      Combined
                                  ---------------- ---------------------- -----------     -----------
                                                                          (Unaudited)     (Unaudited)
Current Assets:
  Cash and cash equivalents(18)..     $ 20,854              $ --           $  93,954 (2)  $   58,865 (3)(4)
                                                                              (2,700)(5)
                                                                            (207,556)(6)
                                                                             475,000 (7)
                                                                             (15,125)(8)
                                                                            (292,362)(9)
                                                                             (13,200)(10)
  Receivables, less allowance for
   doubtful accounts of $12,631..      176,908                                               176,908
  Prepaid expenses...............        8,017                                                 8,017
  Deferred taxes, net............       11,139                                                11,139
  Other current assets...........        6,127                                                 6,127
                                      --------              ----           ---------      ----------
    Total current assets.........      223,045                                38,011         261,056
                                      --------              ----           ---------      ----------
Property and equipment, net......       75,992                                (5,088)(11)     70,904
Goodwill, net....................      423,975                               105,280 (12)
                                                                              29,460 (13)
                                                                             212,297 (6)
                                                                            (235,339)(14)
                                                                               1,664 (9)
                                                                              13,200(10)
                                                                              15,400 (15)
                                                                              29,764 (11)
                                                                             (18,945)(16)    576,756
Other intangible assets, net.....       46,432                                15,125 (8)
                                                                              (3,727)(11)     57,830
Cash surrender value of issuance
 policies, deferred compensation
 plan............................       53,203                                                53,203 (3)
Investment in and advances to
 unconsolidated subsidiaries.....       41,325                                (2,240)(11)     39,085
Deferred taxes, net..............       32,327                                10,500 (16)     42,827
Prepaid pension costs............       25,235                                 6,050 (11)     31,285
Other assets.....................       41,571                                 2,700 (5)
                                                                              (4,741)(6)
                                                                             (17,458)(11)     22,072
                                      --------              ----           ---------      ----------
    Total assets.................     $963,105              $ --           $ 191,913      $1,155,018
                                      ========              ====           =========      ==========

                       (in thousands, except share data)

                                                 As of December 31, 2000
                         ---------------------------------------------------------------------------
                                                                          Pro Forma       Pro Forma
                         CB Richard Ellis Services CBRE Holding, Inc.(1) Adjustments      Combined
                         ------------------------- --------------------- -----------     -----------
                                                                         (Unaudited)     (Unaudited)
Current Liabilities:
 Accounts payable and
  accrued expenses......         $ 83,673                  $ --           $  15,400 (15) $   99,073
 Compensation and
  employee benefits.....          128,149                                                   128,149
 Reserve for bonus and
  profit sharing........           59,530                                                    59,530
 Income taxes payable...           28,260                                    (8,445)(16)     19,815
 Current maturities of
  long-term debt(18)....           10,593                                    25,000 (7)
                                                                             (7,362)(9)      28,231
                                 --------                  ----           ---------      ----------
   Total current
    liabilities.........          310,205                                    24,593         334,798
Long-term Debt:
 Senior subordinated
  notes, net of
  unamortized discount
  of $1,664 and pro-
  forma unamortized
  discount of $8,704 as
  of December 31,
  2000..................          173,336                                  (173,336)(9)          --
 Revolving credit
  facility..............          110,000                                  (110,000)(9)          --
 Senior notes...........               --                    --              75,000 (7)
                                                                            (8,704)(17)      66,296
 Senior secured term
  loans.................               --                                   375,000 (7)     375,000
 Other long-term debt...           20,235                                                    20,235
                                 --------                  ----           ---------      ----------
   Total long-term
    debt(18)............          303,571                                   157,960         461,531
Deferred compensation
 liability..............           80,503                                                    80,503(16b)
Other liabilities.......           29,739                                     7,301 (11)     37,040
                                 --------                  ----           ---------      ----------
   Total liabilities....          724,018                                   189,854         913,872
Minority interest.......            3,748                                                     3,748
Commitments and
 contingencies..........               --                                                        --
Stockholders' Equity:
 Preferred stock, $0.01
  par value; 8,000,000
  shares authorized; no
  shares issued or
  outstanding...........               --                                                        --
 Common stock, $0.01
  par value;
  100,000,000 shares
  authorized;
  20,605,023 shares
  issued and
  outstanding at
  December 31, 2000.....              217                                      (217)(14)         --
 Class A common stock;
  $0.01 par value;
  100,000,000 shares
  authorized;
  2,240,275 pro-forma
  shares issued and
  outstanding at
  December 31, 2000.....               --                                        22 (2)          22 (17)
 Class B common stock;
  $0.01 par value;
  100,000,000 shares
  authorized;
  11,150,000 pro-forma
  shares issued and
  outstanding at
  December 31, 2000.....               --                                        36 (2)
                                                                                 71 (12)
                                                                                  5 (17)        112 (17)
 Additional paid-in
  capital...............          364,168                                    93,896 (2)          --
                                                                            105,209 (12)
                                                                             29,460 (13)
                                                                           (364,168)(14)
                                                                              8,699 (17)    237,264
 Notes receivable from
  sale of stock.........          (11,847)                                   11,847 (14)         --
 Accumulated deficit....          (89,097)                                   89,097 (14)         --
 Accumulated other
  comprehensive loss....          (12,258)                                   12,258 (14)         --
 Treasury stock at
  cost, 1,072,155
  shares as of December
  31, 2000..............          (15,844)                                   15,844 (14)         --
                                 --------                  ----           ---------      ----------
   Total stockholders'
    equity..............          235,339                                     2,059         237,398(19)
                                 --------                  ----           ---------      ----------
   Total liabilities and
    stockholders'
    equity..............         $963,105                  $ --            $191,913      $1,155,018
                                 ========                  ====           =========      ==========

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

 (1) CBRE Holding has total cash and equity of $160.00 as of the pro forma combined balance sheet date of December 31, 2000. Since the amounts in the pro forma combined financial statements are presented in thousands, no amounts have been shown for CBRE Holding.

 (2) Consists of cash proceeds from the issuance of an aggregate 5,872,140 shares of CBRE Holding common stock and shares underlying Class A stock fund units in the deferred compensation plan to the Blum Fund, designated managers and non-management employees at $16 per share.

 (3) Effective June 1, a new interest index fund investment option will be established in the CB Richard Ellis Services deferred compensation plan which will be an unfunded long term obligation of CB Richard Ellis Services. Participants will have the option to transfer funds invested on their behalf from the insurance index fund, which is included in the $53.2 million cash surrender value of insurance proceeds, deferred compensation plan, in the accompanying pro-forma combined balance sheet, to this new interest index fund option. To the extent employees select this new investment option, there would be a decrease in the cash surrender value of insurance proceeds, deferred compensation plan, with a corresponding increase in cash.

 (4) The pro forma combined cash balance at December 31, 2000 of $58,865 is significantly higher than what CB Richard Ellis Services would have had historically at December 31, 2000. This excess cash balance is the result of the assumed draw down of the entire $400 million principal balance on the senior term loans for purposes of the accompanying pro-forma combined balance sheet as this loan requires full draw down according to its terms. Typically, CB Richard Ellis Services' borrowing needs increase during the first and second calendar quarters due to the seasonality of its business. At that point, this excess cash would be utilized, and additional borrowings would likely be required under CB Richard Ellis Services'
     $100 million revolving credit facility.

 (5) Represents the issuance of loans to members of the buying group in accordance with the voting and contribution agreement.

 (6) Reflects the purchase of the outstanding common stock and options to acquire common stock of CB Richard Ellis Services in conjunction with the merger agreement, excluding the contribution of 6,974,127 shares in CB Richard Ellis Services common stock owned by the buying group and 1,841,233 shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, which are assumed to be contributed to CBRE Holding as a non cash transaction reflected in Note 10 above. Total shares of CB Richard Ellis Services common stock currently outstanding and shares underlying the stock fund units in the CB Richard Ellis Services deferred compensation plan is 22,139,264 shares, including the shares described in the previous sentence. The entries to record the cash portion of the purchase of CB Richard Ellis Services is comprised of the following:

                                                                   Decrease in
                                       Decrease to   Increase to      Other
                                          Cash         Goodwill      Assets
                                      -------------  ------------  -----------
    Purchase of 13,323,904 shares of
     CB Richard Ellis Services
     common stock at $16 per share..  $(213,182,464) $213,182,464  $       --

    Purchase of 2,837,969 options to
     acquire CB Richard Ellis
     Services common stock..........     (5,074,000)    5,074,000          --

    Repayment of loans secured by CB
     Richard Ellis Services common
     stock included in other
     assets.........................      4,741,000           --    (4,741,000)

    Repayment of loans secured by CB
     Richard Ellis Services common
     stock included as a reduction
     in CB Richard Ellis Services
     equity at December 31, 2000....      5,959,000    (5,959,000)         --
                                      -------------  ------------  -----------
                                      $(207,556,484) $212,297,464  $(4,741,000)
                                      =============  ============  ===========

 (7) Represents the net proceeds from the issuance of $75 million in senior notes by CBRE Holding and the issuance of $400 million in senior secured term loans by CB Richard Ellis Services. Current maturities of long-term debt includes $25 million in principal payments due on the senior secured term loans.

 (8) Represents the payment of fees in connection with the issuance of the senior notes and the senior secured term loans and revolving credit facility.

 (9) Represents the repayment of CB Richard Ellis Services debt outstanding as of December 31, 2000, comprised of $7.4 million in debt included in current maturities of long-term debt, $110 million outstanding under the revolving credit facility, and $175 million outstanding under the senior subordinated notes. The repayment of the senior subordinated notes includes the payment of $1.7 million in unamortized debt discounts as of December 31, 2001, which was recorded as an increase in goodwill.

(10) Represents the payment of $13.2 million repayment premiums on the senior subordinated notes.

(11) Represents adjustments to reflect CB Richard Ellis Services identifiable assets and liabilities at their estimated current fair value.

(12) Consists of the issuance 2,345,900 shares and 4,628,277 shares of CBRE Holding Class B common stock to the Blum Fund and the other members of the buying group, respectively, in exchange for the contribution of shares they currently own in CB Richard Ellis Services. See Note 12 for further detail.

(13) Consists of the issuance of 1,541,233 shares underlying CBRE Holding Class A stock fund units in the deferred compensation plan in conjunction with the offerings. See Note 12 for further detail.

(14) Represents the elimination of CB Richard Ellis Services' historical equity.

(15) Represents estimated transaction fees and related costs to be incurred in connection with our acquisition of CB Richard Ellis Services, excluding $28.3 million in financing costs included in Notes 8 and 10 above.

(16) Represents adjustments to reflect the tax effect of the pro forma adjustments included in Notes 8, 10, 11 and 15.

(17) Represents the issuance of 544,008 shares of CBRE Holding Class B common stock at $0.01 per share, with a fair value of $16 per share, in conjunction with the issuance of $75 million aggregate principal amount of senior notes. The issuance of this stock is recorded as a non cash discount to the senior notes.

(18) Net debt, defined as total debt outstanding less cash equivalents, will increase to $430,897 in the pro forma combined balance sheet from $293,310 as actually reported by CB Richard Ellis Services as of December 31, 2000, an increase of $137,587.

(19) The following table assumes the offerings will be fully subscribed by designated managers and non-management employees. Actual subscriptions to the offerings may be materially different than our assumptions incorporated above. The pro forma combined equity of CBRE Holding is calculated as follows:

                                                                        Pro-Forma
                                  Class of     Basis      Number of      Combined
   Description of Shareholder   Common Stock Per Share Shares/Warrants    Equity
   --------------------------   ------------ --------- --------------- ------------
   Equity to be Issued in
    Conjunction with the
    Voting and Contribution
    Agreement:
   Rollover of stock in CB
    Richard Ellis Services
    controlled by the Blum
    Fund(a)..................         B       $13.00      2,345,900     $30,496,700
   Rollover of stock in CB
    Richard Ellis Services
    owned by other members of
    the buying group.........         B        16.00      4,628,227      74,051,632
                                                         ----------    ------------
     Subtotal................                             6,974,127     104,548,332
   Issuance of 190,000 in
    warrants to Freeman
    Spogli in exchange for
    current warrants to
    acquire common stock of
    CB Richard Ellis
    Services.................         B         3.85             NA         731,500
                                                         ----------    ------------
     Subtotal--buying group..                             6,974,127     105,279,832
   Estimated Shares to be
    Issued in Connection with
    the offerings:
   Stock to be issued in
    conjunction with the
    rollover of shares
    underlying the stock fund
    units in the CB Richard
    Ellis Services deferred
    compensation plan(b).....         A        16.00      1,841,233      29,459,728
                                                         ----------    ------------
     Subtotal--non cash
      equity contributions...                             8,815,360     134,739,560
   Purchase and contribution
    by the Blum Fund of stock
    in CB Richard Ellis
    Services controlled by
    affiliates of the Blum
    Fund.....................         B        16.00      1,077,986      17,247,776
   Stock to be issued to the
    Blum Fund in exchange for
    cash(c)..................         B        16.00      2,553,879      40,862,064
   Stock to be issued to
    designated managers and
    non-management employees
    for direct ownership in
    exchange for cash and
    recourse notes...........         A        16.00        723,582      11,577,312
   Stock to be issued for
    cash proceeds from the
    merger and held in the CB
    Richard Ellis 401(k)
    plan.....................         A        16.00      1,516,693      24,267,088
                                                         ----------    ------------
     Subtotal--cash proceeds
      from the offerings.....                             5,872,140      93,954,240
                                                         ----------    ------------
     Subtotal--equity
      transactions with
      stockholders...........                            14,687,500     228,693,800
   Stock to be issued to DLJ
    in connection with the
    $75 million Mezzanine
    Loan.....................         B        16.00        544,008       8,704,128
                                                         ----------    ------------
     Total stockholders
      equity.................                            15,231,508    $237,397,928
                                                         ==========    ============

--------
(a) Basis per share for the BLUM Fund is comprised of the average per share price of CB Richard Ellis Services common stock of $11.54, plus an average of $1.46 per share in earnings from the date the shares were acquired through December 31, 2000.

(b) To the extent that there is a shortfall from the offerings of Class A Common Stock of CBRE Holding to the designated managers and non-management employees related to (1) shares underlying stock fund units in the deferred compensation plan, (2) shares held in the CB Richard Ellis 401(k) plan, or
    (3) shares to be issued to designated managers and employees for direct ownership in exchange for cash and recourse notes, the Blum Funds are obligated to purchase additional shares in CBRE Holding representing this shortfall. No amounts have been reflected in the accompanying pro forma combined balance sheet for recourse notes that may be issued to designated managers in conjunction with the offerings.

(c) To the extent employees do not subscribe for the    ,000 vested shares of
    underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, the pro forma deferred compensation plan liability of $80.5 million and the cash surrender value of insurance policies, deferred compensation plan of $53.2 million as of December 31, 2000 will increase by $16.00 per unit for each stock fund unit not contributed to CBRE Holding. Any resulting shortfall will be funded by the Blum Fund in accordance with note (a) above.

              Unaudited Pro Forma Combined Statement of Operations
                       (in thousands, except share data)

                                    Year Ended December 31, 2000
                          ---------------------------------------------------
                          CB Richard
                            Ellis    CBRE Holding,  Pro Forma      Pro Forma
                           Services      Inc.      Adjustments     Combined
                          ---------- ------------- -----------    -----------
                                                   (unaudited)    (unaudited)
Revenue:
 Lease..................  $  539,419     $  --      $     --      $  539,419
 Sales..................     389,745                                 389,745
 Property and facilities
  management fees.......     110,654                                 110,654
 Consulting & referral
  fees..................      78,714                                  78,714
 Appraisal fees.........      75,055                                  75,055
 Loan origination and
  servicing fees........      58,190                                  58,190
 Investment management
  fees..................      42,475                                  42,475
 Other..................      29,352                                  29,352
                          ----------     -----      --------      ----------
    Total revenues......   1,323,604                               1,323,604
Costs and Expenses:
 Commissions, fees &
  other incentives......     634,639                                 634,639
 Operating,
  administrative, and
  other.................     538,481                   1,354 (1)     539,835
 Depreciation and
  amortization..........      43,199                 (23,992)(2)
                                                      28,111 (1)
                                                        (162)(3)      47,156
                          ----------     -----      --------      ----------
Operating income........     107,285                  (5,311)        101,974
Interest income.........       2,554                                   2,554
Interest expense........      41,700                  20,845 (4)      62,545 (5)(6)
                          ----------     -----      --------      ----------
Income before provision
 for income tax.........      68,139                 (26,156)         41,983
Provision for income
 taxes..................      34,751                  (8,098)(7)      26,653
                          ----------     -----      --------      ----------
Net income..............  $   33,388     $  --      $(18,058)     $   15,330
                          ==========     =====      ========      ==========
Net income applicable to
 common stockholders....  $   33,388                              $   15,330
                          ==========                              ==========
Basic earnings per
 share..................  $     1.60                              $     1.06
                          ==========                              ==========
Weighted average shares
 outstanding for basic
 earnings per share.....  20,931,111                              14,462,264 (8)
                          ==========                              ==========
Diluted earnings per
 share..................  $     1.58                              $     1.05
                          ==========                              ==========
Weighted average shares
 outstanding for diluted
 earnings per share.....  21,097,240                              14,618,148 (8)
                          ==========                              ==========

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Reflects amortization of the estimated fair value of goodwill over 30 years and of identifiable intangible and other assets over 3 to 10 years.

(2) Represents the reversal of CB Richard Ellis Services' historical amortization related to its goodwill and other intangible assets.

(3) Represents the net adjustment to CB Richard Ellis Services' depreciation expense resulting from fair value adjustments to property and equipment.

(4) Represents the net increase in interest expense resulting from the financing of the acquisition. Pro forma combined interest income is calculated using an average 3 month LIBOR of 6.56 percent for variable rate loans for the year ended December 31, 2000 on the average outstanding balances of indebtedness during the year, including indebtedness incurred as a result of the transactions. As of April 23, 2001, the 3 month LIBOR was 4.31 percent. At a rate of 4.31 percent, the cash component of pro forma combined interest expense would have been approximately $50.1 million for the year ended December 31, 2000, which would be an increase of $10.6 million. Each 1.0 percent change in the 3 month LIBOR would have had the impact of increasing or decreasing pro-forma combined interest expense by $4.2 million for the year ended December 31, 2000.

(5) The pro forma cash component of interest expense increased $20.1 million, from $39.4 million in actual cash interest expense for the year ended December 31, 2000 to $59.5 million in pro-forma cash interest expense, using an average 3 month LIBOR rate for 2000 of 6.56% for variable rate loans. As of April 23, 2001, the 3 month LIBOR was 4.31 percent. At a rate of 4.31 percent, the cash component of pro forma combined interest expense would have been approximately $50.1 million for the year ended December 31, 2000, which would be an increase of $10.6 million. Each 1.0 percent change in the 3 month LIBOR would have had the impact of increasing or decreasing pro-forma combined interest expense by $4.2 million for the year ended December 31, 2000.

(6) The non-cash component of interest expense increased $712, from $2.3 million in actual interest expense for the year ended December 31, 2000 to $3.0 million in pro-forma interest expense.

(7) Represents the tax effect of pro forma adjustments included in Notes 1 through 4 above, excluding approximately $5.1 million in incremental goodwill amortization which is permanently non-deductible for tax purposes, at a combined federal and state statutory tax rate of 38.5 percent.

(8) Reflects the pro forma number of weighted average shares giving effect to the CBRE Holding common stock to be issued in connection with our purchase of CB Richard Ellis Services and the offerings for purposes of computing basic earnings per share, and the dilutive impact of the unvested stock fund units underlying the deferred compensation plan for purposes of computing diluted earnings per share. The warrants to be issued to Freemen Spogli in connection with the contribution and voting agreement and the options to be issued to designated managers and non-management employees in connection with the offerings are anti-dilutive and have been excluded from the calculation of dilutive earnings per share. The weighted average number of shares outstanding are calculated as follows:

   Weighted average shares outstanding for basic earnings per share:
     Expected shares to be issued..................................  14,462,264
   Weighted average shares outstanding for dilutive earnings per share:
     Expected shares to be issued..................................  14,462,264
     Dilutive effect of unvested shares underlying stock fund units
      in the deferred compensation plan............................     155,884
                                                                     ----------
       Weighted average shares outstanding for diluted earnings per share......................................................  14,618,148
                                                                     ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected financial data have been derived from CB Richard Ellis Services' consolidated financial statements and should be read in conjunction with CB Richard Ellis Services' financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. CB Richard Ellis Services' historical results are not necessarily indicative of our future results.

                                          Year Ended December 31
                          ----------------------------------------------------------
                             2000        1999        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
                             (in thousands, except share and per share data)
Statement of Operations
 Data:(1)
Revenue.................  $1,323,604  $1,213,039  $1,034,503  $  730,224  $  583,068
Operating income........     107,285      76,899      78,476      59,088      48,429
Interest expense, net...      39,146      37,438      27,993      13,182      22,620
Net income..............      33,388      23,282      24,557      24,397      70,549
Basic earnings (loss)
 per share(2)(4)........        1.60        1.11       (0.38)       1.34        5.05
Weighted average shares
 outstanding for basic
 earnings per share.....  20,931,111  20,998,097  20,136,117  15,237,914  13,783,882
Diluted earnings (loss)
 per share..............        1.58        1.10       (0.38)       1.28        4.99
Weighted average shares
 outstanding for diluted
 earnings per share.....  21,097,240  21,072,436  20,136,117  15,996,929  14,126,636
Other Data:
EBITDA(3)...............  $  150,484  $  117,369  $  127,246  $   90,072  $   62,003
Net cash provided by
 operating activities...      84,112      74,011      76,614      80,835      65,694
Net cash used in
 investing activities...     (35,722)    (26,767)   (223,520)    (18,018)    (10,906)
Net cash (used in)
 provided by financing
 activities.............     (53,523)    (37,721)    119,438     (64,964)    (28,505)
                                               December 31
                          ----------------------------------------------------------
                             2000        1999        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
Balance Sheet Data:
Cash and cash
 equivalents............  $   20,854  $   27,844  $   19,551  $   47,181  $   49,328
Total assets............     963,105     929,483     856,892     500,100     278,944
Long-term debt..........     303,571     357,872     373,691     146,273     148,529
Total liabilities.......     724,018     715,874     660,175     334,657     280,364
Total stockholders'
 equity ................     235,339     209,737     190,842     157,771      (1,515)
Number of shares
 outstanding............  20,605,023  20,435,692  20,636,134  18,768,200  13,232,063
Book value per share....       11.15        9.95        9.48        9.55       (0.18)
Ratios:
Earnings/fixed charges..        2.15        1.79        2.17        2.33        1.75
Debt/equity.............        1.33        1.74        2.04        0.97     (109.80)
Debt/EBITDA(3)..........        2.09        3.11        3.06        1.70        2.68
EBITDA/net interest
 expense(3).............        3.84        3.14        4.55        6.83        2.74
Operating expense as a
 percentage of revenue..        40.7%       44.2%       43.4%       37.8%       39.2%
EBITDA as a percentage
 of revenue(3)..........        11.4%        9.7%       12.3%       12.3%       10.6%
Net income as a
 percentage of revenue..         2.5%        1.9%        2.4%        3.3%       12.1%
International revenue as
 a percentage of
 consolidated revenue...        22.4%       22.5%       14.5%        --          --

--------
(1) The results include the activities of Koll Real Estate Services from the date of acquisition, August 28, 1997, REI Limited from the date of acquisition, April 17, 1998, and CB Hillier Parker Limited from the date of acquisition, July 7, 1998. For the year ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services' preferred stock. From the year ended December 31, 1996 net income includes a tax benefit of $55.9 million due to a reduction in CB Richard Ellis Services' deferred tax asset valuation allowance. A portion of CB Richard Ellis Services' net operating losses would be realizable due to its ability to generate additional taxable income in the future.

(2) EPS represents earnings (loss) per share. See Per Share Information in Note 9 of Notes to Consolidated Financial Statements.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization of intangible assets relating to acquisitions, merger-related and other nonrecurring charges. CB Richard Ellis Services' management believes that the presentation of EBITDA will enhance a reader's understanding of our operating performance and ability to service debt as it provides a measure of cash generated, subject to the payment of interest and income taxes, that can be used by CB Richard Ellis Services to service its debt and for other required or discretionary purposes. Net cash that will be available to us for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (a) operating income determined in accordance with GAAP or (b) operating cash flow determined in accordance with GAAP. This calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(4) CB Richard Ellis Services has not declared any cash dividends on its common stock for the periods shown.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the "Unaudited Pro Forma Combined Financial Data,""Selected Consolidated Financial Data" and CB Richard Ellis Services' financial statements and related notes included elsewhere in this prospectus.

Basis of Presentation

   We currently do not conduct any business or have any operations and were formed solely to serve as a holding company for CB Richard Ellis Services and its subsidiaries. We will acquire CB Richard Ellis Services pursuant to an amended and restated agreement and plan of merger, dated as of April 24, 2001, pursuant to which our wholly-owned subsidiary, BLUM CB Corp. will merger into CB Richard Ellis Services, which will survive the merger as our wholly-owned subsidiary.

   After the merger our business and operations will be the same as that conducted by CB Richard Ellis Services and its subsidiaries before the merger. Accordingly, the sections of this Management's Discussion and Analysis of Financial Condition and Results of Operations include a description of the historical results of CB Richard Ellis Services, including the sections titled "Overview," "Results of Operations," "Segment Operations," "Historical Liquidity and Capital Resources of CB Richard Ellis Services," "Recent Acquisitions," "Euro Conversion Disclosure," "Net Operating Losses" and "Recent Accounting Pronouncements." However, as a result of the merger and the related financings, our liquidity and capital resources will change significantly in specified areas from the consolidated financial position of CB Richard Ellis Services prior to the merger. Accordingly, the sections of this Management's Discussion and Analysis of Financial Condition and Results of Operations include information regarding our indebtedness, liquidity and capital resources after giving effect to the merger and the related financings, including "Our Liquidity and Capital Resources After the Merger and Related Financings" and "Quantitative and Qualitative Disclosures About Market Risk."

Overview

   CB Richard Ellis Services is one of the world's largest providers of commercial real estate services. Operations are conducted through approximately 250 offices located in 44 countries with approximately 9,600 employees.
CB Richard Ellis Services provides a comprehensive array of services to owners and users of and investors in, commercial real estate. CB Richard Ellis Services has worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, assist tenants in finding available space and owners in finding qualified tenants, provide valuation and appraisals for real estate property, assist in the placement of financing for commercial real estate, provide commercial loan servicing, provide research and consulting services, help institutional investors manage portfolios of commercial real estate, provide property and facilities management service and serve as the outsource service provider to corporations seeking to be relieved of the burden of managing their real estate operations.

   CB Richard Ellis Services' operations are reported through three geographic divisions:

  . The Americas consist of the U.S., Canada, Mexico and operations located in Central and South America. Operations in Mexico, Central and South America are referred to as the Latin America operations.

  . EMEA is an acronym for Europe, the Middle East and Africa. This operating group became part of CB Richard Ellis Services through a series of acquisitions, most significantly Hillier Parker and REI.

  . Asia Pacific consists of operations in Asia, Australia and New Zealand.
    These operations were acquired in part through the REI acquisition and in total through a subsequent acquisition.

   Revenue from transaction management, which constitutes a substantial majority of CB Richard Ellis Services' revenue, is subject to economic cycles. However, CB Richard Ellis Services' significant size, geographic coverage, number of transactions and large continuing client base tend to minimize the impact of economic cycles on annual revenue and create what we believe is equivalent to a recurring stream of revenue. Approximately 57% of the costs and expenses associated with transaction management are directly correlated to revenue while approximately 25% of the costs and expenses of management services and financial services are directly correlated to revenue.

   A significant portion of CB Richard Ellis Services' revenue is seasonal. Historically, this seasonality has caused CB Richard Ellis Services' revenue, operating income, net income and cash flow from operating activities to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry wide focus of completing transactions at year-end while incurring constant, non-variable expenses throughout the year. This has led to lower profits or a loss in the first quarter, with profits growing in each subsequent quarter. In addition, CB Richard Ellis Services' operations are directly affected by actual and perceived trends in various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. CB Richard Ellis Services' international operations are subject to political instability, currency fluctuations and changing regulatory environments. To date, CB Richard Ellis Services does not believe that general inflation has had a material impact upon its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand rather than general inflation.

Results of Operations

   The following table sets forth items derived from CB Richard Ellis Services' consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998, presented in dollars and as a percentage of revenue:

                                         Year Ended December 31,
                           ----------------------------------------------------
                                 2000             1999              1998
                           ---------------- ----------------- -----------------
                                          (dollars in thousands)
Revenue:
  Leases.................. $ 539,419  40.8% $  448,091  36.9% $  371,300  35.9%
  Sales...................   389,745  29.4     394,718  32.5     357,718  34.6
  Property and facilities
   management fees........   110,654   8.4     110,111   9.1      86,379   8.4
  Consulting and referral
   fees...................    78,714   5.9      73,569   6.1      72,586   7.0
  Appraisal fees..........    75,055   5.7      71,050   5.9      48,082   4.6
  Loan origination and
   servicing fees.........    58,190   4.4      45,940   3.8      39,402   3.8
  Investment management
   fees...................    42,475   3.2      28,929   2.4      33,145   3.2
  Other...................    29,352   2.2      40,631   3.3      25,891   2.5
                           --------- ------ ---------- ------ ---------- ------
  Total revenue........... 1,323,604 100.0   1,213,039 100.0   1,034,503 100.0
  Costs and expenses:
  Commissions, fees and
   other incentives.......   634,639  47.9     559,289  46.1     458,463  44.3
  Operating,
   administrative and
   other..................   538,481  40.7     536,381  44.2     448,794  43.4
  Merger-related and other
   nonrecurring charges...        --     --         --     --     16,585   1.6
  Depreciation and
   amortization...........    43,199   3.3      40,470   3.3      32,185   3.1
                           --------- ------ ---------- ------ ---------- ------
  Operating income........   107,285   8.1      76,899   6.4      78,476   7.6
  Interest income.........     2,554   0.2       1,930   0.2       3,054   0.3
  Interest expense........    41,700   3.2      39,368   3.3      31,047   3.0
                           --------- ------ ---------- ------ ---------- ------
  Income before provision
   for income tax.........    68,139   5.1      39,461   3.3      50,483   4.9
  Provision for income
   tax....................    34,751   2.6      16,179   1.3      25,926   2.5
                           --------- ------ ---------- ------ ---------- ------
  Net income.............. $  33,388   2.5% $   23,282   2.0% $   24,557   2.4%
                           ========= ====== ========== ====== ========== ======
  EBITDA.................. $ 150,484  11.4% $  117,369   9.7% $  127,246  12.3%
                           ========= ====== ========== ====== ========== ======

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   CB Richard Ellis Services reported a consolidated net income of $33.4 million for the year ended December 31, 2000, on revenues of $1,323.6 million compared to a consolidated net income of $23.3 million on revenues of $1,213.0 million for the year ended December 31, 1999. The 2000 results include a $4.7 million non-recurring pre-tax gain from its sale of select non-strategic assets. The 1999 results include non-recurring pre-tax gains from the sale of five non-strategic offices and a risk management operation totaling $8.7 million, as well as one time charges of approximately $10.2 million, the majority of which were severance costs related to CB Richard Ellis Services' reduction in workforce.

   Revenues on a consolidated basis increased by $110.6 million or 9.1% during the year ended December 31, 2000, compared to the year ended December 31, 1999. The real estate market in the U.S. remained healthy in 2000, with relatively low interest and vacancy rates. As a result, lease revenues increased by $91.3 million or 20.4% during the current year. Investment management fees increased by $13.5 million or 46.8% and loan origination and servicing fees were higher by $12.3 million or 26.7%. In addition, other revenues decreased by $11.3 million primarily due to the contribution of an engineering services group into a separately owned joint venture, as well as the loss of revenue due to the sale of assets previously included in the management services segment.

   Commissions, fees and other incentives on a consolidated basis totaled $634.6 million, an increase of $75.4 million or 13.5% for the year ended December 31, 2000, compared to the year ended December 31, 1999. Lease commissions increased significantly due to higher lease revenues. In addition, the overall revenue growth resulted in higher variable commission expense as compared to the prior year. Variable commissions increase as a percentage of revenue as select earnings levels are met. During 2000, a greater number of high level producers earned a larger proportion of total revenues. This contributed to an increase in commissions as a percentage of revenue from 46.1% to 47.9% for the current year.

   Operating, administrative and other on a consolidated basis was $538.5 million, an increase of $2.1 million or 0.4% for the year ended December 31, 2000, compared to prior year. This increase is due to higher bonus incentives and profit share driven by the improved current year results, offset by lower salary requirements in North America. As a percentage of revenue, operating, administrative and other was 40.7% for the year ended December 31, 2000, compared to 44.2% for the year ended December 31, 1999. The decreased percentage is due to CB Richard Ellis Services' focus on higher margin lines of business, as well as improving operational efficiency through cost containment measures.

   Consolidated interest expense was $41.7 million, an increase of $2.3 million or 5.9% for the year ended December 31, 2000, as compared to the year ended December 31, 1999. The increase resulted from higher interest rates for the revolving credit facility, offset in part by lower average borrowing levels during 2000. Overall, CB Richard Ellis Services reduced its outstanding long-term debt by $50.5 million or 13.8% as compared to December 31, 1999, helping to minimize the impact of the increased interest rates during the current year.

   Provision for income tax on a consolidated basis was $34.8 million for the year ended December 31, 2000, as compared to the provision for income tax of $16.2 million for the year ended December 31, 1999. The increase is mainly due to higher pre-tax income and a lower release of valuation allowance during the current year. The effective tax rate was 51% for the current year as compared to 41% for the prior year. The increase in the effective tax rate is primarily due to a decrease in the release of valuation allowances from $6.3 million to $3.0 million in the current year. Valuation allowances over the past two years have been released as it has become more likely than not that CB Richard Ellis Services would realize additional deferred tax assets.

   EBITDA was $150.5 million for the year ended December 31, 2000, as compared to $117.4 million for the year ended December 31, 1999, with EBITDA as a percentage of revenue increasing from 9.7% to 11.4% for the current year. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization of intangible assets relating to acquisitions, merger related and other nonrecurring charges. Management believes that the presentation of EBITDA will enhance a reader's understanding of CB Richard Ellis Services' operating performance and ability to service debt as it provides a measure of cash generated, subject to the payment of interest and income taxes, that can be used by CB Richard Ellis Services to service debt and for other required or discretionary purposes. Net cash that will be available for discretionary purposes represents remaining cash after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA. EBITDA should not be considered as an alternative to (i) operating income determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. CB Richard Ellis Services' calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   CB Richard Ellis Services reported a consolidated net income of $23.3 million for the year ended December 31, 1999, on revenues of $1,213.0 million compared to a consolidated net income of $24.6 million on revenues of $1,034.5 million for the year ended December 31, 1998. However, including the $32.3 million deemed dividend resulting from the accounting treatment of the preferred stock repurchase, the 1998 net loss applicable to common stockholders was $7.7 million. The 1999 result includes nonrecurring gains of

$8.7 million from the sale of five non-strategic offices and a risk management operation and one-time charges of approximately $10.2 million, the majority of which were severance costs related to CB Richard Ellis Services' reduction in workforce.

   Revenues on a consolidated basis were $1,213.0 million, an increase of $178.5 million or 17.3% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The overall increase related to the continued improvement in commercial real estate markets across the U.S. as reflected in increased lease transactions, as well as the full contribution from REI, Hillier Parker and various other 1998 acquisitions. Additionally, CB Richard Ellis Services continued to benefit from its global market presence by leveraging its ability to deliver comprehensive real estate services into new businesses.

   Commissions, fees and other incentives on a consolidated basis were $559.3 million, an increase of $100.8 million or 22.0% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in these costs is attributable to an increase in revenue and includes the impact of a new commission-based program, which enables sales professionals to earn additional commission over a particular revenue threshold. The increase is also due to the full year contribution from REI and Hillier Parker and various other 1998 acquisitions.

   Operating, administrative and other on a consolidated basis was $536.4 million, an increase of $87.6 million or 19.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998. As a percentage of revenue, operating, administrative and other increased slightly to 44.2% for the year ended December 31, 1999, compared to 43.4% for the year ended December 31, 1998. The increase is due primarily to the acquisitions of REI and Hillier Parker.

   Consolidated interest expense was $39.4 million, an increase of $8.3 million or 26.8% for the year ended December 31, 1999, as compared to the year ended December 31, 1998. The increase resulted from the renewal of select senior term loans at a higher borrowing rate as well as higher borrowing levels during 1999.

   Provision for income tax on a consolidated basis was $16.2 million for the year ended December 31, 1999, as compared to the provision for income tax of $25.9 million for the year ended December 31, 1998. The decrease is primarily due to the decrease in income before provision for income tax. In addition, CB Richard Ellis Services released $6.3 million valuation allowances as it became evident that it is more likely than not that it would realize additional deferred tax assets, resulting in a decrease in the effective tax rate. In early 1998, CB Richard Ellis Services repurchased its outstanding preferred stock which triggered a limitation on the annual amount of net operating losses it can use to offset future U.S. taxable income. This limitation does not affect the way taxes are reported for financial reporting purposes, but it will affect the timing of the actual amount of taxes paid on an annual basis.

   EBITDA was $117.4 million for the year ended December 31, 1999, as compared to $127.2 million for the year ended December 31, 1998.

Segment Operations

   CB Richard Ellis Services provides integrated real estate services through three global business segments: transaction management, financial services and management services. The factors for determining the reportable segments were based on the type of service and client and the way the chief operating decision-makers organize segments internally for making operating decisions and assessing performance. Transaction management consists of sales, leasing and consulting services in connection with commercial real estate, transaction management and advisory services with large corporate clients and investment property services, including brokerage services for commercial real estate property marketed for sale to institutional and private investors. Financial services consists of commercial loan origination and servicing through CB Richard Ellis Services' wholly-owned subsidiary, L.J. Melody, investment management services through CB Richard Ellis Services' wholly-owned subsidiary, CB Richard Ellis Services Investors, and valuation and appraisal services. Current year results for the financial services segment include a $5.3 million pre-tax gain from the sale of loan servicing rights. Management services provides facility, property and construction management services. In 2000, the management services segment results include a $4.7 million pre-tax gain from the sale of select assets. Prior year results include a non-recurring pre-tax gain from the sale of five non-strategic offices and a risk management operation totaling $8.7 million. In July 1999, CB Richard Ellis Services announced that it changed its segment reporting from four segments to three segments. Prior periods have been restated to conform to the new segmentation. The following table summarizes CB Richard Ellis Services' revenue, cost and expenses and operating income by operating segment for the years ended December 31, 2000, 1999 and 1998:

                                           Year Ended December 31,
                                 ----------------------------------------------
                                      2000            1999            1998
                                 --------------  --------------  --------------
                                            (dollars in thousands)
Transaction Management
 Revenue:
 Leases........................  $510,287  53.7% $426,108  48.4% $352,811  46.2%
 Sales.........................   378,486  39.8   383,726  43.5   330,206  43.3
 Other consulting and referral
  fees(1)......................    61,479   6.5    71,095   8.1    79,934  10.5
                                 -------- -----  -------- -----  -------- -----
 Total revenue.................   950,252 100.0   880,929 100.0   762,951 100.0
 Costs and expenses:
 Commissions, fees and other
  incentives...................   542,248  57.1   477,057  54.2   405,393  53.1
 Operating, administrative and
  other........................   303,357  31.9   314,814  35.7   262,604  34.4
 Depreciation and
  amortization.................    21,342   2.2    20,676   2.3    13,722   1.8
                                 -------- -----  -------- -----  -------- -----
 Operating income(2)...........  $ 83,305   8.8% $ 68,382   7.8% $ 81,232  10.7%
                                 ======== =====  ======== =====  ======== =====
 EBITDA........................  $104,647  11.0% $ 89,058  10.1% $ 94,954  12.5%
                                 ======== =====  ======== =====  ======== =====
Financial Services
 Revenue:
 Appraisal fees................  $ 72,861  34.0% $ 69,007  38.9% $ 48,090  33.1%
 Loan origination and servicing
  fees.........................    58,188  27.2    45,938  25.9    39,402  27.1
 Investment management fees....    40,433  18.9    27,323  15.4    32,591  22.4
 Other(1)......................    42,622  19.9    35,059  19.8    25,167  17.4
                                 -------- -----  -------- -----  -------- -----
 Total revenue.................   214,104 100.0   177,327 100.0   145,250 100.0
 Costs and expenses:
 Commissions, fees and other
  incentives...................    65,058  30.4    59,294  33.5    41,491  28.6
 Operating, administrative and
  other........................   119,333  55.7   100,201  56.5    85,885  59.1
 Depreciation and
  amortization.................    12,001   5.6    10,719   6.0    11,025   7.6
                                 -------- -----  -------- -----  -------- -----
 Operating income(2)...........  $ 17,712   8.3% $  7,113   4.0% $  6,849   4.7%
                                 ======== =====  ======== =====  ======== =====
 EBITDA........................  $ 29,713  13.9% $ 17,832  10.1% $ 17,874  12.3%
                                 ======== =====  ======== =====  ======== =====
Management Services
 Revenue:
 Property management fees......  $ 83,251  52.3% $ 79,994  51.7% $ 67,300  53.3%
 Facilities management fees....    23,069  14.5    25,597  16.5    17,219  13.6
 Other(1)......................    52,928  33.2    49,192  31.8    41,783  33.1
                                 -------- -----  -------- -----  -------- -----
 Total revenue.................   159,248 100.0   154,783 100.0   126,302 100.0
 Costs and expenses:
 Commissions, fees and other
  incentives...................    27,333  17.2    22,938  14.8    11,579   9.2
 Operating, administrative and
  other........................   115,791  72.7   121,366  78.4   100,305  79.4
 Depreciation and
  amortization.................     9,856   6.2     9,075   5.9     7,438   5.9
                                 -------- -----  -------- -----  -------- -----
 Operating income(2)...........  $  6,268   3.9% $  1,404   0.9% $  6,980   5.5%
                                 ======== =====  ======== =====  ======== =====
 EBITDA........................  $ 16,124  10.1% $ 10,479   6.8% $ 14,418  11.4%
                                 ======== =====  ======== =====  ======== =====
 Merger-related and other
  nonrecurring charges.........  $    --         $    --         $ 16,585
                                 ========        ========        ========
 Total operating income........  $107,285        $ 76,899        $ 78,476
                                 ========        ========        ========
 Total EBITDA excluding merger-
  related and other
  nonrecurring charges.........  $150,484        $117,369        $127,246
                                 ========        ========        ========

--------
(1) Revenue is allocated by material line of business specific to each segment. "Other" includes types of revenue that have not been broken out separately due to their immaterial balances and/or nonrecurring nature within each

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

   segment. Particular revenue types disclosed on the consolidated statements of operations may not be derived directly from amounts shown in this table.

(2) Segment operating income excludes merger-related and other nonrecurring charges.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

 Transaction Management

   Revenue increased by $69.3 million or 7.9% for the year ended December 31, 2000, compared to the year ended December 31, 1999. This increase was primarily due to higher lease revenues in North America as a result of a greater number of total transactions executed during the current year, as well as a larger dollar average per transaction. Europe reported increased lease revenues primarily due to strong performances in France and the UK, as well as expanded operations in Netherlands and Spain. Increased lease revenues in Asia Pacific are due to a better overall economy in China, as well as improvements in Australia. Sales revenues decreased slightly from the prior year, primarily due to higher interest rates and a weak currency in Australia. Commissions, fees and other incentives increased by $65.2 million or 13.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999, primarily due to an increase in lease revenues. In addition, the overall revenue growth resulted in a higher variable commission expense compared to prior year. Commissions are directly correlated to revenue in the transaction management segment. During 1999, the commission program was amended, providing an increasing percentage of commissions to producers as the amount of revenue earned increases. As a producer achieves each revenue target, the percentage of commission increases on a retroactive basis. This motivates producers to reach higher revenue targets. During 2000, a greater number of producers generated a larger proportion of revenue at the higher revenue targets. This contributed to an increase in commissions as a percentage of revenue from 54.2% to 57.1% for the current year. Operating, administrative and other decreased by $11.5 million or 3.6% for the year ended December 31, 2000, compared to the year ended December 31, 1999. This decrease is mainly related to lower personnel requirements in North America due to cost containment measures, as well as higher equity income from unconsolidated subsidiaries during the current year. This is slightly offset by increased bonus incentives and profit share due to the more favorable results.

 Financial Services

   Revenue increased by $36.8 million or 20.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999. Investment management fees grew by 48.0% due to a higher volume of managed assets, as well as increased incentive fees from several properties in North America and Asia. Loan origination and servicing fees increased by $12.3 million, of which $3.7 million is attributable to the acquisitions of Boston Mortgage Capital Corporation in late 2000 and Eberhardt Company in late 1999. In addition, excluding any acquisitions, loan production fees increased by $5.9 million or 18% over prior year, while loan servicing fees increased by $2.7 million or 22.0%. Other revenue increased due to the acquisition of several small consulting companies in late 1999 and early 2000. Commissions, fees and other incentives increased by $5.8 million or 9.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999, due primarily to higher loan commissions. Operating, administrative and other increased by $19.1 million or 19.1% for the year ended December 31, 2000, compared to the year ended December 31, 1999, mainly due to increased personnel requirements as a result of expanded investment management operations in North America and Asia and higher bonus incentives and profit share attributable to the more favorable current year results. In addition, earnings from unconsolidated subsidiaries decreased for the current year as compared to the same period last year.

 Management Services

   Revenue increased by $4.5 million or 2.9% for the year ended December 31, 2000, compared to the year ended December 31, 1999, due to higher lease and sales revenues. In addition, property management fees

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

increased primarily due to higher square footage managed in India and Australia. This was slightly offset by lower facilities management fees due to the loss of a major client at the beginning of 2000. Commissions, fees and other incentives increased by $4.4 million or 19.2% for the year ended December 31, 2000, compared to the year ended December 31, 1999, attributable mainly to the higher sales and lease commissions. Operating, administrative and other decreased $5.6 million or 4.6% for the year ended December 31, 2000, compared to the year ended December 31, 1999. The decline is mainly due to lower personnel requirements due to cost containment measures and higher equity income in unconsolidated subsidiaries in North America. As a percentage of revenue, operating expenses decreased from 78.4% to 72.7% for the current year.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Transaction Management

   Revenue increased by $118.0 million or 15.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998, mainly due to the continued improvement of the real estate market, mainly in brokerage leasing services and the full year contribution of REI, Hillier Parker and the various other 1998 acquisitions. Commissions, fees and other incentives increased by $71.7 million or 17.7% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to the increase in revenue. This also includes the impact of a new commission-based program which enables sales professionals to earn additional commission over a particular revenue threshold, as well as the full year contribution from REI, Hillier Parker and the various other 1998 acquisitions. Operating, administrative and other increased by $52.2 million or 19.9% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to the full year inclusion of REI, Hillier Parker, and the various other 1998 acquisitions. Depreciation and amortization increased by $7.0 million or 50.7% for the year ended December 31, 1999, as compared to the year ended December 31, 1998, primarily as a result of additional investments in computer hardware and software to support the increase in new business.

 Financial Services

   Revenue increased by $32.1 million or 22.1% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in revenue is primarily due the full year contribution of REI, Hillier Parker and the various other 1998 acquisitions, resulting in increased appraisal and valuation fees. Commissions, fees and other incentives increased by $17.8 million or 42.9% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase is primarily a result of the revenue increase. Operating, administrative and other increased by $14.3 million or 16.7% for the year ended December 31, 1999, compared to the year ended December 31, 1998, mainly as a result of the integration of REI, Hillier Parker and the various other 1998 acquisitions.

 Management Services

   Revenue increased by $28.5 million or 22.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to growth in the facilities management businesses, as well as the full contribution of REI, Hillier Parker and the various other 1998 acquisitions. Commissions, fees and other incentives increased by $11.4 million or 98.1% for the year ended December 31, 1999, compared to the year ended December 31, 1998, due to the higher revenues as a result of the REI, Hillier Parker acquisitions and the various other 1998 acquisitions. Operating, administrative and other increased $21.1 million or 21.0% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily related to the acquisitions of REI and Hillier Parker and the investment in infrastructure to expand the business. Depreciation and amortization increased by $1.6 million or 22.0% for the year ended December 31, 1999, as compared to the year ended December 31, 1998, primarily related to the acquisitions of REI, Hillier Parker and the various other 1998 acquisitions.

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

Historical Liquidity and Capital Resources of CB Richard Ellis Services

   CB Richard Ellis Services finances its operations and non-acquisition related capital expenditures primarily with internally generated funds and borrowings under a revolving credit facility. The revolving credit facility contains numerous restrictive covenants that, among other things, limit its ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell our assets, or declare dividends. In addition, it is required to meet certain financial ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage. In October 1999, it executed an amendment to the revolving credit facility, eliminating the mandatory reduction on December 31, 1999, and revising some of the restrictive covenants. The new amendment is also subject to mandatory reductions of the facility by $80.0 million and $70.0 million on December 31, 2000 and 2001, respectively. This reduced the facility from $350.0 million to $270.0 million at December 31, 2000. The amount outstanding under this facility was $110.0 million at December 31, 2000 and is included in the consolidated balance sheets accompanying this prospectus. CB Richard Ellis Services paid down the revolving credit facility by $50.0 million in 2000 and plans to pay down additional debt in 2001. This revolving credit facility will be repaid in connection with the merger and related financings and then terminated.

   Operating Cashflows. The operating cashflow of CB Richard Ellis Services increased to approximately $33.4 million during the year ended 2000 from approximately $23.3 million for the year ended 1999, primarily due to higher net income adjusted for non-cash items. In addition, receivables increased at a lower rate, due to a greater emphasis on receivable collections.

   Investing Cashflows. During the year ended 2000, CB Richard Ellis Services utilized $35.7 million in investing activities, an increase of $9.0 million over the prior year. This increase was primarily due to its $21.0 million investment in several technology companies as part of its overall e-business strategy. Its e-investment strategy is to improve internal business operations with resulting cost savings through paperwork reduction, to improve service delivery to clients and to create value in growth business that will flow back to it. In addition, as of December 31, 2000, CB Richard Ellis Services had committed an additional $37.7 million to fund future co-investments. Our participation in real estate transactions through co-investment activity could increase fluctuations in our earnings and cash flow.

   During the year ended 2000, CB Richard Ellis Services received $17.5 million in proceeds primarily from the sale of select assets within the management services segment, the sale of loan servicing rights and the receipt of proceeds in 2000 from the 1999 sale of a risk management operation. This was slightly lower than the 1999 proceeds of $19.4 million received. This included $7.4 million received from the sale of inventoried property, plus $12.1 million primarily received from the sale of the headquarters building in downtown Los Angeles, California, and a small office building in Phoenix, Arizona.

   In addition, capital expenditures decreased from $35.1 million for the year ended December 31, 1999, to $26.9 million in the year ended December 31, 2000. Capital expenditures for 1998 totaled $29.7 million. Expenditures in 2000 mainly related to the purchase of computer hardware and software. Higher purchases in 1999 as compared to 2000 and 1998 related to CB Richard Ellis Services' efforts to prepare for year 2000 computer hardware and software systems issues. CB Richard Ellis Services expects to have capital expenditures ranging from $20-25 million in 2001.

   Financing Cashflows. Net cash used in financing activities was $53.5 million for the year ended December 31, 2000, compared to $37.7 million for the year ended December 31, 1999, and is mainly attributable to the repayment of debt. From time to time, CB Richard Ellis Services has purchased stock on the open market to fulfill its obligations under stock option, deferred compensation and other similar stock-based compensation plans. For the year ended December 31, 2000, CB Richard Ellis Services repurchased 185,800 shares of common stock for $2.0 million in order to minimize the dilutive effect of its obligation to issue stock under the deferred compensation plan. During 1999, CB Richard Ellis Services repurchased a total of 397,450 shares of common stock for $5.0 million to minimize the dilution from the grant of options and stock purchase rights. The 1999 stock repurchase program was completed on January 5, 2000. As a result of the merger and the related adjustments to the deferred compensation plan, we do not currently have any plans to make future purchases of shares of our Class A common stock to fulfill obligations under our employee compensation plans.

Our Liquidity and Capital Resources After the Merger

   Financing to be Obtained in Connection with the Merger. In connection with the merger, we will issue and sell $75.0 million aggregate principal amount of our 16% Senior Notes due 2011 to DLJ Investment Funding, Inc. Also in connection with the merger, CB Richard Ellis Services will enter into a senior secured credit agreement with Credit Suisse First Boston and other lenders and borrow $400.0 million in term loans under this agreement. The credit agreement will also include a $100.0 million revolving credit facility, a portion of which will be drawn upon at the time of the merger.

   Also in connection with the merger, the BLUM Funds will make a cash contribution to us of at least approximately $58.1 million. If the offerings of shares of our Class A common stock we are making by this prospectus are fully subscribed, including for these purposes the shares we are offering that underlie stock fund units that in the CB Richard Ellis Services deferred compensation plan, we expect to receive cash proceeds of
approximately $    million after the payment of fees and expenses associated
with the offering. To the extent that the offerings of shares of our Class A common stock we are making by this prospectus are not fully subscribed, the BLUM Funds have agreed to purchase for cash an equivalent number of shares of our Class B common stock at a purchase price of $16.00 per share. Accordingly, we expect to receive cash equity contributions totaling at least $94.0 million in connection with the merger and the offerings.

   Using a portion of the proceeds from the sale of the senior notes, the borrowings under the new credit agreement and the proceeds from the sale of our Class B common stock to the BLUM Funds and our Class A common stock in the offerings, CB Richard Ellis Services will repay substantially all of its long-term indebtedness that is outstanding immediately prior to the merger. The repaid indebtedness of CB Richard Ellis Services will include its existing credit agreement with Bank of America and other lenders, which had an outstanding balance of approximately $110.0 million at December 31, 2000. Because CB Richard Ellis Services uses more cash than it generates during the period from January to June each year, the amount that will be outstanding and be repaid at the time of the merger will be significantly higher at the time of the merger, which is expected to occur in late June or July of 2001. Prior to the merger, CB Richard Ellis Services will offer to purchase all of its outstanding 8 7/8% Senior Subordinate Notes due 2006. Any holders that agree to sell their senior subordinate notes will be paid at the time of the merger, and all senior subordinated notes that are not tendered for payment will remain outstanding after the merger. The total outstanding amount of senior subordinated notes remaining at the time of the merger will reduce the amount of the term loans that we incur under the new senior secured credit agreement by an equivalent amount.

   Also using a portion of the proceeds described in the immediately prior paragraph CB Richard Ellis Services will pay $16.00 of cash per shares of its common stock that is outstanding at the time of the merger, as well as cash to holders of options to acquire shares of CB Richard Ellis Services common stock that agree to have their options canceled in exchange for a cash payment. We estimate that the aggregate amount of cash that CB Richard Ellis Services will pay to holders of its common stock and options in connection with the merger will be approximately $218.2 million.

   Financing Our Operations after the Merger. After the closing of the merger, we expect to finance our operations, non-acquisition related capital expenditures, employee compensation plan obligations and long-term indebtedness repayment obligations described below primarily with internally generated cash flow and borrowings under the new revolving credit facility of CB Richard Ellis Services. Material future acquisitions, if any, that require cash may require new sources of capital such as an expansion of the revolving credit facility

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

and raising money by issuing additional debt or equity. We anticipate that our existing sources of liquidity, including cash flow from operations, will be sufficient to meet our anticipated non-acquisition cash requirements for the foreseeable future and in any event for at least the next twelve months.

   Restrictions in Documents Governing our Long-Term Indebtedness. The terms of the documents governing our long-term indebtedness that will be outstanding after the merger will impose significant restrictions on the operation of our business, including our financing activities. The new credit agreement will contain numerous restrictive covenants that, among other things, limit our ability to incur or repay other indebtedness, make advances or loans to our subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell our assets or declare dividends. In addition, we will be required to meet financial ratios relating to our adjusted net worth, level of indebtedness, fixed charges and interest coverage. The indenture for the senior notes will also include limitations on our ability to incur or repay indebtedness, make advances or loans to our subsidiaries and other entities, incur liens, enter into mergers or effect other fundamental corporate transactions, sell our assets or declare dividends. In addition, if we were to engage in a change of control transaction, as defined in the indentures governing the senior notes, we would be required to make an offer to purchase all of the outstanding senior notes at a price of 101% of the outstanding principal amount of the notes, together with any accrued and unpaid interest.

   Seasonal Working Capital Requirements. CB Richard Ellis Services' working capital borrowing requirements are very seasonal because its cash flow from operating activities have historically been lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The seasonal variation in operating cash flow and working capital borrowing requirements results in part from differences in revenue, operating income and net income and in part from the timing of the payment of cash bonuses to sales professionals and managers. While compensation expenses are accrued throughout the year, a substantial portion of the actual cash payments are made in the first quarter of the following fiscal year. As a result, working capital borrowing requirements are highest in the first two quarters of the fiscal year and have historically decreased beginning in the third quarter. In addition, our new $100 million revolving credit facility requires that we have no outstanding borrowings under the facility during the entire month of each December.

   After giving effect to the merger and the related financings on a pro forma basis as of December 31, 2000, we would have had $58.9 million of available cash and no borrowings under the credit facility. For the reasons described in the immediately prior paragraph, our working capital borrowings would be significantly higher and our available cash would be lower if pro forma effect to the merger and the related financings was made as of a date during our first or second quarters.

   Deferred Compensation Plan Obligations. After the closing of the merger, we will have obligations under the CB Richard Ellis Services deferred compensation plan that will require future cash expenditures. Under the CB Richard Ellis Services deferred compensation plan, each participant may defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least 3 years after the deferral election date.

   The investment alternatives available to participants under the plan after the merger include, among others, two interest index fund alternatives and an insurance fund alternative. Under the first interest index fund alternative, all such allocations are credited with interest at the rate payable by CB Richard Ellis Services under its principal credit agreement. Our unfunded obligations with respect to the first interest index fund totaled $18.5 million as of December 31, 2000, and new deferrals are no longer permitted into that fund. Under the second interest index fund alternative, which will begin accepting new deferrals prior to the merger, all deferrals are credited with interest at 10% per year for five years, or until distributed if earlier, and thereafter at a rate no lower than the rate CB Richard Ellis Services pays under its principal credit agreement. Under the insurance fund alternative, the participant can elect to have gain or loss on deferrals measured by one or more of approximately 30 mutual funds. Historically, CB Richard Ellis Services has elected to transfer to a rabbi trust the full amount of deferrals into the insurance fund alternative and then hedged its obligations to the

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

participants under the insurance fund alternative by actually buying a contract of insurance within which it has premiums invested in the mutual funds which participants have elected to measure the value of their deferred compensation.

   We expect to fund the after-tax cost of these future distributions under the two interest index alternatives with internally generated cash flow and borrowings under our new revolving credit facility. With respect to existing deferrals under the insurance fund alternative, we expect future distributions to be satisfied by the contracts of insurance that we have purchased. However, in the future, to the extent we do not fully fund our obligations under the insurance fund alternative with an insurance contract and transfers into the rabbi trust, we would need to fund future distributions with internally generated cash flow and borrowings under our new revolving credit facility.

   Because a substantial majority of the deferrals under the deferred compensation plan have a distribution date based upon the end of the relevant participant's employment with us, we have an on-going obligation to make distributions to these participants as they leave our employment. Because the level of employee departures is not predictable, the timing of these obligations is also not predictable. Accordingly, we may face significant unexpected cash funding obligations in the future under our deferred compensation plan if a larger number of our employees leave our employment than we expect.

   401(k) Plan Obligations. After the closing of the merger, we may be required to make future cash expenditures as a result of legal requirements applicable to the CB Richard Ellis Services 401(k) plan. Under the 401(k) plan, generally upon a participant's termination of employment with us, including as a result of retirement, the participant may elect to receive the cash value of his or her investments in the plan. Accordingly, if a participant owns shares of our Class A common stock that are held in the plan and becomes entitled to receive a distribution under the plan, the participant may require the plan trustee to sell those shares and distribute the cash proceeds. However, there will not be a market for our Class A common stock after the merger, so we will be obligated under applicable law to purchase the shares at fair market value so the required cash distribution may occur. However, as a result of restrictions under the documents governing our long-term indebtedness which are described above, our ability repurchase shares of our stock or make other payments to our stockholders will be very limited.

   Repayment of Long-Term Indebtedness. The $75 million principal amount of senior notes that we will issue in connection with the merger will become due and payable in 2011. Any remaining principal amount of the senior subordinated notes of CB Richard Ellis Services after the tender offer for those notes will become due and payable in 2006. Any amounts outstanding under the revolving credit facility under the new credit agreement will be due and payable on the sixth anniversary of the merger. Assuming that none of the senior subordinated notes of CB Richard Ellis Services remain outstanding after the merger, the principal amounts of the $400 million of term loans under the new credit agreement will become due and payable on the following schedule:

               Year     Amount Due
               ----   --------------
               2002   $ 25.0 million
               2003     25.0 million
               2004     29.0 million
               2005     29.0 million
               2006     29.0 million
               2007     29.0 million
               2008    235.0 million

Recent Acquisitions

   During 2000, CB Richard Ellis Services acquired five companies with an aggregate purchase price of $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on

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

acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation through L.J. Melody for $2.1 million plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeast. It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

   During 1999, CB Richard Ellis Services acquired four companies with an aggregate purchase price of approximately $13.8 million. The two significant acquisitions were Eberhardt Company, which was acquired in September 1999 through L.J. Melody for approximately $7.0 million and Profit Nordic which was acquired in February 1999 through CB Richard Ellis Services Profit Acquisition Corp., formerly Koll Tender III, for approximately $5.5 million.

   In 1998, CB Richard Ellis Services made several large acquisitions. In April 1998, CB Richard Ellis Services purchased all of the outstanding shares of REI, an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide, excluding the UK. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to goodwill, which is amortized on a straight line basis over an estimated useful life of 30 years. The purchase price for REI was approximately $104.8 million of which approximately $53.3 million was paid in cash and notes and approximately $51.5 million was paid in shares of CB Richard Ellis Services' common stock. In addition, CB Richard Ellis Services assumed approximately $14.4 million of long-term debt and minority interest. CB Richard Ellis Services incurred a one-time charge of $3.8 million associated with the integration of REI's operations and systems into its own.

   CB Richard Ellis Services also acquired the business of Hillier Parker in July 1998. This was a commercial property services partnership operating in the UK. The acquisition was accounted for as a purchase. The purchase price for Hillier Parker included approximately $63.6 million in cash and $7.1 million in shares of CB Richard Ellis Services common stock. In addition, CB Richard Ellis Services assumed a contingent payout plan for key Hillier Parker employees with a potential payout over three years of approximately $13.9 million and assumed various annuity obligations of approximately $15.0 million. The purchase price has largely been allocated to goodwill which is amortized on a straight line bases over its estimated useful life of 30 years.

   In September of 1998, CB Richard Ellis Services purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc., now CB Richard Ellis Limited. CB Richard Ellis Services acquired the remaining interest for approximately $14.3 million in cash. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   In October 1998, CB Richard Ellis Services purchased the remaining ownership interests that it did not already own in the Richard Ellis Australia and New Zealand businesses. The costs for the remaining interest was $20.0 million in cash. Virtually all of the revenue of these locations is derived from brokerage and appraisal services. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   CB Richard Ellis Services also made various smaller acquisitions throughout 1998.

Legal Proceedings

   In August 1993, a former commissioned salesperson of CB Richard Ellis Services filed a lawsuit against CB Richard Ellis Services in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by CB Richard Ellis Services. On November 20, 1996, a jury returned a verdict

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against CB Richard Ellis Services, awarding $1.5 million in general damages and
$5.0 million in punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $0.6 million in attorneys' fees and costs.
Following denial by the trial court of CB Richard Ellis Services' motions for new trial, reversal of the verdict and reduction of damages, CB Richard Ellis Services filed an appeal of the verdict and requested a reduction of damages.
On March 9, 1999, the appellate court ruled in CB Richard Ellis Services' favor, reversed the trial court decision and ordered a new trial. On February 16, 2000, the Supreme Court of New Jersey reversed the decision of the appellate court, concluded that the general damage award in the trial court should be sustained and returned the case to the appellate court for a determination as to whether a new trial should be ordered on the issue of punitive damages. In April 2000, CB Richard Ellis Services settled the compensatory damages claim, including interest, and all claims to date with respect to attorneys fees by paying to the plaintiff the sum of $2.75 million leaving only the punitive damage claim for resolution. The plaintiff also agreed, with very limited exceptions, that no matter what the outcome of the punitive damage claim, CB Richard Ellis Services would not be responsible for more than 50% of the plaintiff's future attorney fees. In February 2001, CB Richard Ellis Services settled all remaining claims for the sum of $2.0 million and received a comprehensive release.

   CB Richard Ellis Services is party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Based on available cash and anticipated cash flows, CB Richard Ellis Services believes that the ultimate outcome will not have an impact on its ability to carry on its operations. Management believes that any liability imposed on CB Richard Ellis Services that may result from disposition of these lawsuits will not have a material effect on its consolidated financial position or results of operations.

   CBRE Holding is not currently a party to any litigation. However, in connection with the announcement of the transactions, BLUM CB and CB Richard Ellis Services have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CB Richard Ellis Services, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that BLUM CB's offering price was unfair and inadequate and sought injunctive relief or rescission of the transaction and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things:

  . that the defendants admit no liability or wrongdoing whatsoever;

  . that the buying group acknowledge that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  . for the lead counsel for the plaintiff to have an opportunity to review the proxy statement before mailing;

  . for the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  . for attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  . negotiation and execution of a mutually acceptable stipulation of settlement;

  . closing of the merger;

  . dismissal of the Delaware and California litigation with prejudice; and

  . completion by the plaintiffs of reasonable additional discovery as lead counsel reasonably believes is appropriate.

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

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a materially adverse impact on our ability to complete the merger. In addition, no agreements have been reached with respect to any settlement of the California litigation, and if this litigation continues, it could have a material adverse impact on our ability to complete the merger.

Euro Conversion Disclosure

   A majority of the European Union member countries converted to a common currency, the "Euro," on January 1, 1999. The existing legacy currencies of the participating countries will continue to be acceptable until January 1, 2002. We do not expect the introduction of the Euro to have a significant impact on our market or the manner in which we conduct business and believe the related impact on our financial results will not be material. Approximately 5% of our 2000 business was transacted in the participating member countries. CB Richard Ellis Services is currently using both the Euro and legacy currencies to conduct business in these member countries.

Net Operating Losses

   CB Richard Ellis Services had U.S. federal income tax net operating losses, or NOLs, of approximately $16.3 million at December 31, 2000, corresponding to $5.7 million of our $60.3 million in net deferred tax assets before valuation allowances.

   CB Richard Ellis Services' ability to utilize NOLs is currently limited by
Section 382 of the Internal Revenue Code because it previously experienced an ownership change within the meaning of Section 382. As a result of the limitation, CB Richard Ellis Services will be able to use approximately $26.0 million of its NOL in 2000. The merger will likely cause another ownership change. Accordingly, for 2001, the $26.0 million limitation will be pro-rated based upon the number of days in the year before the merger. Any NOLs not utilized before the merger will be subject to annual limitation after the merger equal to the lesser of (1) $26.0 million or (2) the limitation resulting from the subsequent ownership change. In any event, we anticipate that the remaining $16.3 million of NOLs will be utilized in 2001.

Recent Accounting Pronouncements

   In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral established by SFAS 125. In addition, this statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. CB Richard Ellis Services does not perform these types of transactions. This statement is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We are evaluating the impact of SFAS 140 on our results of operation and financial position for these types of transactions.

   In June 2000, the FASB issued SFAS No. 138, Accounting for Particular Derivative Instruments and Particular Hedging Activities--an Amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting for particular derivative instruments and hedging activities and is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 138 is not expected to have a material impact on CB Richard Ellis Services' earnings or other components of comprehensive income.

   In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 for one year. SFAS No. 137 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 137 is not anticipated to have a material impact on earnings or other components of comprehensive income as CB Richard Ellis Services had no derivatives outstanding at December 31, 2000.

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

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including particular derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is not expected to have a material impact on earnings or other components of comprehensive income as CB Richard Ellis Services had no derivatives outstanding at December 31, 2000.

Quantitative and Qualitative Disclosures About Our Market Risk

   Our exposure to market risk consists of foreign currency exchange rate fluctuations related to our international operations and changes in interest rates on most of our debt obligations.

   During the year ended December 31, 2000, approximately 22% of CB Richard Ellis Services' business was transacted in local currencies of foreign countries. In the past CB Richard Ellis Services has attempted to manage, and in the future expects to continue to manage, this exposure primarily by balancing monetary assets and liabilities and maintaining cash positions only at levels necessary for operating purposes in those countries. While our international results of operations as measured in dollars are subject to foreign exchange rate fluctuations, we do not consider the related risk to be material to our financial condition or results of operations. In the past CB Richard Ellis Services has routinely monitored, and in the future we expect to continue to monitor, the transaction exposure to currency rate changes and entered into currency forward and option contracts to limit the exposure, as appropriate. Gains and losses on contracts are deferred until the transaction being hedged is finalized. In 2000, CB Richard Ellis Services had no outstanding contracts. Both we and CB Richard Ellis Services do not engage in any speculative activities.

   After the merger, most of our long-term indebtedness will bear variable rates of interest. Consistent with past practices of CB Richard Ellis Services, after the merger we will utilize sensitivity analyses to assess the potential effect of our variable rate debt. Giving pro forma effect to the merger and the related financing to be entered into in connection with the merger, if interest rates were to increase by 1% per annum the net impact would be a decrease of
approximately $    million on our annual pre-tax income and cash flow. Our
expected fixed and variable long-term debt as of the closing of the merger are as follows:

                                                             Sterling
                                          LIBOR     LIBOR     LIBOR
                                 Fixed     Plus      Plus     Minus
Year of Maturity                 Rate     3.25%     3.75%      1.5%    Total
----------------                -------  --------  --------  -------- --------
2001........................... $ 3,231  $ 22,500  $  2,500   $   --  $ 28,231
2002...........................   1,794    22,500     2,500    2,742    29,536
2003...........................     512    26,250     2,500       --    29,262
2004...........................     128    26,250     2,500       --    28,878
2005...........................      20    26,250     2,500       --    28,770
Thereafter (1).................  81,335    26,250   237,500       --   345,085
                                -------  --------  --------   ------  --------
  Total........................ $87,200  $150,000  $250,000   $2,742  $489,762
                                =======  ========  ========   ======  ========
  Weighted Average Interest
   Rate........................    17.2%      9.8%    10.31%     4.8%     11.3%
                                =======  ========  ========   ======  ========

--------
(1) Includes 16% Senior Notes due 2011.

   The table above assumes that all of the approximately $173 million aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2006 are repurchased prior to the merger. In the event that some of these notes are not repurchased, the remaining outstanding principal amount would be due and payable in 2006 and the amount of our variable interest rate terms loans initially incurred under the new credit agreement would be decreased by an equivalent amount. Accordingly, in the event that any of the senior subordinated notes remain outstanding after the merger, a portion of the indebtedness represented in the table above will be payable earlier than indicated above but will bear interest at a fixed rate instead of a variable rate.

   Estimated fair values for our liabilities are not presented because they either are based on variable rates that approximate terms that we could obtain currently from other sources or they are liabilities to be entered into in connection with the merger that have recently negotiated rates that we believe represent the fair value of the related liabilities.

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

                                    BUSINESS

   As a result of the proposed merger, CB Richard Ellis Services would become our wholly-owned subsidiary. Our business after the merger will be the same business as that conducted by CB Richard Ellis Services and its subsidiaries before the merger, which we describe below.

Overview

   Organization. CB Richard Ellis Services was founded in 1906. It was formerly known as CB Commercial Real Estate Services Group, Inc., or CB Commercial, a holding company, organized on March 9, 1989 under the laws of the state of Delaware to acquire Coldwell Banker Commercial Group, Inc. This acquisition occurred on April 19, 1989. On November 25, 1996, CB Commercial completed an initial public offering of 4,347,000 shares of common stock. Prior to this public offering, CB Commercial was a reporting company as a result of an offering to employees under the Securities and Exchange Act of 1933, as amended.

   As part of its growth strategy, CB Commercial has undertaken various strategic acquisitions. In 1995, CB Commercial purchased Westmark Realty Advisors, L.L.C., which has been renamed CB Richard Ellis Investors, L.L.C., or CBRE Investors. CBRE Investors is a management and advisory business with approximately $10.0 billion of assets under management. In 1996, CB Commercial acquired L.J. Melody & Company, or L.J. Melody, a nationally-known mortgage banking firm. Then in 1997, CB Commercial acquired Koll Real Estate Services, or Koll, a real estate services company primarily providing property management services, corporate and facilities management services and asset and portfolio management services. The following year, CB Commercial purchased all of the outstanding stock of REI Limited, or REI, which owned and operated the internationally known real estate services firm of Richard Ellis in all the major commercial real estate locations in the world, other than the United Kingdom, or UK. REI's principal operations were in the Netherlands, France, Spain, Brazil, Australia, Hong Kong, including Taiwan, and the People's Republic of China, and Singapore. In 1998, CB Commercial also acquired the business of Hillier Parker May and Rowden, now known as CB Hillier Parker Limited or Hillier Parker, a commercial property services partnership operating in the UK. That same year, CB Richard Ellis Services purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc. In 1998, CB Commercial acquired the remaining ownership interests in Richard Ellis Australia and New Zealand.

   On May 19, 1998, CB Commercial changed its name to CB Richard Ellis Services, Inc.

   Nature of Operations. CB Richard Ellis Services is a holding company that conducts its operations primarily through approximately 75 direct and indirect operating subsidiaries. In the U.S., it operates through CB Richard Ellis, Inc. and L.J. Melody, in the UK through Hillier Parker and in Canada through CB Richard Ellis Limited. CBRE Investors and its foreign affiliates conduct business in the U.S., Europe and Asia. CB Richard Ellis Services operates through various subsidiaries in approximately 44 countries and pursuant to cooperation agreements in several additional countries. Approximately 78% of its revenues are from the U.S. and 22% from the rest of the world.

   Our operations are reported through three geographic divisions:

  . The Americas consist of the U.S., Canada, Mexico and operations located in Central and South America. We also refer to the operations in Mexico, Central and South America as the Latin America operations.

  . EMEA is an acronym for Europe, the Middle East and Africa. This operating group became part of our company through a series of acquisitions, most significantly Hillier Parker and REI.

  . Asia Pacific consists of operations in Asia, Australia and New Zealand.
    These operations were acquired in part through the REI acquisition and in total through subsequent acquisitions.

   See Note 11 of the Notes to Consolidated Financial Statements for financial data relating to its geographic regions, which is incorporated herein by reference.

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

   A significant portion of CB Richard Ellis Services' revenue is seasonal. Historically, this seasonality has caused its revenue, operating income, net income and cash flow from operating activities to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry wide focus of completing transactions by year-end, while incurring constant, non-variable expenses throughout the year. This has historically resulted in lower profits or a loss in the first quarter, with profits growing in each subsequent quarter.

Business Segments

   In July 1999, CB Richard Ellis Services undertook a reorganization to streamline its U.S. operations which resulted in a change in its segment reporting from four to three segments. CB Richard Ellis Services has eight primary lines of business which are aggregated, reported and managed through these three segments: transaction management, financial services and management services. The transaction management segment is the largest generator of revenue and operating income and includes brokerage services, corporate services and investment property activities. Brokerage services includes activities that provide sales, leasing and consulting services in connection with commercial real estate and is our primary revenue source. Corporate services focuses on building relationships with large corporate clients which generate recurring revenue. Investment property activities provide brokerage services for commercial real property marketed for sale to institutional and private investors. The financial services segment provides commercial mortgage, valuation, investment management and consulting and research services. The management services segment provides facility management services to corporate real estate users and property management and related services to owners.

   Information regarding revenues and operating income or loss, attributable to each of CB Richard Ellis Services' business segments is included in "Segment Operations" within the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and within Note 11 of the Notes to Consolidated Financial Statements which are incorporated herein by reference. Information concerning the identifiable assets of each of CB Richard Ellis Services' business segments is set forth in Note 11 of the Notes to Consolidated Financial Statements which is incorporated herein by reference.

 Transaction Management

   Under transaction management, CB Richard Ellis Services operates the following lines of business:

  . The brokerage services line of business provides sales, leasing and consulting services relating to commercial real estate. The brokerage services business line is the largest business unit in terms of revenue, earnings and cash flow. This business is built upon relationships that CB Richard Ellis Services' employees establish with customers. This line of business does not require significant capital expenditures on a recurring basis. However, due to the low barriers to entry and strong competition, CB Richard Ellis Services strives to retain top producers through an attractive compensation program that motivates the sales force to achieve higher revenue production. Therefore, the most significant cost is commission expense which can be as high as 70% of the revenue generated by brokerage services. CB Richard Ellis Services is the largest and most recognized competitor in the commercial brokerage business and we believe that the CB Richard Ellis brand provides it with a competitive operating advantage. CB Richard Ellis Services employs approximately 2,200 individuals in offices located in most of the largest metropolitan areas in the U.S. and approximately 1,200 individuals in the rest of the world.

        Operations. CB Richard Ellis Services maintains a decentralized approach to transaction management other than investment properties by bringing significant local knowledge and expertise to each assignment. Each local office draws upon the broad range of support services provided by the other business groups around the world, including an international network of market research, client relationships and transaction referrals which CB Richard Ellis Services believes provides it with significant economies of scale over local, national and international competitors. While day-to-day operations are decentralized, most accounting and financial functions are centralized.

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

        Compensation. Under a typical brokerage services agreement, brokerage services is entitled to receive sale or lease commissions. Sale commissions, which are calculated as a percentage of sales price, are generally earned by this business line at the close of escrow. Internationally, sales commissions are earned upon completion of work with no existing contingencies. Sale commissions in the U.S. typically range from approximately 1% to 6% with the rate of commission declining as the price of the property increases. In the case of large investment properties of over $20 million, the commission is generally not more than 2%, declining to 0.5% for properties greater than $75 million. In the UK, commissions of 0.75% for a sale to 1% for a purchase are typical. Lease commissions in the U.S. and Canada, typically calculated either as a percentage of the minimum rent payable during the term of the lease or based upon the square footage of the leased premises, are generally earned by brokerage services at the commencement of a lease, which typically occurs on the tenant move-in date and are not contingent upon the tenant fulfilling the terms of the lease. In cases where a third-party brokerage firm is not involved, lease commissions earned by brokerage services for a new lease typically range between 2% and 6% of minimum rent payable under the lease depending upon the value of the lease. In the UK, the leasing commission is typically one month's rent or 15% of the first year's rent. For renewal of an existing lease, these fees are generally 50% of a new lease commission. In sales and leases where a third-party broker is involved, brokerage services must typically share 50% of the commission with the third-party broker. In the U.S., Canada and much of Australia, brokerage sales professionals will receive a 40% to 60% share of commissions before costs and expenses. In most other parts of the world, brokerage professionals receive a salary and a bonus, profit-share or a small commission, which in the aggregate approximate a 50% share of commissions earned by this business line.

  . The investment properties line of business provides brokerage services for commercial real estate property marketed for sale to institutional and private investors.

        Operations and Compensation. This line of business employs approximately 500 individuals in offices located in the U.S. and about 300 individuals in the rest of the world. Compensation for this operation is similar to the brokerage line of business.

  . The corporate services line of business focuses on building relationships with large corporate clients. The objective is to establish long-term relationships with clients that could benefit from utilizing corporate services broad suite of services and/or global presence. These clients are offered the opportunity to be relieved of the burden of managing their commercial real estate activities at a lower cost than they could achieve by managing it themselves. This business has experienced a high rate of growth, as more corporations focus on outsourcing their non-core functions. We believe that this business line's worldwide platform and array of services uniquely position it to seize market share in this area. During 2000, the facilities management line of business began operating under the same leadership as corporate services. See the section below titled "Management Services" for a description.

        Operations. CB Richard Ellis Services employs approximately 400 individuals within the U.S. and over 50 individuals in the rest of the world. Corporate services include research and consulting, structured finance, project management, lease administration and transaction management. These services can be delivered on a bundled or unbundled basis involving other lines of business in a single market or in multiple markets around the globe. A typical corporate services agreement includes a stated term of at least one year and normally contains provisions for extension of the agreement.

        Compensation. A typical corporate services agreement gives CB Richard Ellis Services the right to execute some or all of the client's future sales and leasing transactions and to receive other fees on a negotiated basis. The commission rate with respect to these transactions frequently reflects a discount for the captive nature and large volume of the business. This business line is developing worldwide pricing to maximize integrated service delivery.

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

   All of these business lines provide sales brokerage and leasing and real estate consulting services. Additionally, these business lines are motivated to cross-sell products and services from other business segments.

 Financial Services

   The financial services business segment is focused on providing commercial mortgage, valuation, investment advisory and research and consulting services. We believe that these business lines are complementary to the core businesses in the transaction management segment, offering reliable returns. A description of the principal lines of business in the financial services segment are as follows:

  . The commercial mortgage business line provides commercial loan origination and loan servicing through CB Richard Ellis Services' wholly-owned subsidiary, L.J. Melody. The commercial mortgage business focuses on the origination of commercial mortgages without incurring principal risk. As part of its activities, L.J. Melody has established correspondent and conduit arrangements with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies.

        Under these arrangements, L.J. Melody originates mortgages into conduit programs where it makes limited representations and warranties based upon representations made by the borrower or another party. In some situations, L.J. Melody originates mortgages in its name and immediately sells them into a conduit program, referred to as "table funding," without principal risk. Mortgages originated for conduits may or may not have servicing rights. L.J. Melody originates mortgages in its name, without principal risk, and services loans for Federal Home Loan Mortgage Corporation, Freddie Mac and Federal National Mortgage Association, Fannie Mae. L.J. Melody is also a major mortgage originator for insurance companies and pension funds having the right, as correspondent, to originate loans in their names and subsequently services the mortgage loans it originates. At December 31, 2000, L.J. Melody serviced mortgage loan portfolios of approximately $16.7 billion.

        Operations. L.J. Melody employs approximately 300 people located in 32 offices in the U.S. L.J. Melody has no material mortgage banking operations outside of the U.S. Its mortgage loan originations take place throughout the U.S. with support from L.J. Melody's headquarters in Houston, Texas. The mortgage loan servicing is handled primarily from the Houston, Texas headquarters with support from regional offices in Atlanta, Georgia; Minneapolis, Minnesota; Seattle, Washington; Boston, Massachusetts and Los Angeles, California.

        Compensation. L.J. Melody typically receives origination fees, ranging from 0.5% for large insurance company and pension fund mortgage loans to 1.0% for most conduit and agency mortgage loans. In situations where L.J. Melody services the mortgage loans it originates, L.J. Melody also receives a servicing fee between .03% and .25%, calculated as a percentage of the outstanding mortgage loan balance. These servicing agreements generally contain an evergreen provision which provides that the agreement remains in effect for an indefinite period, but enables the lender to terminate the agreement upon 30 days prior written notice, which L.J. Melody believes to be a customary industry termination provision. During 2000, a majority of the mortgage loan origination revenue was from agreements which entitled L.J. Melody to both originate and service mortgage loans. L.J. Melody also originates mortgage loans on behalf of conduits and insurance companies for whom it does not perform servicing. Its client relationships have historically been long-term. L.J. Melody pays its mortgage banking professionals a combination of salary, commissions and incentive-based bonuses, which typically average approximately 50% of loan origination fees earned.

  . The valuation line of business provides valuation and appraisal services and market research. These services include market value appraisals, litigation support, discounted cash flow analysis and feasibility and fairness opinions.

        Operations. The valuation business is one of the largest in its industry in the U.S. Additional valuation services are provided internationally. At December 31, 2000, this business line had nearly

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     200 employees on staff in the U.S. and approximately 350
     internationally. During the current year, it developed proprietary technology for preparing and delivering valuation reports to its clients. We believe that this technology provides the valuation business line with competitive advantages over its rivals.

        Compensation. The valuation business line earns most of its fees on a fixed-fee basis. Some consulting revenue is earned on an hourly basis.

  . The investment management line of business provides investment management and advisory services through our wholly-owned affiliate CBRE Investors. It focuses on pension plans, investment funds, insurance companies and other organizations seeking to generate returns through investment in real estate related assets. CBRE Investors is often requested to "co-invest" with its clients for a percentage of the total fund. These co-investments range from 2-10% of the fund.

        Operations. Operationally, each investment strategy is executed by a dedicated team with the requisite skill sets. At the present time there are seven dedicated teams. In the U.S. they are Fiduciary Services, low risk/return strategies, Strategic Partners, L.P., a value-added fund, Corporate Partners, LLC, corporate real estate strategies, and Global Innovation Partners, technology driven real estate and entry level strategies. Internationally they are CB Hillier Parker Investors (UK), low risk/return strategies, CBRE Investors Asia, value-added, and CBRE Investors Europe, value-added. Each team's compensation is driven largely by the investment performance of its particular strategy/team. This organizational structure is designed to align the interests of team members with those of its investor clients/partners, determine accountability and make performance the priority.

        Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research within the CB Richard Ellis platform, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals that focuses on investment strategy and underwriting. CBRE Investors and its foreign affiliates have approximately 120 employees located in the Los Angeles headquarters and in regional offices in Boston and over 30 employees internationally.

        We believe that this business line provides strategic benefits to all of the lines of business by providing brokerage opportunities for assets under management and by being a natural fit for the full range of services that CB Richard Ellis Services offers, including mortgage lending, appraisal and property management.

        A key validation of this business occurred during the fourth quarter of 2000 when CBRE Investors were awarded the assignment to manage the CalPERS $500 million Joint Real Estate and Alternative Investment Management Technology Program in which CB Richard Ellis Services will be making a co-investment of approximately $25 million. Under the program, the fund will make investments in real estate and real estate-related entities and capitalize on opportunities created from the convergence of the technology and real estate industries. We anticipate that we may benefit from the opportunity in several ways, including fees, return on our co-investment, return on a carried interest and significant cross-selling of services in relation to this program.

        Compensation. Investment management fees can have up to three components. In chronological order, they are: (i) acquisition fees,
     (ii) annual portfolio management fees and (iii) incentive fees or profit sharing. Each fund or account will have two or three of these components. Fees are typically higher for sponsoring funds or joint ventures than managing separate accounts. Acquisition and annual portfolio management fees usually range between 0.5-1.0% of the purchase price in the U.S. and Asia. In the UK, annual fees on separate accounts are typically 0.05-0.1% of asset value. Incentive fees usually range between 10-20% of profit in excess of an agreed upon threshold return. With respect to CBRE Investors' new funds in the U.S. and all international investments, CB Richard Ellis Services also derives fees for ancillary services including purchase and sale brokerage, mortgage origination, property management and leasing brokerage.

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

 Management Services

   The management services segment provides property, facility and construction management services, through two lines of business:

  . The asset services line of business provides value-added asset and related services for income-producing properties owned primarily by institutional investors and, at December 31, 2000, managed over 200 million square feet of commercial space in the U.S. and approximately 200 million square feet in the rest of the world. Asset services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, asset services provides construction management services, which relate primarily to tenant improvements. Asset services works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. Asset services markets its services primarily to long-term institutional owners of large commercial real estate assets. An asset services agreement puts CB Richard Ellis Services in a position to provide other services for the owner including refinancing, appraisal and lease and sales brokerage services.

        Operations. Asset services employs approximately 1,100 individuals in the U.S. and an estimated 700 individuals internationally, part of whose compensation is reimbursed by the client. Most asset services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All personnel are trained and are encouraged to continue their education through both internally-sponsored and outside training. We provide each local office with centralized corporate resources including investments in computer software and hardware. Asset services personnel generally utilize state-of-the-art computer systems for accounting, marketing and maintenance management.

  . The facilities management line of business, now under the same leadership as corporate services, specializes in the administration, management and maintenance of properties that are occupied by large corporations and institutions, including corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities, as well as tenant representation, capital asset disposition, project management, strategic real estate consulting and other ancillary services for corporate clients. At December 31, 2000, facilities management had approximately 115 million square feet under management in the U.S. While most of the properties for which it provides facilities management are located within the U.S., it also manages approximately 11 million square feet internationally and expect the facilities management business both inside and outside of the U.S. to continue growing in 2001.

        Operations. The facilities management business line employs nearly 1,000 individuals in facilities management services business in the U.S. and over 100 individuals internationally, most of whose compensation is reimbursed by the client. The facilities management operations in the U.S. are organized into three geographic regions in the Eastern, Western and Central areas, with each geographic region comprised of consulting, corporate services and team management professionals who provide corporate service clients with a broad array of financial, real estate, technological and general business skills. Facilities management teams are also in place internationally. In addition to providing a full range of corporate services in a contractual relationship, the facilities management group will respond to client requests generated by CB Richard Ellis Services' other business lines for significant, single-assignment acquisition, disposition and consulting assignments that may lead to long-term relationships.

        Compensation. Under a typical facilities management agreement, CB Richard Ellis Services is entitled to receive management fees and reimbursement for its costs including costs of wages of on-site employees, capital expenditures, field office rent, supplies and utilities that are directly attributable to management of the facility. Payments for reimbursed expenses are netted against those expenses and not included in revenue. Under particular facilities management agreements, it may also be entitled to an additional incentive fee which is paid if it meets select performance criteria, for example, a reduction in the cost of operating the facility, which is established in advance with the client.

Our Strategy

   We intend to take advantage of our global presence, extensive client base and brand name to pursue the following growth strategies:

   Strengthen relationships with corporate clients. We are seeking to build comprehensive relationships with new and existing clients which satisfy the need for a global service provider to service their real estate needs. We believe that we are uniquely positioned to capitalize on this strategy. Our corporate services business is focused on this strategy and had has good success during the year 2000.

   Capitalize on corporate outsourcing trends. Shareholder pressure for higher performance and return on equity within most publicly held corporations around the globe has heightened corporate management's awareness that corporate real estate assets are a major component of corporate net worth. Simultaneously, with competitive pressures encouraging greater focus on core businesses, companies have emphasized leaner staffing in non-core activities and, as a result, outsourced some non-core activities to third parties. As a consequence, the demand for multi-disciplined, multi-market global professional real estate service firms that provide integrated services capable of supplementing a corporate real estate department has increased significantly. We are able to provide these services. While corporate outsourcing is only a modest revenue source at this time, we believe that the factors described above should accelerate the outsourcing trend.

   Streamline of operations. We are focused on streamlining our operations to improve our margins and profitability. Our approach is currently focused on (i) reducing back office costs, (ii) utilizing technology for greater efficiency and (iii) utilizing internet solutions to reduce the time and expense of completing transactions and procuring supplies.

   Pursue co-investment and other investment opportunities. We intend to continue our strategy of co-investing with our investment management clients. During 2000, our wholly-owned affiliate CB Richard Ellis Services Investors completed the final closing of CB Richard Ellis Strategic Partners, L.P. with equity commitments totaling $324 million from 16 U.S. and international investors. This investment partnership will invest in repositioning, leasing and development transactions involving institutional quality properties in the U.S. In addition, we acquired a 20% interest in Ikoma CB Richard Ellis K.K., or Ikoma CB Richard Ellis Services, by merging our Japan operations with Ikoma Shoji K.K. in April 1999. We have an option to acquire a controlling interest in Ikoma CB Richard Ellis Services. It operates through 22 sales offices throughout Japan.

Competition

   The market for the transaction management business is both highly fragmented and competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices throughout the world. Most of CB Richard Ellis Services' competitors in brokerage, and to a significant extent, asset services, are local or regional firms that are substantially smaller on an overall basis, but may be larger locally in some cases. We believe that the following companies have the ability to compete on a national, and in some cases, international basis with CB Richard Ellis Services' brokerage, investment sales or corporate service businesses: Jones Lang Lasalle Incorporated, Trammell Crow Company, Cushman and Wakefield, Inc., Grubb and Ellis and Insignia Financial Group.

   We have several competitive advantages which have established us as a leader in the commercial real estate services industry. These advantages include:

   Global presence. Many corporations, based both in the U.S. and internationally, have pursued growth opportunities on a global basis. As a result, these corporations favor real estate providers who are capable of providing services around the world. With approximately 250 offices in 44 countries around the world, we combine global reach with localized knowledge that enables us to provide world-class service to our numerous multi-national clients.

   Resources that empower. Our proprietary data network gives our professionals instant access to the local and global market knowledge that meets our clients' needs. It also enables professionals to build cross-functional teams to work collaboratively on projects. With real-time access to state-of-the-art information systems, our professionals are empowered to support clients in achieving their own business goals.

   Diverse range of services. We offer a variety of complementary services ranging from real estate brokerage and related services to mortgage banking and investment management. We can combine a variety of services to expand and execute real estate strategies that meet and satisfy the needs of a diverse client base. In addition, our various lines of businesses can develop revenue synergies with our other units.

   Brand name. Our reputation as a leading, worldwide commercial real estate services firm in the world is a major advantage for us in winning new business and further expanding our existing client base. We believe that generally large corporations, institutional owners and users of real estate recognizes CB Richard Ellis Services as a provider of high quality, professional and multi-functional real estate services.

   L.J. Melody competes in the U.S. with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal and valuation services are provided by other international, national, local and regional appraisal firms and some international, national and regional accounting firms. CBRE Investors has numerous competitors including other fund managers, investment banks and commercial banks.

   Our management services business competes for the right to manage properties controlled by third parties. The competitor may be the owner of the property, who is trying to decide the efficiency of outsourcing, or another management services company. Increasing competition in recent years has resulted in having to provide additional services at lower rates, thereby eroding margins. However, management services enjoys synergies with CB Richard Ellis Services' other lines of business, especially those within the transaction management segment.

Employees

   At December 31, 2000, CB Richard Ellis Services had approximately 9,600 employees. We believe that relations with our employees are good.

Facilities

   CB Richard Ellis Services leases the following offices:

                                                          Sales  Corporate
   Location                                              Offices  Offices  Total
   --------                                              ------- --------- -----
   North America........................................   170        4     174
   Latin America........................................     4       --       4
   Europe, Middle East and Africa.......................    42        1      43
   Asia Pacific.........................................    28        1      29
                                                           ---      ---     ---
     Total..............................................   244        6     250
                                                           ===      ===     ===

   We do not own any offices, which is consistent with our strategy to lease instead of own. In general, these offices are fully utilized. There is adequate alternative office space available at acceptable rental rates to meet our needs, although rental rates in some markets may negatively affect our profits in those markets.

Legal Proceedings

   In August 1993, a former commissioned salesperson of CB Richard Ellis Services filed a lawsuit against CB Richard Ellis Services in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by CB Richard Ellis Services. On November 20, 1996, a jury returned a verdict against CB Richard Ellis Services, awarding $1.5 million in general damages and $5.0 million in punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $0.6 million in attorneys' fees and costs. Following denial by the trial court of CB Richard Ellis Services' motions for new trial, reversal of the verdict and reduction of damages, CB Richard Ellis Services filed an appeal of the verdict and requested a reduction of damages. On March 9, 1999, the appellate court ruled in CB Richard Ellis Services' favor, reversed the trial court decision and ordered a new trial. On February 16, 2000, the Supreme Court of New Jersey reversed the decision of the appellate court, concluded that the general damage award in the trial court should be sustained and returned the case to the appellate court for a determination as to whether a new trial should be ordered on the issue of punitive damages. In April 2000, CB Richard Ellis Services settled the compensatory damages claim, including interest, and all claims to date with respect to attorneys fees by paying to the plaintiff the sum of $2.75 million leaving only the punitive damage claim for resolution. The plaintiff also agreed, with very limited exceptions, that no matter what the outcome of the punitive damage claim, CB Richard Ellis Services would not be responsible for more than 50% of the plaintiff's future attorney fees. In February 2001, CB Richard Ellis Services settled all remaining claims for the sum of $2.0 million and received a comprehensive release.

   CB Richard Ellis Services is party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Based on available cash and anticipated cash flows, CB Richard Ellis Services believes that the ultimate outcome will not have an impact on its ability to carry on its operations. Management believes that any liability imposed on CB Richard Ellis Services that may result from disposition of these lawsuits will not have a material effect on its consolidated financial position or results of operations.

   CBRE Holding is not currently a party to any litigation. However, in connection with the announcement of the transactions, BLUM CB and CB Richard Ellis Services have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CB Richard Ellis Services, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that BLUM CB's offering price was unfair and inadequate and sought injunctive relief or rescission of the transaction and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things:

  . that the defendants admit no liability or wrongdoing whatsoever;

  . that the buying group acknowledge that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  . for the lead counsel for the plaintiff to have an opportunity to review the proxy statement before mailing;

  . for the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  . for attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  . negotiation and execution of a mutually acceptable stipulation of settlement;

  . closing of the merger;

  . dismissal of the Delaware and California litigation with prejudice; and

  . completion by the plaintiffs of reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a materially adverse impact on our ability to complete the merger. In addition, no agreements have been reached with respect to any settlement of the California litigation, and if this litigation continues, it could have a material adverse impact on our ability to complete the merger.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information about the executive officers of CBRE Holding, Inc. and CB Richard Ellis Services and the directors of CBRE Holding, in each case immediately after the closing of the merger:

        Name        Age                        Position
        ----        ---                        --------
 Raymond Wirta..... 57  Chief Executive Officer of CB Richard Ellis Services
                         and CBRE Holding, and a Director of CBRE Holding
 Brett White....... 41  Chairman of the Americas of CB Richard Ellis Services
                         and CBRE Holding, and a Director of CBRE Holding
 James Leonetti.... 41  Chief Financial Officer of CB Richard Ellis Services
                         and CBRE Holding
 Walter Stafford... 60  Senior Executive VP, Secretary and General Counsel of
                         CB Richard Ellis Services and CBRE Holding
 Richard Blum...... 65  Director of CBRE Holding
 Bradford Freeman.. 59  Director of CBRE Holding
 Claus Moller...... 38  Director of CBRE Holding

   Pursuant to the terms of the securityholders' agreement, the BLUM Funds have the right to appoint two additional directors to our board of directors. In addition, immediately after the closing of the merger, one of our real estate brokerage employees will be appointed to our board of directors.

   Raymond Wirta has been CB Richard Ellis Services' Chief Executive Officer since May 1999 and a director of CB Richard Ellis Services since August 1997. He served as our Chief Operating Officer from May 1998 to May 1999. Mr. Wirta was Chief Executive Officer and a Director of Koll Real Estate Services from November 1994 to August 1997. Prior to that, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta was a member of the board of directors and served as Chief Executive Officer from June 1992 to November 1996 to Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan pre-approved by its bondholders. Mr. Wirta holds a B.A. degree from California State University, Long Beach and an M.B.A. degree in International Management from Golden Gate University.

   Brett White has been CB Richard Ellis Services' Chairman of the Americas since May of 1999 and was President of Brokerage Services from August 1997 to May 2000. Previously, he was Executive Vice President of CB Richard Ellis Services from March 1994 to July 1997, and Managing Officer of the CB Richard Ellis Services Newport Beach, California office from 1992 to March 1994. Mr. White attended the University of California, Santa Barbara from 1979-1984.

   James Leonetti has been CB Richard Ellis Services' Chief Financial Officer since September 2000. Mr. Leonetti spent five years as an Assistant Controller with Far West Financial and eight years with California Federal Bank, most recently as its Senior Vice President and Controller. In 1997, when CalFed was sold to First Nationwide, Mr. Leonetti became Chief Financial Officer of Long Beach Mortgage Company, where he remained until mid-2000 after the sale of the company to Washington Mutual. Mr. Leonetti holds a B.S. degree in business administration from the University of Southern California.

   Walter Stafford has served as CB Richard Ellis Services' Senior Executive Vice President and General Counsel since July 1995 and Secretary since May 1998. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from November 1988 to June 1995 and from January 1973 to March 1982. From March 1982 to November 1988, he was Executive Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994, he was a director of that company. Mr. Stafford holds a B.A. degree from the University of California, Berkeley and a J.D. degree from Boalt Hall University of California at Berkeley.

   Richard Blum has been a director of CB Richard Ellis Services since 1993. He is the Chairman and President of BLUM Capital Partners, L.P., a merchant banking firm he founded in 1975. Mr. Blum is a member of the board of directors of Northwest Airlines Corporation, Glenborough Realty, URS Corporation and Playtex Products, Inc. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. degree from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. from the University of California, Berkeley.

   Claus Moller has been our President and Sole Director since February 2001. Mr. Moller has been a Managing Partner of BLUM Capital since 1999. Prior to joining BLUM Capital, Mr. Moller was a Managing Director at AEA Investors, a New York based private equity investment firm. Prior to joining AEA, Mr. Moller was an investment banking associate at Morgan Stanley in New York. Mr. Moller currently serves as a director for Smarte Carte Inc. Mr. Moller has a cand. oecon. degree from Aarhus University, Denmark and an M.B.A. from Harvard Business School.

   Bradford Freeman has been a director of CB Richard Ellis Services since August 1997. Mr. Freeman was a Director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding principal of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the board of directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard University.

Board Composition

   Upon completion of the merger and prior to an underwritten initial public offering, following which our common stock is listed on a national securities exchange or the Nasdaq National Market, each holder of our Class B common stock securityholder will agree to vote all of its shares to elect the following representatives to our board of directors:

  . four directors designated by the BLUM Funds, unless at any time there ceases to be a real estate brokerage employee as a director of our board, in which case three directors may be designated by the BLUM Funds;

  .  one director designated by Freeman Spogli;

  .  Raymond Wirta;

  .  Brett White; and

  .  one director who is a real estate brokerage employee of ours.

   In addition, the BLUM Funds have the right at any time to require that our board of directors be increased by one director and that the resulting vacancy be filled by a person designated by the BLUM Funds. The Class B common stock subject to the securityholders' agreement will represent a majority of the votes entitled to be case for the election of our directors and will therefore have the power to elect the designees described above to our board of directors. In addition, Freeman Spogli will be entitled to have two non-voting observers and DLJ Investment will be entitled to one non-voting observer at all meetings of our board of directors as long as Freeman Spogli owns at least 7.5% and DLJ Investment owns 1.0% of our outstanding common stock. For more information concerning the composition of our board of directors, the terms of these voting arrangements and board observer rights see "The Transactions-- Securityholders' Agreement--Governance."

   Our executive officers are appointed by the board of directors and serve at the discretion of our board until their successors have been duly elected and qualified. There are no family relationships among any of our directors or officers.

Board Committees

   Pursuant to the terms of the securityholders' agreement, prior to an underwritten initial public offering each committee of our board of directors must include at least one director designated by the BLUM Funds and one director designated by the FS Equity entities. For more information concerning the composition of our board of directors and its committees, see "The Transactions--Securityholders' Agreement--Governance." We will establish an operating committee that will meet or take written action when the board of directors is not otherwise meeting and will have the level of authority delegated to it by the board of directors, except that it cannot amend our bylaws, recommend any action that requires the approval of the stockholders or take any other action not permitted under Delaware law to be delegated to a committee. Our operating committee will perform both audit and compensation committee functions. Accordingly, the operating committee will review our internal accounting procedures and consult with and review the services provided by our independent accountants. The operating committee will determine, approve and report to the full board of directors on all elements of compensation and benefits for all of our officers and other employees. The executive committee will administer our stock option and other employee benefit plans. Any action by our operating committee must be approved by all members of that committee. Upon closing of the merger, the operating committee will consist of Messrs. Moller, White and Wirta. In addition, Freeman Spogli will designate one observer to the operating committee.

Compensation Committee Interlocks and Insider Participation

   Our operating committee will perform those functions typically delegated to a compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation, other than those executive officers and directors serving in these capacities for CB Richard Ellis Services.

Director Compensation

   We will reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. We do not intend to pay fees to our directors for attendance at meetings or for their services as members of the board of directors.

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

Executive Compensation

                           Summary Compensation Table

   The following table indicates information concerning compensation of the Chief Executive Officer and the most highly compensated executive officers other than the Chief Executive Officer of CB Richard Ellis Services whose salary and bonus exceeded $100,000 for the year ended December 31, 2000. All information set forth in this table reflects compensation earned by these individuals for services with CB Richard Ellis Services for the year ended December 31, 2000. These executives are referred to as the "Named Executive Officers" elsewhere in this prospectus.

                                Annual Compensation         Long-Term Compensation
                         --------------------------------- ------------------------
                                                           Restricted  Securities
Name and Principal                          Other Annual     Stock     Underlying
Position                  Salary  Bonus(1) Compensation(2) Awards(3)  Stock Options
------------------       -------- -------- --------------- ---------- -------------
Raymond Wirta........... $500,000 $972,000     $20,251       30,000      35,000
 Chief Executive Officer

James Didion............  506,308      --       12,000          --          --
 Chairman of the Board

Brett White.............  375,000  714,601      49,692       20,000      20,000
 Chairman of the
  Americas

James Leonetti..........   72,115   82,500         --           --       25,000
 Senior Executive Vice
  President and
 Chief Financial Officer

Walter Stafford.........  300,000  244,375      58,406          --       10,000
 Senior Executive Vice
  President,
 Secretary and General
  Counsel

--------
(1) The 2000 bonus was paid pursuant to the Annual Management Bonus Plan in March 2001.

(2) With respect to Other Annual Compensation paid in 2000, the amounts listed for everyone except James Leonetti include a $12,000 automobile allowance. For everyone except James Leonetti, the amounts also include interest accrued and forgiven under the promissory notes delivered by them pursuant to the 1996 Equity Incentive Plan, or the EIP.

(3) Pursuant to the EIP, Brett White purchased 20,000 shares and Raymond Wirta purchased 30,000 shares of common stock each at a price of $12.875, the fair market value of the common stock at the time of the purchase. Each purchase was paid by a full-recourse promissory note which bears interest at 7.4%. All interest for any year is forgiven if the executive's performance produces a high enough level of bonus, with approximately $7,500 in interest forgiven for each $10,000 bonus. The shares vest at the rate of 5% per quarter commencing September 30, 2000. As a result of bonuses paid in 2001, all interest on Brett White's and Raymond Wirta's promissory notes for 2000 were forgiven.

Option Grants In Last Fiscal Year

   The following table provides information concerning grants of options to purchase shares of CB Richard Ellis Services common stock made during the fiscal year ended December 31, 2000, to the Named Executive Officers.

   In the fiscal year ended December 31, 2000, options to purchase up to an aggregate of 487,710 shares of CB Richard Ellis Services were granted to employees, directors and independent contractors. Most of these options were granted under various CB Richard Ellis Services' stock option plans at exercise prices equal to the fair market value of its common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Generally, these options vest 20% per year over 5 years beginning August 31, 2001. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the underlying common stock.

                             Option Grants in 2000

                                                                                 Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                              Rates of Stock
                                           Percent of                              Price
                            Number of         Total      Exercise            Appreciation for
                           Securities    Options Granted  Price                 Option Term
                           Underlying    to Employees in   Per    Expiration -----------------
Name                     Options Granted      2000        Share      Date       5%      10%
----                     --------------- --------------- -------- ---------- -------- --------
Raymond Wirta...........     35,000            7.2%      $12.875   8/31/10   $283,395 $718,200
James Didion............         --             --            --        --         --       --
Brett White.............     20,000            4.1        12.875   8/31/10    161,940  410,400
James Leonetti..........     25,000            5.1        12.875   8/31/10    202,425  513,000
Walter Stafford.........     10,000            2.1        12.875   8/31/10     80,970  205,200

Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

   The following table describes for the Named Executive Officers the exercisable and unexercisable options held by them as of December 31, 2000. There were no option exercises by Named Executive Officers in the last fiscal year. The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on the deemed value of our common stock as of December 31, 2000, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                         Fiscal Year End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-The-Money Options
                                 December 31, 2000       at December 31, 2000
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Raymond Wirta...............    32,000      163,000          --       $61,250
James Didion................   200,000           --          --            --
Brett White.................    29,600       90,400      $3,900        50,600
James Leonetti..............        --       25,000          --        43,750
Walter Stafford.............     4,000       26,000       1,500        23,500

Cancellation of Options in the Merger

   At the effective time of the merger, each holder of an option to purchase shares of CB Richard Ellis Services common stock outstanding under any of its stock option or compensation plans or arrangements, whether or not vested, will have the right to have the option canceled and in exchange CB Richard Ellis Services will pay to each holder of a canceled option, as soon as practicable following the effective time, an amount per share that is subject to the option, equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding.

   Each holder of an option that does not elect to receive the consideration described in the previous sentence will continue to hold his or her options to acquire CB Richard Ellis Services common stock after the merger. However, after the merger, CB Richard Ellis Services will be our wholly-owned subsidiary and its common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Accordingly, if any holder exercised his or her options after the merger, the holder would receive common stock of our subsidiary, which common stock would be difficult, if not impossible, to sell.

Incentive Plans

 CB Richard Ellis Services Deferred Compensation Plan

   For a description of this plan, you should see the section of this prospectus titled "Descriptions of the Plans--CB Richard Ellis Services Deferred Compensation Plan."

 CB Richard Ellis Services Capital Accumulation Plan

   For a description of this plan, you should see the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Capital Accumulation Plan."

 2001 Stock Incentive Plan

   For a description of this plan, you should see the section of this prospectus titled "Descriptions of the Plans--2001 Stock Incentive Plan."

Employment Agreements

   Raymond Wirta and Brett White. In connection with the transactions, Raymond Wirta and Brett White will enter into three-year employment agreements with us, each of which will become effective on the closing of the merger. Following the three-year term, the employment agreements will be automatically extended for an additional twelve months if notice is not received by either party within 120 days prior to the expiration of the term.

   Pursuant to the terms of his employment agreement, Raymond Wirta will become a member of our board of directors and our Chief Executive Officer following the merger. He will receive an annual base salary of $519,000 and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by our board of directors.

   Pursuant to the terms of his employment agreement, Brett White will become a member of our board of directors and our Chairman of the Americas following the merger. He will receive an annual base salary of $395,000 and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by our board of directors.

   At the time of the merger, Mr. Wirta will be granted 176,153 options having the same terms as the options granted to other designated managers and Mr. White will be granted 141,782 of these options. Pursuant to each of the employment agreements, all unvested options held by Messrs. Wirta and White will automatically vest if there is a change of control of us prior to termination of that executive's employment with us. The definition of change of control in these agreements generally includes either of the following:

  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group," as defined in Section 13(d)(3) or 14(d)(2) of the

   Securities Exchange Act of 1934, other than the BLUM Funds, Freeman Spogli or their affiliates or any group which includes any of them; or

  . any person or group, other than the BLUM Funds, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise and the representatives of the BLUM Funds, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding. For our purposes, a member of a group will not be considered to beneficially own the securities owned by other members of the group; for our purposes, a member of the group will not be considered to beneficially own the securities owned by other members of the group.

   Each employment agreement provides that the executive's employment by us may be terminated by either party at any time. If during the term of the agreement we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to the following severance payments and benefits:

  . any accrued but unpaid compensation;

  . continued payment of base salary and average annual bonus based on the previous two fiscal years for a period of two years following the termination of employment; and

  . continued coverage under our medical plans on the same basis as our active executives until the earlier of the second anniversary of the termination of employment and the date the executive becomes eligible for comparable coverage under any future employer's medical plan.

   If during the term of the agreement the executive's employment is terminated due to his death or disability, the executive will be entitled to the following severance payments:

  . any accrued but unpaid compensation; and

  . a pro rata portion of any annual bonus that the executive would have been entitled to receive in the year of termination, payable at the time the bonus would otherwise have been paid.

   Each employment agreement also contains a customary provision regarding confidentiality, a non-solicitation provision applicable for a period of two years following the executive's termination of employment for any reason and a noncompetition provision applicable for a period of two years following the executive's termination of employment by us without cause or by the executive with good reason.

   James Didion. In 1999, CB Richard Ellis Services and James Didion entered into an amended and restated ten-year employment agreement which provides for an annual salary of $500,000 with no incentive compensation or bonus anticipated. The agreement provides that he will act as a senior advisor to CB Richard Ellis Services during the term of his employment. For as long as he is employed, CB Richard Ellis Services will provide medical and other benefits generally made available to senior officers and an office, a secretary and clerical help. The amended agreement is terminable by CB Richard Ellis Services for cause. Cause includes conviction of a felony, fraud and willful and substantial failure to render services. If the agreement is terminated without cause or in the event of his death or total disability, he, or his estate, will continue to be entitled to the salary and will be fully vested in any unvested stock options or stock purchase rights. In addition, following the merger Mr. Didion will no longer serve as Chairman of CB Richard Ellis Services.

Limitation of Liability and Indemnification

   Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

   Our restated certificate of incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We also maintain directors' and officers' liability insurance.

                           RELATED PARTY TRANSACTIONS

   Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we and our subsidiaries both prior to and as of the merger, including CB Richard Ellis Services, was or is, or we are to be a party in which the amount involved exceeds $60,000 and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock and Class B common stock, taken together, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described under the section of the prospectus titled "Management," and the transactions described below.

Participation of Our Directors, Officers and Principal Stockholders in the Transactions

   On February 23, 2001, we entered into an agreement and plan of merger with BLUM CB Corp., which is our wholly owned subsidiary and CB Richard Ellis Services pursuant to which, subject to stockholder approval and to other conditions set forth in the merger agreement, CB Richard Ellis Services will become our direct, wholly-owned subsidiary. The merger agreement was amended and restated on April 24, 2001. For additional information regarding the merger and the terms and conditions of the merger agreement, you should read the section of this prospectus titled "The Transactions--Merger Agreement."

 Contribution and Voting Agreement

   On February 23, 2001, we entered into a contribution and voting agreement with BLUM CB Corp. and the following other parties, each of which currently holds shares of CB Richard Ellis Services common stock and which we refer to together as the "buying group":

  . the BLUM Funds;

  . Freeman Spogli;

  . Raymond Wirta, who will be one of our directors and our Chief Executive
    Officer after the merger;

  . Brett White, who will be one of our directors and our Chairman of the Americas after the merger;

  . The Koll Holding Company; and

  . Frederic Malek.

   Pursuant to this agreement, each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for those shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,112 shares of our Class B common stock in exchange for these contributions. Also pursuant to the contribution and voting agreement, immediately prior to the merger, the BLUM Fund will
purchase between       and       shares of our Class B common stock at the same
$16.00 per share cash price applicable to the offerings. The actual number of shares of our Class B common stock purchased by the BLUM Fund for cash will
equal (1)      shares minus (2) the number of shares of our Class A common stock purchased in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers divided by $16.00.

   For additional information regarding the terms of the contribution and voting agreement, you should read the section of this prospectus titled "The Transactions--Contribution and Voting Agreement."

 Treatment of CB Richard Ellis Services Equity Interests in the Merger

   Common Stock. As a result of the merger, the holders of shares of CB Richard Ellis Services common stock at the time of the merger, other than the buying group, will receive $16.00 in cash for each share of common stock that they own by reason of a purchase of those shares by the BLUM Fund immediately prior to the merger. Accordingly, these affiliates of the BLUM Fund, will receive $17,247,776 for the shares of CB Richard Ellis Services common stock that they hold.

   Options and Warrants. Pursuant to the merger agreement, each person that holds options to acquire CB Richard Ellis Services common stock will be entitled to receive in connection with the merger an amount in cash for each option they own equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding. Except as described in the following sentence, as a result of the merger, each of the warrants to acquire CB Richard Ellis Services common stock that are outstanding at the time of the merger effectively will terminate. Pursuant to the contribution and voting agreement, the warrants to acquire shares of CB Richard Ellis Services common stock that are beneficially owned by both Raymond Wirta and Donald Koll, who controls The Koll Holding Company, will be converted into the right to receive $1.00 per share of CB Richard Ellis Services common stock underlying the warrants.

   Based upon the options and warrants held by the members of the buying group on the date of this prospectus, the members of the buying group, persons affiliated with members of the buying group and individuals who will become our directors and executive officers in connection with the merger will be entitled to receive the following amounts in connection with the merger for options and warrants, reduced in each case by applicable tax withholding:

  . Raymond Wirta will be entitled to receive $269,375 for options to purchase an aggregate of 195,000 shares, and $55,936 for warrants to purchase 55,936 shares that are beneficially owned by both Raymond Wirta and Donald Koll;

  . Brett White will be entitled to receive $201,750 for options to purchase an aggregate of 120,000 shares;

  . Richard Blum will be entitled to receive $62,268 for options to purchase an aggregate of 18,872 shares;

  . James Leonetti will be entitled to receive $78,125 for options to purchase an aggregate of 25,000 shares;

  . Walter Stafford will be entitled to receive $1,030,368 for 64,398 shares, which amount will be reduced to repay the loan from CB Richard Ellis Services to purchase the shares, and $58,750 for options to purchase an aggregate of 30,000 shares;

  . Donald Koll will be entitled to receive $366,315 for options to purchase an aggregate of 317,480 shares, and $29,052 for warrants held by him or The Koll Holding Company to purchase 29,052 shares, which warrants exclude the warrants beneficially owned by both Donald Koll and Raymond Wirta described in the first bullet point above; and

  . Frederic Malek will be entitled to receive $159,737 for options to purchase an aggregate of 15,777 shares.

   Also pursuant to the contribution and voting agreement, upon the
consummation of the merger, we will issue warrants to purchase           shares
of our Class B common stock to Freeman Spogli.

Securityholders' Agreement

   In connection with the closing of the merger, the members of the buying group, together with DLJ Investment Funding, Inc., which is the entity that will be purchasing our senior notes in connection with the transactions, will enter into a securityholders' agreement. This agreement will define various rights of the parties to the agreement related to their ownership and governance of us, including voting of their shares of Class B common stock, a right of first offer for potential sales of some of their shares, co-sale and required sale rights applicable in connection with transactions involving our shares, participation rights regarding future issuances of our shares and registration rights. For additional information regarding the terms of the securityholders' agreement, you should read the section of this prospectus titled "The Transactions--Securityholders' Agreement."

   Governance. Pursuant to the securityholders' agreement, each of the parties to the agreement will agree to vote each of the shares of Class B common stock it or he beneficially owns to elect to our board of directors individuals that have been specified by various members of the buying group. Among these designees of the buying group, a majority generally may be designated by the BLUM Funds at any time. Accordingly, our board of directors generally will be controlled by the BLUM Funds after the merger. Also pursuant to the agreement, Freeman Spogli generally may designate one of our directors and Raymond Wirta and Brett White will also be designated as directors. For additional information regarding the members of our board of directors after the merger, you should read the section of this prospectus titled "Management--Board Composition."

   Registration Rights. Pursuant to the securityholders' agreement, we have agreed, at the request of the BLUM Fund, Freeman Spogli or DLJ, to initiate registrations under the Securities Act of 1933 of shares held by that party. In addition, we have also agreed that each member of the buying group, as well as DLJ, may "piggyback" on many registration statements that we file. Except with respect to the BLUM Funds, these registration rights generally will not apply until after we have completed, if ever, an underwritten initial public offering of shares of our common stock after which these shares are listed on a national securities exchange or on the Nasdaq National Market.

   For additional information regarding the terms of the securityholders' agreement, you should read the section of this prospectus titled "The Transactions--Securityholders' Agreement."

Replacement of Margin Loan

   In connection with the transactions, we will extend a loan of $1.5 million to Raymond Wirta to replace his existing margin loan with a third party that is secured by shares of CB Richard Ellis Services common stock, subject to review of the loan by us. The loan will be full-recourse, accrue interest at a market rate of interest, compounded annually and payable quarterly, and have a stated maturity of five years. This loan will be replaced by a margin loan from a third party when, if ever, our common stock becomes freely tradable on a national securities exchange or an over-the-counter market.

   In the event, however, that our common stock is not freely tradable as described above by June 2004, then we will loan Raymond Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by Donald Koll, who controls The Koll Holding Company, if Raymond Wirta is employed by us at the time of exercise or was terminated without cause or resigned for good reason. The loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by us without cause or by him for good reason (2) seven months following the date our common stock becomes freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares as described below. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by him upon the sale of any shares of our common stock. Raymond Wirta will pledge the shares received upon exercise of the option as security for the loan.

Participation in the Offerings

   Identification of Designated Managers. In connection with the offerings, various terms of the offerings will apply only to the designated managers. The "designated managers" refers to our employees who on April 1, 2001 were designated by our board of directors as designated managers and were notified by us during April 2001 of their designation and who are employed by us as of the closing of the merger agreement. Each of our executive officers, including Raymond Wirta, Brett White, James Leonetti and Walter Stafford, is a designated manager.

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

   Grants of Stock Options. In connection with the offering of shares for direct ownership, each designated manager will be entitled to receive a grant of options if he subscribes for at least a percentage of 625,000 shares for direct ownership allocated to the designated manager by our board of directors. The number of shares that must be purchased by each of our executive officers if he wants to receive a grant of options are as follows:

  .Raymond Wirta--62,500 shares

  .Brett White--51,563 shares

  .James Leonetti--18,750 shares

  .Walter Stafford--18,750 shares

   If the executive officer purchases the minimum number of shares that are required to receive a grant of options, the percentage of the total options that will be granted to him is as follows:

  . Raymond Wirta--10.25%

  . Brett White--8.25%

  . James Leonetti--3.00%

  . Walter Stafford--3.00%

   For additional information regarding the grants of options to designated managers and the terms of the options, you should read the sections of this prospectus titled "The Offering--Description of the Offerings" and "Description of Offering Documents--Option Agreement."

   Full-Recourse Note. In connection with the offering of shares for direct ownership, under specified circumstances, each designated manager may deliver to us a full-recourse note as payment for a portion of the offering price for shares that he or she purchases. Unless our board of directors determines otherwise, the designated manager will be able to use a full-recourse note if the designated manager subscribes for at least a percentage of 625,000 shares that is allocated to the designated manager by our board of directors. The percentage of these shares allocated to each of our executive officers is indicated in the section above titled "Grants of Stock Options." Based upon these percentages, the minimum number of shares that each of our executive officers would need to purchase in the offering of shares for direct ownership to be able to use a full-recourse note are the following:

  .Raymond Wirta--62,500 shares

  .Brett White--51,563 shares

  .James Leonetti--18,750 shares

  .Walter Stafford--18,750 shares

   If each of our executive officers purchase the minimum numbers of shares described above, then the maximum amount of the full-recourse notes that each of the executive officers may deliver to us as payment for a portion of the shares he purchases in the offering of shares for direct ownership is the following:

  .Raymond Wirta--$500,000

  .Brett White--$412,500

  .James Leonetti--$150,000

  .Walter Stafford--$150,000

   In the event that a designated manager delivers a full-recourse note as payment for a portion of his or her shares purchased for direct ownership, he or she will have to pledge as security for the note a number of shares having an offering price equal to 200% of the amount of the note. For additional information regarding the delivery of full-recourse notes by designated managers and the terms of the notes and the pledge agreements, you should read the sections of this prospectus titled "The Offering--Description of the Offerings," "Description of Offering Documents--Full-Recourse Note" and "--Pledge Agreement."

Retention Bonuses

   In connection with the transactions, we will award cash retention bonuses to the designated managers employed by us at the time of the merger in order to provide an incentive and a reward for the designated managers' continued service up to and including the merger. The aggregate amount of the retention bonuses will be approximately $1.6 million. The following executive officers will be among the designated managers receiving cash retention bonuses in excess of $60,000: Raymond Wirta--$164,000 and Brett White--$132,000.

Forgiveness of Loans

   Pursuant to CB Richard Ellis Services' Equity Incentive Plan, a restricted stock purchase plan, shares of CB Richard Ellis Services common stock were purchased in 1998 and 2000 by some of CB Richard Ellis Services' executive officers and directors for a purchase price equal to the fair market value, which was paid by delivery of full-recourse promissory notes. The notes bear interest at the minimum federal rate, which may be forgiven if the executive's performance produces a high enough level of bonus, with approximately $7,500 in interest forgiven for each $10,000 bonus. The aggregate number, purchase price, interest rate, value and net value of the shares held by the individuals named below as of December 31, 2000, were as follows:

                                         Aggregate          Aggregate
                               Number of Purchase  Interest Value of
   Name                         Shares     Price     Rate    Shares   Net Value
   ----                        --------- --------- -------- --------- ---------
   Brett White................  25,000   $962,500    5.94%  $365,625  $(596,875)
   Brett White................  20,000    257,500    7.40    292,500     35,000
   Raymond Wirta..............  30,000    386,250    7.40    438,750     52,500

   The shares vest at the rate of 5% per quarter commencing on the purchase date. As a result of bonuses paid in 2001, all interest on Brett White's and Raymond Wirta's promissory notes for 2000 were forgiven. In 1998, Brett White purchased 25,000 shares of common stock at a purchase price of $38.50 per share and in 2000, he purchased 20,000 shares of common stock for $12.875 per share, which were each paid for by the delivery of promissory notes. The notes bear interest at a rate of 5.94% and 7.4% per annum, respectively, which may be forgiven as previously described. As of December 31, 2000, Brett White held 45,000 shares which, net of the purchase price, had a negative value. The shares are subject to a right of repurchase by CB Richard Ellis Services, which right terminates with respect to 5% of the total number of shares each quarter commencing March 31, 1998, as to the 25,000 shares and September 30, 2000, as to the 20,000 shares. A First Amendment to the 1998 Promissory Note provides that the portion of the then outstanding principal in excess of the fair market value of the shares will be forgiven in the event that Brett White is an employee of CB Richard Ellis Services or its subsidiaries on November 16, 2002, and the fair market value of a share of our Class A and Class B common stock is less than $38.50 on November 16, 2002. In the event of any principal forgiveness, CB Richard Ellis Services will pay to Brett White an amount equal to any federal, state or local income tax liability resulting from the principal forgiveness. In August 2000, CB Richard Ellis Services loaned Brett White $75,000, which he repaid in March 2001 with interest at 9% per year.

Employment Agreements

   In connection with the transactions, we will enter into three-year employment agreements with Raymond Wirta and Brett White, each of which will become effective upon the closing of the merger. For more information concerning the terms of these employment agreements, see "Management-- Employment Agreements."

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

Fees Payable to RCBA Strategic Partners and Freeman Spogli in Connection with the Merger

   Under the terms of the contribution and voting agreement, in connection with advisory services related to the merger, the general partner of RCBA Strategic Partners, L.P. will receive from us a transaction fee of $3.0 million and Freeman Spogli & Co. Incorporated or its designee will receive a transaction fee of $2.0 million upon closing of the merger. Each of Richard Blum and Claus Moller, who will be members of our board of directors after the merger, owns a beneficial interest in the general partner of RCBA Strategic Partners and would therefore have an interest in the transaction fee paid to this entity. Bradford Freeman, who will be one of our directors after the merger, owns a beneficial interest in Freeman Spogli & Co. Incorporated and would therefore have an interest in the transaction fee paid to Freeman Spogli & Co. Incorporated or its designee.

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

                             PRINCIPAL STOCKHOLDERS

   Prior to the transactions, no shares of our Class A common stock will be issued and outstanding and only 10 shares of our Class B common stock will be issued and outstanding, all of which are held directly by the BLUM Funds. For additional information regarding the persons that control the BLUM Fund, you should read footnote (2) to the table below.

   The table below sets forth information regarding beneficial ownership of the shares of our Class A common stock and Class B common stock immediately after the closing of the merger. The table sets forth the number of shares beneficially owned, and the percentage ownership, for:

  . each person that will own beneficially 5% or more of our Class A common stock or our Class B common stock;

  . each of our directors after the merger that has currently been identified;

  . the named executive officers after the merger that has currently been identified; and

  . all of our directors and executive officers as a group after the merger that has currently been identified.

   As described in further detail in the sections of this prospectus titled "Management," two directors that may be designated by the BLUM Funds and a director that will be chosen from among our real estate brokerage employees currently have not been identified and, accordingly, these unidentified individuals are not included in the table below. Information with respect to beneficial ownership has been furnished by each director, officer or 5% stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o CB Richard Ellis Services Inc., 200 North Sepulveda Boulevard, Suite 300, El Segundo, California 90245.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares subject to options or warrants held by that person that are exercisable as of the date of the merger or will become exercisable within 60 days after the closing of the merger are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

   Percentage ownership prior to these offerings is based on           shares
of common stock outstanding after giving effect to the merger and assumes full subscription for the offerings. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are outstanding upon the closing of the transactions or granted in the future or reserved for future issuance under our various stock plans, there will be further dilution to new investors.

                                      Number of Shares                        Percentage of Shares
                                     Beneficially Owned                        Beneficially Owned
                          ----------------------------------------- -----------------------------------------
                            Class A      Class B    Both Classes of   Class A      Class B    Both Classes of
Name of Beneficial Owner  Common Stock Common Stock  Common Stock   Common Stock Common Stock  Common Stock
------------------------  ------------ ------------ --------------- ------------ ------------ ---------------
5% Stockholders:
The BLUM
 Funds(1)(2)(5).........      --         4,899,779     4,899,779        --           48.6%
Freeman Spogli(1)(3)....      --         3,402,463     3,402,463        --           33.8%
Donald Koll(1)(4).......      --           734,290       734,290        --            7.3%
Frederic Malek(1)(5)....      --           397,873       397,873        --            4.0%
DLJ Investment Funding,
 Inc.(1)................      --           544,008       544,008        --            5.4%

Directors and Named
 Executive Officers:
Richard Blum(2).........      --         4,899,799     4,899,779                     48.6%
James Leonetti(6).......
Claus Moller(2).........
Bradford Freeman(3).....      --         3,402,463     3,402,463        --           33.8%
Walter Stafford(6)......
Brett White(1)(6).......      --            58,600        58,600        --              *
Raymond Wirta(1)(6).....      --           556,589       556,589        --            5.5%
All directors and
 executive officers as a
 group (includes
     persons)(6)(7).....                10,072,013                                    100%

--------
 * Less than 1%.

(1) As a result of the securityholders' agreement to which this party or its affiliate will be a party after the merger, this party, together with the other parties to the securityholders' agreement and their affiliates, will be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each of the members of
    this group will be deemed to beneficially own      shares of our Class B
    common stock, which will represent 100% of our Class B common stock
    outstanding and approximately   % of the shares of all of our common stock
    outstanding.

(2) Consists of 4,899,799 shares of Class B common stock owned by the BLUM funds. The sole general partner of the BLUM Fund is RCBA GP, L.L.C. Richard Blum and Claus Moller, each of whom will be one of our directors, are managing members of RCBA GP, L.L.C. Except as to any pecuniary interest, each of Messrs. Blum and Moller disclaims beneficial interest of all of these shares. The business address of RCBA Strategic Partners, L.P., RCBA GP, L.L.C., Richard Blum and Claus Moller is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(3) Includes      shares of our Class B common stock held by FS Equity Partners
    III, L.P. and      shares of our Class B common stock to be held by FS
    Equity Partners International, L.P. As generally partner of FS Capital Partners, L.P., which is general partner of FSEP III, FS Holdings, Inc. has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the sole power to vote and dispose of the shares owned by FSEP International. Bradford Freeman, Ronald Spogli, Frederick Simmons, William Wardlaw, John Roth and Charles Rullman, Jr. are the directors, officers and shareholders of FS Holdings and FS International Holdings, and may be deemed to be the beneficial owners of the shares of our Class B common stock and rights to acquire common stock owned by, FSEP III and FSEP International. The business address of FSEP III, FS Capital Partners, L.P. and FS Holdings and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(4) Consists of 734,290 shares of Class B common stock owned by The Koll Holding Company. Mr. Koll is the sole trustee of the Donald M. Koll Separate Property Trust, which wholly owns The Koll Company, which wholly owns The Koll Holding Company. Ray Wirta, who will be the Chief Executive Officer and a director of CBRE Holding, holds an option granted by the Koll Holding Company to acquire up to 521,590 of the shares of Class B common stock owned by the Koll Holding Company which shares are included in the number indicated for The Koll Holding Company. Mr. Koll has sole voting
    power and sole dispositive power over        of the indicated shares and
    shared voting power and shared dispositive power over        of the
    indicated shares.

(5) Includes 98,000 shares owned by a trust for which Mr. Malek is the trustee. Mr. Malek has shared voting power and sole dispositive power over 392,873 of the indicated shares.

(6) Does not include shares of Class A common stock to be purchased in the offerings. The amount of shares of our Class A common stock to be purchased by our named executive officers in connection with these offerings will be not determined until after the date of this prospectus.

(7) Includes 521,590 shares owned by The Koll Holding Company that Mr. Wirta has the right to acquire under an option granted by The Koll Holding Company to Mr. Wirta. Mr. Wirta has shared voting power and shared dispositive power over 35,000 of the indicated shares and sole voting power and sole dispositive power over 521,590 shares of the indicated shares.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue an
aggregate of       shares of common stock, consisting of        shares of Class
A common stock, $0.01 par value per share, and       shares of Class B common
stock, $0.01 par value per share. The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   As of April 1, 2001, we had 10 shares of common stock outstanding all of which were held of record by the BLUM Funds.

   All outstanding shares of our common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of the offerings will be fully paid and nonassessable.

   Generally. Upon the closing of the offering, we will have a dual class common stock structure. The holders of Class A common stock and Class B common stock will have the same rights. Class B common stock will be issued only to members of the buying group. All other stockholders, including purchasers in these offerings, will be issued Class A common stock.

   Voting Rights. Each share of Class A common stock entitles the holder to one vote in all matters submitted to a vote of stockholders. Each share of Class B common stock entitles the holder to ten votes in all matters submitted to a vote of stockholders. There is no cumulative voting. Except as required by applicable law, the holders of Class A common stock and the holders of Class B common stock will vote together on all matters submitted to a vote of the stockholders. In the event that any amendment to the certificate of incorporation is proposed that would alter or change the powers, preferences or special rights of either class of our common stock so as to affect them adversely, we must obtain the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment. In addition, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors.

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event that a dividend or distribution is paid or distributed with respect to one class of common stock, a simultaneous dividend or distribution will be paid or distributed on the other class and in the same proportion. However, in the case of dividends or other distributions payable in common stock, only shares of Class A common stock will be paid or distributed with respect to Class A common stock and only shares of Class B common stock will be paid or distributed with respect to Class B common stock. We may not subdivide or combine shares of either class of our common stock without at the same time proportionally subdividing or combining shares of the other class.

   Changes in Capitalization. In the event there is an increase or decrease in the number of issued shares of common stock resulting from any stock split, stock dividend, reverse stock split, combination or reclassification of our common stock, or any other similar event resulting in an increase or decrease in the number of outstanding shares of common stock, the outstanding shares of Class A common stock and the outstanding shares of Class B common stock will be adjusted in the same manner.

   Conversion. As long as shares of Class B common stock are outstanding, a holder of Class B common stock may at any time convert any shares of Class A common stock the holder owns, in whole or in part, on a share for share basis into the same number of shares of Class B common stock. A holder of Class B common stock may at any time convert any shares of Class B common stock it owns, in whole or in part, on a share for share basis into the same number of shares of Class A common stock. In the event of a transfer of shares of Class B common stock to any person or entity other than a permitted transferee, each share of Class B common stock so transferred will be converted automatically into one share of Class A common stock. For the purposes of a transfer of capital stock, the permitted transferees include the BLUM Funds, any person or entity that owned Class B common stock at the effective time of the merger and any single person or entity to which a current Class B common stock holder transfers its right to be a permitted holder and all of its Class B common stock. The Class B common stock converts automatically into Class A common stock on a share for share basis upon the closing of a qualifying initial public offering.

   Mergers and Other Business Combinations. Unless otherwise approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and the outstanding shares of Class B common stock, each voting separately as a class, all shares of Class A common stock and Class B common stock will be entitled to receive equally on a per share basis the same kind and amount of consideration in the event of any merger, reorganization or consolidation of us with any company. In the event that one or more of the other corporations or entities that is a party to a merger or similar transaction with us deems it necessary for the merger to be treated as a recapitalization for financial accounting purposes and for us to no longer be subject to the reporting requirements of Section 14 of the Exchange Act after the closing date of the merger, then, solely to the extent deemed necessary by the other corporation or entity to satisfy these requirements, the consideration that a holder of a share of Class A common stock would be entitled to receive may be different than the consideration that a holder of a share of Class B common stock would be entitled to receive.

   Liquidation. In the event of liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after the payment of liabilities.

   Other Agreements. In connection with the transactions, the buying group will enter into a securityholders' agreement with us that provides for co-sale, required sale, participation and registration rights. Holders of Class B common stock have participation rights in future equity issuance pursuant to the terms of the securityholders' agreement. See "The Transactions--Securityholders' Agreement."

   In addition, shares of our common stock are subject to significant restrictions on transfer pursuant to the terms of the subscription agreements. See "Description of the Offering Documents--Subscription Agreements--Transfer Restrictions."

Options

   Grants of Options to Designated Managers. In connection with the offering of shares for direct ownership to our designated managers, we will grant options
to designated managers to acquire up to an aggregate of    shares of our Class
A common stock. The exercise price for each of the options granted to designated managers will be $16.00 per shares.

   Vesting Schedule. Subject to the designated manager's continued employment with us, the options will vest and become exercisable in 20% increments on each of the first five anniversaries of the grant date. The options will not be exercisable prior to their vesting. Upon a change of control, all of these options will become fully vested and exercisable.

   Term of Option. Subject to the designated manager's continued employment with us, the options will have a term of ten years.

   Transferability. The options are non-transferable and can only be exercised by the designated manager or his or her estate.

   Option Agreement. Each designated manager who receives a grant of options to acquire our Class A common stock will be required to sign and deliver an option agreement, the terms of which are described in the section of this prospectus titled "Description of Offering Documents--Option Agreement."

   2001 Stock Incentive Plan. All of these options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, which means that the designated manager will be subject to taxation at ordinary rates upon exercise of the stock options. The options will be granted and the shares underlying the options will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

   Grants of Options to Employees. Options to acquire up to an aggregate of shares of our Class A common stock to our employees will be available to employees in the discretion of our board of directors. The exercise price for each of the options granted to employees will be $50.00 per share.

   Term of Option. Subject to the employee's continued employment with us, the options will have a term of five years.

   Option Agreement. The terms of the option agreement will be established by our board of directors prior to a grant of these options.

   2001 Stock Incentive Plan. The options will be granted and the shares underlying the options will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

Warrants

   Upon completion of the merger, we will issue warrants to Freeman Spogli at an exercise price of $30.00 per share to purchase up to an aggregate of the number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our common stock immediately after consummation of the merger as 364,884 shares of CB Richard Ellis Services common stock, which Freeman Spogli is entitled to acquire under existing warrants, represent of the total outstanding shares of CB Richard Ellis Services common stock. These warrants have both optional and automatic net exercise provisions under which, instead of payment of the exercise price in cash, Freeman Spogli surrenders the warrant and receives a net amount of shares based on the fair market value of our Class B common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The automatic net exercise is triggered upon a qualifying initial public offering, among other events. These warrants also have customary anti-dilution provisions.

Registration Rights

   Upon completion of the offering, the holders of an aggregate of
approximately                 shares of Class B common stock, including
           shares issuable upon exercise of outstanding warrants, or shares in the event that no shares are purchased in the offerings by designated managers and non-management employees and the BLUM Funds purchase all of the shares offered in these offerings, will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended, or the Securities Act. We are granting demand and piggyback registration rights to the BLUM Funds, Freeman Spogli and DLJ Investment in connection with the transactions. Under the terms of the securityholders' agreement which provides for these registration rights, if we propose to register any of our securities for resale under the Securities Act, either for our own account or for the account of other securityholders exercising registration rights, all holders of registrable securities are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. These holders may also require us to file a registration statement under the Securities Act of 1933 at our expense with respect to their shares of common stock and we are required to use our best efforts to effect this registration, subject to conditions and limitations. A holder's registration rights will terminate if we have completed a qualifying initial public offering, the holder holds less than 2% of our outstanding common stock and the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act. See "The Transactions--Securityholders' Agreement--Registration Rights" for more information concerning these rights.

Inapplicability of Anti-Takeover Provisions of Delaware Law

   We have "opted out" of the protections of Section 203 of the Delaware General Corporation Law in our restated certificate of incorporation. Section 203 is an anti-takeover law that could otherwise make the acquisition of us, through a tender offer, a proxy contest or other means, and the removal of incumbent officers and directors, more difficult.

Transfer Agent and Registrar

          will serve as Transfer Agent and Registrar for our common stock.
         is located at                             and its telephone number is
(  )               .

                          DESCRIPTION OF INDEBTEDNESS

   In connection with the merger, we will issue and sell our 16% Senior Notes due 2011 described below and CB Richard Ellis Services will enter into a new senior secured credit agreement described below. In addition, under the circumstances described below, a portion of the currently outstanding 8 7/8% Senior Subordinated Notes due 2006 may remain outstanding after the merger.

16% Senior Notes Due 2011

   In connection with the transactions, we will issue an aggregate principal amount of $75.0 million of 16% Senior Notes due 2011, to DLJ Investment
Funding, Inc. and its affiliates. We will also issue and sell          shares
of our Class B common stock to DLJ and its affiliates for a purchase price of $0.01 per share. The senior notes will be unsecured obligations, senior to all of our current and future indebtedness, but will be junior to all current and future indebtedness of CB Richard Ellis Services. The proceeds from the senior notes will be contributed to CB Richard Ellis Services as equity. The senior notes will be governed by an indenture between us and a trustee, and will mature in 2011.

   Interest will accrue at a rate of 16% per year and be payable quarterly in cash in arrears. However, until the fifth anniversary of the issuance of the senior notes, interest in excess of 12% for the senior notes may be paid in kind, and at any time, interest may be paid in kind to the extent that CB Richard Ellis Services' ability to pay us cash dividends is restricted by the terms of its senior secured credit facilities, which are described below. There are no mandatory sinking fund payments for the senior notes.

   The senior notes will be redeemable at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice. The redemption price, expressed as a percentage of the principal amount, will be as set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing April 1st of the year below:

       Year                                                           Percentage
       ----                                                           ----------
       2001..........................................................   116.0%
       2002..........................................................   112.8
       2003..........................................................   109.6
       2004..........................................................   106.4
       2005..........................................................   103.2
       2006 and thereafter...........................................   100.0

   In the event of a change of control, which will be defined in the indenture, we will be obligated to make an offer to purchase all outstanding senior notes at a redemption price of 101% of the principal amount, plus accrued interest.

   The indenture governing the senior notes will contain customary restrictive covenants for high yield securities, including, among others, limitations on the following activities by us and our subsidiaries:

  . payments of dividends or distributions to stockholders or the repurchase of equity or debt that is junior to the senior notes;

  . indebtedness and issuance of subsidiary equity;

  . consolidation or merger;

  . transactions with affiliates;

  . liens; and

  . disposition of assets.

   The holders of the senior notes will have one demand registration right three months after the first day on which we have outstanding public debt or equity securities, other than any debt or equity outstanding upon the closing of the transactions, but prior to the time when all of the senior notes are freely transferable under Rule 144 of the Securities Act.

   This summary of the material provisions of our Senior Notes is qualified in its entirety by reference to all of the provisions of the indenture governing the Notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information About Us."

CB Richard Ellis Services Senior Secured Credit Facilities

   In connection with the transactions, CB Richard Ellis Services will enter into a credit agreement for which Credit Suisse First Boston, or CSFB, will serve as the administrative and collateral agent, the book manager and the lead arranger. In connection with the merger and afterwards to fund our working capital, we will draw upon the senior credit facilities which will consist of the following:

  . Tranche A term facility of up to $150.0 million;

  . Tranche B term facility of up to $250.0 million; and

  . a revolving line of credit up to $100.0 million, including revolving credit loans, letters of credit and a swingline loan subfacility.

   The senior secured credit facilities will be jointly and severally guaranteed by us, CB Richard Ellis Services and its subsidiaries, including future domestic subsidiaries, and will be secured by the assets of all our subsidiaries, provided that neither CB Richard Ellis Services nor any domestic subsidiary will pledge more than 65% of the voting stock of any foreign subsidiary.

   The Tranche A term facility will mature on the sixth anniversary of the closing date and amortize in equal quarterly installments in the following annual amounts: $22.5 million in years one and two and $26.25 million thereafter. The Tranche B term facility will mature on the seventh anniversary of the closing date of the merger and amortize in equal quarterly installments in an annual amount equal to 1% of the outstanding principal amount on the closing date of the merger. The revolving line of credit terminates on the sixth anniversary of the closing date of the merger.

   Borrowings under the senior secured credit facility will bear interest at varying rates based, at our option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%, in the case of Tranche A and the revolving facility, and LIBOR plus 3.75% or the alternate base rate plus 2.75%, in the case of Tranche
B. The alternate base rate is the higher of (1) CSFB's prime rate or (2) the effective rate for federal funds plus one-half of one percent. After delivery of our consolidated financial statements for the year ended December 31, 2001, the amount added to the LIBOR rate or the alternate base rate under the Tranche A and revolving facility will vary, from 2.50% to 3.25% for LIBOR and from 1.50% to 2.25% for the alternate base rate, as determined by reference to our ratios of total debt to EBITDA, ranging from 2.50% to 3.25%.

   We will be required to pay to the lenders under the senior secured credit facilities a commitment fee on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We also will be required to apply proceeds of sales of debt, equity or material assets to prepayment, subject to limited exceptions, as well as excess cash flow to the lenders under the senior secured credit facilities.

   The credit agreement for the senior secured credit facilities will contain customary restrictive covenants for a credit agreement, including, among others, limitations on the following activities by CB Richard Ellis Services and its subsidiaries:

  . dividends on, and redemptions and repurchases of, capital stock;

  . prepayments, redemptions and repurchases of debt;

  . liens and sale-leaseback transactions;

  . loans and investments;

  . indebtedness;

  . mergers, acquisitions and asset sales;

  . transactions with affiliates;

  . changes in lines of business; and

  . capital expenditures.

   In addition, the credit agreement will also contain covenants that require us to maintain specified financial ratios, including the following ratios:

  . total debt to earnings before interest expense, tax expense, depreciation expense and amortization expense, or "EBITDA";

  .  EBITDA to interest expense and dividend expense; and

  .  EBITDA to fixed charges.

   This summary of the material provisions of the credit agreement is qualified in its entirety by reference to all of its provisions, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information About Us."

CB Richard Ellis Services 8 7/8% Senior Subordinated Notes

   CB Richard Ellis Services currently has outstanding senior subordinated notes due June 1, 2006. The $173.3 million principal amount, net of a $1.7 million discount, of these senior subordinated notes bears annual interest of 8 7/8%. These notes are governed by an indenture between CB Richard Ellis Services and State Street Bank and Trust Company of California, National Association. Interest on the senior subordinated notes is payable semiannually on each June 1 and December 1. There are no mandatory sinking fund payments for the notes.

   Pursuant to the merger agreement, CB Richard Ellis Services will make a tender offer to repurchase up to 100% of the outstanding senior subordinated notes. In addition, CB Richard Ellis Services will solicit consents from the holders of the outstanding senior subordinated notes to amend the indenture governing the notes to permit the merger and the other transactions contemplated by the merger agreement. The receipt of these consents from the holders of a majority of the aggregate principal amount of senior subordinated notes outstanding is a condition precedent to our obligation to consummate the merger. In the event that not all of the senior subordinated notes are tendered, the notes not tendered will remain outstanding after the consummation of the merger. In addition, the aggregate amount of the credit agreement Credit Suisse First Boston extends to CB Richard Ellis Services will be reduced by the amount of senior subordinated notes not tendered. For more information, see "CB Richard Ellis Services Senior Secured Credit Facilities" described above.

   As a result of the consent solicitation that CB Richard Ellis Services will make, the indenture will be amended prior to the merger to eliminate substantially all of the restrictive covenants currently in the indenture.

   The indenture governing the senior subordinated notes generally may be amended with the consent of the holders of a majority in aggregate principal amount of the senior subordinated notes. However, in order to amend the indenture or the senior subordinated notes with respect to the terms governing redemption, repurchase, default and priority, the consent of the holders of each outstanding note affected must first be obtained. The covenants regarding indebtedness, liens, restricted payments and transactions with affiliates, as well as the obligation to make a change of control offer, provided that the change of control has not already occurred, may all be amended with the consent of the majority of the aggregate principal amount of senior subordinated notes outstanding.

   At any time after June 1, 2002, the senior subordinated notes will be redeemable, in whole or in part, at our option. The redemption price, expressed as a percentage of the principal amount, will be as set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 1st of the year below:

       Year                                                           Percentage
       ----                                                           ----------
       2002..........................................................   104.4%
       2003..........................................................   102.9
       2004..........................................................   101.4
       2005 and thereafter...........................................   100.0

   This summary of the material provisions of CB Richard Ellis Services' senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information About Us."

                        SHARES ELIGIBLE FOR FUTURE SALE

   After this offering, we will have an aggregate of                 shares of
Class A and Class B common stock outstanding, based upon an offering price of
$16.00 per share. This includes the           shares of Class A common stock
that we are selling in the offerings.

   Prior to the earlier of the tenth anniversary of the merger and the closing date of an underwritten initial public offering following which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, shares of our Class A common stock will be subject to significant restrictions on transfer pursuant to the terms of the subscription agreements. For more information concerning these transfer restrictions, see "Description of the Offering Documents--Subscription Agreements--Transfer Restrictions."

   In connection with the offering of direct ownership shares to our designated managers, we will grant to the designated managers up to an aggregate of options to acquire shares of our Class A common stock at an exercise price of $16.00 per share. For more information, see "The Offerings--Description of Offerings--Grants of Options." Our board of directors will also have discretion
to grant to our employees options to acquire up to an aggregate of     shares
of our Class A common stock at a purchase price of $50.00 per share. We will also issue warrants to Freeman Spogli to purchase up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of common stock immediately after the merger as 364,884 shares of CB Richard Ellis Services common stock, which Freeman Spogli is entitled to acquire under existing warrants, represent of the total outstanding shares of CB Richard Ellis Services common stock. See "Description of Capital Stock--Warrants." We will also grant options to acquire our Class A common stock and shares of our Class A common stock under our 2001
Stock Incentive Plan in the future. Accordingly, we have reserved        shares
of our common stock for issuance under our stock incentive plan. See "Descriptions of the Plans--2001 Stock Incentive Plan."

   Demand and piggyback registration rights granted to the buying group and to DLJ Investment are described under the caption "The Transactions-- Securityholders' Agreement--Registration Rights."

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                         U.S. FEDERAL TAX CONSEQUENCES

   The following describes the material U.S. federal income tax consequences of the merger and the offerings to individuals who are citizens or residents of the U.S. who acquire shares of our Class A common stock in the offerings. It does not address the U.S. federal income tax consequences of the merger or the offerings to non-U.S. persons. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering participating in the offerings should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any tax consequences arising under the laws of any other taxing jurisdiction.

The Merger

   This discussion applies to shares of CB Richard Ellis Services common stock that you own directly, including shares that you may have purchased with a loan from CB Richard Ellis Services. It does not apply to shares of CB Richard Ellis Services common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, shares of CB Richard Ellis Services common stock held in the CB Richard Ellis Services 401(k) plan, or options to acquire shares of CB Richard Ellis Services common stock.

   The merger of our subsidiary, BLUM CB Corp., into CB Richard Ellis Services will be treated for U.S. federal income tax purposes as a redemption of shares of CB Richard Ellis Services common stock to the extent of the consideration treated as received from CB Richard Ellis Services in the merger and as an acquisition of shares of CB Richard Ellis Services common stock by CBRE Holding to the extent of the consideration treated as received from us in the merger. The tax consequences to you of the merger may differ depending on the source of the consideration. We are not able to currently identify the portion of the consideration in the merger that will be received from CB Richard Ellis Services, on the one hand, and from CBRE Holding, on the other hand, but we expect that most of the consideration in the merger will be treated as received from CBRE Holding.

 Assignment of Merger Proceeds

   To the extent you irrevocably assign to us your right to receive cash proceeds in the merger attributable to your shares of CB Richard Ellis Services common stock in payment for shares of our Class A common stock that you acquire in the offerings, you should be treated as having exchanged those shares of CB Richard Ellis Services common stock for our Class A common stock as part of a transaction to which section 351 of the Code applies, which will include the contributions by and the issuance of our Class B common stock to the buying group if section 351 is applicable:

  . you should not recognize gain or loss on the exchange of those shares of CB Richard Ellis Services common stock for our Class A common stock; and

  . your tax basis in our Class A common stock received should be equal to your tax basis in those shares of CB Richard Ellis Services common stock you exchanged.

   The IRS might take the position that, notwithstanding your irrevocable assignment of your right to receive cash proceeds in the merger, you should be treated as having received the cash proceeds and, then, having reinvested them in our Class A common stock. In that case, you would be taxed on the cash proceeds that you would be treated as having received described in "--Cash Consideration Treated as received from CB Richard Ellis Services" and "--Cash Consideration Treated as received from CBRE Holding even though you reinvested those proceeds in our Class A common stock."

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   You may be required by regulations under section 351 of the Code to retain records related to your CB Richard Ellis common stock and file with your U.S. federal income tax return a statement setting forth facts relating to the transactions.

 Cash Consideration Treated as Received from CB Richard Ellis Services

   To the extent that cash paid in the merger is treated as received in redemption of your shares of CB Richard Ellis Services common stock, you will recognize gain or loss equal to the difference between the cash received and the tax basis in the shares treated as redeemed only if you satisfy the requirements of section 302 of the Code. If you fail to satisfy the requirements of section 302, the cash treated as received in redemption of your shares of CB Richard Ellis Services common stock, without regard to gain or loss, would be treated as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of CB Richard Ellis Services.

   A redemption of stock will satisfy the requirements of section 302 if:

  . The redemption is "not essentially equivalent to a dividend", meaning that the redemption results in a meaningful reduction in your proportionate stock interest in CB Richard Ellis Services after the merger and the offerings as compared with your interest immediately before the merger and the offerings, taking into account both actual and constructive ownership of stock; or

  . The redemption is "substantially disproportionate" with respect to you, meaning that, following the merger and the offerings, you own, actually and constructively, less than 80% of the amount of CB Richard Ellis Services stock that you owned, actually and constructively, immediately before the merger and the offerings; or

  . The redemption results in a "complete termination" of your interest in CB Richard Ellis Services, meaning that all of the stock actually and constructively owned by you has been redeemed.

   Following the merger, CB Richard Ellis Services will become our wholly-owned subsidiary and, therefore, you will no longer own any stock in CB Richard Ellis Services. Even if you acquire our stock in the offerings, you should not constructively own any of the stock of CB Richard Ellis Services that we will own because, under the relevant constructive ownership rule, you will own less than 50% of the value of our stock. Therefore, you should be able to satisfy the "complete termination" test with respect to your shares that are treated as redeemed by CB Richard Ellis Services in the merger. As a result, any gain or loss that you recognize on the redemption of those shares should be capital gain or loss if you hold your CB Richard Ellis Services shares as a capital asset and should be long-term capital gain or loss if you have held those shares for more than one year at the effective date of the merger.

   Nonetheless, the IRS might take the position that all of the cash consideration that you receive in the merger should be treated as received from CBRE Holding for purposes of determining the tax consequences of the merger to you. In that case, as discussed below, under the applicable constructive ownership rules, you would be treated as owning a percentage of the stock of CB Richard Ellis Services that we will own following the merger even though you will own less than 50% of our stock. As a result, you would not be able to satisfy the "complete termination" test with respect to your ownership of CB Richard Ellis Services and would have to satisfy one of the other section 302 tests, after applying the constructive ownership rules of section 318 of the Code, as modified by section 304 to obtain gain or loss treatment and avoid dividend treatment on the cash you receive in the merger. The application of section 302 of the Code and the constructive ownership rules of section 318 of the Code are complex and you should consult your own tax advisor as to their applicability to your particular circumstances.

 Cash Consideration Treated as Received from CBRE Holding

   Shareholders who, in the aggregate, own more than 50% of stock of CB Richard Ellis Services will, following the merger and the offerings, own, in the aggregate, more than 50% of our stock. Therefore,

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

section 304 of the Code will apply to the extent that cash paid in the merger is treated as received from CBRE Holding by a shareholder of CB Richard Ellis Services who participates in the offerings. As a result, you will recognize gain or loss equal to the difference between the cash received and the tax basis in your shares of common stock of CB Richard Ellis treated as acquired by CBRE Holding only if you satisfy the requirements of section 302 of the Code, described above, with respect to your ownership of CB Richard Ellis Services. If you fail to satisfy the requirements of section 302, the cash treated as received from CBRE Holding for your shares of CB Richard Ellis Services common stock, without regard to gain or loss, would be treated as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of CB Richard Ellis Services and CBRE Holding.

   However, unlike the rules applicable to cash treated as received in redemption of shares of CB Richard Ellis Services common stock, described above, in determining whether you satisfy the requirements of section 302 for purposes of section 304, you will be treated as owning a percentage of the stock of CB Richard Ellis Services that we will own following the merger based upon your actual and constructive ownership of our stock even though you will own less than 50% of our stock. Therefore, you will not be able to satisfy the "complete termination" test, described above. To obtain gain or loss treatment and avoid dividend treatment, you must satisfy one of the other section 302 tests.

   To determine whether either of the other section 302 tests is satisfied, you must take into account not only the stock that you actually own, but also any stock you are deemed to own under the constructive ownership rules of section 318 of the Code. Under section 318, as modified by section 304, you are deemed to own:

  . stock owned, directly or indirectly by or for your spouse, children, grandchildren and parents;

  . stock owned, directly or indirectly, by corporations, partnerships, estates or certain trusts (not including a trust under section 401(a), such as the trust under the CB Richard Ellis Services 401(k) plan), in proportion to your interest in each entity;

  . a percentage of shares of CB Richard Ellis Services stock owned by us equal to the percentage by value of CBRE Holding stock that you own; and

  .  stock that you may acquire by exercise of currently vested options.

   The application of section 304 of the Code and the constructive ownership rules of section 318 of the Code are complex and you should consult your own tax advisor as to their applicability to your particular circumstances.

   If you satisfy the section 302 requirements with respect to your shares of CB Richard Ellis Services common stock acquired by CBRE Holding, any gain or loss that you recognize on those shares should be capital gain or loss if you hold your CB Richard Ellis Services shares as a capital asset and should be long-term capital gain or loss if you have held those shares for more than one year at the effective date of the merger.

Shares Acquired in Connection with the Performance of Services

   This discussion applies only to shares of our Class A common stock that you acquire directly, and not to any shares of Class A common stock that will underlie stock fund units in the CB Richard Ellis Services deferred compensation plan or that will be acquired by the CB Richard Ellis Services 401(k) plan.

 Acquisition of Vested Shares in the Offering

   Designated managers and non-management employees who acquire fully vested shares of our Class A common stock in the offerings will be treated as having acquired those shares in connection with the performance of services. Under section 83 of the Code, you would have taxable ordinary income equal to the excess of the fair market value on the date of acquisition of the shares you acquire, if any, over the amount of cash you paid, or the fair market value of CB Richard Ellis Services common stock you exchanged, for the

                                      152
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shares. Although the value of a share is speculative, we believe that the consideration paid for the shares will be equal to their fair market value. In this case, the acquisition of shares of our Class A common stock would not result in any taxable income. However, the IRS might assert that the shares of Class A common stock have a higher value with the result that you would have taxable income with respect to their acquisition equal to the excess of that higher value over the consideration paid for the shares.

 Acquisition of Shares Subject to Repurchase in the Offering

   Shares of our Class A common stock that are subject to our right of repurchase described in "The Offerings--Right of Repurchase for Designated Manager Shares" will be 100% unvested upon issuance and will vest 20% on each anniversary of the closing of the offering. A designated manager may make a section 83(b) election with respect to his or her shares subject to our repurchase right. If you make a section 83(b) election, you will have taxable ordinary income equal to the excess, if any, of the fair market value of those shares on the date of their acquisition over the amount paid for the shares. As discussed above, we believe that the price paid for the shares will be equal to their fair market value and, accordingly, that the election would result in no taxable income with respect to the acquisition of shares. However, the IRS might assert that the shares of Class A common stock have a higher value with the result that you would have taxable ordinary income with respect to their acquisition equal to the excess of that higher value over the consideration paid for the shares. In this case, section 83(b) would prevent you from deducting a loss in that amount if you forfeit any shares upon termination of employment.

   If you do not make a Section 83(b) election for shares of our Class A common that are subject to our right of repurchase, you would be required to include as taxable ordinary income an amount equal to the excess of the fair market value of the shares subject to our repurchase right of at the time our repurchase right of expires with respect to each block of shares over the amount paid for those shares.

   A section 83(b) election must be made within 30 days after the shares are acquired. Each designated manager is responsible for the timely filing of a section 83(b) election. The form must be filed with the IRS at the address where a designated manager files his or her income tax return. The election may not be revoked without the consent of the IRS. Designated managers should discuss the filing of a section 83(b) election with their own tax advisors.

Offering of Shares to 401(k) Plan

   The disposition of shares of CB Richard Ellis Services common stock in the merger held by the CB Richard Ellis Services Capital Accumulation Plan and the subsequent reinvestment of the cash proceeds in other investment options, including purchase of our Class A common stock, permitted under the amended Capital Accumulation Plan will not result in any U.S. federal income tax consequences to you.

Offering of Shares Underlying Stock Fund Units in Deferred Compensation Plan

   The substitution of shares of CB Richard Ellis Services common stock underlying stock fund units in the deferred compensation plan with our Class A common stock will not result in taxable income to a participant in that plan until the participant has received, actually or constructively, the underlying stock.

General U.S. Federal Income Tax Considerations of Holding Shares of Our Class A Common Stock

   This discussion assumes that you make a section 83(b) election for any shares of Class A common stock subject to our repurchase right.

   Distributions on the shares will generally constitute dividends for federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under federal income tax principles. This income will be includible in your gross income as ordinary income on the day received by you.

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To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated for federal income tax purposes as a tax-free return of capital, causing a reduction in the adjusted basis of the shares, thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

   For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share in an amount equal to the difference between the amount realized for the share and your adjusted basis in the share. This gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

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               U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material U.S. federal income and estate tax consequences of the ownership of shares of our Class A common stock by a Non-U.S. Holder, as defined below, who does not and will not perform services within the U.S. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to these Non-U.S. Holders in light of their personal circumstances. The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering participating in the offerings should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "Non-U.S. Holder" is an individual who is not a citizen or resident of the U.S.

The Merger

   If cash consideration received in the merger is treated as a dividend to you it would be subject to U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To determine whether any cash consideration will be treated as dividend, please see "U.S. Federal Tax Consequences--The Merger--Cash Consideration Treated as Received from CB Richard Ellis Services" and "U.S. Federal Tax Consequences--The Merger--Cash Consideration Treated as Received from CBRE Holding." Because the rules for determining dividend treatment are complex, you should consult your own tax advisor as to their applicability to your particular circumstances.

Holding Shares of Our Class A Common Stock

 Dividends

   Dividends paid to a Non-U.S. Holder of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment of a Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding.

   A Non-U.S. Holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, for dividends paid will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

 Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A common stock as a capital asset, is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and select other conditions are met or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

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

   An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause
(ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

   We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

 Federal Estate Tax

   Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to the holder and the tax withheld with respect to their dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   A Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of our Class A common stock within the U.S. or conducted through U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, and the payor does not have actual knowledge that the beneficial owner is a U.S. person, or the holder otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION

   We are offering an aggregate of        shares of our Class A common stock to
the designated managers and non-management employees of CB Richard Ellis Services and one or more of its subsidiaries in the offerings. We will also
grant to our designated managers up to an aggregate of     options to acquire
shares of our Class A common stock.

   Immediately prior to the merger and the consummation of the offerings, the
BLUM Funds will purchase between      and     shares of our Class B common
stock at $16.00 per share. The actual number of shares purchased by the BLUM
Fund for cash will equal (1)      shares minus (2) the number of shares of our
Class A common stock purchased in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers divided by $16.00. After the offerings are completed and assuming the offerings are fully subscribed, the shares of our Class B common stock owned by the buying group
will be equal to   % of our outstanding Class A and Class B common stock, taken together.

   We are offering an aggregate of     shares of our Class A common stock to
the designated managers and non-management employees for direct ownership. In addition, under the circumstances described below, each designated manager who satisfies the following requirement will receive a grant of a portion of options to acquire our Class A common stock. Unless our board of directors determines otherwise, in order to receive these options in the offering of shares for direct ownership a designated manager must subscribe for at least the percentage of 625,000 shares for direct ownership that is designated manager by the board of directors. If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated
manager a percentage of the        total options equal to the percentage of the
625,000 shares allocated to that senior manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

   In the event that the offering of shares for direct ownership is over-subscribed, meaning we receive offers to purchase more than the number of shares which we have set aside for this offering, we will determine the allocation of the shares being made under the offering.

   We are offering to all of our U.S. employees who are currently participants
in the CB Richard Ellis Services 401(k) plan up to      shares of our Class A
common stock to be held in the 401(k) plan, which will be amended to add this new investment alternative. To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering for his or her 401(k) account or use the proceeds received in the merger for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan, if any, to purchase shares in this offering for his or her 401(k) plan account. No individual employee may have more than 50% of his or her entire 401(k) plan account balance invested in shares of our common stock. If this offering is over-subscribed, the amount of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

   Each of our employees and our independent contractors in the states of California, New York, Illinois and Washington at the time of the merger who holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger will be entitled to convert the value of the stock fund unit into other investment alternatives under the plan or continue to hold the stock fund units in the deferred compensation plan. We are offering up to shares of our Class A common stock that are issuable upon a distribution under the deferred compensation plan to those holders of stock fund units who elect to continue to hold the stock fund units after the merger.

   These securities are being sold directly by us, with no underwriters, dealers or agents involved. Upon the effectiveness of the registration statement relating to this offering, we will solicit subscriptions from our

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employees by the distribution of this prospectus as well as the offering documents required for participation in each of the offerings. For more information, see "Description of the Offering Documents."

   Pursuant to the terms of the subscription agreements and the stockholders' agreement, each designated manager or non-management employee purchasing shares of our Class A common stock must accept and agree to be bound by significant restrictions on transfer. Accordingly, we will place a legend on the stock certificate stating that the transfer or other disposition of the shares evidenced by the certificate is restricted pursuant to our securityholders' and stockholders' agreements. The transfer restrictions terminate upon the earlier of ten years after the closing of this offering and the effectiveness of a qualifying public offering.

   Prior to this offering, there has been no public market for our common stock. The offering price of $16.00 per share for our Class A common stock is the same price that is being paid to the CB Richard Ellis Services stockholders for each of their shares of CB Richard Ellis Services common stock in the merger and is the same price that is being paid by members of the buying group for the shares of our Class B common stock that they will acquire under the contribution and voting agreement. For more information see "The Transactions-- Contribution and Voting Agreement."

   There will be no trading market for our common stock upon completion of this offering. Our common stock will not be listed on a national securities exchange or authorized for quotation on the Nasdaq National Market upon completion of this offering. Accordingly, we cannot assure you that a liquid trading market will develop for our common stock in the future.

   We estimate that the total expenses of the offering will be approximately
$       .  We will bear all costs, expenses and fees in connection with the registration of our Class A common stock and options to acquire our Class A common stock.

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                                 LEGAL MATTERS

   The validity of the shares of Class A common stock being offered will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California.

                                    EXPERTS

   The audited consolidated balance sheet of CBRE Holding, Inc. and the audited consolidated financial statements and schedules of CB Richard Ellis Services, Inc. included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

   We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of the Class A common stock and options to acquire Class A common stock being offered by this prospectus included in the registration statement. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to CBRE Holding and the Class A common stock and options to acquire Class A common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. In addition, CB Richard Ellis Services, which we will acquire in connection with the merger and whose business immediately prior to the merger will be substantially the same as our business immediately after the merger, files periodic and other reports with the Commission under the Exchange Act of 1934.

   Copies of each of the registration statement and the related exhibits and schedule that we have filed and the reports that CB Richard Ellis Services has filed may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

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                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                           Page
                                                                           ----
CBRE Holding, Inc.:

  Report of Independent Public Accountants................................  F-2

  Consolidated Balance Sheet as of February 20, 2001......................  F-3

  Notes to Consolidated Balance Sheet.....................................  F-4

CB Richard Ellis Services, Inc.:

  Report of Independent Public Accountants ...............................  F-6

  Consolidated Balance Sheets as of December 31, 2000 and 1999 ...........  F-7

  Consolidated Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998 ...................................................  F-8

  Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998 ...................................................  F-9

  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 2000, 1999 and 1998 ...................................... F-10

  Consolidated Statements of Comprehensive Income for the Years Ended
   December 31, 2000, 1999 and 1998 ...................................... F-11

  Notes to Consolidated Financial Statements ............................. F-12

  Quarterly Results of Operations and Other Financial Data (Unaudited) ... F-34

                          FINANCIAL STATEMENT SCHEDULE

Schedule II--Valuation and Qualifying Accounts............................ F-35

   All other schedules are omitted because either they are not applicable, not required or the information required is included in the consolidated financial statements, including the notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of CBRE Holding, Inc.:

   We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc. (a Delaware corporation) as of February 20, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of CBRE Holding, Inc. as of February 20, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California
April 23 , 2001

                               CBRE HOLDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                     As of
                                                                  February 20,
                                                                      2001
                                                                  ------------
                               ASSETS
                               ------

   Cash..........................................................   $160.00
                                                                    -------
       Total assets..............................................   $160.00
                                                                    =======

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------

   Total liabilities.............................................       --
   Stockholders' equity
     Common stock, $0.01 par value; 2,000 shares authorized, 10
     shares issued and outstanding ..............................      0.10
   Additional paid-in capital....................................   $159.90
                                                                    -------
       Total stockholders' equity................................   $160.00
                                                                    -------
       Total liabilities and stockholders' equity................   $160.00
                                                                    =======

                               CBRE HOLDING, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. Summary of Significant Accounting Policies

 a. Organization and Description of Partnership

   CBRE Holding, Inc., a Delaware corporation, was established on February 20, 2001, as BLUM CB Holding Corp. On March 26, 2001, BLUM CB Holding Corp. changed its name to CBRE Holding, Inc. (the Company). The purpose of the Company is to act as the acquiror in a transaction (the Merger) to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm, for $16.00 per share in cash. The Company intends to offer shares in the Company to certain managers and employees of CBRE. The Company is a wholly-owned subsidiary of RCBA Strategic Partners, L.P. (RCBA).

   The accompanying consolidated balance sheet includes the accounts of the Company and its wholly-owned subsidiary, BLUM CB Corporation (BLUM CB), established October 27, 2000, formerly known as CB Radio Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

 b. Commitments & Contingencies

   In connection with the announcement of the Merger, BLUM CB and CBRE have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CBRE, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that The Company's offering price was unfair and inadequate and sought injunctive relief or rescission of the transaction and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things that:

  1. The defendants admit no liability or wrongdoing whatsoever;

  2. The buying group acknowledges that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  3. For the lead counsel for the plaintiff to have an opportunity to review the CBRE proxy statement before mailing;

  4. For the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  5. For attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  1. Negotiation and execution of a mutually acceptable stipulation of settlement;

  2. Closing of the merger;

  3. Dismissal of the Delaware and California litigation with prejudice; and

  4. Completion by the plaintiffs of such reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a materially adverse impact on the Company's ability to complete the Merger.

                               CBRE HOLDING, INC.

 c. Subsequent Event

   On February 23, 2001, a contribution and voting agreement was signed by the following persons and entities, who are referred to together as the "buying group": RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. and
FS Equity Partners International, L.P., Raymond Wirta, Brett White, The Koll Holding Company and Frederic Malek.

   Each member of the buying group is either a current shareholder, senior executive or director of CB Richard Ellis Services, Inc. or an affiliate of one of the same. Pursuant to the contribution and voting agreement, immediately prior to the Merger, each of the members of the buying group will contribute all of the shares of CBRE common stock that it holds directly to the Company. Each of these shares contributed to the Company will be cancelled, as a result of the merger, and the Company will not receive any consideration for those shares of CBRE common stock. The Company will issue one share of Class B common stock in exchange for each share of CBRE common stock contributed by the buying group.

   On February 24, 2001, the Company announced that it had entered into a merger agreement providing for the acquisition of CBRE by its wholly-owned subsidiary, Blum CB for $16.00 per share in cash. The transaction is valued at approximately $750.0 million, including the assumption and refinancing of debt.

   The agreement provides that CBRE employees will have the option to roll over their existing shares in CBRE's deferred compensation plan and a portion of CBRE shares held in their 401(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the Company.

   The merger, which is expected to close late in the second quarter of calendar 2001, remains subject to certain conditions, including the receipt of the Company's debt financing, the approval of the merger by the holders of two-thirds of the outstanding shares of CBRE not currently owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of CBRE's outstanding 8 7/8% Senior Subordinated Notes. CBRE will pay a termination fee of $7.5 million and reimburse up to $3.0 million of the Company's expenses if CBRE wishes to accept a superior acquisition proposal.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CB Richard Ellis Services, Inc.:

   We have audited the accompanying consolidated balance sheets of CB Richard Ellis Services, Inc. (a Delaware corporation) as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CB Richard Ellis Services, Inc. as of December 31, 2000, and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Los Angeles, California
February 24, 2001

                        CB RICHARD ELLIS SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
            (Dollars in thousands, except share and per share data)

                                                              December 31
                                                           -------------------
                                                             2000      1999
                                                           --------  ---------
                          ASSETS
                          ------
Current Assets:
  Cash and cash equivalents............................... $ 20,854  $  27,844
  Receivables, less allowance for doubtful accounts of
   $12,631 and $15,560 at December 31, 2000 and 1999......  176,908    168,276
  Prepaid expenses........................................    8,017      8,370
  Deferred taxes, net.....................................   11,139     11,758
  Other current assets....................................    6,127     10,596
                                                           --------  ---------
    Total current assets..................................  223,045    226,844
Property and equipment, net...............................   75,992     70,149
Goodwill, net of accumulated amortization of $56,417 and
 $41,008 at December 31, 2000 and 1999....................  423,975    445,010
Other intangible assets, net of accumulated amortization
 of $289,038 and $279,156 at December 31, 2000 and 1999...   46,432     57,524
Cash surrender value of insurance policies, deferred
 compensation plan........................................   53,203     20,442
Investment in and advances to unconsolidated
 subsidiaries.............................................   41,325     38,514
Deferred taxes, net.......................................   32,327     28,190
Prepaid pension costs.....................................   25,235     26,323
Other assets..............................................   41,571     16,487
                                                           --------  ---------
    Total assets.......................................... $963,105  $ 929,483
                                                           ========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current Liabilities
  Accounts payable and accrued expenses................... $ 83,673  $  81,068
  Compensation and employee benefits......................  128,149    119,126
  Reserve for bonus and profit sharing....................   59,530     46,625
  Income taxes payable....................................   28,260     18,429
  Current maturities of long-term debt....................   10,593      6,765
                                                           --------  ---------
    Total current liabilities.............................  310,205    272,013
Long-term debt:
  Senior subordinated notes, less unamortized discount of
   $1,664 and $1,892 at December 31, 2000 and 1999........  173,336    173,108
  Revolving credit facility...............................  110,000    160,000
  Other long-term debt....................................   20,235     24,764
                                                           --------  ---------
    Total long-term debt..................................  303,571    357,872
Deferred compensation liability...........................   80,503     47,202
Other liabilities.........................................   29,739     38,787
                                                           --------  ---------
    Total liabilities.....................................  724,018    715,874
Minority interest.........................................    3,748      3,872

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $0.01 par value; 8,000,000 shares
   authorized; no shares issued or outstanding............      --         --
  Common stock, $0.01 par value; 100,000,000 shares
   authorized; 20,605,023 and 20,435,692 shares issued and
   outstanding at December 31, 2000 and 1999..............      217        213
  Additional paid-in capital..............................  364,168    355,893
  Notes receivable from sale of stock.....................  (11,847)    (8,087)
  Accumulated deficit.....................................  (89,097)  (122,485)
  Accumulated other comprehensive loss....................  (12,258)    (1,928)
  Treasury stock at cost, 1,072,155 and 885,100 shares at
   December 31, 2000 and 1999.............................  (15,844)   (13,869)
                                                           --------  ---------
    Total stockholders' equity............................  235,339    209,737
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $963,105  $ 929,483
                                                           ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars in thousands, except share and per share data)

                                                  Year Ended December 31
                                             --------------------------------
                                                2000       1999       1998
                                             ---------- ---------- ----------
Revenue:
  Leases.................................... $  539,419 $  448,091 $  371,300
  Sales.....................................    389,745    394,718    357,718
  Property and facilities management fees...    110,654    110,111     86,379
  Consulting and referral fees..............     78,714     73,569     72,586
  Appraisal fees............................     75,055     71,050     48,082
  Loan origination and servicing fees.......     58,190     45,940     39,402
  Investment management fees................     42,475     28,929     33,145
  Other.....................................     29,352     40,631     25,891
                                             ---------- ---------- ----------
    Total revenue...........................  1,323,604  1,213,039  1,034,503
Costs and Expenses:
  Commissions, fees and other incentives....    634,639    559,289    458,463
  Operating, administrative and other.......    538,481    536,381    448,794
  Merger-related and other nonrecurring
   charges..................................        --         --      16,585
  Depreciation and amortization.............     43,199     40,470     32,185
                                             ---------- ---------- ----------
Operating income............................    107,285     76,899     78,476
Interest income.............................      2,554      1,930      3,054
Interest expense............................     41,700     39,368     31,047
                                             ---------- ---------- ----------
Income before provision for income tax......     68,139     39,461     50,483
Provision for income tax....................     34,751     16,179     25,926
                                             ---------- ---------- ----------
Net income.................................. $   33,388 $   23,282 $   24,557
                                             ========== ========== ==========
Deemed dividend on preferred stock.......... $      --  $      --  $   32,273
                                             ========== ========== ==========
Net income (loss) applicable to common
 stockholders............................... $   33,388 $   23,282 $   (7,716)
                                             ========== ========== ==========
Basic earnings (loss) per share............. $     1.60 $     1.11 $    (0.38)
                                             ========== ========== ==========
Weighted average shares outstanding for
 basic earnings (loss) per share............ 20,931,111 20,998,097 20,136,117
                                             ========== ========== ==========
Diluted earnings (loss) per share........... $     1.58 $     1.10 $    (0.38)
                                             ========== ========== ==========
Weighted average shares outstanding for
 diluted earnings (loss) per share.......... 21,097,240 21,072,436 20,136,117
                                             ========== ========== ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
Cash flows from operating activities:
Net income....................................  $  33,388  $  23,282  $  24,557
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization excluding
   deferred financing costs...................     43,199     40,470     32,185
  Amortization of deferred financing costs....      2,069      1,696      1,184
  Deferred compensation deferrals.............     43,557     25,932     14,738
  (Gain) loss on sale of properties,
   businesses and servicing rights............    (10,184)    (9,865)     2,058
  Equity interest in earnings of
   unconsolidated subsidiaries................     (7,112)    (7,528)    (3,443)
  Minority interest...........................        607      2,016        730
  Provision for litigation, doubtful accounts
   and other..................................      5,125      4,724      5,185
  Deferred income tax (benefit) provision.....     (4,083)   (12,688)    14,394
Increase in receivables.......................    (12,545)   (37,640)   (24,846)
Increase in cash surrender value of insurance
 policies, deferred compensation plan.........    (32,761)   (20,442)       --
Increase in compensation and employee benefits
 payable and reserve for bonus and profit
 share........................................     24,418     37,339      7,782
(Decrease) increase in accounts payable and
 accrued expenses.............................     (3,201)     1,346      2,615
Increase in income taxes payable..............     11,074     16,696      8,913
(Decrease) increase in other liabilities......     (9,553)     7,583     (9,536)
   Net change in other operating assets and
    liabilities...............................        114      1,090         98
                                                ---------  ---------  ---------
   Net cash provided by operating activities..     84,112     74,011     76,614
                                                ---------  ---------  ---------
Cash flows from investing activities:
Purchases of property and equipment...........    (26,921)   (35,130)   (29,715)
Proceeds from sale of inventoried property....        --       7,355        --
Proceeds from sale of properties, businesses
 and servicing rights.........................     17,495     12,072        --
Purchase of investments.......................    (23,413)    (1,019)       --
Increase in intangible assets and goodwill....     (3,119)    (5,331)   (14,595)
Acquisition of businesses including net assets
 acquire intangibles and goodwill.............     (3,442)    (8,931)  (189,895)
Other investing activities, net...............      3,678      4,217     10,685
                                                ---------  ---------  ---------
   Net cash used in investing activities......    (35,722)   (26,767)  (223,520)
                                                ---------  ---------  ---------
Cash flows from financing activities:
Proceeds from revolving credit facility.......    179,000    165,000    315,000
Repayment of revolving credit facility........   (229,000)  (172,000)  (268,000)
Proceeds from senior subordinated term loan...        --         --     172,788
Repayment of inventoried property loan........        --      (7,093)      (377)
Proceeds from (repayment of) senior notes and
 other loans, net.............................        588    (12,402)   (14,324)
Payment of dividends payable..................        --         --      (5,000)
Repurchase of preferred stock.................        --         --     (72,331)
Repurchase of common stock....................     (2,018)    (4,986)    (8,883)
Repayment of capital leases...................     (1,373)    (1,340)    (1,655)
Minority interest payments....................     (2,180)    (3,801)    (2,902)
Other financing activities, net...............      1,460     (1,099)     5,122
                                                ---------  ---------  ---------
   Net cash (used in) provided by financing
    activities................................    (53,523)   (37,721)   119,438
                                                ---------  ---------  ---------
Net (decrease) increase in cash and cash
 equivalents..................................     (5,133)     9,523    (27,468)
Cash and cash equivalents, at beginning of
 period.......................................     27,844     19,551     47,181
Effect of exchange rate changes on cash.......     (1,857)    (1,230)      (162)
                                                ---------  ---------  ---------
Cash and cash equivalents, at end of period...  $  20,854  $  27,844  $  19,551
                                                =========  =========  =========
Supplemental data:
Cash paid during the period for:
  Interest (none capitalized).................  $  38,352  $  36,997  $  27,528
  Income taxes, net...........................  $  27,607  $  12,689  $   3,395

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                                       Notes                 Accumulated
                                          Additional receivable                 other
                         Preferred Common  Paid-in   from sale  Accumulated comprehensive Treasury
                           Stock   Stock   capital    of stock    deficit   income (loss)  stock     Total
                         --------- ------ ---------- ---------- ----------- ------------- --------  --------
Balance, December 31,
 1997...................   $ 40     $188   $333,981   $ (5,956)  $(170,324)   $   (158)   $    --   $157,771
Net income..............     --      --         --         --       24,557         --          --     24,557
Common stock issued for
 incentive plans........     --        1        962       (962)        --          --          --          1
Contributions, deferred
 compensation plan......     --      --       5,361        --          --          --          --      5,361
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --        (646)     1,264         --          --          --        618
Common stock issued for
 REI and HP
 acquisitions...........     --       15     58,486        --          --          --          --     58,501
Shares issued for
 Capital Accumulation
 Plan...................     --      --       2,889        --          --          --          --      2,889
Common stock options
 exercised..............     --        7      8,835        --          --          --          --      8,842
Amortization of cheap
 stock..................     --      --         312        --          --          --          --        312
Tax deduction from
 issuance of stock......     --      --      11,907        --          --          --          --     11,907
Foreign currency
 translation gain.......     --      --         --         --          --        1,297         --      1,297
Purchase of preferred
 stock..................    (40)     --     (72,291)       --          --          --          --    (72,331)
Purchase of common
 stock..................     --      --         --         --          --          --       (8,883)   (8,883)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 1998...................     --      211    349,796     (5,654)   (145,767)      1,139      (8,883)  190,842
Net income..............     --      --         --         --       23,282         --          --     23,282
Common stock issued for
 incentive plans........     --        2      2,534     (2,534)        --          --          --          2
Contributions, deferred
 compensation plan......     --      --       2,094        --          --          --          --      2,094
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --         --         101         --          --          --        101
Common stock options
 exercised..............     --      --         449        --          --          --          --        449
Amortization of cheap
 stock..................     --      --         312        --          --          --          --        312
Tax deduction from
 issuance of stock......     --      --         708        --          --          --          --        708
Foreign currency
 translation loss.......     --      --         --         --          --       (3,067)        --     (3,067)
Purchase of common
 stock..................     --      --         --         --          --          --       (4,986)   (4,986)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 1999...................     --      213    355,893     (8,087)   (122,485)     (1,928)    (13,869)  209,737
Net income..............     --      --         --         --       33,388         --          --     33,388
Common stock issued for
 incentive plans........     --        4      4,310     (4,310)        --          --          --          4
Contributions, deferred
 compensation plan......     --      --       2,729        --          --          --          --      2,729
Deferred compensation
 plan co-match..........     --      --         907        --          --          --          --        907
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --        (550)       550         --          --          --        --
Amortization of cheap
 and restricted stock...     --      --         342        --          --          --          --        342
Tax deduction from
 issuance of stock......     --      --         580        --          --          --          --        580
Foreign currency
 translation loss.......     --      --         --         --          --      (10,330)        --    (10,330)
Purchase of common
 stock..................     --      --         (43)       --          --          --       (1,975)   (2,018)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 2000...................   $ --     $217   $364,168   $(11,847)  $ (89,097)   $(12,258)   $(15,844) $235,339
                           ====     ====   ========   ========   =========    ========    ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                      Year Ended December 31
                                                     --------------------------
                                                       2000     1999     1998
                                                     --------  -------  -------
Net income.......................................... $ 33,388  $23,282  $24,557
Other comprehensive (loss) income net of tax........  (10,330)  (3,067)   1,297
Comprehensive income................................ $ 23,058  $20,215  $25,854



  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of CB Richard Ellis Services, Inc. (the Company) and majority owned and controlled subsidiaries. The equity attributable to minority shareholders' interests in subsidiaries is shown separately in the balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The Company's investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for by using the equity method. Accordingly, the Company's share of the earnings of these equity basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any permanent impairment in value.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of less than three months. The Company controls certain cash and cash equivalents as agent for its investment and property management clients. These amounts are not included in the consolidated balance sheets.

 Goodwill and Other Intangible Assets

   Goodwill represents the excess of the purchase price of an acquisition over the Company's interest in the fair value of the net identifiable assets acquired. Goodwill is carried at cost less accumulated amortization and amortized on a straight-line basis. Net goodwill at December 31, 2000 consisted of $405.7 million related to the 1995 through 2000 acquisitions which is being amortized over an estimated useful life of 30 years and $18.3 million related to the Company's original acquisition in 1989 which is being amortized over an estimated useful life of 40 years.

   Net other intangible assets at December 31, 2000 included $6.0 million of deferred financing costs and $40.4 million of intangibles stemming from the 1995 through 2000 acquisitions. These are amortized on a straight-line basis over the estimated useful lives of the assets up to 12 years.

   The Company periodically evaluates the recoverability of the carrying amount of goodwill and other intangible assets. In this assessment, the Company considers macro market conditions and trends in the Company's relative market position, its capital structure, lender relationships and the estimated undiscounted future cash flows associated with these assets. If any of the significant assumptions inherent in this assessment materially change due to market, economic and/or other factors, the recoverability is assessed based on the revised assumptions and resultant undiscounted cash flows. If the analysis indicates impairment, it would be recorded in the period the changes occur based on the fair value of the goodwill and other intangible assets.

 Property, Plant and Equipment

   The Company capitalizes expenditures that materially increase the life of the related assets and charges the cost of maintenance and repairs to expense. Upon sale or retirement, the capitalized costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in operating income.

   Depreciation is computed primarily using the straight line method over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. Equipment under capital leases is depreciated over the related term of the leases.

                        CB RICHARD ELLIS SERVICES, INC.

 Income Recognition

   Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income upon the earlier of the date of occupancy or cash receipt unless significant future contingencies exist. Investment management fees and management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and the Company has no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded as principal and interest payments are collected from mortgagors. Other commissions and fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

 Foreign Currencies

   The financial statements of subsidiaries located outside the United States
(US) are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The currency effects of translating the financial statements of these non-US operations of the Company are included in the "Accumulated other comprehensive income (loss)" component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the consolidated statements of operations are a $3.1 million loss, $1.1 million gain and $0.2 million loss for 2000, 1999 and 1998, respectively.

 Comprehensive Income

   Comprehensive income consists of net income and other comprehensive income
(loss). Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments.

 Accounting for Transfers and Servicing

   The Company follows Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments in accounting for loan sales and acquisition of servicing rights. Under SFAS No. 125, the Company is required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered. The fair value of these servicing rights resulted in a gain, which is reflected in the Consolidated Statements of Operations, with a corresponding servicing asset of approximately $0.7 million and $0.8 million, at December 31, 2000 and 1999, respectively, which is reflected in the Consolidated Balance Sheets.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the US requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting periods. Actual results could differ from those estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

                        CB RICHARD ELLIS SERVICES, INC.

 Stock Based Compensation

   The Company has elected to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation in the footnotes to its consolidated financial statements. SFAS No. 123 requires pro forma disclosure of net income and, if presented, earnings per share, as if the fair-value based method of accounting defined in this statement had been applied. APB Opinion No. 25 and related interpretations require accounting for stock compensation awards based on their intrinsic value as of the grant date.

 Income Taxes

   Income taxes are accounted for under the asset and liability method in accordance with SFAS 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax basis of assets and liabilities and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncements

   In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral established by SFAS 125. In addition, this statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not perform these types of transactions. This statement is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company is evaluating the impact of SFAS 140 on its results of operation and financial position for these types of transactions.

   In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting for certain derivative instruments and hedging activities and is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 138 is not expected to have a material impact on earnings or other components of comprehensive income of the Company.

   In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 for one year. SFAS No. 137 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 137 is not anticipated to have a material impact on earnings or other components of comprehensive income as the Company had no derivatives outstanding at December 31, 2000.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the

                        CB RICHARD ELLIS SERVICES, INC.

hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is not expected to have a material impact on earnings or other components of comprehensive income as the Company had no derivatives outstanding at December 31, 2000.

 Reclassifications

   Some reclassifications, which do not have an effect on net income, have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

2. Acquisitions and Dispositions

   During 2000, the Company acquired five companies with an aggregate purchase price of approximately $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation (Boston Mortgage), through L.J. Melody, for approximately $2.1 million, plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeast. It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

   In February 2000, the Company sold certain non-strategic assets for cash proceeds of $8.4 million, resulting in a pre-tax gain of $4.7 million.

   During 1999, the Company acquired four companies with an aggregate purchase price of approximately $13.8 million. The two significant acquisitions were Eberhardt Company which was acquired in September 1999 through L.J. Melody for approximately $7.0 million and Profi Nordic which was acquired in February 1999 through CBRE Profi Acquisition Corp. (formerly Koll Tender III) for approximately $5.5 million.

   During 1999, the Company sold five of its smaller non-strategic offices (Bakersfield and Fresno, California; Albuquerque, New Mexico; Reno, Nevada; and Salt Lake City, Utah) for a total of approximately $7.0 million received in cash and notes. It also sold an insurance operation which was used to help property management and other clients with complex insurance problems for $3.0 million in receivables. These sales resulted in a pre-tax gain of $8.7 million.

   On October 20, 1998 the Company, through L.J. Melody, purchased Carey, Brumbaugh, Starman, Phillips, and Associates, Inc., a regional mortgage banking firm for approximately $5.6 million in cash and approximately $2.4 million in notes bearing interest at 9.0% with three annual payments which began in October 1999. Approximately $0.2 million of the $2.4 million notes was accounted for as deferred cash compensation to select key executives. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On October 1, 1998 the Company purchased the remaining ownership interests that it did not already own in the Richard Ellis Australia and New Zealand businesses. The costs for the remaining interest was $20.0 million in cash. Virtually all of the revenue of these locations is derived from brokerage and appraisal services. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

                        CB RICHARD ELLIS SERVICES, INC.

   On September 22, 1998 the Company purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc. The Company acquired the remaining interest for approximately $14.3 million in cash. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   On July 7, 1998 the Company acquired the business of Hillier Parker May and Rowden, now known as CB Hillier Parker Limited (HP), a commercial property services partnership operating in the United Kingdom (UK). The acquisition was accounted for as a purchase. The purchase price for HP included approximately $63.6 million in cash and $7.1 million in shares of the Company's common stock. In addition, the Company assumed a contingent payout plan for key HP employees with a potential payout over three years of approximately $13.9 million and assumed various annuity obligations of approximately $15.0 million. The purchase price has largely been allocated to goodwill which is amortized on a straight line basis over its estimated useful life of 30 years.

   On July 1, 1998 the Company increased its ownership percentage in CB Commercial/Arnheim & Neely, an existing partnership formed in September 1996, which then combined with the Galbreath Company Mid-Atlantic to form CB Richard Ellis/Pittsburgh, LP. The total purchase price of the Company's 50% interest in the combined enterprise is $5.7 million.

   On May 31, 1998 the Company acquired Mathews Click and Associates, a property sales, leasing, and management firm, for approximately $10.0 million in cash and potential supplemental payments of $1.9 million which were contingent upon operating results, payable to the sellers over a period of two years. The acquisition was accounted for as a purchase. The total purchase price including potential supplemental payments was allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   Effective May 1, 1998 the Company, through L.J. Melody, acquired Shoptaw-James, Inc. (Shoptaw-James), a regional mortgage banking firm, for approximately $6.3 million in cash and approximately $2.7 million in notes bearing interest at 9.0% with three annual payments which began in May 1999. The acquisition was accounted for as a purchase. Approximately $0.3 million of the $2.7 million notes are being accounted for as compensation over the term of the notes as the payment of these notes are contingent upon select key executives' and producers' continued employment with the Company. Approximately $2.4 million of the $2.7 million is being accounted for as supplemental payments to the sellers over a period of three years. The purchase price and supplemental payments have largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On April 17, 1998 the Company purchased all of the outstanding shares of CB Commercial Limited, formerly known as REI Limited (REI), an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the UK). The acquisition was accounted for as a purchase. The purchase price has largely been allocated to goodwill, which is amortized on a straight line basis over an estimated useful life of 30 years. The purchase price for REI was approximately $104.8 million of which approximately $53.3 million was paid in cash and notes and approximately $51.5 million was paid in shares of the Company's common stock. In addition, the Company assumed approximately $14.4 million of long-term debt and minority interest. The Company incurred a one-time charge of $3.8 million associated with the integration of REI's operations and systems into the Company's.

   On February 1, 1998 the Company, through L.J. Melody, acquired all of the issued and outstanding stock of Cauble and Company of Carolina, a regional mortgage banking firm for approximately $2.2 million,

                        CB RICHARD ELLIS SERVICES, INC.

including cash payments of approximately $1.8 million and a note payable of approximately $0.4 million bearing interest at 9.0% with principal payments starting in April 1998. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill, which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On January 31, 1998 the Company, through L.J. Melody, acquired certain assets of North Coast Mortgage Company, a regional mortgage banking firm for cash payments of approximately $3.0 million and approximately $0.9 million in notes. Approximately $0.3 million of the $0.9 million notes have been accounted for as supplemental payments to the sellers and approximately $0.6 million as deferred compensation to certain key executives and producers payable in three annual installments which began in February 1999. The acquisition was accounted for as a purchase. The purchase price and supplemental payments have largely been allocated to intangibles and goodwill, which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively. The $0.6 million of deferred cash compensation is being accounted for as compensation over the term of the agreements as the payment of the compensation is contingent upon select key executives' and producers' continued employment with the Company.

   The assets and liabilities of certain acquired companies, along with the related goodwill, intangibles and indebtedness, are reflected in the accompanying consolidated financial statements at December 31, 2000. The results of operations of the acquired companies are included in the consolidated results from the dates they were acquired. The unaudited pro forma results of operations of the Company for the year ended December 31, 1998, assuming the REI acquisition had occurred on January 1, 1998, would have been as follows (amounts in thousands, except per share data):

                                                                     Year Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
     Revenue.......................................................  $1,051,114
     Net income....................................................      15,586
     Net loss applicable to common stockholders....................     (16,687)
     Loss per share
       Basic.......................................................       (0.81)
       Diluted.....................................................       (0.81)

   For the year ended December 31, 1998, net loss applicable to common stockholders includes a deemed dividend of $32.3 million on the repurchase of the Company's preferred stock. The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the date assumed above, nor are they indicative of the results of future combined operations. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. Further, REI historical results for the first three months of 1998 include certain nonrecurring adjustments.

                        CB RICHARD ELLIS SERVICES, INC.

3. Property and Equipment

   Property and equipment is stated at cost and consists of the following (in thousands):

                                                                December 31
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
     Buildings and improvements............................. $ 17,354  $ 19,273
     Furniture and equipment................................  128,678   111,840
     Equipment under capital leases.........................   28,765    29,800
                                                             --------  --------
                                                              174,797   160,913
     Accumulated depreciation and amortization..............  (98,805)  (90,764)
                                                             --------  --------
     Property and equipment, net............................ $ 75,992  $ 70,149
                                                             ========  ========

   The Company sold its headquarters building in downtown Los Angeles, California, in September 1999 and a small office building in Phoenix, Arizona in October 1999, both at a minimal loss. Depreciation expense was $19.2 million, $17.1 million and $14.8 million during 2000, 1999 and 1998, respectively.

4. Investments in and Advances to Unconsolidated Subsidiaries

   Investments in and advances to unconsolidated subsidiaries as of December 31, 2000 and 1999 are as follows (in thousands):

                                                                  December 31
                                                                ---------------
                                                       Interest  2000    1999
                                                       -------- ------- -------
     CB Commercial/Whittier Partners, LP..............   50.0%  $10,173 $ 9,646
     CBRE Pittsburgh..................................   50.0%    6,261   5,853
     Ikoma CB Richard Ellis K.K.......................   20.0%    3,695   2,523
     Strategic Partners (CBRE Investors)..............    3.4%    3,659     --
     Building Technology Engineers....................   49.9%    2,595     --
     CBRE Corp Partners, LLC..........................    9.1%    2,510   1,453
     Other............................................     *     12,432  19,039
                                                                ------- -------
                                                                $41,325 $38,514
                                                                ======= =======

--------
* Various interests with varying ownership rates.

   Unaudited combined condensed financial information for the entities accounted for using the equity method is as follows (in thousands):

                Consolidated Statement of Operations Information

                                                       Year Ended December 31
                                                      -------------------------
                                                        2000     1999    1998
                                                      -------- -------- -------
                                                             (Unaudited)
     Net revenue..................................... $241,902 $172,365 $72,911
     Income from operations..........................   59,936   43,088  27,921
     Net income......................................   50,183   32,795  23,678

                        CB RICHARD ELLIS SERVICES, INC.

   Condensed Balance Sheet Information:

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
                                                                 (Unaudited)
     Current assets.......................................... $153,942 $ 62,579
     Noncurrent assets.......................................  777,718  689,286
     Current liabilities.....................................   94,507   34,076
     Noncurrent liabilities..................................  302,530  249,546
     Minority interest.......................................      519    1,115

5. Employee Benefit Plans

   Option Plans. In conjunction with the North Coast Mortgage Company acquisition, options for 25,000 shares were granted with an exercise price representing the fair market value at date of grant of $32.50 per share. On December 15, 1998, the option holders elected to change the exercise price to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. The options vest over five years at a rate of 20% per year, expiring in February 2008. Options for 20,000 shares under the North Coast Mortgage Company acquisition were outstanding at December 31, 2000.

   In conjunction with the Shoptaw-James acquisition, options for 25,000 shares were granted with an exercise price representing a fair market value of $37.32 per share on the date of grant. On December 15, 1998 the option holders elected to change the exercise price to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. The options vest over five years at a rate of 20% per year, expiring in May 2008. Options for 20,000 shares under the Shoptaw-James acquisition were outstanding at December 31, 2000.

   In October 1998, in conjunction with the Carey, Brumbaugh acquisition, options for 25,000 shares were granted with an exercise price representing a fair market of $19.44 per share on the grant date. The options vest over five years at a rate of 20% per year, expiring in September 2008. Options for 25,000 shares under the Carey, Brumbaugh acquisition were outstanding at December 31, 2000.

   In April 1998, in conjunction with the REI acquisition, the Company approved the assumption of the options outstanding under the REI Limited Stock Option Plan. These options for 46,115 shares of common stock were issued and exercised immediately at $14.95 per share in exchange for existing REI options. Also in conjunction with the REI acquisition, the Company granted options for 475,677 shares at an exercise price equal to fair market value at date of grant of $33.76 per share. On December 15, 1998 select holders of stock options elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. During 2000, the Company granted options for 58,000 shares of common stock at an exercise price of $12.88 per share. All options were granted at an exercise price equal to fair market value at date of grant. The vesting periods of these options range from three to five years and they expire at various dates through August 2010. Options for 492,984 shares were outstanding under the REI Limited Stock Option Plan at December 31, 2000.

   A total of 700,000 shares of common stock have been reserved for issuance under the Company's 1997 Employee Stock Option Plan. On December 15, 1998, select holders of stock options with an exercise price in excess of $20.00 per share elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election and simultaneously reduce the number of shares by 20%. During 2000, the Company granted options for 105,000 shares of common stock at exercise prices ranging from $10.38 to $12.85 per share. All options were granted at an exercise price equal to fair market value at date of grant.

                        CB RICHARD ELLIS SERVICES, INC.

The vesting periods for these options range from approximately four to five years and they expire at various dates through August 2010. Options for 692,060 shares were outstanding under the 1997 Employee Stock Option Plan at December 31, 2000.

   In August 1997, in conjunction with the Koll acquisition, the Company approved the assumption of the options outstanding under the KMS Holding Company Amended 1994 Stock Option Plan (now known as the CBC Substitute Option Plan (CBCSP)) and the Koll Acquisition Stock Option Plan (KASOP). Under the CBCSP, 407,087 stock options were issued with exercise prices ranging from $12.89 to $18.04 per share in exchange for existing Koll options. These options were immediately exercisable and expire at various dates through April 2006. All options were granted at an exercise price equal to fair market value at date of grant. At December 31, 2000, 231,941 options were outstanding. Under the KASOP, options for 550,000 shares were approved for issuance to former senior executives of Koll who became employees or directors of the Company. These options have exercise prices ranging from $14.25 to $36.75 per share and vesting periods ranging from immediate to three years. During 2000, the Company granted options for 20,000 shares of common stock under the KASOP at an exercise price of $12.88 per share. These options expire at various dates through August 2010. Options for 550,000 shares were outstanding for the KASOP at December 31, 2000.

   In August 1997, in conjunction with the Koll acquisition, the Company approved the issuance of warrants to purchase 599,967 shares. Of the outstanding warrants, 42,646 are attached to common stock obtainable under the CBC Substitute Option Plan and 555,741 are attached to shares of outstanding common stock. Each warrant is exercisable into one share of common stock at an exercise price of $30.00 commencing in August 2000 and expiring in August 2004. At December 31, 2000, 598,387 warrants issued were outstanding.

   A total of 90,750 shares of common stock have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the Board of Directors in September 1996 as part of the July 1996 acquisition of L.J. Melody. Options for all these shares have been issued at an exercise price of $10.00 per share and vest over a period of five years at the rate of 5% per quarter and these options expire in June 2006. Options for 90,750 shares of common stock under the L.J. Melody Acquisition Stock Option Plan were outstanding at December 31, 2000.

   A total of 600,000 shares of common stock have been reserved for issuance under the Company's 1991 Service Providers Stock Option Plan. In various years, options were granted below market price to select directors as partial payment for director fees. On December 15, 1998 select holders of stock options with an exercise price in excess of $20.00 per share elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election and simultaneously reduce the number of shares by 20%. During 2000, options for 39,000 shares were granted to select directors and executive officers at an exercise price equal to fair market value at date of grant ranging from $11.81 to $12.88 per share. These options vest from a zero to a five year period and expire at various dates through August 2010. Options for 583,888 shares were outstanding under the 1991 Service Providers Stock Option Plan at December 31, 2000.

   A total of 1,000,000 shares of common stock have been reserved for issuance under the Company's 1990 Stock Option Plan. All options vest over a four year period, expiring at various dates through November 2006. Options for 35,000 shares under the 1990 Stock Option Plan were outstanding at December 31, 2000.

   The Company completed the 1999 stock repurchase program on January 5, 2000. A total of 397,450 shares of common stock were purchased for a total of $5.0 million. In 1998, a total of 488,900 shares of common stock were purchased for $8.8 million. The shares purchased in 1999 and 1998 will be used to minimize the dilution caused by the exercise of stock options and the grant of stock purchase rights.

                        CB RICHARD ELLIS SERVICES, INC.

   A summary of the status of the Company's option plans at December 31, 2000, 1999 and 1998 and changes during the years then ended is presented in the table and narrative below:

                                 2000                1999                1998
                          ------------------- ------------------- --------------------
                                     Weighted            Weighted             Weighted
                                     Average             Average              Average
   Stock Options and                 Exercise            Exercise             Exercise
        Warrants           Shares     Price    Shares     Price     Shares     Price
   -----------------      ---------  -------- ---------  -------- ----------  --------
Outstanding beginning of
 the year...............  3,075,356   $20.71  2,937,085   $23.18   3,284,381   $22.43
Granted.................    487,710    24.81    628,611    15.17   1,885,944    25.94
Exercised...............        --       --     (58,000)   10.00    (824,385)   10.73
Forfeited/Expired.......   (223,056)   19.84   (432,340)   31.64  (1,408,855)   32.42
                          ---------   ------  ---------   ------  ----------   ------
Outstanding end of
 year...................  3,340,010   $21.25  3,075,356    20.71   2,937,085   $23.18
                          ---------   ------  ---------   ------  ----------   ------
Exercisable at end of
 year...................  1,824,665   $23.90    770,756   $21.86     830,289   $21.94
Weighted average fair
 value of options
 granted during the
 year...................              $ 6.72              $ 8.84               $12.27

   Significant option and warrant groups outstanding at December 31, 2000 and related weighted average price and life information is presented below:

                                                                    Exercisable Options
                                Outstanding Options and Warrants        and Warrants
                              ------------------------------------- --------------------
                                                           Weighted             Weighted
                                          Weighted Average Average              Average
                                Number       Remaining     Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding Contractual Life  Price   Exercisable  Price
   ------------------------   ----------- ---------------- -------- ----------- --------
    $00.38-$10.38..........      167,594     5.32 yrs.      $ 7.44     143,519   $ 6.97
    $11.81-$19.44..........      985,941     7.69 yrs.       14.48     327,141    14.48
    $20.00-$23.75..........    1,273,754     6.84 yrs.       20.52     488,218    20.79
    $30.00-$36.75..........      912,721     4.64 yrs.       32.11     865,787    32.02
                               ---------                    ------   ---------   ------
                               3,340,010                    $21.25   1,824,665   $23.90
                               =========                    ======   =========   ======

   Deferred Compensation Plan (the DCP). In 1994, the Company implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which is an unsecured long-term liability of the Company, or in shares of common stock of the Company which elections are recorded as additions to stockholders' equity. In May 2000, the Company began repurchasing stock from the open market in order to minimize the dilutive effect of issuing stock pursuant to the DCP. As of December 31, 2000, the Company has repurchased 185,800 shares of common stock for $2.0 million, which is reported as an increase in treasury stock. In 1999, the Company revised the DCP to add insurance products which function like mutual funds as an investment alternative and to fund the Company's obligation for deferrals invested in these insurance products. Prior to July 1, 2000, cash payments to purchase additional insurance products were made on the third business day of the month following the related DCP participant deferral. Currently, payments are made twice a month. For the year ended December 31, 2000, $43.6 million was deferred and mainly allocated to the other investment products. The accumulated non-stock liability at December 31, 2000 was $80.5 million and the assets (in the form of insurance proceeds) set aside to cover the liability was $53.2 million. The total liability of $92.0 million, including $11.5 million deferred in stock, was charged to expense in the period of deferral and classified as deferred compensation plan liability, except for

                        CB RICHARD ELLIS SERVICES, INC.

stock which is included in stockholders' equity. On July 17, 2000, the Company announced a match of the stock portion of the DCP for the Plan Year 1999 in the amount of $4.5 million, equivalent to 437,880 shares of common stock at a market price of $10.38 per share. The vesting period is over five years with 20% vesting each year at December 31, 2000 through 2004. The related compensation expense will be amortized over the vesting period. The Company charged to compensation expense a total of $0.9 million for the year ended December 31, 2000. The weighted average fair value of the shares granted during the year is $5.90. In October 2000, the Company added the "Retention Program" and the "Recruitment Program" to the DCP, with the awards being effective January 2001. Under the Retention Program, the 125 best sales professionals were credited with 5,700, 4,500 or 3,000 stock units under the DCP (each unit is the equivalent of one share of stock). The stock units do not vest for four years and in the case of those sales professionals who were credited with 5,700 or 4,500 stock units, there was a requirement to execute a long-term covenant not to compete. Under the Recruitment Program, the Company credited either stock units or cash to experienced new hires for sales professional jobs. The share awards ranged from 750 to 4,500 and the cash awards ranged from $30 thousand to $100 thousand.

   As allowed under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock based compensation plans. Under this method the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company's net income and per share information would have been reduced to the following pro forma amounts (in thousands except per share data):

                                                         2000    1999    1998
                                                        ------- ------- -------
   Net Income:
     As Reported....................................... $33,388 $23,282 $24,557
     Pro Forma.........................................  30,393  19,039  20,396
   Basic EPS:
     As Reported.......................................    1.60    1.11   (0.38)
     Pro Forma.........................................    1.45    0.91   (0.59)
   Diluted EPS:
     As Reported.......................................    1.58    1.10   (0.38)
     Pro Forma.........................................    1.44    0.91   (0.59)

   Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The fair value of each option grant and DCP company match is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                                   2000       1999       1998
                                                ---------- ---------- ----------
   Risk free interest rate.....................    6.52%      5.55%      4.95%
   Expected volatility.........................   58.06%     61.83%     48.16%
   Expected life............................... 5.00 years 5.00 years 5.00 years

   Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models

                        CB RICHARD ELLIS SERVICES, INC.

require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Stock Purchase Plans. The Company has restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock have been reserved for issuance under the Company's 1999 and 1996 Equity Incentive Plans, respectively. The shares may be issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. Under the 1999 and 1996 Equity Incentive Plans, the Company issued 285,000 and 50,000 shares in 2000, and 415,833 and 441,937 shares were outstanding at December 31, 2000, respectively. The purchase price for these shares must be paid either in cash or by delivery of a full recourse promissory note. The related promissory notes are also included in the Consolidated Statements of Stockholders' Equity.

   In October 1998, the Company offered all employees under the 1990 Stock Option Plan who held options that expired in April 1999 a loan equal to 100% of the total exercise price plus 40% of the difference between the current market value of the shares and the exercise price. Loan proceeds were applied towards the total exercise price and payroll withholding taxes. The loans are evidenced by full recourse promissory notes having a maturity of five years at an interest rate of 6.0%. Interest is due annually, while the principal is due the earlier of five years or upon sale of the shares. The shares issued under this offering may not be sold until after 18 months from the date of issuance. A total of 415,000 shares were issued under this offering. The related promissory notes of $4.7 million and $4.9 million are included in other assets in the Consolidated Balance Sheets at December 31, 2000 and 1999, respectively.

   Bonuses. The Company has bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $49.8 million, $44.3 million and $33.7 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   Capital Accumulation Plan (the Cap Plan). The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and the Company may make additional contributions from the Company's current or accumulated net profits to the Cap Plan in these amounts as determined by the Board of Directors. The Company expensed, in connection with the Cap Plan, $2.2 million and $1.6 million for the years ended December 31, 2000 and 1999. No expense, in connection with the Cap Plan, was incurred for the year ended December 31, 1998.

   Employee Stock Purchase Plan. In May 2000, the Company amended and restated, effective July 1, 2000, its 1998 employee stock purchase plan designed exclusively for employees who earn less than $100,000 in total annual compensation. Under the plan, the eligible employees may purchase common stock by means of contributions to the Company at a price equal to 90% of the fair market value of the share on the last trading day of the purchase period. The plan provides for purchases by employees up to an aggregate of 150,000 shares each year for 2000, 2001 and 2002. This program was discontinued effective October 2000.

   Pension Plan. The Company, through the acquisition of Hillier Parker, maintains a contributory defined benefit pension plan to provide retirement benefits to existing and former Hillier Parker employees participating in the plan. It is the Company's policy to fund the minimum annual contributions required by applicable regulations. Pension expense totaled $0.9 million, $1.9 million and $0.9 million in 2000, 1999 and 1998, respectively.

                        CB RICHARD ELLIS SERVICES, INC.

   The following sets forth a reconciliation of benefit obligation, plan assets, plan's funded status and amounts recognized in the accompanying Consolidated Balance Sheets:

                                                               Year Ended
                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
   Change in benefit obligation
   Benefit obligation at beginning of year................. $ 72,146  $ 73,190
   Service cost............................................    5,728     5,350
   Interest cost...........................................    4,026     4,175
   Plan participants' contributions........................      671       804
   Actuarial gain..........................................   (4,680)   (7,495)
   Benefits paid...........................................   (1,343)   (1,760)
   Currency gain...........................................   (5,472)   (2,118)
                                                            --------  --------
   Benefit obligation at end of year....................... $ 71,076  $ 72,146
                                                            ========  ========

   Change in plan assets
   Fair value of plan assets at beginning of year.......... $115,039  $ 95,731
   Actual return on plan assets............................   (3,340)   22,666
   Company contributions...................................    1,257       786
   Plan participants' contributions........................      671       419
   Benefits paid...........................................   (1,343)   (1,760)
   Currency loss...........................................   (8,596)   (2,803)
                                                            --------  --------
   Fair value of plan assets at end of year................ $103,688  $115,039
                                                            ========  ========
   Funded status........................................... $ 32,612  $ 42,893
   Unrecognized net actuarial gain.........................   (7,941)  (16,570)
   Company contributions in the post-measurement period....      564       --
                                                            --------  --------
   Prepaid benefit cost.................................... $ 25,235  $ 26,323
                                                            ========  ========

   Weighted-average assumptions used in developing the projected benefit obligation were as follows:

                                                                 December 31
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Discount rate..............................................  6.00%    5.75%
   Expected return on plan assets.............................  7.75%    7.75%
   Rate of compensation increase..............................  5.00%    5.00%

   Net periodic pension cost consisted of the following:

                                                                 Year Ended
                                                                 December 31
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Employer service cost...................................... $ 5,728  $ 5,350
   Interest cost on projected benefit obligation..............   4,026    4,175
   Expected return on plan assets.............................  (8,395)  (7,636)
   Unrecognized net gain......................................    (425)     --
                                                               -------  -------
   Net periodic benefit cost.................................. $   934  $ 1,889
                                                               =======  =======

                        CB RICHARD ELLIS SERVICES, INC.

6. Long-term Debt

   Long-term debt consists of the following (in thousands):

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Senior Subordinated Notes, less unamortized discount of
    $1.7 million and $1.9 million at December 31, 2000 and
    1999, respectively, with fixed interest at 8.9% due in
    2006....................................................  $173,336 $173,108
   Revolving Credit Facility, with interest ranging from
    8.5% to 9.0%, due in 2003...............................   110,000  160,000
   Westmark Senior Notes, with interest ranging from 9.0% to
    10.0% through December 31, 2004 and at variable rates
    depending on the Company's credit facility rate
    thereafter, due from 2001 through 2010..................    15,502   16,502
   Euro cash pool loan, with interest at 6.91% and no stated
    maturity date...........................................     6,946      --
   REI Senior Notes, with variable interest rates based on
    Sterling LIBOR minus 1.5%, due in 2002..................     2,742    2,965
   Shoptaw-James Senior Notes, with fixed interest at 9.0%,
    due in 2001.............................................       810    1,620
   Carey, Brumbaugh Senior Notes, with fixed interest at
    9.0%, due in 2001.......................................       720    1,440
   Eberhardt Acquisition Obligations, with fixed interest at
    8.0%, due from 2001 through 2002........................       600      900
   Capital lease obligations, mainly for autos and telephone
    equipment, with interest ranging from 6.8% to 8.9%, due
    through 2004............................................     2,302    3,554
   Other....................................................     1,206    4,548
                                                              -------- --------
   Total....................................................   314,164  364,637
   Less current maturities..................................    10,593    6,765
                                                              -------- --------
     Total long-term debt...................................  $303,571 $357,872
                                                              ======== ========

   Annual aggregate maturities of long-term debt at December 31, 2000 are as follows (in thousands): 2001--$10,593; 2002--$4,536; 2003--$110,512; 2004--
$128; 2005--$20; and $188,375 thereafter.

   In October 1999, the Company executed an amendment to the revolving credit facility, eliminating the mandatory reduction on December 31, 1999, and revising some of the restrictive covenants. The new amendment is also subject to mandatory reductions of the facility by $80.0 million and $70.0 million on December 31, 2000 and 2001, respectively. This reduced the facility from $350.0 million to $270.0 million at December 31, 2000. The amount outstanding under this facility was $110.0 million at December 31, 2000. Interest rate alternatives include Bank of America's reference rate plus 1.00% and LIBOR plus 2.00%. The weighted average rate on amounts outstanding at December 31, 2000 was 8.79%.

   The revolving credit facility contains numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage.

   The Company has outstanding Senior Subordinated Notes (Subordinated Notes) due on June 1, 2006. The Subordinated Notes are redeemable in whole or in part after June 1, 2002 at 104.438% of par on that date and at declining prices thereafter. On or before June 1, 2001, up to 35.0% of the issued amount may be redeemed at 108.875% of par plus accrued interest solely with the proceeds from an equity offering.

                        CB RICHARD ELLIS SERVICES, INC.

   The Company has a credit agreement with Residential Funding Corporation
(RFC). The credit agreement provides for a revolving line of credit, which bears interest at 1.25% per annum over LIBOR. On July 19, 2000, the Company executed an amendment to the revolving line of credit, increasing the line of credit from $50.0 million to $100.0 million, decreasing the interest rate from 1.25% to 1.00% per annum over LIBOR and extending the expiration date from August 31, 2000 to August 31, 2001. In addition, on November 8, 2000, the Company obtained a temporary line of credit increase of $52.0 million, resulting in a total line of credit equaling $152.0 million. This temporary line of credit increase expired on November 30, 2000. During the year, the Company had a maximum of $151.3 million revolving line of credit principal outstanding. At December 31, 2000, the Company had $0.4 million revolving line of credit principal outstanding.

7. Commitments and Contingencies

   In December 1996, GMH Associates, Inc. (GMH) filed a lawsuit against Prudential Realty Group (Prudential) and the Company in the Superior Court of Pennsylvania, Franklin County, alleging various contractual and tort claims against Prudential, the seller of a large office complex, and the Company, its agent in the sale, contending that Prudential breached its agreement to sell the property to GMH, breached its duty to negotiate in good faith, conspired with the Company to conceal from GMH that Prudential was negotiating to sell the property to another purchaser and that Prudential and the Company misrepresented that there were no other negotiations for the sale of the property. Following a non-jury trial, the court rendered a decision in favor of GMH and against Prudential and the Company, awarding GMH $20.3 million in compensatory damages, against Prudential and the Company jointly and severally, and $10.0 million in punitive damages, allocating the punitive damage award $7.0 million as against Prudential and $3.0 million as against the Company. Following the denial of motions by Prudential and the Company for a new trial, a judgment was entered on December 3, 1998. Prudential and the Company filed an appeal of the judgment. On March 3, 2000, the appellate court in Pennsylvania reversed all of the trial courts' decisions finding that liability was not supported on any theory claimed by GMH and directed that a judgment be entered in favor of the defendants including the Company. The plaintiff filed an appeal with the Pennsylvania Supreme Court which was denied. The plaintiff has exhausted all appeal possibilities and judgment is expected to be entered shortly in favor of all defendants.

   In August 1993, a former commissioned sales person of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996, a jury returned a verdict against the Company, awarding $1.5 million in general damages and $5.0 million in punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $0.6 million in attorneys' fees and costs. Following denial by the trial court of the Company's motions for new trial, reversal of the verdict and reduction of damages, the Company filed an appeal of the verdict and requested a reduction of damages. On March 9, 1999, the appellate court ruled in the Company's favor, reversed the trial court decision and ordered a new trial. On February 16, 2000, the Supreme Court of New Jersey reversed the decision of the appellate court, concluded that the general damage award in the trial court should be sustained and returned the case to the appellate court for a determination as to whether a new trial should be ordered on the issue of punitive damages. In April 2000, the Company settled the compensatory damages claim (including interest) and all claims to date with respect to attorneys fees by paying to the plaintiff the sum of $2.75 million leaving only the punitive damage claim for resolution (the plaintiff also agreed, with very limited exceptions, that no matter what the outcome of the punitive damage claim the Company would not be responsible for more than 50% of the plaintiff's future attorney fees). In February 2001, the Company settled all remaining claims for the sum of $2.0 million and received a comprehensive release.

   The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations. Management

                        CB RICHARD ELLIS SERVICES, INC.

believes that any liability to the Company that may result from disposition of these lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

   The following is a schedule by years of future minimum lease payments for noncancelable leases as of December 31, 2000 (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   2001....................................................... $1,167  $ 48,299
   2002.......................................................    895    40,686
   2003.......................................................    518    33,316
   2004.......................................................     10    25,967
   2005.......................................................    --     22,195
   Thereafter.................................................    --     97,674
                                                               ------  --------
     Total minimum payments required.......................... $2,590  $268,137
                                                               ======  ========

   The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at the Company's incremental borrowing rate at the inception of the leases. This totaled $0.3 million at December 31, 2000, resulting in a present value of net minimum lease payments of $2.3 million. At December 31, 2000, $0.9 million and $1.4 million are included in the current portion of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancelable operating leases have not been reduced by the minimum sublease rental income of $42.9 million due in the future under noncancelable subleases.

   Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five year periods. The composition of total rental expense under noncancelable operating leases consisted of the following (in thousands):

                                                           December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
   Minimum rentals................................... $56,243  $51,467  $33,126
   Les sublease rentals..............................  (1,387)    (928)    (706)
                                                      -------  -------  -------
                                                      $54,856  $50,539  $32,420
                                                      =======  =======  =======

   In 1999, the Company entered into an agreement with Fannie Mae in which the Company agreed to fund the purchase of a $103.6 million loan portfolio from proceeds from its RFC line of credit, which was temporarily increased to $140.0 million in 2000. In December 2000, the Company entered into an agreement with Fannie Mae in which the Company agreed to fund the purchase of an additional $7.5 million loan from proceeds from its RFC line of credit. A 100% participation in both the original and additional loan portfolio was subsequently sold to Fannie Mae with the Company retaining the credit risk on the first 2% of loss incurred on the underlying commercial mortgage loans. The Company has collateralized a portion of its obligation to cover the first 2% of losses for both the $103.6 million loan portfolio and the additional
$7.5 million loan portfolio by increasing a letter of credit in favor of Fannie Mae to total $1.1 million.

   The Company has a participation agreement with RFC whereby RFC agrees to purchase a 99% participation interest in any eligible multifamily mortgage loans owned by the Company and outstanding at quarter-end. This participation agreement, which originally expired on August 31, 2000, has been extended to August 31, 2001.

                        CB RICHARD ELLIS SERVICES, INC.

   An important part of the strategy for the Company's investment management business involves investing the Company's own capital in certain real estate investments with its clients. As of December 31, 2000, the Company had committed an additional $37.7 million to fund future co-investments.

8. Income Taxes

   The tax provision (benefit) for the years ended December 31, 2000, 1999 and 1998 consisted of the following (in thousands):

                                                      Year Ended December 31
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
   Federal:
     Current......................................... $24,924  $14,403  $ 4,265
     Deferred tax....................................     921   (1,417)  14,469
     Reduction of valuation allowances...............  (3,000)  (6,347)     --
                                                      -------  -------  -------
                                                       22,845    6,639   18,734
   State:
     Current.........................................   6,895    5,627    3,470
     Deferred tax....................................  (1,243)  (1,411)     (75)
                                                      -------  -------  -------
                                                        5,652    4,216    3,395
   Foreign:
     Current.........................................   7,015    8,837    3,797
     Deferred tax....................................    (761)  (3,513)     --
                                                      -------  -------  -------
                                                        6,254    5,324    3,797
                                                      -------  -------  -------
                                                      $34,751  $16,179  $25,926
                                                      =======  =======  =======

   The following is a reconciliation, stated as a percentage of pre-tax income, of the US statutory federal income tax rate to the Company's effective tax rate on income from operations:

                                                Year Ended December 31
                                                ---------------------------
                                                 2000      1999      1998
                                                -------   -------   -------
   Federal statutory tax rate..................      35%       35%       35%
   Permanent differences, including goodwill,
    meals, entertainment and other.............      11        15         8
   State taxes, net of federal benefit.........       6         9         4
   Foreign income taxes........................       4         4         4
   Reduction of valuation allowances...........      (5)      (22)       --
                                                -------   -------   -------
   Effective tax rate..........................      51%       41%       51%
                                                =======   =======   =======

   The domestic component of income before provision for income tax included in the consolidated statement of operations was $63.2 million, $32.0 million and $45.6 million, for 2000, 1999 and 1998, respectively. The international component of income before provision for income tax was $4.9 million, $7.4 million and $4.9 million, for 2000, 1999 and 1998, respectively.

                        CB RICHARD ELLIS SERVICES, INC.

   Cumulative tax effects of temporary differences are shown below at December 31, 2000 and 1999 (in thousands):

                                                              December 31
                                                           ------------------
                                                             2000      1999
                                                           --------  --------
   Asset (Liability)
   Property and equipment................................. $ 11,910  $  5,820
   Bad debts and other reserves...........................   12,832    15,940
   Intangible amortization................................  (15,736)  (16,533)
   Bonus, unexercised restricted stock, deferred
    compensation..........................................   35,343    23,990
   Partnership income.....................................    6,950     7,092
   Net operating loss (NOL) and alternative minimum tax
    credit carryforwards..................................    6,134    23,086
   Unconsolidated affiliates..............................    1,010    (1,167)
   All other, net.........................................    1,853     2,040
                                                           --------  --------
   Net deferred tax asset before valuation allowances.....   60,296    60,268
   Valuation allowances...................................  (16,830)  (20,320)
                                                           --------  --------
     Net deferred tax asset............................... $ 43,466  $ 39,948
                                                           ========  ========

   The Company had federal income tax NOLs of approximately $16.3 million at December 31, 2000, corresponding to $5.7 million of the Company's $60.3 million in net deferred tax assets before valuation allowances.

   The ability of the Company to utilize NOLs was limited in 1998 and will be in subsequent years as a result of the Company's 1996 public offering, the 1997 Koll acquisition and the 1998 repurchase of preferred stock which cumulatively caused a more than 50.0% change of ownership within a three year period. As a result of the limitation, the Company's ability to utilize its existing NOLs is limited to $26.0 million on an annual basis. It is anticipated that the Company will utilize the remaining NOLs in 2001.

   A deferred US tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is the intent of the Company to permanently reinvest these earnings. Undistributed earnings of foreign subsidiaries, which have been or are intended to be permanently invested in accordance with APB
No. 23, Accounting for Income Taxes--Special Areas, aggregated $27.7 million at December 31, 2000.

9. Earnings Per Share Information

   Basic earnings (loss) per share was computed by dividing net income (loss), less preferred dividend requirements as applicable, by the weighted average number of common shares outstanding during each period. The computation of diluted earnings (loss) per share further assumes the dilutive effect of stock options, stock warrants and other stock-based compensation programs, as well as the conversion of the preferred stock during periods when preferred stock was outstanding and was dilutive.

   In January 1998, the Company repurchased all 4.0 million shares of its outstanding convertible preferred stock. The portion of the purchase price in excess of the carrying value represents the deemed dividend charge to net income applicable to common shareholders when computing basic and diluted earnings (loss) per share for the year ended December 31, 1998.

                        CB RICHARD ELLIS SERVICES, INC.

   The following is a calculation of earnings (loss) per share for the years ended December 31 (in thousands, except share and per share data):

                                   2000                      1999                       1998
                         ------------------------- ------------------------- ---------------------------
                                             Per-                      Per-                        Per-
                                            Share                     Share                       Share
                         Income    Shares   Amount Income    Shares   Amount  Income     Shares   Amount
                         ------- ---------- ------ ------- ---------- ------ --------  ---------- ------
Basic earnings (loss)
 per share:
 Net income............. $33,388                   $23,282                   $ 24,557
 Deemed dividend on
  preferred stock
  repurchase............     --                        --                     (32,273)
                         -------                   -------                   --------
   Net income (loss)
    applicable to common
    stockholders........ $33,388 20,931,111 $1.60  $23,282 20,998,097 $1.11  $ (7,716) 20,136,117 $(0.38)
                         ======= ========== =====  ======= ========== =====  ========  ========== ======
Diluted earnings (loss)
 per share:
 Net income (loss)
  applicable to common
  stockholders.......... $33,388 20,931,111        $23,282 20,998,097        $ (7,716) 20,136,117
 Diluted effect of
  exercise of options
  outstanding...........             35,594                    74,339                         --
 Diluted effect of
  stock-based
  compensation
  programs..............            130,535                       --                          --
                         ------- ----------        ------- ----------        --------  ----------
   Net income (loss)
    applicable to common
    stockholders........ $33,388 21,097,240 $1.58  $23,282 21,072,436 $1.10  $ (7,716) 20,136,117 $(0.38)
                         ======= ========== =====  ======= ========== =====  ========  ========== ======

   The following items were not included in the computation of diluted earnings per share because their effect in the aggregate was anti-dilutive for the years ended December 31,

                                        2000           1999           1998
                                   -------------- -------------- ---------------
   Stock options
     Outstanding..................   2,574,029      2,088,659       2,337,118
     Price ranges................. $11.81-$36.75  $16.38-$36.75   $0.30-$37.31
     Expiration ranges............ 6/8/04-8/31/10 6/8/04-5/31/09 4/18/99-7/22/08
   Stock warrants
     Outstanding..................    598,387        599,967         599,967
     Price........................     $30.00         $30.00         $30.00
     Expiration date..............    8/28/04        8/28/04         8/28/04

10. Disclosures About Fair Value of Financial Instruments

   Long-term Debt. Based on dealer's quote, the estimated fair value of the Company's $173.3 million Senior Subordinated Note, discussed in Note 6, is $155.8 million.

   Estimated fair values for the Revolving Credit Facilities and the remaining long-term debts are not presented because the Company believes that it is not materially different from book value, primarily because the majority of the Company's debt is based on variable rates.

11. Industry Segments

   In July 1999, the Company undertook a reorganization to streamline its US operations which resulted in a change in its segment reporting from four to three segments. The Company has a number of lines of business which are aggregated, reported and managed through these three segments: Transaction Management, Financial Services and Management Services. The Transaction Management segment is our largest generator of revenue and operating income and includes Brokerage Services, Corporate Services and Investment Property activities. Brokerage Services

                        CB RICHARD ELLIS SERVICES, INC.

includes activities that provide sales, leasing and consulting services in connection with commercial real estate and is the Company's primary revenue source. Corporate Services focuses on building relationships with large corporate clients which generate recurring revenue. Investment Property activities provide brokerage services for commercial real property marketed for sale to institutional and private investors. The Financial Services segment provides commercial mortgage, valuation, investment management and consulting and research services. The Management Services segment provides facility management services to corporate real estate users and property management and related services to owners. The following table summarizes the revenue, cost and expenses, and operating income (loss) by operating segment for the year ended December 31, 2000, 1999 and 1998 (in thousands):

                                                  Year Ended December 31
                                             --------------------------------
                                                2000       1999       1998
                                             ---------- ---------- ----------
Revenue:
Transaction Management
  Leases.................................... $  510,287 $  426,108 $  352,811
  Sales.....................................    378,486    383,726    330,206
  Other consulting and referral fees(1).....     61,479     71,095     79,934
                                             ---------- ---------- ----------
    Total revenue...........................    950,252    880,929    762,951
Financial Services
  Appraisal fees............................     72,861     69,007     48,090
  Loan origination and servicing fees.......     58,188     45,938     39,402
  Investment management fees................     40,433     27,323     32,591
  Other(1)..................................     42,622     35,059     25,167
                                             ---------- ---------- ----------
    Total revenue...........................    214,104    177,327    145,250
Management Services
  Property management fees..................     83,251     79,994     67,300
  Facilities management fees................     23,069     25,597     17,219
  Other(1)..................................     52,928     49,192     41,783
                                             ---------- ---------- ----------
    Total revenue...........................    159,248    154,783    126,302
                                             ---------- ---------- ----------
Consolidated revenues....................... $1,323,604 $1,213,039 $1,034,503
                                             ========== ========== ==========
Operating income (loss)
Transaction Management...................... $   83,305 $   68,382 $   81,232
Financial Services..........................     17,712      7,113      6,849
Management Services.........................      6,268      1,404      6,980
Merger-related and other nonrecurring
 charges....................................        --         --     (16,585)
                                             ---------- ---------- ----------
                                                107,285     76,899     78,476
Interest income.............................      2,554      1,930      3,054
Interest expense............................     41,700     39,368     31,047
                                             ---------- ---------- ----------
Income before provision for income taxes.... $   68,139 $   39,461 $   50,483
                                             ========== ========== ==========
Depreciation and amortization
Transaction Management...................... $   21,342 $   20,676 $   13,722
Financial Services..........................     12,001     10,719     11,025
Management Services.........................      9,856      9,075      7,438
                                             ---------- ---------- ----------
                                             $   43,199 $   40,470 $   32,185
                                             ========== ========== ==========

                        CB RICHARD ELLIS SERVICES, INC.

                                                        Year Ended December 31
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Capital expenditures
Transaction Management................................  $15,435 $15,830 $12,669
Financial Services....................................    6,674  11,030  10,179
Management Services...................................    4,812   8,270   6,867
                                                        ------- ------- -------
                                                        $26,921 $35,130 $29,715
                                                        ======= ======= =======
Equity interest in earnings of unconsolidated subsidi-
 aries
Transaction Management................................  $ 3,930 $ 2,542 $   315
Financial Services....................................    1,162   4,030     706
Management Services...................................    2,020     956   2,422
                                                        ------- ------- -------
                                                        $ 7,112 $ 7,528 $ 3,443
                                                        ======= ======= =======

--------
(1) Revenue is allocated by material line of business specific to each segment. "Other" includes types of revenue that have not been broken out separately due to their immaterial balances and/or nonrecurring nature within each segment. Certain revenue types disclosed on the consolidated statements of operations may not be derived directly from amounts shown in this table.

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Identifiable assets
     Transaction Management.................................. $477,268 $444,422
     Financial Services......................................  261,682  246,151
     Management Services.....................................  159,835  171,118
     Corporate...............................................   64,320   67,792
                                                              -------- --------
                                                              $963,105 $929,483
                                                              ======== ========

   Identifiable assets by industry segment are those assets used in the Company operations in each segment. Corporate identified assets are principally made up of cash and cash equivalents and deferred taxes.

                                                                 December 31
                                                               ---------------
                                                                2000    1999
                                                               ------- -------
   Investment in and advances to unconsolidated subsidiaries
     Transaction Management................................... $14,208 $11,352
     Financial Services.......................................  15,199  18,587
     Management Services......................................  11,918   8,575
                                                               ------- -------
                                                               $41,325 $38,514
                                                               ======= =======

                        CB RICHARD ELLIS SERVICES, INC.

Geographic Information:

                                                    Year Ended December 31
                                               --------------------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
   Revenue
     Americas
       United States.......................... $1,027,359 $  940,341 $  884,304
       Canada, South and Central America......     46,721     42,112     16,473
                                               ---------- ---------- ----------
                                                1,074,080    982,453    900,777
     Asia Pacific.............................     84,985     79,420     46,528
     Europe, Middle East and Africa...........    164,539    151,166     87,198
                                               ---------- ---------- ----------
                                               $1,323,604 $1,213,039 $1,034,503
                                               ========== ========== ==========

                                                                   December 31
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Long-Lived assets
     United States.............................................. $55,100 $51,064
     All other countries........................................  20,892  19,085
                                                                 ------- -------
                                                                 $75,992 $70,149
                                                                 ======= =======

   Long lived assets include property, plant and equipment.

12. Subsequent Event

   On February 24, 2001, the Company announced that it had entered into a merger agreement providing for the acquisition of the Company by Blum CB Corporation (Blum CB) for $16.00 per share in cash. Blum CB is an affiliate of Blum Capital Partners, Freeman Spogli & Co. and certain directors and executive officers of the Company. The transaction is valued at approximately $750.0 million, including the assumption and refinancing of debt.

   The agreement provides that the Company employees will have the option to roll over their existing shares in the Company's deferred compensation plan and a portion of the Company shares held in their 401(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the surviving company.

   The acquisition, which is expected to close late in the second quarter, remains subject to certain conditions, including the receipt of Blum CB's debt financing, the approval of the merger by the holders of two-thirds of the outstanding shares of the Company not owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of the Company's outstanding 8 7/8% Senior Subordinated Notes. The Company will pay a termination fee of $7.5 million and reimburse up to $3.0 million of the buying group's expenses if the Company wishes to accept a superior acquisition proposal. No workforce reductions are contemplated in connection with the acquisition.

                        CB RICHARD ELLIS SERVICES, INC.

            QUARTERLY RESULTS OF OPERATIONS AND OTHER FINANCIAL DATA
                                  (Unaudited)

   The following table sets forth the Company's unaudited quarterly results of operations. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                             2000                                            1999
                          ----------------------------------------------  ----------------------------------------------
                           Dec. 31     Sept. 30    June 30     March 31    Dec. 31     Sept. 30    June 30     March 31
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                          (Dollars in thousands)
Results of Operation:
Revenue.................  $  418,280  $  326,521  $  317,884  $  260,919  $  395,653  $  307,018  $  277,167  $  233,201

Operating income........  $   50,617  $   24,884  $   22,545  $    9,239  $   35,197  $   20,046  $   16,580  $    5,076

Interest expense, net...  $    9,018  $   10,039  $   10,893  $    9,196  $    9,629  $    9,503  $    9,667  $    8,639

Net income (loss).......  $   20,914  $    6,977  $    5,477  $       20  $   17,031  $    4,648  $    3,356  $   (1,753)

Basic EPS(1)............  $     0.99  $     0.34  $     0.26  $      --   $     0.81  $     0.22  $     0.16  $    (0.08)

Weighted average shares
 outstanding for basic
 EPS(1).................  21,217,685  20,086,651  20,879,218  20,819,268  20,928,615  21,098,757  21,032,324  20,640,438

Diluted EPS(1)..........  $     0.97  $     0.33  $     0.26  $      --   $     0.81  $     0.22  $     0.16  $    (0.08)

Weighted average shares
 outstanding for diluted
 EPS(1).................  21,554,942  20,881,092  20,906,117  20,851,184  20,964,066  21,162,334  21,125,074  20,640,438

Other Financial Data:

EBITDA..................  $   61,682  $   35,718  $   33,276  $   19,808  $   45,704  $   30,047  $   26,548  $   15,070
Net cash provided by
 (used in) operating
 activities.............  $   86,601  $   48,528  $   16,505  $  (67,522) $   71,174  $   47,062  $   10,122  $  (54,347)
Net cash (used in)
 provided by investing
 activities.............  $   (7,350) $  (16,255) $  (18,431) $    6,314  $   (5,417) $   (6,863) $  (16,327) $    1,840
Net cash (used in)
 provided by financing
 activities.............  $  (80,037) $  (28,824) $   (3,456) $   58,794  $  (62,330) $  (27,820) $    2,389  $   50,040

Balance Sheet Data:

Cash and cash
 equivalents............  $   20,854  $   20,724  $   19,195  $   24,791  $   27,844  $   25,122  $   12,553  $   17,425

Total assets............  $  963,105  $  930,029  $  904,925  $  897,756  $  929,483  $  871,159  $  841,311  $  824,757

Total long-term debt....  $  303,571  $  390,624  $  418,231  $  416,531  $  357,872  $  413,227  $  435,419  $  431,135

Total liabilities.......  $  724,018  $  717,618  $  693,416  $  687,765  $  715,874  $  670,685  $  648,801  $  634,707

Total stockholders
 equity.................  $  235,339  $  209,569  $  208,276  $  206,711  $  209,737  $  196,324  $  187,819  $  185,259

Number of shares
 outstanding............  20,605,023  20,246,122  20,270,560  20,408,692  20,435,692  20,686,995  20,794,165  20,640,865

Ratios:

Debt/equity.............        1.33        1.88        2.03        2.04        1.74        2.13        2.35        2.37

EBITDA/net interest
 expense................        6.84        3.56        3.05        2.15        4.75        3.16        2.75        1.74

EBITDA as a percentage
 of revenue.............        14.7%       10.9%       10.5%        7.6%       11.6%        9.8%        9.6%        6.5 %

Net income as a
 percentage of revenue..         5.0%        2.1%        1.7%        --          4.3%        1.5%        1.2%       (0.8)%

International revenue as
 a percentage of
 consolidated revenue...        21.6%       21.8%       22.7%       23.9%       22.5%       22.5%       22.3%       22.6 %

--------
(1) EPS is defined as earnings (loss) per share

                        CB RICHARD ELLIS SERVICES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

                                 Above
                              Market Lease Allowance for                Other
                                Reserve      Bad Debts   Legal Reserve Reserves
                              ------------ ------------- ------------- --------
Balance, December 31, 1997...   $   --        $ 8,980       $ 9,807    $ 9,108
  CB Canada balances at the
   date of acquisition.......       --            606           --         --
  REI balances at the date of
   acquisition...............       --          2,211           --         256
  Hillier Parker balances at
   the date of acquisition...    13,360           895            72        421
  Charges to expense.........       --          2,978         1,843        364
  Write-offs, payments and
   other.....................       (54)       (2,322)       (1,623)    (6,004)
                                -------       -------       -------    -------
Balance, December 31, 1998...    13,306        13,348        10,099      4,145
  Charges to expense.........       --          2,560         2,164         26
  Write-offs, payments and
   other.....................      (384)         (348)       (4,000)    (2,526)
                                -------       -------       -------    -------
Balance, December 31, 1999...    12,922        15,560         8,263      1,645
  Charges to expense.........       --          3,061         2,015         49
  Write-offs, payments and
   other.....................    (1,568)       (5,990)       (5,139)      (291)
                                -------       -------       -------    -------
Balance, December 31, 2000...   $11,354       $12,631       $ 5,139    $ 1,403
                                =======       =======       =======    =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Shares of Class A Common Stock

                          Options to Acquire Class A Common Stock

                               CBRE Holding, Inc.

                               ----------------

                           [LOGO OF CB RICHARD ELLIS]

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by CBRE Holding, Inc. All amounts are estimates other than the registration fee.

   SEC registration fee............................................... $ 20,235
   Accounting fees and expenses.......................................
   Legal fees and expenses............................................
   Director and officer insurance expenses............................
   Printing and engraving expenses....................................
   Transfer agent fees and expenses...................................
   Blue sky fees and expenses.........................................
   Miscellaneous fees and expenses....................................
                                                                       --------
     Total............................................................ $
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of CBRE Holding) by reason of the fact that the person is or was a director, officer, agent or employee of CBRE Holding or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of CBRE Holding, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of CBRE Holding as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to CBRE Holding, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

   Our restated certificate of incorporation includes a provision that limits the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

   Our restated bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we may indemnify our other employees and agents to the same extent that we indemnified our directors and officers unless otherwise determined by our board of directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

   The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

Item 15. Recent Sales of Unregistered Securities.

   Since inception, we have issued or will issue unregistered securities without registration under the Securities Act of 1933, as amended as follows:

   On February 22, 2001, we sold and issued 10 shares of our Class B common stock to RCBA Strategic Partners, L.P. for an aggregate cash consideration of $160.00.

   Immediately prior to the merger, the members of the buying group will contribute 6,974,126 shares of CB Richard Ellis Services' common stock to us. Each of the shares of CB Richard Ellis Services' common stock that the members of the buying group contribute to us will be cancelled as a result of the merger. As a result of the contributions of CB Richard Ellis Services' common stock, we will issue an aggregate of 6,974,126 shares of our Class B common stock to the members of the buying group.

   Also pursuant to the contribution and voting agreement, immediately prior to
the merger, the BLUM Fund will purchase between $     and $     shares of our
Class B common stock at $16.00 per share. The actual number of shares purchased
by the BLUM Fund for cash will equal (1)        shares minus (2) the number of
shares of our Class A common stock purchased in the offerings plus (3) the aggregate amount of full-recourse notes delivered by senior managers divided by $16.00. After the offerings are completed and assuming the offerings are fully subscribed, the shares of our Class A and Class B common stock owned by the
buying group will be equal to    % of our outstanding common stock. The number
of our shares of Class B common stock issued in exchange for these contributions may be increased by 1,077,986 shares if, prior to the merger, the RCBA Strategic, L.P. purchases the shares held by various of its affiliates.

   Upon consummation of the merger, the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock owned by FSEP Equity Partners III, L.P. and FSEP International will be cancelled and we will issue new warrants to each of them to purchase up to an aggregate number of shares of our Class B common stock, immediately after consummation of the merger which Freeman Spogli is
entitled to acquire under existing warrants, represent     of the total
outstanding shares of CB Richard Ellis Services common stock.

   The sales of the above securities will be deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales will be made without general solicitation or advertising. The recipients in each such transaction will represent their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends will be affixed to the share certificates and warrants issued in such transactions. All recipients will have adequate access, through their relationship with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit                               Description
 -------                               -----------
  2.1     Amended and Restated Agreement and Plan of Merger dated as of April
          24, 2001 by and among CB Richard Ellis Services, Inc., CBRE Holding,
          Inc. (the "Company" and formerly BLUM CB Holding Corp.), and BLUM CB
          Corp.

  3.1*    Restated Certificate of Incorporation of the Company

  3.2*    Restated Bylaws of the Company

  4.1*    Specimen Class A Common Stock Certificate

  4.2(a)* Contribution and Voting Agreement dated as of February 23, 2001 by and among the Company, BLUM CB Corp., RCBA Strategic Partners, L.P.,
          FS Equity Partners III, L.P., FS Equity Partners International, L.P.,
          The Koll Holding Company, Frederic V. Malek, Raymond E. Wirta and
          Brett White

  4.2(b)* Form of Securityholders' Agreement (Exhibit A to the Contribution and
          Voting Agreement set forth in Exhibit 4.2(a) hereto)

  4.2(c)* Form of Warrant Agreement to be entered into among the Registrant, FS
          Equity Partners III. L.P. and FS Equity Partners International, L.P.
          (Exhibit B to the Contribution and Voting Agreement set forth in Exhibit 4.2(a) hereto)

  4.3*    Form of Designated Manager Subscription Agreement

  4.4*    Form of Non-Management Employee Subscription Agreement

  4.5*    Purchase Agreement between the Company and DLJ Investment Funding,
           Inc.

  4.6*    Indenture between the Company and the Trustee for the Company's 16%
           Senior Notes due 2011

  4.7*    Indenture between CB Commercial Real Estate Services Group, Inc. and
          State Street Bank and Trust Company of California, N.A., as Trustee,
          dated as of May 26, 1998 for 8 7/8% Senior Subordinated Notes due
          2008

  4.8*    First Supplemental Indenture between CB Richard Ellis Services, Inc.
          and State Street Bank and Trust Company of California, N.A., as
          Trustee, dated as of May 26, 1998 for 8 7/8% Senior Subordinated
          Notes due 2008

  5.1*    Form of Opinion of Simpson Thacher & Bartlett

 10.1*    2001 CBRE Holding, Inc. Stock Incentive Plan

 10.2*    Form of Non-Recourse Note

 10.3*    Form of Pledge Agreement

 10.4*    Form of Stock Option Agreement

 10.5*    CB Richard Ellis Services, Inc. Amended and Restated Deferred
           Compensation Plan

 10.6*    CB Richard Ellis Services, Inc. Amended and Restated Capital
           Accumulation Plan

 10.7*    Raymond Wirta Employment Agreement

 10.8*    Brett White Employment Agreement

 10.9*    Credit Agreement by and among the Company, Credit Suisse First
          Boston, and the other lenders named therein

 10.10*   CB Richard Ellis Services, Inc. Capital Accumulation Plan Instruction
           Form

 Exhibit                             Description
 -------                             -----------
 10.11*  CB Richard Ellis Services, Inc. Deferred Compensation Plan Election
          Form

 12.1    Computation of Ratio of Earnings to Fixed Charges and Preferred
          Dividends

 21.1    Subsidiaries of the Company

 23.1    Consent of Arthur Andersen LLP

 23.2*   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)

--------
* To be filed by amendment.

   (b) Schedules

     i) Schedule II--Valuation and Qualifying Accounts

     ii) Report of Independent Accountants on Financial Statement Schedule

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 24, 2001.

                                          CBRE Holding, Inc.

                                                  /s/ Claus Moller
                                          By: _________________________________
                                                      Claus Moller
                                               President and Sole Director

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 24, 2001 by the following persons in the capacities indicated.

                    Name                                  Title
                    ----                                  -----

            /s/ Claus Moller                 President and Sole Director
 ___________________________________________ (Principal Executive Officer)
                Claus Moller

            /s/ Murray Indick                Treasurer (Principal Financial
 ___________________________________________  Officer)
                Murray Indick

                                 EXHIBIT INDEX

 Exhibit                              Description
 -------                              -----------

   2.1   Amended and Restated Agreement and Plan of Merger dated as of April
         24, 2001 by and among CB Richard Ellis Services, Inc., CBRE Holding,
         Inc. (the "Company" and formerly BLUM CB Holding Corp.), and BLUM CB
         Corp.

  12.1   Computation of Ratio of Earnings to Fixed Charges and Preferred
          Dividends

  21.1   Subsidiaries of the Company

  23.1   Consent of Arthur Andersen LLP